As filed with the Securities and Exchange Commission on October 6, 2009

Registration No. 333-161613

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WENDY’S/ARBY’S RESTAURANTS, LLC
(Exact name of Registrant as specified in its charter)

Delaware	5812	38-0471180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 514-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nils H. Okeson
Senior Vice President, General Counsel and Secretary
Wendy’s/Arby’s Restaurants, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338
(678) 514-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John C. Kennedy
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Wendy’s International, Inc.	Ohio	5812	31-0785108
The New Bakery Co. of Ohio, Inc.	Ohio	5812	58-1344157
Wendy’s of Denver, Inc.	Colorado	5812	84-0692495
Wendy’s of N.E. Florida, Inc.	Florida	5812	31-1300482
Wendy’s Old Fashioned Hamburgers of New York, Inc.	Ohio	5812	31-0986349
BDJ 71112, LLC	Ohio	5812	31-1681356
Arby’s Restaurant Holdings, LLC	Delaware	5812	38-0471180
Triarc Restaurant Holdings, LLC	Delaware	5812	34-1992713
Arby’s Restaurant Group, Inc.	Delaware	5812	13-3760393
Arby’s Restaurant, LLC	Delaware	5812	71-0898730
Arby’s, LLC	Delaware	5812	13-3760393
Wendy’s/Arby’s Support Center, LLC	Delaware	5812	90-0256478
ARG Services, Inc.	Colorado	5812	20-5728240
Sybra, LLC	Michigan	5812	26-1552833
Arby’s IP Holder Trust	Delaware	5812	13-3760393
RTM Acquisition Company, L.L.C.	Georgia	5812	58-2307207
RTM, LLC	Georgia	5812	13-3760393
RTM Partners, LLC	Georgia	5812	13-3760393
RTM Operating Company, LLC	Delaware	5812	26-1552790
RTM Development Company, LLC	Delaware	5812	13-3760393
RTMSC, LLC	South Carolina	5812	13-3760393
RTM Georgia, LLC	Georgia	5812	13-3760393
RTM Alabama, LLC	Alabama	5812	13-3760393
RTM West, LLC	California	5812	13-3760393
RTM Sea-Tac, LLC	Washington	5812	26-1539466
RTM Indianapolis, LLC	Ohio	5812	13-3760393
Franchise Associates, LLC	Minnesota	5812	13-3760393
RTM Savannah, LLC	Georgia	5812	13-3760393
RTM Gulf Coast, LLC	Alabama	5812	13-3760393
RTM Portland, LLC	Oregon	5812	26-1552697
RTM Mid-America, LLC	Indiana	5812	26-1552741
ARG Resources, LLC	Georgia	5812	26-1476024
Wendy’s/Arby’s International, Inc.	Delaware	5812	27-0353122
Wendy’s/Arby’s International Services, Inc.	Delaware	5812	27-0353174

The address of each of the additional registrants is c/o Wendy’s/Arby’s Restaurants, LLC, 1155 Perimeter Center West, Atlanta, Georgia 30338.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2009

PROSPECTUS

Wendy’s/Arby’s Restaurants, LLC

Exchange Offer for $565,000,000
10.00% Senior Notes due 2016

The Notes and the Guarantees

•

We are offering to exchange $565,000,000 of our outstanding 10.00% Senior Notes due 2016, which were issued on June 23, 2009 and which we refer to as the initial notes, for a like aggregate amount of our registered 10.00% Senior Notes due 2016, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of June 23, 2009.

•

The exchange notes will mature on July 15, 2016. We will pay interest on the exchange notes on January 15 and July 15 of each year, commencing on January 15, 2010, to holders of record on the January 1 or July 1 immediately preceding the interest payment date.

•	The exchange notes will be jointly and severally guaranteed on a senior unsecured basis by most of our domestic restricted subsidiaries that guarantee our senior secured credit facilities.

•

The exchange notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior debt, will rank senior to all of our future subordinated debt, and will effectively rank junior to all secured debt to the extent of the value of the collateral and to all liabilities of non-guarantor subsidiaries.

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2009, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of the initial notes that are validly tendered and not withdrawn for exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Wendy’s/Arby’s Restaurants, LLC has agreed that, for a period of 90 days after the expiration date, it will make this prospectus available to any broker- dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is  , 2009.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

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PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this prospectus carefully in its entirety before making an investment decision. In particular, you should read the section entitled “Risk Factors” included elsewhere in this prospectus and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

Unless otherwise specified or the context requires otherwise, (i) the term “Wendy’s/Arby’s Group” refers to Wendy’s/Arby’s Group, Inc., our parent company; and (ii) the terms “we,” “us,” “our,” “Wendy’s/Arby’s Restaurants,” and the “Company” refer collectively to Wendy’s/Arby’s Restaurants, LLC and its subsidiaries. The term “initial notes” refers to the 10.00% Senior Notes due 2016 that were issued on June 23, 2009 in a private offering. The term “exchange notes” refers to the 10.00% Senior Notes due 2016 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.

Our Business

Wendy’s/Arby’s Restaurants, LLC is the parent company of Wendy’s International, Inc. (“Wendy’s”) and Arby’s Restaurant Group, Inc. (“Arby’s” or “ARG”), two of the leading quick service restaurant (“QSR”) companies in the United States. We are a wholly owned subsidiary of Wendy’s/Arby’s Group, Inc., which is publicly listed on the New York Stock Exchange under the ticker symbol “WEN.” We are the 3rd largest QSR company in the United States based on systemwide sales and we franchise and/or operate more than 10,000 restaurants worldwide. Our revenues and EBITDA for the six months ended June 28, 2009 totaled $1.8 billion and $195.3 million, respectively.

Wendy’s/Arby’s Group was created in September 2008 through the combination of two leading restaurant brands, Wendy’s® and Arby’s®. We believe each brand is distinctly known for its longstanding tradition of product innovation and commitment to serving its customers high quality and freshly prepared food. On a combined basis, over 75% of our Wendy’s and Arby’s restaurant systems are franchised, which we believe provides for a recurring and profitable franchise royalty stream of revenues. As of June 28, 2009, we owned the land and buildings for over 750 of our 2,565 company-owned restaurants, and we utilized land and building leases for the remainder of our company-owned restaurants. We believe that our franchise business model, along with realized and future expected synergies from the Wendy’s/Arby’s merger integration, continued operational and margin improvement at our company-owned restaurants, efficient working capital management and relatively moderate levels of capital expenditure needs will result in attractive free cash flow generation. These capital expenditure needs include non-discretionary capital expenditures of approximately $70 million annually to maintain and remodel our restaurants.

Wendy’s: “It’s Waaaay Better than Fast Food”

Founded in 1969 by Dave Thomas, Wendy’s is the 3rd largest U.S. restaurant franchising system specializing in the QSR hamburger sandwich segment based on system-wide sales, according to Technomic, a leading restaurant industry information provider. Wendy’s is widely regarded as the quality leader among national QSR hamburger chains through its use of fresh ingredients, including “Fresh, Never Frozen Beef.” In 2009, the Zagat Survey named Wendy’s No. 1 overall among QSR mega-chains as well as No. 1 in food quality and facilities. In addition to its reputation for serving high quality products, Wendy’s has a strong history of innovation among QSR operators. Wendy’s has continued to add to its iconic status through high-profile marketing campaigns such as “Where’s the beef?” of the mid-1980’s, the “Dave” campaign of the 1990’s personified by Wendy’s founder Dave Thomas and offering his commitment to quality products and service, and its current “It’s Waaaay Better than Fast Food” campaign.

In addition to hamburgers, each Wendy’s restaurant offers a distinctive menu featuring premium chicken breast sandwiches, wraps, chicken nuggets, chili, baked and French fried potatoes, freshly prepared salads, soft drinks, and Frosty™ desserts. Wendy’s has also been able to participate in the value segment of QSR with a number of affordable menu items such as its Value Trio, three sandwiches each for 99¢, which was offered during the second quarter of 2009.

The typical Wendy’s restaurant is a free-standing, 3,000 square foot location with seating for approximately 70-85 people. The majority of our Wendy’s locations feature a drive-thru window, which accounts for approximately 65% of our daily sales volume. Wendy’s unit volumes for 2008 were approximately $1.5 million for company-owned restaurants and $1.4 million for franchised restaurants, primarily in the lunch and dinner dayparts, which together accounted for approximately 62% of our sales, while the snack and late night dayparts together accounted for approximately 37% of our sales. As of June 28, 2009, the Wendy’s restaurant system was comprised of 6,608 restaurants, including 725 locations outside of the United States, 5,213 (79%) of which were franchised and 1,395 (21%) of which were company-operated.

Prior to the merger with Wendy’s, company-owned Wendy’s restaurant margins were underperforming those of Wendy’s peers and franchisees. We believe there is a significant opportunity to improve profitability from our company-owned Wendy’s restaurants by establishing a culture of store-level margin accountability and effectively managing food, labor and controllable costs at the restaurants. We believe we can improve the pre-merger margins of our company-owned Wendy’s restaurants by approximately 500 basis points by the end of 2011, representing approximately $100 million of incremental annualized EBITDA. Our operating plan to date is already showing results as Wendy’s company-owned restaurant margins increased by approximately 240 basis points year-over-year for the first half of 2009 (the third fiscal quarter since our merger with Wendy’s).

“I’m Thinking Arby’s”

Arby’s is the 2nd largest U.S. restaurant franchising system in the sandwich QSR segment, based on system-wide sales, according to Technomic. We believe that Arby’s offers a unique, better tasting alternative to traditional fast food. The Arby’s brand is recognized as an industry leader specialized in serving one-of-a-kind menu items such as its signature slow-roasted, thinly sliced roast beef sandwiches and Market Fresh® premium sandwiches, toasted subs, and salads made with wholesome ingredients and served with the convenience of a drive-thru.

Arby’s has a longstanding history of menu innovation and quality products that originated when it was founded by the Raffel Brothers in July 1964. Arby’s created menu favorites such as Beef ‘n Cheddar, Curly Fries, Jamocha Shakes and signature sauces, such as Arby’s BBQ sauce and Horsey Sauce®. In 2007, Arby’s added Toasted Subs to its sandwich selections, which was Arby’s largest menu expansion since the 2001 introduction of its Market Fresh line. Arby’s initial lineup of Toasted Sub offerings included four varieties on toasted ciabatta rolls: the French Dip & Swiss, the Philly Beef, the Classic Italian and the Turkey Bacon Club. During March 2009, Arby’s successfully launched its new Roastburger™ line of premium oven-roasted, thinly sliced roast beef sandwiches enhanced with a variety of fresh burger-style toppings.

Arby’s restaurants in the United States and Canada are typically 2,500 to 3,000 square foot free-standing locations with seating for approximately 75 people. Almost all of the restaurants feature drive-thru window service which accounts for approximately 57% of our daily sales volume. Arby’s unit volumes for 2008 were approximately $1.0 million for company-owned restaurants and $0.9 million for franchised restaurants, primarily in the lunch and dinner dayparts, which together accounted for approximately 71% of our sales, while the snack and late night dayparts together accounted for approximately 27% of our sales. As of June 28, 2009, the Arby’s restaurant system was comprised of 3,745 restaurants, 2,575 (69%) of which were franchised and 1,170 (31%) of which were company-operated. Of the 2,575 franchisee-owned restaurants, 123 are operated outside the United States, principally in Canada.

Arby’s quality products are generally sold at a premium price point. Combined with an efficient operating system and focus on costs, Arby’s has historically generated strong restaurant-level margins. Over the last three fiscal years, Arby’s restaurant margins averaged more than 18.5%. We believe that as we continue to leverage our brand equity in roast beef to increase visit frequency among Arby’s enthusiasts to drive same store sales growth, we can improve Arby’s restaurant margins from current levels. For the six months ended June 28, 2009, Arby’s restaurant margins have decreased by approximately 190 basis points to 14.6% as compared to the six months ended June 29, 2008.

Our Industry

We operate in the QSR segment, which is the largest segment of the restaurant industry and accounts for approximately 53% of total restaurant sales in the United States. According to Technomic, QSR restaurant industry sales were approximately $193 billion in 2008. QSR has generated attractive historical sales growth averaging 5% per year from 2004-2008.

Overall U.S. restaurant sales growth slowed in 2008 due to macroeconomic conditions and weakened consumer spending. According to Technomic, total restaurant sales increased by 0.4% in 2008 as compared to 3.9% in 2007. The QSR segment, however, outpaced the broader restaurant industry, growing 3.2% in 2008. We believe that during economic downturns, the QSR segment, as a whole, generally outperforms other restaurant segments because customers seek value and migrate to lower price points. Going forward, we believe that QSR growth is expected to be driven by continued consumer desire for quality food, product innovation, good customer service, value and convenience.

Our Competitive Strengths

Portfolio of Iconic Restaurant Brands: We believe our Wendy’s and Arby’s restaurant brands are two of the most recognizable restaurant brands in the industry. Combined, these iconic brands have over 10,000 restaurants and operate in 25 countries, with over $12 billion in system-wide sales. According to Technomic, we are the 3rd largest QSR company in the United States based on system-wide sales. Both Wendy’s and Arby’s were established in the 1960’s. We believe Wendy’s and Arby’s have created their strong brand recognition through high quality food, successful marketing and continuous product innovation.

Differentiated versus QSR Competition: We believe both Wendy’s and Arby’s are well positioned against their QSR competitors. Both brands maintain leading positions within their individual segments by offering high quality menu items and premium products. Wendy’s and Arby’s both maintain their relevance with their core customers through continued product innovation. While both brands are widely known for their premium menu offerings, Wendy’s and Arby’s also offer value-priced menu offerings such as Wendy’s Value Trio and Arby’s discounted meal combos and bundle promotions.

Attractive Cash Flow Generation: Both of our brands have a well-established base of franchisees. On a combined basis, over 75% of our Wendy’s and Arby’s restaurant networks are franchised, which we believe provides for a recurring and profitable franchise royalty stream of revenues. We believe our franchise business model increases the stability of our revenue stream and strengthens our profitability through attractive margin contribution. Franchise revenues were $187.3 million on a combined basis for the six months ended June 28, 2009. Combined with our low working capital requirements and moderate capital expenditure needs, we are able to convert a significant portion of our EBITDA to free cash flow. These capital expenditure needs include non-discretionary capital expenditures of approximately $70 million annually to maintain and remodel our restaurants. Additionally, we believe further free cash flow enhancement is possible as we continue to realize post-merger synergies and efficiencies, as well as restaurant level margin improvements.

Experienced Management Team: Our senior management team is led by Roland Smith. Mr. Smith has been the Chief Executive Officer (“CEO”) of Wendy’s/Arby’s Group since June 2007 and was CEO of Arby’s from April 2006 to September 2008 and from 1997 to 1999. Our senior management team is comprised of experienced restaurant industry executives and former franchise operators. David Karam, recently appointed President of Wendy’s, served as President of Cedar

Enterprises, a 133-unit franchisee of Wendy’s, from 1989 to September 2008. Thomas Garrett, President and CEO of Arby’s, joined the company in 2005 with the acquisition of RTM Restaurant Group (“RTM”), at the time the largest Arby’s franchisee. Mr. Garrett served as president of RTM prior to the acquisition. Stephen Hare has served as Senior Vice President and Chief Financial Officer of Wendy’s/Arby’s Group since September 2007 and served as Chief Financial Officer of Arby’s since June 2006. We believe that our senior management team’s longstanding experience operating our restaurant brands, combined with significant franchise experience, provides us with the operational expertise to lead a turnaround of the business and increase profitability over the long term.

Our Business Strategy

We believe there are significant opportunities to grow our business, strengthen our competitive position and enhance our profitability through the execution of the following strategies:

Re-vitalize the Wendy’s and Arby’s Brands: Although both the Wendy’s and Arby’s brands are well-established with a strong base of loyal customers, for several years before the September 2008 merger (see “—Company Information”), Wendy’s product innovation and advertising campaigns became less effective in attracting customers. Additionally, Arby’s recent sales performance has declined as a result of the weak economy and unprecedented discounting by its competitors. We believe that new, creative advertising campaigns focused on key target customer groups, supported by successful new premium product introductions, along with more effective value menu offerings by Arby’s are critical elements of our strategy to re-vitalize the Wendy’s and Arby’s brands and increase sales over the long term. We intend to generate future same-store sales growth at our Wendy’s and Arby’s locations by:

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Increasing traffic at Wendy’s: We believe we can increase traffic at Wendy’s by creating innovative menu items specifically targeting its two “super segments”: customers focused on quality and freshness and customers who are price/value driven. Our Premium Fish and Value Trio are recent examples of offerings designed to target these two groups. Additionally, during the second quarter of 2009 we launched distinctive add-on items which we believe appeal to both groups such as our Frosty™-Cino and Coffee Toffee Twisted Frosty and we have also recently launched our premium chicken product. Our product pipeline currently includes new premium hamburger menu items to be launched during the second half of 2009. With the introduction of new premium hamburger products later this year, we believe we can enhance the Wendy’s brand reputation as having the highest quality food among national QSR companies.

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Increasing traffic at Arby’s: During March 2009, we offered a new line of premium sandwiches called Roastburgers to leverage our brand equity in roast beef and increase visit frequency among Arby’s enthusiasts. We believe the launch of Arby’s Roastburgers in March drove a significant improvement in same-store sales in March when compared to the previous two months. We also plan on targeting our large base of “medium Arby’s customers” (which we define as customers who visit Arby’s restaurants 1-3 times per month) by extending our menu to other oven-roasted premium sandwich offerings such as chicken and turkey and adding more affordable full-meal combos during the second half of 2009.

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Expanding our Daypart Focus: We plan to increase our restaurant productivity by expanding our participation in the breakfast daypart at both Wendy’s and Arby’s. According to Consumer Report of Eating Share Trends (“CREST”), breakfast represents approximately 23% of QSR traffic and is the fastest growing QSR daypart segment. However, our participation in this important daypart is currently very limited at both brands. We are testing new breakfast offerings for Wendy’s and plan to expand our test markets in 2010 for a national launch by late 2011.

Improve Wendy’s Company-Owned Restaurant Profitability: One of our highest priorities since merging with Wendy’s in September 2008 has been to generate an improved level of profitability from our company-owned Wendy’s restaurants. We believe that by establishing a culture of store-

level margin accountability and effectively managing food, labor and controllable costs at the restaurants, we can improve the pre-merger margins of our company-owned Wendy’s restaurants by approximately 500 basis points by the end of 2011, representing approximately $100 million of incremental annualized EBITDA. Our operating plan to date is already showing results as our company-owned Wendy’s restaurant margins increased by approximately 240 basis points year-over-year for the first half of 2009 (the third fiscal quarter since our merger with Wendy’s).

Realize Cost Savings Related to the Wendy’s/Arby’s Integration: We are focused on effectively managing the integration of our brand support centers and building a shared services organization to achieve significant synergies and efficiencies across our brands. While Wendy’s and Arby’s will continue to operate as independent brands, we have launched a major initiative to improve profitability through corporate support function consolidation. As of December 28, 2008 (the end of the first fiscal quarter since our merger with Wendy’s), we had already achieved approximately $25 million in annualized savings through budget efficiencies and top-level staffing reductions. We are seeking to generate a total of $60 million of annualized post-merger cost savings by the end of 2011. We also believe our combined corporate infrastructure will provide us with an attractive platform for possible future acquisitions and business combinations in the restaurant industry.

Strategically Grow our Franchise Base: As of June 28, 2009, we had 5,213 franchised Wendy’s and 2,575 franchised Arby’s locations. We believe our strong and well-established brands should lead to additional restaurant development among existing franchisees and attract new franchisees in North America. Additionally, we believe there are compelling opportunities to leverage our leading U.S. brands and expand into new international markets. Currently, our international franchise units represent approximately 8% of our total restaurant system, which is significantly lower than several of our peers. During the second quarter of 2009, we announced plans for new franchisees to build 135 dual branded Wendy’s and Arby’s restaurants in nine countries in the Middle East and North Africa and to build 35 Wendy’s restaurants in Singapore. Franchise unit expansion generally requires a minimal capital requirement from us and further contributes to our recurring franchise revenue stream.

Company Information

We were formed in Delaware in October 2008 under the name Wendy’s International Holdings, LLC and changed our company name to Wendy’s/Arby’s Restaurants, LLC on June 19, 2009 in connection with the offering of the initial notes. Our principal executive office is located at 1155 Perimeter Center West, Atlanta, Georgia 30338, telephone (678) 514-4100. Wendy’s® and Arby’s® are our registered trademarks. This prospectus also includes other trade names, trademarks and service marks of our company.

On September 29, 2008, a subsidiary of Triarc Companies, Inc. (“Triarc”) merged with and into Wendy’s (the “Wendy’s Merger”), Wendy’s became a wholly owned subsidiary of Triarc and Triarc changed its name to Wendy’s/Arby’s Group, Inc.

Our fiscal year consists of 52 or 53 weeks ending each year on the Sunday closest to December 31. Each fiscal year generally is comprised of four 13-week fiscal quarters, although in the years with 53 weeks, including 2009, the fourth quarter represents a 14-week period.

SUMMARY OF THE EXCHANGE OFFER

In this subsection, “we,” “us” and “our” refer only to Wendy’s/Arby’s Restaurants, LLC, as issuer of the notes, and not its subsidiaries.

We are offering to exchange $565.0 million aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

	•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

	•	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

•

there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,

	•	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

	•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights

You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer

Exchanging initial notes for exchange notes will not be a taxable event for holders of initial notes for U.S. federal income tax purposes. For more information, see “Certain United States Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

	•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

	•	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

	•	you are prohibited by law or SEC policy from participating in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors—Your failure to participate in the exchange offer will have adverse consequences.”

Resales

It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

	•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto,

	•	the exchange notes acquired by you are being acquired in the ordinary course of business,

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers

If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Wendy’s/Arby’s Restaurants, LLC.

Exchange Notes

Up to $565.0 million aggregate principal amount of 10.00% Senior Notes due 2016. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity	July 15, 2016.

Interest

10.00% per annum, paid every six months on January 15 and July 15, with the first payment on January 15, 2010, to holders of record on the January 1 or July 1 immediately preceding the interest payment date.

Optional Redemption

On or after July 15, 2012, we may redeem some or all of the notes at any time at the redemption prices set forth in “Description of the Notes—Optional Redemption.” In addition, prior to July 15, 2012, we may redeem the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Before July 15, 2012, we may redeem up to 35% of the notes, including additional notes, with the proceeds of equity sales at a price of 110.00% of principal plus accrued interest, provided that at least 50% of the original aggregate principal amount of the notes remains outstanding after the redemption, as further described in “Description of the Notes—Optional Redemption.”

Mandatory Offer to Repurchase

Upon the occurrence of certain change of control events described under “Description of the Notes,” you may require us to repurchase some or all of your notes at 101% of their principal amount plus accrued interest. The occurrence of those events may, however, be an event of default under our credit facility or other debt agreements, and those agreements may prohibit the repurchase. Further, we cannot assure you that we will have sufficient resources to satisfy our repurchase obligation. You should read carefully the sections called “Risk Factors—Risks Related to Our Substantial Indebtedness and the Notes—We may be unable to make a change of control offer required by the indenture governing the notes which would cause defaults under the indenture governing the notes and our credit facilities” and “Description of the Notes.”

Guarantors	All of our domestic restricted subsidiaries that guarantee our senior secured credit facilities are required to be guarantors of the notes, except as set forth below.

Scioto Insurance Company, a Vermont captive insurance company (“Scioto”), and Oldemark LLC (“Oldemark”), Scioto’s wholly owned subsidiary, are subject to regulatory restrictions under Vermont insurance law that require governmental approval before they can incur guarantees. Each guarantee our senior secured credit facilities on a limited basis (limited to the lesser of (i) $200 million, or (ii) 90% of the excess of their total assets over their total liabilities (as determined in accordance with the terms of the guarantee)), but will not guarantee the notes. Oldemark owns substantially all of the U.S. trademarks and other intellectual property associated with the Wendy’s brand. In addition, certain of our subsidiaries, including our foreign subsidiaries, do not guarantee our credit facilities and will not guarantee the notes. As of June 28, 2009, the non-guarantor subsidiaries had approximately $573 million of liabilities outstanding (which consists primarily of $425 million of deferred taxes principally related to intangible assets and also includes $2 million of long-term debt), and represented approximately 42.4% of our total combined assets (excluding intercompany balances) and 21.3% of our total combined liabilities, and would have contributed approximately 6.0% of our total combined revenue and did not contribute any EBITDA (excluding intercompany charges) for the six months ended June 28, 2009. Including intercompany charges, principally representing charges to operating entities for use of intellectual property owned by Oldemark, the non-guarantor subsidiaries would have contributed approximately 52.4% of our total combined EBITDA during that period and represented approximately 69.3% of our total combined assets as of June 28, 2009. Cash receipts from intercompany charges for the use of the intellectual property owned by Oldemark are used to settle intercompany balances with Wendy’s International, Inc., our subsidiary and a guarantor of the notes, on a regular basis.

We currently intend eventually to cause Scioto to commute, transfer or otherwise eliminate its insurance obligations, relinquish its license to transact insurance, and take certain other actions that will result in no further restrictions on Scioto and Oldemark guaranteeing indebtedness. Although there can be no assurance when or if we will be successful in removing those restrictions, Scioto and Oldemark will guarantee the notes when there are no restrictions imposed on them by the Vermont Department of Banking, Insurance, Securities and Health Care Administration (the “Vermont Department of Insurance”). So long as Scioto and Oldemark are regulated and do not guarantee the notes, they will not be permitted under the indenture governing the notes to incur any Debt (as defined under “Description of the Notes”) (other than the guarantee referred to above) and we will not be permitted to pledge their equity (other than to the credit facility lenders).

Neither our parent company, Wendy’s/Arby’s Group, nor any of its subsidiaries that are not also owned by us will guarantee the notes.

Ranking	The notes and the subsidiary guaranties are unsecured and rank equally in right of payment with all of our and our guarantor subsidiaries’ other existing and future unsubordinated debt.

The notes will effectively rank junior to all secured debt to the extent of the value of the collateral and to all liabilities of our subsidiaries that have not guaranteed the notes.

At June 28, 2009:

	•	we and the guarantors had outstanding approximately $485 million of secured, unsubordinated debt; and

•

our subsidiaries which have not guaranteed the notes had approximately $573 million of outstanding liabilities (which consists primarily of $425 million of deferred taxes principally related to intangible assets and also includes $2 million of long-term debt) that are effectively senior to the notes.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and our restricted subsidiaries’ ability to:

	•	incur additional debt or preferred or disqualified stock;

	•	pay dividends on our capital stock;

	•	redeem or repurchase capital stock or prepay or repurchase subordinated debt;

	•	make some types of investments and sell assets;

	•	create liens;

	•	engage in transactions with affiliates, except on an arms-length basis; and

	•	consolidate or merge with, or sell substantially all our assets to, another person.

These covenants are subject to a number of important exceptions and qualifications, and certain of the covenants will be suspended at any time that the notes have an investment grade rating by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Service (“S&P”). You should read “Description of the Notes—Certain Covenants” for a description of these covenants.

Original Issue Discount

Because the initial notes were issued with original issue discount (“OID”), the exchange notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the exchange notes, U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) will be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information, see “Certain United States Federal Income Tax Considerations.”

Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Absence of a Public Market for the Exchange Notes

The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to the Exchange Offer—There may be no active or liquid market for the exchange notes.”

Form of the Exchange Notes

The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with U.S. Bank National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of the Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the notes.

WENDY’S/ARBY’S RESTAURANTS, LLC SUMMARY FINANCIAL DATA

Wendy’s/Arby’s Restaurants, LLC was formed by Wendy’s/Arby’s Group as a wholly owned subsidiary in October 2008. Wendy’s/Arby’s Group contributed its investment in Wendy’s and its subsidiaries to us at our formation and its investment in Arby’s and its subsidiaries in March 2009. The combined financial statements present our historical results as if we had existed as a separate legal entity by the beginning of the earliest period presented. Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s Group. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

The summary historical combined statement of operations data presented below for each of the years in the three-year period ended December 28, 2008 have been derived from, and should be read together with, our audited combined financial statements and the accompanying notes included elsewhere in this prospectus.

The summary historical combined financial data presented below as of and for the six month periods ended June 28, 2009 and June 29, 2008 have been derived from, and should be read together with, our unaudited condensed combined financial statements and the accompanying notes included elsewhere in this prospectus. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included.

The following table also sets forth certain summary unaudited pro forma combined statement of operations data of Wendy’s/Arby’s Restaurants, LLC for the year ended December 28, 2008 and for the six months ended June 28, 2009. The summary pro forma combined statements of operations data have been prepared to illustrate the effect of the merger in which Wendy’s became our wholly owned subsidiary as if the merger had taken place on December 31, 2007 (the first day of our 2008 fiscal year) and as if we had existed as a separate legal entity at the beginning of the earliest period presented. The summary pro forma combined statements of operations data also reflect the effects of the issuance of the initial notes and the application of the net proceeds of the offering. All the data have been derived from our unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus.

The financial statement data in the table below should be read in conjunction with the historical financial statements, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus, the selected historical combined financial data contained in this prospectus and the unaudited pro forma combined statements of operation and accompanying notes to the unaudited pro forma combined financial statements included elsewhere in this prospectus. The unaudited pro forma combined financial statements are provided for informational purposes only and are not necessarily indicative of the combined operating results that would have occurred if the Wendy’s Merger had been completed as of the dates set forth above, nor are they indicative of the future results or financial position of the combined company.

The summary combined financial data are qualified in their entirety by the more detailed information appearing in our combined financial statements and the related notes included elsewhere in this prospectus.

	Year Ended(1)			Pro Forma Year Ended December 28, 2008	Six Months Ended(1)		Pro Forma Six Months Ended June 28, 2009
	December 31, 2006	December 30, 2007	December 28, 2008		June 29, 2008	June 28, 2009
				(Unaudited)	(Unaudited)		(Unaudited)
	(In millions)
Combined Statement of Operations Data:
Sales	$1,073.3	$1,113.4	$1,662.3	$3,279.5	$572.9	$1,589.4	$1,589.4
Franchise revenues	82.0	87.0	160.5	383.1	42.9	187.3	187.3

Revenues	1,155.3	1,200.4	1,822.8	3,662.6	615.8	1,776.7	1,776.7
Goodwill impairment	—	—	(460.1)	(460.1)	—	—	—
Operating profit (loss)	95.3	108.7	(364.5)	(343.7)	34.6	86.8	93.3
Income (loss) from continuing operations	25.4	32.8	(365.1)	(410.9)	4.3	18.2	5.8
Loss from discontinued operations	(1.3)	(0.1)	—	—	—	—	—

Net income (loss)	$24.1	$32.7	$(365.1)	$(410.9)	$4.3	$18.2	$5.8

Other Combined Financial Data:
EBITDA (2)	$149.8	$168.2	$190.3	$310.7	$66.1	$195.3	$195.3
Capital expenditures	71.9	72.9	105.9	193.7	40.4	40.0	40.0

	December 28, 2008	June 28, 2009
	(In millions)	(Unaudited)
		(In millions)
Combined Balance Sheet Data (at period end):
Cash and cash equivalents	$63.1	$582.5
Working capital (deficit)	(143.7)	406.5
Total assets	4,502.3	4,994.6
Long-term debt	1,089.7	1,510.2
Deferred income	16.9	35.7
Deferred income taxes	526.7	551.7
Other liabilities	155.4	165.5
Total invested equity	2,254.8	2,297.8

(1)

Wendy’s/Arby’s Restaurants, LLC was formed by Wendy’s/Arby’s Group as a wholly owned subsidiary in October 2008. Wendy’s/Arby’s Group contributed its investment in Wendy’s and its subsidiaries to us at our formation and its investment in ARG and its subsidiaries in March 2009. The combined financial statements present our historical results as if we had existed as a separate legal entity by the beginning of the earliest period presented. Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/ Arby’s Group. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s. The financial position and results of operations of Wendy’s and its subsidiaries are included commencing with the date of the Wendy’s Merger, September 29, 2008. We report our combined results on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance with this method, each of our fiscal years presented above contained 52 weeks. All references to years relate to fiscal years rather than calendar years.

(2)

Earnings before interest, taxes, depreciation and amortization (EBITDA) is used by us as a performance measure for benchmarking against our peers and competitors. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under accounting principles generally accepted in the United States of America (“GAAP”). Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way we calculate EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit or net income (loss).

Our presentation of EBITDA below is not intended to replace the presentation of our financial results in accordance with GAAP.

The following table presents our reconciliation of EBITDA to net income (loss):

	Year Ended			Pro Forma Year Ended December 28, 2008	Six Months Ended		Pro Forma Six Months Ended June 28, 2009
	December 31, 2006	December 30, 2007	December 28, 2008		June 29, 2008	June 28, 2009
				(Unaudited)	(Unaudited)		(Unaudited)
	(In millions)
EBITDA	$149.8	$168.2	$190.3	$310.7	$66.1	$195.3	$195.3
Depreciation and amortization	(50.5)	(56.9)	(85.1)	(183.3)	(30.1)	(95.1)	(88.6)
Goodwill impairment	—	—	(460.1)	(460.1)	—	—	—
Impairment of other long-lived assets	(4.0)	(2.6)	(9.6)	(11.0)	(1.4)	(13.4)	(13.4)

Operating profit (loss)	95.3	108.7	(364.5)	(343.7)	34.6	86.8	93.3
Interest expense	(56.9)	(59.2)	(66.9)	(154.4)	(27.8)	(52.4)	(78.8)
(Loss) gain on early extinguishment of debt	(1.0)	—	3.7	3.7	—	—	—
Other income (expense), net	6.5	3.3	(0.5)	2.2	0.4	(4.7)	(4.7)

Income (loss) before income taxes	43.9	52.8	(428.2)	(492.2)	7.2	29.7	9.8
(Provision for) benefit from income taxes	(18.5)	(20.0)	63.1	81.3	(2.9)	(11.5)	(4.0)
Loss from discontinued operations	(1.3)	(0.1)	—	—	—	—	—

Net income (loss)	$24.1	$32.7	$(365.1)	$(410.9)	$4.3	$18.2	$5.8

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to purchase the notes being offered for sale. The following risks could materially and adversely affect our ability to make payments with respect to the notes, our business or our financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect us. In any such case, you may lose all or part of your original investment.

Risks Related to Our Substantial Indebtedness and the Notes

We have a significant amount of debt outstanding. Our indebtedness, along with our other contractual commitments, could adversely affect our business, financial condition and results of operations, as well as our ability to meet any of our payment obligations under the notes and our other debt.

We have a significant amount of debt and debt service requirements. As of June 28, 2009, we had approximately $1,510.2 million of outstanding debt.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our credit agreement;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

In addition, we also have significant contractual commitments for the purchase of supplies, which amounted to $532.8 million as of June 28, 2009, and we may enter into additional, similar agreements in the future. Wendy’s has also provided loan guarantees to various lenders on behalf of franchisees entering into pooled debt facility arrangements for new store development and equipment financing, which amounted to $26.3 million as of June 28, 2009. Wendy’s and Arby’s also guarantee or are contingently liable for certain leases of their respective franchisees or affiliates for which they have been indemnified, which amounted to approximately $92.1 million and $12.4 million, respectively, as of June 28, 2009. In addition, Wendy’s and Arby’s also guarantee or are contingently liable for certain leases of their respective franchisees for which they have not been indemnified, which amounted to approximately $13.1 million and $2.8 million, respectively, as of June 28, 2009. These commitments could have an adverse effect on our liquidity and our ability to meet our payment obligations under the notes and other debt. Finally, we will likely be the principal source of cash to fund the needs of our parent company, including return of capital to its stockholders through repurchases of stock, repayment or refinancing of debt and/or dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt and other obligations.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture and our existing credit agreement will restrict, but will not completely prohibit, us from doing so. In addition, the indenture will allow us to issue additional notes under certain circumstances, which will also be guaranteed by the guarantors. The indenture will also allow us to incur certain secured debt and will allow our foreign subsidiaries to incur additional debt, which would be effectively senior to the notes. In addition, the indenture will not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Notes.” If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

We and our subsidiaries are subject to various restrictions, and substantially all of our and their non-real estate assets are pledged subject to certain restrictions, under a Credit Agreement.

Under an amended and restated credit agreement we, Wendy’s, Arby’s Restaurant Holdings, LLC (“Arby’s Holdings”) and ARG (collectively, the “Borrowers”) entered into as of March 11, 2009 (as amended from time to time, including by the amendment referred to in “Description of Other Indebtedness—Senior Secured Credit Facilities” below, the “Credit Agreement”), substantially all of the assets of the Borrowers (other than real property) are pledged as collateral security. The Credit Agreement also contains financial covenants that, among other things, will require the Borrowers to maintain certain aggregate secured leverage, leverage and interest coverage ratios and restrict their ability to incur debt, pay dividends or make other distributions, make certain capital expenditures, enter into certain fundamental transactions (including sales of assets and certain mergers and consolidations) and create or permit liens. If the Borrowers are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of interest or principal under, or are unable to comply with covenants of, the Credit Agreement, then they would be in default under the terms of the agreement, which would preclude the payment of dividends to Wendy’s/Arby’s Group, restrict access to their revolving lines of credit and, under certain circumstances, permit the lenders to accelerate the maturity of the indebtedness and foreclose on the collateral. See “Description of Other Indebtedness—Senior Secured Credit Facilities” included elsewhere in this prospectus for further information regarding the Credit Agreement.

The current decline in the global economy and credit crisis may significantly inhibit our ability to reduce and refinance our current indebtedness.

As of June 28, 2009, within thirty-seven months we and our subsidiaries had approximately $253.5 million of indebtedness that is due under our existing senior secured term loan and $200.0 million of indebtedness due under the outstanding Wendy’s 6.25% Senior Notes due 2011. Based on our current and expected cash flows, we expect that we will need to refinance a significant portion of this indebtedness. During the third quarter of 2008, the global credit markets suffered a significant contraction, including the failure of some large financial institutions. This has resulted in a significant decline in the credit markets and the overall availability of credit. Although many governments, including the United States, have recently taken actions to ease the current credit crisis and make more credit available, no assurance can be provided that such efforts will be successful. Market disruptions, such as those currently being experienced, as well as our significant debt levels may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. In addition, overall weakness in demand for food-away-from home services may decrease our cash flows and adversely affect our ability to meet our short-term and long-term obligations or refinance our obligations. If we are unable to refinance our indebtedness or access additional credit, or if our short-term or long-term borrowing costs dramatically increase, our ability to finance our current operations and meet our short-term and long-term obligations could be adversely affected.

The notes will be effectively subordinated to our and the guarantors’ secured debt.

The notes, and each guarantee of the notes, are unsecured and therefore will be effectively subordinated to any of our and the guarantors’ secured debt to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. We had approximately $485.1 million of secured debt outstanding and $134.2 million of additional availability under our credit facilities as of June 28, 2009. The notes will be effectively subordinated to any borrowings under our credit facilities and other secured debt. The indenture governing the notes will allow us to incur a substantial amount of additional secured debt.

Not all of our subsidiaries will be required to guarantee the notes, and the assets of any non-guarantor subsidiaries may not be available to make payments on the notes.

On the issue date of the notes, all of our subsidiaries that guarantee our credit facilities, except for Scioto and Oldemark, will also guarantee the notes. All of our unrestricted subsidiaries, and any of our restricted subsidiaries that do not guarantee any of our other debt, will not guarantee the notes. Also, in the event an existing guarantor of the notes is released from its guarantee under our credit facilities, its guarantee of the notes will also be released.

Scioto, a Vermont captive insurance company, and Oldemark, Scioto’s wholly owned subsidiary, are subject to regulatory restrictions under Vermont insurance law that require governmental approval before they can incur guarantees. Each guarantee our senior secured credit facilities on a limited basis (limited to the lesser of (i) $200 million, or (ii) 90% of the excess of their total assets over their total liabilities (as determined in accordance with the terms of the guarantee)), but will not guarantee the notes. Oldemark owns substantially all of the U.S. trademarks and other intellectual property associated with the Wendy’s brand. In addition, certain of our subsidiaries, including our foreign subsidiaries, do not guarantee our credit facilities and will not guarantee the notes. As of June 28, 2009, the non-guarantor subsidiaries had approximately $573 million of liabilities outstanding (which consists primarily of $425 million of deferred taxes principally related to intangible assets and also includes $2 million of long-term debt), and represented approximately 42.4% of our total combined assets (excluding intercompany balances) and 21.3% of our total combined liabilities, and would have contributed approximately 6.0% of our total combined revenue and did not contribute any EBITDA (excluding intercompany charges) for the six months ended June 28, 2009. Including intercompany charges, principally representing charges to operating entities for use of intellectual property owned by Oldemark, the non-guarantor subsidiaries would have contributed approximately 52.4% of our total combined EBITDA during that period and represented approximately 69.3% of our total combined assets as of June 28, 2009. Cash receipts from intercompany charges for the use of the intellectual property owned by Oldemark are used to settle intercompany balances with Wendy’s International, Inc., our subsidiary and a guarantor of the notes, on a regular basis. We currently intend eventually to cause Scioto to commute, transfer or otherwise eliminate its insurance obligations, relinquish its license to transact insurance, and take certain other actions that will result in no further restrictions on Scioto and Oldemark guaranteeing indebtedness. Although there can be no assurance when or if we will be successful in removing those restrictions, Scioto and Oldemark will guarantee the notes when there are no restrictions imposed on them by the Vermont Department of Insurance. So long as Scioto and Oldemark are regulated and do not guarantee the notes, they will not be permitted under the indenture governing the notes to incur any Debt (as described under “Description of the Notes”) (other than the guarantee referred to above) and we will not be permitted to pledge their equity (other than to the credit facility lenders).

In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt, and their trade creditors generally, will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us or any guarantors. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of any of our subsidiaries that is not a guarantor, including trade payables. In addition, the indenture will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that these subsidiaries may incur.

To service our debt and meet our other cash needs, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, dividends and other cash needs will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our credit facilities and our other debt agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain specified financial ratios and satisfy financial condition tests. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our dividends and other liquidity needs.

In addition, prior to the repayment of the notes, we will be required to refinance or repay our credit facilities and certain subsidiary debt. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities, on commercially reasonable terms or at all. If we are unable to make payments or refinance our debt or, obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

Our credit facilities and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to do some of these things.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations is dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in our credit facilities and indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of the Notes—Certain Covenants.” In addition, applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.

The issuance of the notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes are issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the issuer:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•

intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our presently existing or future debt or take other actions detrimental to you.

Because a portion of the proceeds from the offering of the initial notes was used to fund a dividend to Wendy’s/Arby’s Group, our parent company, a court could conclude they were issued for less than reasonably equivalent value. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

Our obligations under the notes are guaranteed by all of our existing subsidiaries that are guarantors under our credit facilities except for Scioto and Oldemark, and the guarantees may also be subject to review under various laws for the protection of creditors. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

We may be unable to make a change of control offer required by the indenture governing the notes which would cause defaults under the indenture governing the notes and our credit facilities.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of our credit facilities require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities and other financing arrangements will not allow the repurchases. See “Description of the Notes—Certain Covenants—Repurchase of Notes upon a Change of Control.”

An active trading market may not develop for the notes, which may hinder your ability to liquidate your investment.

The notes are a new issue of securities with no established trading market and we do not intend to list them on any securities exchange. Certain of the initial purchasers have informed us that they intend to make a market in the notes. However, the initial purchasers are not obligated to do so and may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

The exchange notes should be treated as issued with original issue discount for U.S. federal income tax purposes.

Because the initial notes were issued with OID, the exchange notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the exchange notes, U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) will be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information, see “Certain United States Federal Income Tax Considerations.”

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Business

We may not be able to successfully consolidate business operations and realize the anticipated benefits of the Wendy’s Merger.

Realization of the anticipated benefits of the Wendy’s Merger, which was completed on September 29, 2008, including anticipated synergies and overhead savings, will depend, in large part, on our ability to continue to successfully eliminate redundant corporate functions and to continue to consolidate public company and shared service responsibilities. We will be required to devote significant management attention and resources to the consolidation of business practices and support functions while maintaining the independence of the Arby’s and Wendy’s standalone brands. The challenges we may encounter include the following:

•	consolidating redundant operations, including corporate functions;

•	realizing targeted margin improvements at company-owned Wendy’s restaurants; and

•

addressing differences in business cultures between Arby’s and Wendy’s, preserving employee morale and retaining key employees, maintaining focus on providing consistent, high quality customer service, meeting our operational and financial goals and maintaining the operational goals of each of the standalone brands.

In particular, our ability to realize the targeted margin improvements at company-owned Wendy’s restaurants is subject to a number of risks, including general economic conditions, increases in food and supply costs, increased labor costs and other factors outside of our control.

The process of consolidating corporate level operations could cause an interruption of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the realization of corporate synergies and operational improvements could have an adverse effect on our business, financial results or financial condition. The consolidation and integration process may also result in additional and unforeseen expenses. There can be no assurance that the contemplated expense savings, improvements in Wendy’s store-level margins and synergies anticipated from the Wendy’s Merger will be realized.

A substantial amount of our parent company’s common stock is concentrated in the hands of certain stockholders.

Our parent company, Wendy’s/Arby’s Group, owns our sole outstanding membership interest.

Nelson Peltz, our parent company’s Chairman and former Chief Executive Officer, Peter W. May, our parent company’s Vice Chairman and former President and Chief Operating Officer, and Edward P. Garden, a director of our parent company, beneficially own shares of our parent company’s outstanding common stock that collectively constitute approximately 22% of our parent company’s total voting power.

Messrs. Peltz, May and Garden and their affiliates may, from time to time, acquire beneficial ownership of additional shares of common stock. On November 5, 2008, in connection with the tender offer by Trian Fund Management, L.P. (“Trian Partners”), an asset management firm whose principals are Messrs. Peltz, May and Garden, and certain affiliates thereof (“Trian”) for up to 40 million shares of our parent company’s common stock, Wendy’s/Arby’s Group entered into an agreement (the “Trian Agreement”) with Trian, Messrs. Peltz, May and Garden and several of their affiliates (the “Covered Persons”) in consideration for the granting of prior approval by the Board of Directors of Wendy’s/Arby’s Group pursuant to Section 203 of the Delaware General Corporation Law (“Section 203”) such that the consummation of the tender offer and the subsequent acquisition by the Covered Persons of beneficial ownership of up to 25% of the common stock of Wendy’s/Arby’s Group not be subject to the restrictions set forth in Section 203. The Trian Agreement provides, among other things, that: (i) to the extent the Covered Persons acquire any rights in respect of Wendy’s/Arby’s Group Class A common stock, par value $0.10 per share (the “Wendy’s/Arby’s Group common stock”) that would increase their aggregate beneficial ownership in Wendy’s/Arby’s Group common stock to greater than 25%, the Covered Persons may not engage in a business combination (within the meaning of Section 203) for a period of three years following the date of such occurrence unless such transaction would be subject to the exceptions set forth in paragraphs (b)(3) through (7) of Section 203 (assuming for these purposes that 15% in the definition of interested stockholder contained in Section 203 was deemed to be 25%); (ii) for so long as our parent company, Wendy’s/Arby’s Group, has a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, none of the Covered Persons shall solicit proxies or submit any proposal for the vote of Wendy’s/Arby’s Group stockholders or recommend or request or induce any other person to take any such actions or seek to advise, encourage or influence any other person with respect to Wendy’s/Arby’s Group common stock, in each case, if the result of such action would be to cause the Board of Directors of Wendy’s/Arby’s Group to be comprised of less than a majority of independent directors; and (iii) for so long as Wendy’s/Arby’s Group has a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, none of the Covered Persons shall engage in certain affiliate transactions with Wendy’s/Arby’s Group without the prior approval of a majority of the Audit Committee of Wendy’s/Arby’s Group or other committee of the board of directors that is comprised of independent directors. The Trian Agreement will terminate upon the earliest to occur of (i) the Covered Persons beneficially owning less than 15% of Wendy’s/Arby’s Group common stock, (ii) November 5, 2011 and (iii) at such time as any person not affiliated with the Covered Persons makes an offer to purchase an amount of Wendy’s/Arby’s Group common stock which when added to Wendy’s/Arby’s Group common stock already beneficially owned by such person and its affiliates and associates equals or exceeds 50% or more of Wendy’s/Arby’s Group common stock or all or substantially all of Wendy’s/Arby’s Group assets or solicits proxies with respect to a majority slate of directors.

On April 1, 2009, the parties entered into an amendment (the “Trian Amendment”) to the Trian Agreement. The Trian Amendment provides that Sections 3.1(a), 3.1(b) and Sections 6.1 through 6.10 of the Trian Agreement, which include the sections of the Trian Agreement that contractually replicate the anti-takeover restrictions of Section 203, will not automatically terminate, if not earlier terminated, on November 5, 2011. Instead, such provisions will terminate on the earliest to occur of (i) the Covered Persons beneficially owning less than 15% of Wendy’s/Arby’s Group common stock and (ii) at such time as any person not affiliated with the Covered Persons makes an offer to purchase an amount of Wendy’s/Arby’s Group common stock which when added to Wendy’s/Arby’s Group common stock already beneficially owned by such person and its affiliates and associates equals or exceeds 50% or more of Wendy’s/Arby’s Group common stock or all or substantially all of Wendy’s/Arby’s Group’s assets or solicits proxies with respect to a majority slate of directors.

The Trian Amendment became effective on May 28, 2009, simultaneously with the effectiveness of an amendment to the Wendy’s/Arby’s Group’s certificate of incorporation providing for the repeal of Article VI of the Wendy’s/Arby’s Group’s certificate of incorporation.

This concentration of ownership gives Messrs. Peltz, May and Garden significant influence over the outcome of actions requiring majority stockholder approval. Subject to the terms of the Trian Agreement, if in the future Messrs. Peltz, May and Garden and/or their affiliates were to acquire more than a majority of Wendy’s/Arby’s Group’s outstanding voting power, they would be able to determine the outcome of the election of members of the board of directors and the outcome of corporate actions requiring majority stockholder approval, including mergers, consolidations and the sale of all or substantially all of Wendy’s/Arby’s Group’s assets and would also be in a position to prevent or cause a change in control of us.

Our success depends substantially upon the continued retention of certain key personnel.

We believe that over time our success has been dependent to a significant extent upon the efforts and abilities of our senior management team. The failure by us to retain members of our senior management team could adversely affect our ability to build on the efforts we have undertaken to increase the efficiency and profitability of our businesses.

Acquisitions have been a key element of our business strategy, but we cannot assure you that we will be able to identify appropriate acquisition targets in the future and that we will be able to successfully integrate any future acquisitions into our existing operations.

On an on-going basis we evaluate potential acquisitions and business combinations in the restaurant industry which fit our long term corporate strategic goals. Acquisitions involve numerous risks, including difficulties assimilating new operations and products. In addition, acquisitions may require significant management time and capital resources. We cannot assure you that we will have access to the capital required to finance potential acquisitions on satisfactory terms or that management would be able to manage effectively the resulting business or that any such acquisition will be effected. Future acquisitions, if any, may result in the incurrence of additional indebtedness, which could contain additional restrictive covenants.

Growth of our restaurant businesses is significantly dependent on new restaurant openings, which may be affected by factors beyond our control.

Our restaurant businesses derive earnings from sales at company-owned restaurants, franchise royalties received from franchised restaurants and franchise fees from franchise restaurant operators for each new unit opened. Growth in our restaurant revenues and earnings is significantly dependent on new restaurant openings. Numerous factors beyond our control may affect restaurant openings. These factors include but are not limited to:

•	our ability to attract new franchisees;

•	the availability of site locations for new restaurants;

•	the ability of potential restaurant owners to obtain financing, which has become more difficult due to current market conditions and operating results;

•	the ability of restaurant owners to hire, train and retain qualified operating personnel;

•	construction and development costs of new restaurants, particularly in highly-competitive markets;

•	the ability of restaurant owners to secure required governmental approvals and permits in a timely manner, or at all; and

•	adverse weather conditions.

Although as of June 28, 2009, franchisees had signed commitments to open 623 Wendy’s or Arby’s restaurants over the next seven years and have made or are required to make non-refundable deposits, we cannot assure you that franchisees will meet these commitments and that they will result in new restaurants. See “Business—The Wendy’s Restaurant System—Franchised Restaurants” and “Business—The Arby’s Restaurant System—Franchised Restaurants.”

Wendy’s and Arby’s franchisees could take actions that could harm our business.

Wendy’s and Arby’s franchisees are contractually obligated to operate their restaurants in accordance with the standards set forth in agreements with them. Each brand also provides training and support to franchisees. However, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchise restaurant rests with the franchisee. If franchisees do not successfully operate restaurants in a manner consistent with required standards, royalty payments to us will be adversely affected and the brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.

Our success depends on franchisees’ participation in brand strategies.

Wendy’s and Arby’s franchisees are an integral part of our business. Each brand may be unable to successfully implement brand strategies that it believes are necessary for further growth if franchisees do not participate in that implementation. The failure of franchisees to focus on the fundamentals of restaurant operations such as quality, service, food safety and cleanliness would have a negative impact on our business.

Our financial results are affected by the operating results of franchisees.

As of June 28, 2009, approximately 79% of the Wendy’s system and 69% of the Arby’s system were franchised restaurants. We receive revenue in the form of royalties, which are generally based on a percentage of sales at franchised restaurants, rent and fees from franchisees. Accordingly, a substantial portion of our financial results is dependent upon the operational and financial success of our franchisees. Franchisee related accounts receivable and estimated reserves for uncollectability have increased recently and may continue to increase if the financial condition of some of our franchisees continues to deteriorate. If sales trends or economic conditions worsen for franchisees, their financial results may worsen and our royalty, rent and other fee revenues may decline. In addition, accounts receivable and related reserves may increase further. When company-owned restaurants are sold, one of our subsidiaries is often required to remain responsible for lease payments for these restaurants to the extent that the purchasing franchisees default on their leases. Additionally, if franchisees fail to renew their franchise agreements, or if we decide to restructure franchise agreements in order to induce franchisees to renew these agreements, then our royalty revenues may decrease.

Each brand may be unable to effectively manage acquisitions and dispositions of restaurants, which could adversely affect our business and financial results.

The ability of each brand to acquire restaurants from franchisees and eventually “re-franchising” these restaurants by selling them to new or existing franchisees is dependent upon the availability of sellers and buyers, the availability of financing, and the brand’s ability to negotiate transactions on terms deemed acceptable. In addition, the operations of restaurants that each brand acquires may not be integrated successfully, and the intended benefits of such transactions may not be realized. Acquisitions of franchised restaurants pose various risks to brand operations, including:

•	diversion of management attention to the integration of acquired restaurant operations;

•	increased operating expenses and the inability to achieve expected cost savings and operating efficiencies;

•	exposure to liabilities arising out of sellers’ prior operations of acquired restaurants; and

•	incurrence or assumption of debt to finance acquisitions or improvements and/or the assumption of long-term, non-cancelable leases.

In addition, engaging in acquisitions and dispositions places increased demands on the brand’s operational and financial management resources and may require us to continue to expand these resources. If either brand is unable to manage the acquisition and disposition of restaurants effectively, its business and financial results could be adversely affected.

ARG does not exercise ultimate control over advertising for its restaurant system, which could harm sales and the brand.

Arby’s franchisees control the provision of national advertising and marketing services to the Arby’s franchise system through the AFA Service Corporation (the “AFA”), a company controlled by Arby’s franchisees. Subject to ARG’s right to protect its trademarks, and except to the extent that ARG participates in the AFA through its company-owned restaurants, the AFA has the right to approve all significant decisions regarding the national marketing and advertising strategies and the creative content of advertising for the Arby’s system. Although ARG has entered into a management agreement pursuant to which ARG, on behalf of the AFA, manages the day-to-day operations of the AFA, many areas are still subject to ultimate approval by the AFA’s independent board of directors, and the management agreement may be terminated by either party for any reason upon one year’s prior notice. See “Business—The Arby’s Restaurant System—Advertising and Marketing.” In addition, local cooperatives run by operators of Arby’s restaurants in a particular local area (including ARG) make their own decisions regarding local advertising expenditures, subject to spending the required minimum amounts. ARG’s lack of control over advertising could hurt sales and the Arby’s brand.

ARG does not exercise ultimate control over purchasing for Arby’s restaurant system, which could harm sales and the Arby’s brand.

Although ARG ensures that all suppliers to the Arby’s system meet quality control standards, Arby’s franchisees control the purchasing of food, proprietary paper, equipment and other operating supplies from such suppliers through ARCOP, Inc., a not-for-profit entity controlled by Arby’s franchisees. ARCOP negotiates national contracts for such food, equipment and supplies. ARG is entitled to appoint one representative on the board of directors of ARCOP and participate in ARCOP through its company-owned restaurants, but otherwise does not control the decisions and activities of ARCOP except to ensure that all suppliers satisfy Arby’s quality control standards. If ARCOP does not properly estimate the product needs of the Arby’s system, makes poor purchasing decisions, or decides to cease its operations, system sales and operating costs could be adversely affected and the financial condition of ARG or the financial condition of Arby’s franchisees could be hurt.

Shortages or interruptions in the supply or delivery of perishable food products could damage the Wendy’s and/or Arby’s brand reputation and adversely affect our operating results.

Each brand and its franchisees are dependent on frequent deliveries of perishable food products that meet brand specifications. Shortages or interruptions in the supply of perishable food products caused by unanticipated demand, problems in production or distribution, disease or food-borne illnesses, inclement weather or other conditions could adversely affect the availability, quality and cost of ingredients, which could lower our revenues, increase operating costs, damage brand reputation and otherwise harm our business and the businesses of our franchisees.

Instances of mad cow disease or other food-borne illnesses, such as bird flu or salmonella, could adversely affect the price and availability of beef, poultry or other meats and create negative publicity, which could result in a decline in sales.

Instances of mad cow disease or other food-borne illnesses, such as bird flu, salmonella, e-coli or hepatitis A, could adversely affect the price and availability of beef, poultry or other meats. Incidents may cause consumers to shift their preferences to other meats. As a result, Wendy’s and/or Arby’s restaurants could experience a significant increase in food costs if there are instances of mad cow disease or other food-borne illnesses.

In addition to losses associated with higher prices and a lower supply of our food ingredients, instances of food-borne illnesses could result in negative publicity for Wendy’s and/or Arby’s. This negative publicity, as well as any other negative publicity concerning types of food products Wendy’s or Arby’s serves, may reduce demand for Wendy’s and/or Arby’s food and could result in a decrease in guest traffic to our restaurants. A decrease in guest traffic to our restaurants as a result of these health concerns or negative publicity could result in a decline in sales at company-owned restaurants or in royalties from sales at franchised restaurants.

Changes in consumer tastes and preferences and in discretionary consumer spending could result in a decline in sales at company-owned restaurants and in the royalties that we receive from franchisees.

The quick service restaurant industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants. Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns. Any material decline in the amount of discretionary spending or a decline in consumer food-away-from-home spending could hurt our revenues, results of operations, business and financial condition.

In addition, if company-owned and franchised restaurants are unable to adapt to changes in consumer preferences and trends, company-owned and franchised restaurants may lose customers and the resulting revenues from company-owned restaurants and the royalties that we receive from franchisees may decline.

The recent disruptions in the national and global economies and the financial markets may adversely impact our revenues, results of operations, business and financial condition.

The recent disruptions in the national and global economies and financial markets, and the related reductions in the availability of credit, have resulted in declines in consumer confidence and spending and have made it more difficult for businesses to obtain financing. If such conditions persist, then they may result in significant declines in consumer food-away-from-home spending and customer traffic in our restaurants and those of our franchisees. Such conditions may also adversely impact the ability of franchisees to build or purchase restaurants, remodel existing restaurants, renew expiring franchise agreements and make timely royalty and other payments. There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit. If we or our franchisees are unable to obtain borrowed funds on acceptable terms, or if conditions in the economy and the financial markets do not improve, our revenues, results of operations, business and financial condition could be adversely affected as a result.

Additionally, we have from time to time entered into interest rate swaps as described in Note 10 to the annual Combined Financial Statements included elsewhere in this prospectus. As of June 28, 2009, we did not have any interest rate swap agreements in place. We intend to enter into

$425.0 million (notional amount) of interest rate swap agreements during the third quarter of 2009 in order to hedge a portion of our fixed rate debt. Since June 29, 2009, we have entered into $186.0 million and $175.0 million of interest rate swap agreements on our 6.20% senior notes and our 6.25% senior notes, respectively.

Changes in food and supply costs could harm results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Any increase in food prices, especially those of beef or chicken, could harm operating results. Ethanol production has increased the cost of corn, which has raised corn oil prices and contributed to higher beef and chicken prices stemming from increased corn feed pricing. In addition, each brand is susceptible to increases in food costs as a result of other factors beyond its control, such as weather conditions, global demand, food safety concerns, product recalls and government regulations. Additionally, prices for feed ingredients used to produce beef and chicken could be adversely affected by changes in global weather patterns, which are inherently unpredictable. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results. In addition, we may not seek to or be able to pass along price increases to our customers.

Competition from other restaurant companies could hurt our brands.

The market segments in which company-owned and franchised Wendy’s and Arby’s restaurants compete are highly competitive with respect to, among other things, price, food quality and presentation, service, location, and the nature and condition of the restaurant facility. Wendy’s and Arby’s restaurants compete with a variety of locally-owned restaurants, as well as competitive regional and national chains and franchises. Several of these chains compete by offering high quality sandwiches and/or menu items that are targeted at certain consumer groups. Additionally, many of our competitors have introduced lower cost, value meal menu options. Our revenues and those of our franchisees may be hurt by this product and price competition. Arby’s, in particular, has been adversely affected in recent periods as a result of discounting by its competitors.

Moreover, new companies, including operators outside the quick service restaurant industry, may enter our market areas and target our customer base. For example, additional competitive pressures for prepared food purchases have come from deli sections and in-store cafes of a number of major grocery store chains, as well as from convenience stores and casual dining outlets. Such competitors may have, among other things, lower operating costs, lower debt service requirements, better locations, better facilities, better management, more effective marketing and more efficient operations. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do, which may allow them to react to changes in pricing and marketing strategies in the quick service restaurant industry better than we can. Many of our competitors spend significantly more on advertising and marketing than we do, which may give them a competitive advantage through higher levels of brand awareness among consumers. All such competition may adversely affect our revenues and profits by reducing revenues of company-owned restaurants and royalty payments from franchised restaurants.

Current restaurant locations may become unattractive, and attractive new locations may not be available for a reasonable price, if at all.

The success of any restaurant depends in substantial part on its location. There can be no assurance that our current restaurant locations will continue to be attractive as demographic patterns change. Neighborhood or economic conditions where our restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations. In addition, rising real estate prices in some areas may restrict our ability and the ability of franchisees to purchase or lease new desirable locations. If desirable locations cannot be obtained at reasonable prices, each brand’s ability to affect its growth strategies will be adversely affected.

Wendy’s and Arby’s business could be hurt by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our company-owned restaurants. Each brand devotes significant resources to recruiting and training its managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or other factors would adversely impact our cost of sales and operating expenses. In addition, each brand’s success depends on its ability to attract, motivate and retain qualified employees, including restaurant managers and staff. If either brand is unable to do so, our results of operations could be adversely affected.

Each brand’s leasing and ownership of significant amounts of real estate exposes it to possible liabilities and losses, including liabilities associated with environmental matters.

As of June 28, 2009, Wendy’s leased or owned the land and/or the building for 1,395 Wendy’s company-owned restaurants and ARG leased or owned the land and/or the building for 1,170 Arby’s company-owned restaurants. Accordingly, each brand is subject to all of the risks associated with leasing and owning real estate. Wendy’s also owned land and buildings for, or leased, 205 Wendy’s restaurant locations which were leased or subleased to franchisees. ARG also owned 12 and leased 90 units that were either leased or sublet principally to franchisees. In particular, the value of our real property assets could decrease, and costs could increase, because of changes in the investment climate for real estate, demographic trends, supply or demand for the use of the restaurants, which may result from competition from similar restaurants in the area, and liability for environmental matters.

Each brand is subject to federal, state and local environmental, health and safety laws and regulations concerning the discharge, storage, handling, release and disposal of hazardous or toxic substances. These environmental laws provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner, operator or occupant of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners, operators or occupants of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances.

A number of our restaurant sites were formerly gas stations or are adjacent to current or former gas stations, or were used for other commercial activities that can create environmental impacts. We may also acquire or lease these types of sites in the future. We have not conducted a comprehensive environmental review of all of our properties. We may not have identified all of the potential environmental liabilities at our leased and owned properties, and any such liabilities identified in the future could cause us to incur significant costs, including costs associated with litigation, fines or clean-up responsibilities.

Each brand leases real property generally for initial terms of 20 years with two to four additional options to extend the term of the leases in consecutive five-year increments. Many leases provide that the landlord may increase the rent over the term of the lease and any renewals thereof. Most leases require us to pay all of the costs of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform its obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each lease expires, we may fail to negotiate additional renewals or renewal options, either on commercially acceptable terms or at all, which could cause us to close stores in desirable locations.

Complaints or litigation may hurt each brand.

Occasionally, Wendy’s and Arby’s customers file complaints or lawsuits against us alleging that we are responsible for an illness or injury they suffered at or after a visit to a Wendy’s or Arby’s restaurant, or alleging that there was a problem with food quality or operations at a Wendy’s or Arby’s restaurant. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims, claims from franchisees (which tend to increase when franchisees experience declining sales and profitability) and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. We could also become subject to class action lawsuits related to these matters in the future. Regardless of whether any claims against us are valid or whether we are found to be liable, claims may be expensive to defend and may divert management’s attention away from operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may hurt us and our franchisees.

Additionally, the restaurant industry has been subject to a number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. Adverse publicity resulting from these allegations may harm the reputation of our restaurants, even if the allegations are not directed against our restaurants or are not valid, and even if we are not found liable or the concerns relate only to a single restaurant or a limited number of restaurants. Moreover, complaints, litigation or adverse publicity experienced by one or more of Wendy’s or Arby’s franchisees could also hurt our business as a whole.

Our current insurance may not provide adequate levels of coverage against claims that may be filed.

We currently maintain insurance we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, such as losses due to natural disasters or acts of terrorism. In addition, we currently self-insure a significant portion of expected losses under workers compensation, general liability and property insurance programs. Unanticipated changes in the actuarial assumptions and management estimates underlying our reserves for these losses could result in materially different amounts of expense under these programs, which could harm our business and adversely affect our results of operations and financial condition.

Changes in governmental regulation may hurt our ability to open new restaurants or otherwise hurt our existing and future operations and results.

Each Wendy’s and Arby’s restaurant is subject to licensing and regulation by health, sanitation, safety and other agencies in the state and/or municipality in which the restaurant is located. State and local government authorities may enact laws, rules or regulations that impact restaurant operations and the cost of conducting those operations. For example, recent efforts to require the listing of specified nutritional information on menus and menu boards could adversely affect consumer demand for our products, could make our menu boards less appealing and could increase our costs of doing business. There can be no assurance that we and/or our franchisees will not experience material difficulties or failures in obtaining the necessary licenses or approvals for new restaurants, which could delay the opening of such restaurants in the future. In addition, more stringent and varied requirements of local governmental bodies with respect to tax, zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. We and our franchisees are also subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the ADA, family leave mandates and a variety of other laws enacted by the states that govern these and other employment law matters. As described more fully under “Business—General—Legal Proceedings,” one of our subsidiaries was a defendant in a lawsuit alleging failure to comply with Title III of the ADA at approximately 775 company-owned restaurants acquired as part of the acquisition of RTM in July 2005 (the “RTM Acquisition”). Under a court approved settlement of that lawsuit, ARG estimates that it will spend approximately $1.15 million per year of capital expenditures over a seven-year period commencing in 2008 to bring these restaurants into compliance with the ADA, in addition to paying certain legal fees and expenses. We cannot predict the amount of any other future expenditures that may be required in order to permit company-owned restaurants to comply with any changes in existing regulations or to comply with any future regulations that may become applicable to our businesses.

Our operations are influenced by adverse weather conditions.

Weather, which is unpredictable, can impact Wendy’s and Arby’s restaurant sales. Harsh weather conditions that keep customers from dining out result in lost opportunities for our restaurants. A heavy snowstorm in the Northeast or Midwest or a hurricane in the Southeast can shut down an entire metropolitan area, resulting in a reduction in sales in that area. Our first quarter includes winter months and historically has a lower level of sales at company-owned restaurants. Because a significant portion of our restaurant operating costs is fixed or semi-fixed in nature, the loss of sales during these periods hurts our operating margins, and can result in restaurant operating losses. For these reasons, a quarter-to-quarter comparison may not be a good indication of either brand’s performance or how it may perform in the future.

Due to the concentration of Wendy’s and Arby’s restaurants in particular geographic regions, our business results could be impacted by the adverse economic conditions prevailing in those regions regardless of the state of the national economy as a whole.

As of June 28, 2009, we and our franchisees operated Wendy’s or Arby’s restaurants in 50 states and 24 foreign countries. As of June 28, 2009 as detailed in “Business—General—Properties,” the six leading states by number of operating units were: Ohio, Florida, Texas, Michigan, Georgia and Pennsylvania. This geographic concentration can cause economic conditions in particular areas of the country to have a disproportionate impact on our overall results of operations. It is possible that adverse economic conditions in states or regions that contain a high concentration of Wendy’s and Arby’s restaurants could have a material adverse impact on our results of operations in the future.

We may not be able to adequately protect our intellectual property, which could harm the value of our brands and hurt our business.

Our intellectual property is material to the conduct of our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands and other intellectual property. The success of our business strategy depends, in part, on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both existing and new markets. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands to achieve and maintain market acceptance. This could harm our image, brand or competitive position and, if we commence litigation to enforce our rights, cause us to incur significant legal fees.

We franchise our restaurant brands to various franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure you that these franchisees will not take actions that hurt the value of our intellectual property or the reputation of the Wendy’s and/or Arby’s restaurant system.

We have registered certain trademarks and have other trademark registrations pending in the United States and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the United States in which we do business or may do business in the future and may never be registered in all of these countries. We cannot assure you that all of the steps we have taken to protect our intellectual property in the United States and foreign countries will be adequate. The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

In addition, we cannot assure you that third parties will not claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items or investment products or require us to enter into royalty or licensing agreements. As a result, any such claim could harm our business and cause a decline in our results of operations and financial condition.

Wendy’s has re-focused its breakfast initiative on key markets and reduced the number of restaurants offering a breakfast menu from 1,070 to approximately 600 in 2008. The breakfast daypart remains competitive and markets may prove difficult to penetrate.

Wendy’s roll out and expansion of breakfast has been accompanied by challenging competitive conditions, varied consumer tastes and discretionary spending patterns that differ from existing dayparts. In addition, breakfast sales could cannibalize sales during other parts of the day and may have negative implications on food and labor costs and restaurant margins. Wendy’s has re-focused its breakfast initiative on key markets and reduced the number of restaurants offering a breakfast menu to approximately 600. Wendy’s will need to reinvest royalties earned and other amounts to build breakfast brand awareness through greater investments in advertising and promotional activities. Capital investments will also be required at company-owned restaurants. As a result of the foregoing, breakfast sales and resulting profits may take longer to reach expected levels.

Our international operations are subject to various factors of uncertainty and there is no assurance that international operations will be profitable.

Each brand’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although we believe we have developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

We rely on computer systems and information technology to run our business. Any material failure, interruption or security breach of our computer systems or information technology may adversely affect the operation of our business and results of operations.

We are significantly dependent upon our computer systems and information technology to properly conduct our business. A failure or interruption of computer systems or information technology could result in the loss of data, business interruptions or delays in business operations. Also, despite our considerable efforts and technological resources to secure our computer systems and information technology, security breaches, such as unauthorized access and computer viruses, may occur resulting in system disruptions, shutdowns or unauthorized disclosure of confidential information. Any security breach of our computer systems or information technology may result in adverse publicity, loss of sales and profits, penalties or loss resulting from misappropriation of information.

We may be required to recognize additional asset impairment and other asset-related charges.

We have significant amounts of long-lived assets, goodwill and intangible assets and have incurred impairment charges in the past with respect to those assets. In accordance with applicable accounting standards, we test for impairment generally annually, or more frequently, if there are indicators of impairment, such as

•	significant adverse changes in the business climate;

•	current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with long-lived assets;

•

a current expectation that more-likely-than-not (e.g., a likelihood that is more than 50%) long-lived assets will be sold or otherwise disposed of significantly before the end of their previously estimated useful life; and

•	a significant drop in the Wendy’s/Arby’s Group stock price.

Based upon future economic and capital market conditions, as well as the operating performance of our reporting units, future impairment charges could be incurred.

Other Risks

Changes in environmental regulation may adversely affect our existing and future operations and results.

Certain of our current and past operations are or have been subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances that provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Although we believe that our operations comply in all material respects with all applicable environmental laws and regulations, we cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We cannot predict the amount of future expenditures that may be required in order to comply with any environmental laws or regulations or to satisfy any such claims. See “Business—General—Environmental Matters.”

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and oral statements made from time to time by our representatives may contain or incorporate by reference certain statements that are not historical facts, including, most importantly, information concerning our possible or assumed future results of operations. Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by the forward-looking statements contained herein. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, the following:

•	competition, including pricing pressures, aggressive marketing and the potential impact of competitors’ new unit openings on sales of Wendy’s® and Arby’s® restaurants;

•	consumers’ perceptions of the relative quality, variety, affordability and value of the food products we offer;

•	success of operating initiatives, including advertising and promotional efforts and new product and concept development by us and our competitors;

•	development costs, including real estate and construction costs;

•

changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, French fries or other foods or the effects of food-borne illnesses such as “mad cow disease” and avian influenza or “bird flu,” and changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

•

certain factors affecting our franchisees, including the business and financial viability of key franchisees, the timely payment of such franchisees’ obligations due to us, and the ability of our franchisees to open new restaurants in accordance with their development commitments, including their ability to finance restaurant development and remodels;

•	availability, location and terms of sites for restaurant development by us and our franchisees;

•	delays in opening new restaurants or completing remodels of existing restaurants;

•	the timing and impact of acquisitions and dispositions of restaurants;

•	our ability to successfully integrate acquired restaurant operations;

•	anticipated or unanticipated restaurant closures by us and our franchisees;

•	our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Wendy’s and Arby’s restaurants successfully;

•	availability of qualified restaurant personnel to us and to our franchisees, and the ability to retain such personnel;

•

our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Wendy’s and Arby’s restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

•	changes in commodity costs (including beef and chicken), labor, supply, fuel, utilities, distribution and other operating costs;

•	availability and cost of insurance;

•	adverse weather conditions;

•	availability, terms (including changes in interest rates) and deployment of capital;

•

changes in legal or self-regulatory requirements, including franchising laws, accounting standards, payment card industry rules, overtime rules, minimum wage rates, government-mandated health benefits and taxation legislation;

•	the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

•

the impact of general economic conditions on consumer spending, including a slower consumer economy particularly in geographic regions that contain a high concentration of Wendy’s or Arby’s restaurants, and the effects of war or terrorist activities; and

•

other risks and uncertainties affecting us and our subsidiaries described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

The gross proceeds from the issuance of the initial notes were approximately $551.1 million. We used such proceeds to optionally prepay approximately $132.5 million in borrowings outstanding under our existing senior secured term loan (and to pay accrued interest with respect to such borrowings) and to pay the financing costs and other expenses in connection with the issuance of the initial notes. The remaining proceeds are currently invested in accordance with the terms of the notes. The remaining proceeds of $393.0 million can be distributed to our parent company, Wendy’s/Arby’s Group. Wendy’s/Arby’s Group may use the proceeds for general corporate purposes, which may include working capital, funding for key strategic growth initiatives, including new unit development, acquisitions of other restaurant companies, repayment or refinancing of indebtedness, and the return of capital to its stockholders, including through stock repurchases and/or dividends. In August 2009, the Wendy’s/Arby’s Group board of directors authorized a $50.0 million common stock repurchase program. The stock repurchase program will remain in effect through January 2, 2011 and will allow Wendy’s/Arby’s Group to make repurchases as market conditions warrant. In order to fund this stock repurchase program, Wendy’s/Arby’s Group would require a distribution of a portion of the proceeds from the issuance of the initial notes.

Our senior secured term loan and amounts borrowed under the revolving credit facility, as amended by an amendment dated as of June 10, 2009 (the “Credit Agreement Amendment”) and effective upon the issuance of the initial notes, bear interest at our option at either (i) Eurodollar Base Rate (as defined in the Credit Agreement), as adjusted pursuant to applicable regulations (but not less than 2.75%) plus 4.00%, 4.50%, 5.00% or 6.00% per annum, depending on our corporate credit rating or (ii) the Base Rate (as defined in the Credit Agreement), which is the higher of the interest rate announced by the administrative agent for the Credit Agreement as its base rate and the Federal funds rate plus 0.50% (but not less than 3.75%), in either case plus 3.00%, 3.50%, 4.00% or 5.00% per annum, depending on our corporate credit rating. The revolving credit facility expires not later than July 25, 2011. The senior secured term loan is due not later than July 25, 2012 and amortizes in the amount equal to approximately 1% per annum of the initial principal amount outstanding, as adjusted for any optional or mandatory prepayments, payable in quarterly installments through June 30, 2011, with the balance payable in the final year in four equal quarterly payments. Based on Wendy’s/Arby’s Restaurants’ corporate credit rating at the effective date of the amended credit agreement and as of June 28, 2009, the applicable interest rate margins available to us were 4.50% for Eurodollar Base Rate borrowings and 3.50% for Base Rate borrowings.

The following is a summary of the sources and uses of proceeds from the offering of the initial notes. You should read the following together with the information set forth under “Prospectus Summary—Summary of the Terms of the Exchange Notes,” “Capitalization” and “Description of Other Indebtedness.”

Sources of funds (in millions)		Uses of funds (in millions)

Initial notes(1)	$551.1	Optional prepayment of our existing senior secured term loan(2)	$134.6
		Financing costs and other expenses(3)	23.5
		Remaining proceeds	393.0

	$551.1		$551.1

(1)	The initial notes have a face value of $565.0 million, but were offered at a discount of approximately $13.9 million.

(2)

Includes approximately $2.1 million of accrued interest from April 1, 2009 through June 23, 2009 with respect to the approximately $132.5 million in borrowings under our existing senior secured term loan optionally prepaid in connection with the offering of the initial notes. The effect of the $132.5 million repayment is not reduced by $2.9 million which was repaid to us in respect of the indebtedness under our existing senior secured term loan which we had previously repurchased (and accrued interest thereon).

(3)	Financing costs and other expenses include the initial purchasers’ discount and fees and expenses related to the offering of the initial notes.

CAPITALIZATION

The following table shows our capitalization as of June 28, 2009 (unaudited). You should read this table in conjunction with our condensed combined financial statements and the related notes included elsewhere in this prospectus.

June 28, 2009
(In millions)
Cash and cash equivalents	$582.5

Long-term debt:
Our long-term debt:
Initial notes (1)	$551.1
Senior secured term loan (2)	253.5
Senior secured revolving facility (2)	—
Our subsidiaries’ long-term debt:
6.20% Senior Notes due 2014 (3)	201.4
6.25% Senior Notes due 2011 (4)	190.8
7% Debentures due 2025 (5)	79.5
Sale-leaseback obligations, excluding interest	124.6
Capitalized lease obligations, excluding interest (6)	103.1
Notes payable (7)	4.7
Other	1.5

Total long-term debt	$1,510.2

Invested equity:
Member interest, $0.01 par value; 1,000 interests authorized, one issued and outstanding	$—
Other capital	2,964.3
Accumulated Deficit	(488.3)
Advances to Wendy’s/Arby’s Group	(155.0)
Accumulated other comprehensive loss	(23.2)

Total invested equity	$2,297.8

(1)

The initial notes have a face value of $565.0 million but were offered at a discount of approximately $13.9 million. This discount is being accreted as of June 23, 2009 and is being included in interest expense through the maturity date of the notes.

(2)

We, Wendy’s, Arby’s and certain other subsidiaries are the co-borrowers under the Credit Agreement. See “Description of Other Indebtedness—Senior Secured Credit Facilities” included elsewhere in this prospectus.

The Credit Agreement includes a senior secured term loan facility (the “Term Loan”), which had $253.5 million outstanding as of June 28, 2009, and a senior secured revolving credit facility of $170.0 million. The revolving credit facility includes a sub-facility for the issuance of letters of credit up to $50.0 million. During the six months ended June 28, 2009, we borrowed a total of $51.2 million under the revolving credit facility; however, no amounts were outstanding as of June 28, 2009. The availability under the revolving credit facility as of June 28, 2009 was $134.2 million, which is net of $35.8 million for outstanding letters of credit.

(3)

Unsecured debt assumed as part of the Wendy’s Merger and is due June 2014 and redeemable prior to maturity at our option. The Wendy’s 6.20% Senior Notes were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on an outstanding principal of $225.0 million and an effective interest rate of 7.0%. These securities are obligations of Wendy’s, our subsidiary and a guarantor of the notes offered hereby, and are not guaranteed by us or any of our other subsidiaries. During the third quarter of 2009 we entered into $186.0 million (notional amount) of interest swaps in order to hedge a portion of this fixed rate debt.

(4)

Unsecured debt assumed as part of the Wendy’s Merger and is due November 2011 and is redeemable prior to maturity at our option. The Wendy’s 6.25% Senior Notes were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on an outstanding principal of $200.0 million and an effective interest rate of 6.6%. These securities are obligations of Wendy’s, our subsidiary and a guarantor of the notes offered hereby, and are not guaranteed by us or any of our other subsidiaries. During the third quarter of 2009 we entered into $175.0 million (notional amount) of interest swaps in order to hedge a portion of this fixed rate debt.

(5)

Unsecured debt assumed as part of the Wendy’s Merger and is due in 2025. The Wendy’s 7% debentures are unsecured and were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on an outstanding principal of $100.0 million and an effective interest rate of 8.6%. These securities are obligations of Wendy’s, our subsidiary and a guarantor of the notes offered hereby, and are not guaranteed by us or any of our other subsidiaries.

(6)

The capitalized lease obligations, which extend through 2036, include $30.1 million of capital lease obligations assumed as part of the Wendy’s Merger. The Wendy’s capital lease obligations were adjusted to fair value at the date of and in connection with the Wendy’s Merger.

(7)

This obligation represents notes payable assumed as part of the acquisition in 2008 of 41 franchised Arby’s restaurants in the California market (the “California Restaurant Acquisition”) which are due through 2014.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined statements of operations are based upon our historical combined financial statements and upon the historical consolidated financial statements of Wendy’s. They have been prepared to illustrate the effect of the merger in which Wendy’s became our wholly-owned subsidiary (as a result of Wendy’s/Arby’s Group’s contribution of its investment in Wendy’s and its subsidiaries acquired in the Wendy’s Merger) as if the merger had taken place on December 31, 2007 (the first day of our 2008 fiscal year) and as if we had existed as a separate legal entity at the beginning of the earliest period presented. The unaudited pro forma combined statements of operations also reflect the effects of the issuance of the initial notes and the application of the net proceeds of the offering as if the notes had been issued on December 31, 2007.

We were formed by Wendy’s/Arby’s Group as a wholly owned subsidiary in October 2008. Our sole asset at formation consisted of the contribution by Wendy’s/Arby’s Group of its investment in Wendy’s and its subsidiaries, which had been acquired on September 29, 2008. In March 2009, Wendy’s/Arby’s Group contributed to us its long-standing investment in ARG and its subsidiaries. We have no assets or operations other than those of Wendy’s and Arby’s and their respective subsidiaries.

Our historical condensed combined financial statements present the results of Wendy’s and Arby’s as if we had existed as a separate legal entity at the beginning of the earliest period presented. The historical combined financial statements have been derived from the consolidated financial statements and historical accounting records of Wendy’s/Arby’s Group. Accordingly, the historical combined financial statements include the results of Wendy’s and Arby’s beginning from their time of ownership by Wendy’s/Arby’s Group. As a result, historical condensed combined financial results included in the pro forma information presented below for the year ended December 28, 2008 only includes Wendy’s from September 29, 2008.

The unaudited pro forma combined statements of operations combine our historical combined statements of operations and the historical consolidated statement of operations of Wendy’s and assume that the Wendy’s Merger had been consummated on December 31, 2007. Our historical statements referred to above for the year ended December 28, 2008 and the six months ended June 28, 2009 are included elsewhere in this prospectus. The historical statements referred to above for Wendy’s for the nine months ended September 28, 2008 are included elsewhere in this prospectus.

The unaudited pro forma combined statements of operations give effect to transactions and events that are (a) directly attributable to the merger and (b) factually supportable. The unaudited pro forma combined statements of operations also reflect the effects of the issuance of the initial notes and the application of the net proceeds of the offering. Under the purchase method of accounting, the total estimated merger consideration, as described in the footnotes to our combined financial statements for each of the three years in the period ended December 28, 2008 included elsewhere in this prospectus, has been preliminarily allocated to Wendy’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess recognized as goodwill. Our management’s preliminary allocation of the merger consideration still remains subject to finalization. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations do not reflect future events that may occur after the merger, including the potential realization of operating cost savings, margin improvements, general and administrative synergies or restructuring or other costs relating to the integration of the two companies nor do they include any other non-recurring costs related to the merger. The unaudited pro forma combined statements of operations are provided for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have occurred if the Wendy’s Merger had been completed on December 31, 2007 nor are they necessarily indicative of our future operating results. In addition, the unaudited pro forma financial information does not purport to indicate the results of operations as of any future date or any future period. The pro forma adjustments are subject to change and are based upon currently available information which we believe is reasonable on this date.

The accompanying unaudited pro forma combined statements of operations should be read in conjunction with (i) the historical combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and (ii) the historical consolidated financial statements for Wendy’s, which are included elsewhere in this prospectus.

WENDY’S/ARBY’S RESTAURANTS, LLC
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year Ended December 28, 2008

	Historical		Pro Forma Adjustments				Pro Forma Wendy’s/Arby’s Restaurants, LLC Year Ended December 28, 2008
	Wendy’s/Arby’s Restaurants, LLC Year Ended December 28, 2008	Wendy’s Nine Months Ended September 28, 2008
			Wendy’s Merger		Issuance of Senior Notes
	(In Thousands)
Revenues:
Sales	$1,662,291	$1,617,213	$—		$—		$3,279,504
Franchise revenues	160,470	222,740	(74	)B	—		383,136

	1,822,761	1,839,953	(74)		—		3,662,640
Costs and expenses:
Cost of sales	1,415,530	1,351,451	4,536	B	—		2,842,519
			(11,215	)A
			80,116	A
			2,101	F
Advertising	—	80,116	(80,116	)A	—		—
General and administrative	213,161	201,270	(76	)B	—		419,245
			4,890	A
Depreciation and amortization	85,058	96,369	(700	)B	—		183,344
			(1,750	)A
			6,468	C
			(2,101	)F
Goodwill impairment	460,075	—	—		—		460,075
Impairment of other long-lived assets	9,580		1,389	A	—		10,969
Facilities relocation and restructuring	3,221	2,523	—		—		5,744
Other operating expense (income), net	652	(9,186)	8,766	A	—		232
Wendy’s special committee expense	—	84,231	—		—		84,231

	2,187,277	1,806,774	12,308		—		4,006,359

Operating (loss) profit	(364,516)	33,179	(12,382)		—		(343,719)
Interest expense	(66,925)	(21,789)	(6,842	)B	(54,117	)G	(154,445)
			(4,772	)A
Gain on early extinguishments of debt	3,656	—	—		—		3,656
Other (expense) income, net	(422)	(3,822)	(332	)B	—		2,276
			6,852	A

(Loss) income before income taxes	(428,207)	7,568	(17,476)		(54,117)		(492,232)
Benefit from (provision for) income taxes	63,121	(13,359)	6,640	D	20,564	H	81,308
			4,342	E

Net loss	$(365,086)	$(5,791)	$(6,494)		$(33,553)		$(410,924)

WENDY’S/ARBY’S RESTAURANTS, LLC
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Six Months Ended June 28, 2009

	Historical Wendy’s/Arby’s Restaurants, LLC Six Months Ended June 28, 2009	Pro Forma Adjustments				Pro Forma Wendy’s/Arby’s Restaurants, LLC Six Months Ended June 28, 2009
		Wendy’s Merger		Issuance of Senior Notes
	(In Thousands)
Revenues:
Sales	$1,589,438	$—		$—		$1,589,438
Franchise revenues	187,233	—		—		187,233

	1,776,671	—		—		1,776,671
Costs and expenses:
Cost of sales	1,362,404	—		—		1,362,404
General and administrative	213,063	—		—		213,063
Depreciation and amortization	95,059	(6,468	)C	—		88,591
Impairment of other long-lived assets	13,404	—		—		13,404
Facilities relocation and restructuring	4,166	—		—		4,166
Other operating expense, net	1,732	—		—		1,732

	1,689,828	(6,468)		—		1,683,360

Operating profit	86,843	6,468		—		93,311
Interest expense	(52,363)	—		(26,485	)G	(78,848)
Other (expense) income, net	(4,721)	—		—		(4,721)

Income (loss) before income taxes	29,759	6,468		(26,485)		9,742
(Provision for) benefit from income taxes	(11,584)	(2,458	)D	10,064	H	(3,978)

Net income (loss)	$18,175	$4,010		$(16,421)		$5,764

WENDY’S/ARBY’S RESTAURANTS, LLC
NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(Amounts in thousands)

PRO FORMA ADJUSTMENTS

1. Description of transaction and basis of presentation

The unaudited pro forma combined statements of operations are based upon our historical combined financial statements and upon the historical consolidated financial statements of Wendy’s and have been prepared to illustrate the effect of the merger in which Wendy’s became our wholly-owned subsidiary (as a result of Wendy’s/Arby’s Group’s contribution of its investment in Wendy’s and it subsidiaries acquired in such merger to us) as if the merger had taken place on December 31, 2007 (the first day of our 2008 fiscal year) and as if we had existed as a separate legal entity at the beginning of the earliest period presented. Our other acquisition or disposition transactions in 2008 and 2009 are not considered significant for pro forma presentation. The unaudited pro forma combined statements of operations also reflect the effects of the issuance of the initial notes and the application of the net proceeds of the offering (see “Use of Proceeds”) as if the notes had been issued on December 31, 2007.

2. Pro forma adjustments

The following pro forma adjustments are included in the unaudited pro forma combined statements of operations:

Wendy’s Merger

A.	Represents reclassification of amounts in the Wendy’s historical condensed statements of operations to conform to our presentation.

B.

Represents adjustments for the difference between the estimated fair value of the Wendy’s net tangible and intangible assets acquired and liabilities assumed recorded as part of the preliminary purchase price allocation as further described in Note 2 to our unaudited combined financial statements for the quarter ended June 28, 2009. Our management’s preliminary allocation of the merger consideration still remains subject to finalization.

Year Ended December 28, 2008
Increase (decrease) in franchise revenue:
Net favorable / unfavorable sublease amortization from purchase price allocation	$(74)

Increase (decrease) in expense:
Cost of sales:
Reversal of historical straight line rent and landlord inducement	$(2,122)
Straight line rent, other rent expense and landlord inducement from purchase price allocation	5,119
Net favorable / unfavorable lease amortization from purchase price allocation	1,539

Total	$4,536

General and Administrative:
Other	$(76)

Depreciation and amortization:
Reversal of historical amounts for properties	$(89,503)
Depreciation and amortization of properties from purchase price allocation	74,943
Amortization of computer software and hardware from purchase price allocation	1,253
Franchisee agreement amortization from purchase price allocation	12,607

Total	$(700)

Interest:
Interest expense related to the decrease in the fair value of debt from purchase price allocation	$(6,842)

Other income, net:
Interest income reduction related to the increase in the fair value of financing lease receivable from purchase price allocation	$(332)

C.

Represents the reversal of additional depreciation recorded in the first quarter of 2009 pertaining to the fourth quarter of 2008 as a result of refinements in 2009 to the Wendy’s purchase price allocation (including long-lived assets).

D.

Represents the tax effect of the pro forma adjustments described above at an assumed 38% statutory income tax rate. This rate is an estimate and does not take into account future tax strategies that may be applied to the consolidated entity.

E.

Represents an increase in tax expense as a result of the non-deductibility of a portion of the Wendy’s special committee costs. Wendy’s had originally determined at the time of the 2007 tax accrual that, based on the then current status of any business combination in which it may have been involved, the full amount of the costs were deductible. The merger changed the deductibility of a portion of those costs.

F.	Represents the reclassification of Arby’s favorable lease amortization from depreciation and amortization to cost of sales.

Issuance of notes

G.	Represents adjustments as if the notes were issued on the first day of fiscal 2008:

	Year ended December 28, 2008	Six months ended June 28, 2009
Interest expense:
1) Notes	$56,500	$27,304
2) Amortization of the discount on the notes	1,544	674
3) Amortization of notes debt issuance costs	3,718	1,808
4) Effect of the prepayment of $132,500 of the existing senior secured term loan	(7,645)	(3,301)

	$54,117	$26,485

The unaudited pro forma combined statements of operations do not include any income from our investment of the net proceeds of the notes.

H.

Represents the tax effect of the pro forma adjustments described above at an assumed 38% statutory income tax rate. This rate is an estimate and does not take into account future tax strategies that may be applied to the consolidated entity.

SELECTED HISTORICAL FINANCIAL DATA

Wendy’s/Arby’s Restaurants, LLC was formed by Wendy’s/Arby’s Group as a wholly owned subsidiary in October 2008. Wendy’s/Arby’s Group contributed its investment in Wendy’s and its subsidiaries to us at our formation and its investment in ARG and its subsidiaries in March 2009. The combined financial statements present our historical results as if we had existed as a separate legal entity by the beginning of the earliest period presented. Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s Group. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

The selected historical combined financial data presented below as of and for each of the years in the period ended December 28, 2008 have been derived from, and should be read together with, our audited financial statements and the accompanying notes included elsewhere in this prospectus. The selected historical combined financial and other data for the years ended January 2, 2005 and January 1, 2006 and as of January 2, 2005 and January 1, 2006 have been derived from our financial statements not included in this prospectus.

The selected historical combined financial data presented below as of and for the six month periods ended June 28, 2009 and June 29, 2008 have been derived from, and should be read together with, our unaudited condensed combined consolidated financial statements and the accompanying notes included elsewhere in this prospectus. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the operating results that may be expected for the entire year or any future period.

The financial statement data in the table below should be read in conjunction with the historical combined financial statements, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

	Year Ended(1)								Six Months Ended
	January 2, 2005		January 1, 2006(2)	December 31, 2006(3)		December 30, 2007(3)		December 28, 2008(4)	June 29 2008		June 28, 2009
	(In millions, except ratios)								(Unaudited)
Combined Statement of Operations Data:
Sales	$205.6		$570.8	$1,073.3		$1,113.4		$1,662.3	$572.9		$1,589.4
Franchise revenues	100.9		91.2	82.0		87.0		160.5	42.9		187.3

Revenues	306.5		662.0	1,155.3		1,200.4		1,822.8	615.8		1,776.7
Goodwill impairment	—		—	—		—		(460.1)	—		—
Operating profit (loss)	59.2		52.9	95.3		108.7		(364.5)	34.6		86.8
Income (loss) from continuing operations	17.0		(19.2)	25.4		32.8		(365.1)	4.3		18.2
Loss from discontinued operations	—		—	(1.3)		(0.1)		—	—		—

Net income (loss)	$17.0		$(19.2)	$24.1		$32.7		$(365.1)	$4.3		$18.2

Other Financial Data:
EBITDA (5)	$72.1		$79.3	$149.8		$168.2		$190.3	$66.1		$195.3
Ratio of earnings to fixed charges (6)	1.9	x	—	1.6	x	1.6	x	—	1.2	x	1.3	x
Capital expenditures	$12.1		$33.4	$71.9		$72.9		$105.9	$40.4		$40.0
Combined Balance Sheet Data (at period end):
Cash and cash equivalents	$19.4		$53.0	$44.2		$44.1		$63.1	$17.4		$582.5
Working capital (deficit)	(24.5)		(37.4)	(37.5)		(41.5)		(143.7)	(64.3)		406.5
Total assets	240.1		1,051.6	1,086.5		1,139.7		4,502.3	1,130.4		4,994.6
Long-term debt	287.4		722.8	708.5		735.1		1,089.7	742.7		1,510.2
Deferred income	4.7		3.0	10.8		6.7		16.9	18.2		35.7
Deferred income taxes	—		4.5	15.6		8.6		526.7	9.1		551.7
Other liabilities	18.5		48.1	60.1		65.1		155.4	66.6		165.5
Total invested equity (deficit)	(134.2)		128.4	156.5		153.7		2,254.8	160.0		2,297.8

(1)

Wendy’s/Arby’s Restaurants, LLC was formed by Wendy’s/Arby’s Group as a wholly owned subsidiary in October 2008. Wendy’s/Arby’s Group contributed its investment in Wendy’s and its subsidiaries to us at our formation and its investment in ARG and its subsidiaries in March 2009. The combined financial statements present our historical results as if we had existed as a separate legal entity by the beginning of the earliest period presented. Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/ Arby’s Group. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s. The financial position and results of operations of Wendy’s and its subsidiaries are included commencing with the date of the Wendy’s Merger, September 29, 2008. The financial position and results of operations of RTM are included commencing with its acquisition by us on July 25, 2005. We report our combined results on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. In accordance with this method, each of our fiscal years presented above contained 52 weeks except for the 2004 fiscal year, which ended on January 2, 2005 and contained 53 weeks. All references to years relate to fiscal years rather than calendar years.

(2)

Reflects certain significant charges and credits recorded during 2005 as follows: $30.5 million charged to operating loss representing (1) a $17.2 million loss on settlements of unfavorable franchise rights representing the cost of settling franchise agreements acquired as a component of the acquisition of RTM with royalty rates below the 2005 standard 4% royalty rate that we receive on new franchise agreements and (2) facilities relocation and corporate restructuring charges of $13.3 million; $39.7 million charged to loss from continuing operations and net loss representing the aforementioned $30.5 million charged to operating loss and a $35.8 million loss on early extinguishments of debt upon a debt refinancing in connection with the acquisition of RTM, both partially offset by $26.6 million of income tax benefit relating to the above charges.

(3)	Selected financial data reflects the changes related to the adoption of the following accounting standards:

(a)

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which revised SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) effective January 2, 2006. As a result, we now measure the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options and restricted stock, based on the fair value of the award at the date of grant. We previously used the intrinsic value method to measure employee share-based compensation. Under the intrinsic value method, compensation cost for Wendy’s/Arby’s Group stock options was measured as the excess, if any, of the market price of Wendy’s/Arby’s Group Class A common stock, and/or Class B common stock, series 1, as applicable, at the date of grant, or at any subsequent measurement date as a result of certain types of modifications to the terms of its stock options, over the amount an employee must pay to acquire the stock. As we used the modified prospective adoption method under SFAS 123(R), there was no effect from the adoption of this standard on the financial statements for all periods presented prior to the adoption date.

(b)

We adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. FIN 48 clarifies how uncertainties in income taxes should be reflected in financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of potential tax benefits associated with tax positions taken or expected to be taken in income tax returns. FIN 48 prescribes a two-step process of evaluating a tax position, whereby an entity first determines if it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured for purposes of financial statement recognition as the largest amount of benefit that is greater than 50 percent likely of being realized upon being effectively settled. There was no effect on the 2007 or prior period statements of operations upon the adoption of FIN 48. However, there was a net reduction of $2.5 million in invested equity as of January 1, 2007.

(4)

Reflects certain significant charges and credits recorded during 2008 as follows: $460.1 million charged to operating profit consisting of a goodwill impairment for the Arby’s company-owned restaurant reporting unit; $391.8 million charged to income from continuing operations and net income representing the aforementioned $460.1 million charged to operating profit partially offset by $68.3 million of income tax benefit related to the above charges.

(5)

Earnings before interest, taxes, depreciation and amortization (EBITDA) is used by us as a performance measure for benchmarking against our peers and competitors. We believe EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under accounting principles generally accepted in the United States of America (GAAP). Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way we calculate EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit or net income (loss).

Our presentation of EBITDA below is not intended to replace the presentation of our financial results in accordance with GAAP.

The following table presents our reconciliation of EBITDA to net income (loss):

	Year Ended					Six Months Ended
	January 2, 2005	January 1, 2006(2)	December 31, 2006(3)	December 30, 2007(3)	December 28, 2008(4)	June 29 2008(3)	June 28, 2009
						(Unaudited)
	(In Millions)
EBITDA (5)	$72.1	$79.3	$149.8	$168.2	$190.3	$66.1	$195.3
Depreciation and amortization	(9.5)	(25.0)	(50.5)	(56.9)	(85.1)	(30.1)	(95.1)
Goodwill impairment	—	—	—	—	(460.1)	—	—
Impairment of other long-lived assets	(3.4)	(1.4)	(4.0)	(2.6)	(9.6)	(1.4)	(13.4)

Operating profit (loss)	59.2	52.9	95.3	108.7	(364.5)	34.6	86.8
Interest expense	(26.2)	(36.8)	(56.9)	(59.2)	(66.9)	(27.8)	(52.4)
(Loss) gain on early extinguishment of debt	—	(35.8)	—	—	3.7	—	—
Other (expense) income, net	(4.7)	(0.5)	5.5	3.3	(0.5)	0.4	(4.7)

Income (loss) before income taxes	28.3	(20.2)	43.9	52.8	(428.2)	7.2	29.7
(Provision for) benefit from income taxes	(11.3)	1.0	(18.5)	(20.0)	63.1	(2.9)	(11.5)
Loss from discontinued operations	—	—	(1.3)	(0.1)	—	—	—

Net income (loss)	$17.0	$(19.2)	$24.1	$32.7	$(365.1)	$4.3	$18.2

(6)	Earnings were inadequate to cover fixed charges by $29.3 million for the year ended January 1, 2006 and $328.6 million for the year ended December 28, 2008. On a pro forma basis for the issuance of the notes, pro forma earnings were inadequate to cover pro forma fixed charges by $328.6 million for the year ended December 28, 2008. On the same pro forma basis, the pro forma ratio of earnings to fixed charges for the six months ended June 28, 2009 was 1.0x.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Wendy’s/Arby’s Restaurants, LLC should be read in conjunction with the combined financial statements and the related notes that appear elsewhere herein. Certain statements we make under this section constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. See “Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” above as well as our combined financial statements, related notes, and other financial information appearing elsewhere in this prospectus.

We were formed by Wendy’s/Arby’s Group as a wholly owned subsidiary in October 2008. Our sole asset at formation consisted of the contribution by Wendy’s/Arby’s Group of its investment in Wendy’s and its subsidiaries. All of the outstanding common stock of Wendy’s was acquired by Triarc on September 29, 2008 and at that same time Triarc changed its name to Wendy’s/Arby’s Group, Inc. In March 2009, Wendy’s/Arby’s Group contributed to us its long-standing investment in ARG and its subsidiaries. We have no assets or operations other than those of Wendy’s and Arby’s and their respective subsidiaries.

The combined financial statements present the historical results of Arby’s and Wendy’s as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented. The combined financial statements have been derived from the consolidated financial statements and historical accounting records of Wendy’s/Arby’s Group. Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s Group. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

The results of operations discussed below will not be indicative of future results due to the consummation of the Wendy’s Merger as of the first day of the fourth quarter of 2008.

Introduction and Executive Overview

Wendy’s Merger

On September 29, 2008, a subsidiary of Triarc merged with and into Wendy’s and Wendy’s became a wholly owned subsidiary of Triarc in an all-stock transaction in which Wendy’s shareholders received a fixed ratio of 4.25 shares of Wendy’s/Arby’s Group common stock for each share of Wendy’s common stock owned. We expect that the Wendy’s Merger will better position us to deliver long-term value to Wendy’s/Arby’s Group stockholders through enhanced operational efficiencies, improved product offerings, and shared services. Wendy’s operates, develops and franchises a system of distinctive quick service restaurants specializing in hamburgers.

Our Business

We are a wholly owned subsidiary of Wendy’s/Arby’s Group and the parent company of Wendy’s and ARG, which are the owners and franchisors of the Wendy’s® and Arby’s® restaurant systems, respectively. We currently manage and internally report our operations as two business segments: the operation and franchising of Wendy’s restaurants and the operation and franchising of Arby’s restaurants. As of June 28, 2009, the Wendy’s restaurant system was comprised of 6,608 restaurants, 1,395 of which we owned and operated. As of June 28, 2009, the Arby’s restaurant system was comprised of 3,745 restaurants, 1,170 of which we owned and operated. All 2,565 Wendy’s and Arby’s company-owned restaurants are located principally in the United States and to a lesser extent in Canada (the “North America Restaurants”).

Restaurant business revenues for 2008 include: (1) $1,632.9 million recognized upon delivery of food to the customer, (2) $29.4 million from the sale of bakery items and kid’s meal promotion items to our franchisees, (3) $149.5 million from royalty income from franchisees, (4) $7.6 million from rental income from properties leased to franchisees, and (5) $3.4 million from franchise and related fees. Restaurant business revenues for the first half of 2009 include: (1) $1,534.2 million of revenues from company-owned restaurants, (2) $55.2 million from the sale of bakery items and kid’s meal promotion items to our franchisees, (3) $173.0 million from royalty income from franchisees and (4) $14.3 million of other franchise related revenue. Our revenues increased significantly in each period presented due to the Wendy’s Merger. The Wendy’s royalty rate was 4.0% for the year ended December 28, 2008 and the six months ended June 28, 2009. While over 80% of our existing Arby’s royalty agreements and substantially all of our new domestic royalty agreements provide for royalties of 4% of franchise revenues, our average Arby’s royalty rate was 3.6% for the year ended December 28, 2008 and for the six months ended June 28, 2009.

Business Highlights

We believe there are significant opportunities to grow our business, strengthen our competitive position and enhance our profitability through the execution of the following strategies:

•

Revitalizing the Wendy’s and Arby’s brands by creating innovative new menu items at Wendy’s, increasing Arby’s customer traffic by targeting our “medium Arby’s customers” and expanding our breakfast daypart at both brands;

•	Improving Wendy’s company-owned restaurant profitability;

•	Realizing cost savings related to the Wendy’s/Arby’s integration;

•	Strategically growing our franchise base by leveraging our brands to expand in North America as well as into new international markets with dual branded Wendy’s and Arby’s franchised restaurants; and

•	Acquisitions of other restaurant companies.

Key Business Measures

We track our results of operations and manage our business using the following key business measures:

•	Same-Store Sales

We report Arby’s North America Restaurants same-store sales commencing after a store has been open for fifteen continuous months. Wendy’s North America Restaurants same-store sales are reported after a store has been open for at least fifteen continuous months as of the beginning of the fiscal year. These methodologies are consistent with the metrics used by our management for internal reporting and analysis. Same-store sales exclude the impact of currency translation.

•	Restaurant Margin

We define restaurant margin as sales from company-owned restaurants (excluding sales from bakery items and kid’s meal promotion items to franchisees) less cost of sales (excluding costs from bakery items and kid’s meal promotion items), divided by sales from company-owned restaurants. Restaurant margin is influenced by factors such as restaurant openings and closures, price increases, the effectiveness of our advertising and marketing initiatives, featured products, product mix, the level of our fixed and semi-variable costs, and fluctuations in food and labor costs.

Restaurant Business Trends

Our restaurant businesses have recently experienced trends in the following areas:

Revenues

•

Continued lack of general consumer confidence in the economy and the effect of decreases in many consumers’ discretionary income caused by factors such as volatility in the financial markets and recessionary economic conditions, including high unemployment levels, a declining real estate market, continuing unpredictability of fuel costs, and food cost inflation;

•

Continued and more aggressive price competition in the QSR industry, as evidenced by (1) value menu concepts, which offer comparatively lower prices on some menu items, (2) the use of coupons and other price discounting, (3) many recent product promotions focused on lower prices of certain menu items and (4) combination meal concepts, which offer a complete meal at an aggregate price lower than the price of individual food and beverage items;

•	Competitive pressures due to extended hours of operation by many QSR competitors, including breakfast and late night hours;

•

Competitive pressures from operators outside the QSR industry, such as the deli sections and in-store cafes of major grocery and other retail store chains, convenience stores and casual dining outlets offering prepared and take-out food purchases;

•

Increased availability to consumers of product choices, including (1) healthy products driven by a greater consumer awareness of nutritional issues, (2) products that tend to offer a variety of portion sizes and more ingredients, (3) beverage programs which offer a wider selection of premium non- carbonated beverages, including coffee and tea products and (4) sandwiches with perceived higher levels of freshness, quality and customization; and

•	Competitive pressures from an increasing number of franchise opportunities seeking to attract qualified franchisees.

Cost of Sales

•	Higher commodity prices which increased our food costs during 2008, with moderation in recent months;

•	Changes in fuel prices which, when at much higher than current levels, contributed to increases in utility, distribution, and freight costs;

•

Federal, state and local legislative activity, such as minimum wage increases and mandated health and welfare benefits which is expected to continue to increase wages and related fringe benefits, including health care and other insurance costs; and

•	Legal or regulatory activity related to nutritional content or menu labeling which result in increased operating costs.

Other

•

Dislocation and weakness in the overall credit markets and higher borrowing costs in the lending markets typically used to finance new unit development and remodels. These tightened credit conditions are negatively impacting the renewal of franchisee licenses as well as the ability of a franchisee to meet their commitments under development, rental and franchise license agreements;

•

A significant portion of both our Wendy’s and Arby’s restaurants are franchised and, as a result, we receive revenue in the form of royalties (which are generally based on a percentage of sales at franchised restaurants), rent and fees from franchisees. Arby’s franchisee related accounts receivable and estimated reserves for uncollectability have increased, and may continue to increase, as a result of the deteriorating financial condition of some of our franchisees; and

•	Continued competition for development sites among QSR competitors and other businesses.

We experience these trends directly to the extent they affect the operations of our company-owned restaurants and indirectly to the extent they affect sales by our franchisees and, accordingly, the royalties and franchise fees we receive from them.

Certain Transactions with Wendy’s/Arby’s Group

We, Wendy’s, and Arby’s have transactions with Wendy’s/Arby’s Group in the normal course of operations for matters principally related to stock compensation, income taxes and certain administrative services.

In addition, during the fourth quarter of 2008, Wendy’s advanced an aggregate of $155.0 million to Wendy’s/Arby’s Group and Wendy’s/Arby’s Group used such advances to fund $150.2 million of capital contributions to Arby’s. These advances do not bear interest and Wendy’s/Arby’s Group does not currently intend to repay such advances. Accordingly, the $155.0 million of advances are reflected as a reduction of “Invested equity” in the accompanying combined balance sheet.

We receive certain management services from Wendy’s/Arby’s Group, including legal, accounting, tax, insurance, financial and other management services. In connection with the RTM Acquisition in July 2005, ARG entered into a new management services agreement with Wendy’s/Arby’s Group effective July 25, 2005 that provided for an initial annual fixed fee of $4.5 million plus annual cost of living adjustments beginning January 1, 2006.

For the 2008 fiscal year, we provided certain services, such as legal, accounting, tax, insurance, financial and other management services, to Wendy’s/Arby’s Group. Costs of the services that are allocated to Wendy’s/Arby’s Group are based on actual direct costs incurred. In the first quarter of 2009, Wendy’s/Arby’s began charging the restaurant segments for support services based upon budgeted segment revenues. Prior to that date, the restaurant segments had directly incurred such costs. Commencing with the second quarter of 2009, Wendy’s/Arby’s Restaurants established a shared service center in Atlanta and allocated its operating costs to the restaurant segments based on budgeted segment revenues.

Advisory Fees

Approximately $5.4 million in fees for corporate finance advisory services were paid to a management company, which was formed by certain directors of the Wendy’s/Arby’s Group including its Chairman of the Board of Directors, who is its former Chief Executive Officer, its Vice Chairman of the Board of Directors, who is its former President and Chief Operating Officer, and another director, who is also its former Vice Chairman of the Board of Directors in connection with the issuance of the notes and the amendment of the Credit Agreement.

Presentation of Financial Information

We report on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. All quarters presented contain 13 weeks. Because our 2009 fiscal year ending on January 3, 2010 will contain 53 weeks, our fourth quarter of 2009 will contain 14 weeks. All references to years relate to fiscal periods rather than calendar periods.

COMBINED RESULTS OF OPERATIONS

2008 Compared to 2007

Presented below is a table that summarizes our combined results of operations and compares the amount of the change between 2008 and 2007.

	2008	2007	Change
	(In Millions Except Percentages and Restaurant Count)
Revenues:
Sales	$1,662.3	$1,113.4	$548.9
Franchise revenues	160.5	87.0	73.5

	1,822.8	1,200.4	622.4

Costs and expenses:
Cost of sales	1,415.5	894.5	521.0
General and administrative	213.2	136.8	76.4
Depreciation and amortization	85.1	56.9	28.2
Goodwill impairment	460.1	—	460.1
Impairment of other long-lived assets	9.6	2.6	7.0
Facilities relocation and corporate restructuring	3.2	0.6	2.6
Other operating expense, net	0.6	0.3	0.3

	2,187.3	1,091.7	1,095.6

Operating (loss) profit	(364.5)	108.7	(473.2)
Interest expense	(66.9)	(59.2)	(7.7)
Gain on early extinguishments of debt	3.6	—	3.6
Other income, net	(0.4)	3.3	(3.7)

(Loss) income from continuing operations before income taxes	(428.2)	52.8	(481.0)
Benefit from (provision for) income taxes	63.1	(20.0)	83.1

(Loss) income from continuing operations	(365.1)	32.8	(397.9)
Loss from discontinued operations, net of income taxes:	—	(0.1)	0.1

Net (loss) income	$(365.1)	$32.7	$(397.8)

Restaurant Statistics:

Wendy’s same-store sales (a):	Fourth Quarter 2008
North America Company-owned restaurants	3.6%
North America Franchise restaurants	3.8%
North America Systemwide	3.7%

Arby’s same-store sales:	2008	2007
North America Company-owned restaurants	(5.8)%	(1.3)%
North America Franchised restaurants	(3.6)%	1.1%
North America Systemwide	(4.3)%	0.3%

Restaurant Margin:	Fourth Quarter 2008
Wendy’s	11.7%

	2008	2007
Arby’s	16.1%	19.7%

Restaurant count:	Company-owned	Franchised	Systemwide
Wendy’s restaurant count (a):
Restaurant count at September 29, 2008	1,404	5,221	6,625
Opened since September 29, 2008	6	32	38
Closed since September 29, 2008	(5)	(28)	(33)
Net purchased from (sold by) franchisees since September 29, 2008	1	(1)	—

Restaurant count at December 28, 2008	1,406	5,224	6,630

Arby’s restaurant count:
Restaurant count at December 30, 2007	1,106	2,582	3,688
Opened in 2008	40	87	127
Closed in 2008	(15)	(44)	(59)
Net purchased from (sold by) franchisees in 2008	45	(45)	—

Restaurant count at December 28, 2008	1,176	2,580	3,756

Total restaurant count at December 28, 2008	2,582	7,804	10,386

	2008	2007
Company-owned average unit volumes:	(In Thousands)
Wendy’s—North America	$1,452.9	$1,436.7
Arby’s—North America	$966.9	$1,016.0

(a)	Wendy’s data, other than average unit volumes, is only for the period commencing with the September 29, 2008 merger date through the end of the fiscal year.

Sales

Our sales, which were generated primarily from our company-owned restaurants in both periods, increased $548.9 million, or 49.3%, to $1,662.3 million for 2008 from $1,113.4 million for 2007. The increase in sales is primarily due to the Wendy’s Merger, which added 1,406 net company-owned restaurants to the Wendy’s and Arby’s restaurant systems and generated $530.8 million in sales during the fourth quarter. Excluding Wendy’s, sales increased $18.0 million, which is attributable to the $80.0 million increase in sales from the 70 net Arby’s company-owned restaurants added since December 30, 2007 and substantially offset by a $62.0 million decrease in sales due to a 5.8% decrease in Arby’s company-owned same-store sales. Of the 45 net restaurants acquired from franchisees, 41 are in the California market (the “California Restaurants”) and were purchased from a franchisee in the California Restaurant Acquisition on January 14, 2008. The California Restaurants generated approximately $36.0 million of sales in 2008. Same store sales of our Arby’s company-owned restaurants were primarily impacted by the effect of deterioration of economic conditions in 2008 which resulted in decreases in consumers’ discretionary income, reduced consumer confidence in the economy, continued discounting by our competitors, and high unemployment levels. As a result of these factors, we have experienced an escalating decline in customer traffic and lower sales volumes. In addition, when compared to the prior year, Arby’s executed marketing campaigns that were not as effective in reinforcing consumers’ perception of our value position in the QSR marketplace.

Franchise Revenues

Total franchise revenues, which were generated entirely from franchised restaurants, increased $73.5 million, or 84.5%, to $160.5 million for 2008 from $87.0 million for 2007. The increase was due to the Wendy’s Merger, which added 5,224 franchised restaurants to the Wendy’s and Arby’s restaurant systems and generated $74.6 million in additional franchise revenue during the 2008 fourth quarter. Excluding Wendy’s, franchise revenues decreased $1.1 million, which is primarily attributable to the effect of the California Restaurant Acquisition whereby previously franchised restaurants are now company-owned and the 3.6% decrease in same-store sales for Arby’s franchised restaurants. Same-store sales of our franchise restaurants decreased primarily due to the same negative factors discussed above under “—Sales,” but the use of incremental national media advertising initiatives in the 2008 first and third quarters had a greater positive effect on franchised restaurants than company-owned restaurants due to the increased exposure in many markets in which our franchisees operate.

Restaurant Margin

Our restaurant margin decreased to 14.8% for 2008 from 19.7% for 2007. We define restaurant margin as sales from company-owned restaurants (excluding sales from bakery items and kid’s meal promotion items to franchisees) less cost of sales, divided by sales. In addition to the fourth quarter impact of lower average restaurant margins of 11.7% generated by Wendy’s, total restaurant margin was negatively impacted by the decline in Arby’s margin to 16.1% from 19.7% last year, stemming from (1) a decline in Arby’s same-store sales which negatively impacted its operational leverage of fixed and semi-variable costs as a percentage of sales, (2) higher utilities and fuel costs under new distribution contracts that became effective in the third quarter of 2007, (3) increased advertising which was anticipated to generate additional customer traffic but did not, (4) an increase in labor costs primarily due to the effect on payroll and related costs from Federal and state minimum wage increases in 2008 and (5) higher food and paper costs primarily due to fluctuations in the cost of beef and other commodities.

General and Administrative

Our general and administrative expenses increased $76.4 million, or 55.8%, principally due to $79.5 million of Wendy’s general and administrative expenses added during the 2008 fourth quarter as a result of the Wendy’s Merger. Excluding Wendy’s, general and administrative expenses decreased $3.2 million primarily due to (1) a $6.9 million decrease in incentive compensation in 2008 as compared to 2007, (2) a $6.5 million charge to Wendy’s/Arby’s Group for services provided in 2008, and (3) a $2.2 million decrease in relocation costs principally attributable to additional costs in the prior year related to estimated declines in market value and increased carrying costs for homes we purchased for resale from relocated employees. These decreases were partially offset by a (1) $4.5 million increase in salaries and wages as a result of the increase in employees at our corporate and regional offices as well as increases in existing employee salaries, (2) a $2.9 million increase in fringe benefits expenses primarily due to an increase in our 401K Plan match percentage, (3) a $1.9 million increase in professional fees and (4) a $1.0 million increase due to the reduction of the credit we received from the AFA for services we provided to them.

Depreciation and Amortization

	2008	2007	Change
	(In Millions)
Arby’s restaurants, primarily properties	$61.2	$56.9	$4.3
Wendy’s restaurants, primarily properties	23.9	—	23.9

	$85.1	$56.9	$28.2

Goodwill Impairment

Following the Wendy’s Merger, we operate in two business segments consisting of two restaurant brands: (1) Wendy’s restaurants and (2) Arby’s restaurants. Each segment includes reporting units for company-owned restaurants and franchise operations for purposes of measuring goodwill impairment under SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”).

We test the carrying value of goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired, by comparing the fair value of each reporting unit, using discounted cash flows or market multiples based on earnings, to determine if there is an indication that a potential impairment may exist. If we determine that an impairment may exist, we then measure the amount of the impairment loss as the excess, if any, of the carrying amount of the goodwill over its implied fair value. In determining the implied fair value of the reporting unit’s goodwill, we allocate the fair value of a reporting unit to all of the assets and liabilities of that unit as if the unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

During the second and third quarters of 2008, we performed interim goodwill impairment tests at our Arby’s company-owned restaurant and franchise operations reporting units due to the general economic downturn, a decrease in market valuations, and decreases in Arby’s same store sales. The results of these interim tests indicated that the fair values of each of these Arby’s reporting units exceeded their carrying values.

During the fourth quarter of 2008, we performed our annual goodwill impairment test. As a result of the acceleration of the general economic and market downturn as well as continued decreases in Arby’s same store sales, we concluded that the carrying amount of the Arby’s company-owned restaurant reporting unit exceeded its fair value. Accordingly, we completed “step two” of our impairment testing as prescribed in SFAS 142 and recorded an impairment charge of $460.1 million (with a $68.3 million tax benefit related to the portion of tax deductible goodwill) representing all of the goodwill recorded for the Arby’s company-owned restaurant reporting unit. We also concluded at that time that there was no impairment of goodwill for the Arby’s franchise reporting unit or any of the Wendy’s reporting units.

The fair values of the reporting units were determined by management with the assistance of an independent third-party valuation firm.

Impairment of Other Long-Lived Assets

	2008	2007	Change
	(In Millions)
Restaurants, primarily properties at underperforming locations	$9.6	$2.6	$7.0

Facilities Relocation and Restructuring

	2008	2007	Change
	(In Millions)
Restaurants, primarily Wendy’s severance costs	$3.2	$0.6	$2.6

Interest Expense

Interest expense increased $7.7 million principally as a result of the Wendy’s Merger, which resulted in $11.4 million of additional interest expense during the 2008 fourth quarter. Excluding Wendy’s, interest expense decreased $3.7 million principally reflecting a $13.0 million decrease in interest expense on the Term Loan included within the Arby’s Credit Agreement due to (a) a decrease in the variable interest rates as compared to the prior year and (b) the decrease in the Term Loan outstanding principal balance as a result of the $143.2 million voluntary net prepayment in 2008 to assure compliance with certain covenants in the Credit Agreement. This decrease was partially offset by (1) a $3.7 million increase related to the change in our interest rate swap positions, through their expiration in 2008, due to market conditions and (2) a $3.2 million increase related to an increase in average outstanding debt, excluding the Term Loan.

Gain on Early Extinguishments of Debt

In 2008, we reacquired $10.9 million of outstanding ARG debt, resulting in a gain on early extinguishment of approximately $3.6 million.

Other (expense) income, net

	2008	2007	Change
	(In Millions)
Interest income	$1.2	$2.7	$(1.5)
Other than temporary loss on investment	(1.8)	—	(1.8)
Other	0.2	0.7	(0.5)

	$(0.4)	$3.4	$(3.8)

Our interest income decreased $1.5 million principally due to: (1) lower average outstanding balances of our interest-bearing investments due to our 2008 operating results and (2) a decrease in interest rates.

Based on a review of our unrealized investment losses in 2008, we determined that the decrease in the fair value of the cost method investment was other than temporary due to the severity of the decline, the financial condition of the investee and the prospect for future recovery in the market value of the investment and we recorded an other than temporary loss on investment of $1.8 million.

Benefit from (provision for) Income Taxes

Our effective tax benefit rate for 2008 was 15% compared to a (38)% provision in 2007. The effective benefit rate in 2008 is less than the provision rate in 2007 principally as a result of the 2008 tax effects of $(99.7) million provision on the impairment of goodwill as described above in “Goodwill Impairment” as a result of non-deductible goodwill in excess of tax goodwill and $9.2 million benefit on the distribution of foreign earnings net of related foreign tax credits.

Loss from Discontinued Operations, Net of Income Taxes

The loss from discontinued operations, net of income taxes, of $0.1 million in 2007 consists of a loss relating to the finalization of the leasing arrangements of two closed restaurants. There were no similar charges in 2008.

Net (Loss) Income

Our net results decreased $397.8 million to a net loss of $365.1 million in 2008 from net income of $32.7 million in 2007. This decrease is primarily due to the after-tax and applicable minority interest effects of the variances discussed above, including the goodwill and other long-lived assets impairments recorded during 2008.

2007 Compared to 2006

Presented below is a table that summarizes our combined results of operations and compares the amount of the change between 2007 and 2006 (the “2007 Change”). Certain percentage changes between these years are considered not measurable or not meaningful (“n/m”).

	2007	2006	2007 Change
			Amount	Percent
	(In Millions Except Percentages and Restaurant Count)
Revenues:
Sales	$1,113.4	$1,073.3	$40.1	3.7%
Franchise revenues	87.0	82.0	5.0	6.1%

	1,200.4	1,155.3	45.1	3.9%

Costs and expenses:
Cost of sales	894.5	857.2	37.3	4.4%
General and administrative	136.8	147.2	(10.4)	(7.1)%
Depreciation and amortization	56.9	50.5	6.4	12.7%
Impairment of other long-lived assets	2.6	4.0	(1.4)	(35.0)%
Facilities relocation and corporate restructuring	0.6	0.1	0.5	n/m
Other operating expense, net	0.3	0.9	(0.6)	(66.7)%

	1,091.7	1,059.9	31.8	3.0%

Operating profit	108.7	95.4	13.3	13.9%
Interest expense	(59.2)	(57.0)	(2.2)	3.9%
Loss on early extinguishments of debt	—	(1.0)	1.0	(100.0)%
Other income, net	3.3	6.5	(3.2)	(49.2)%

Income from continuing operations before income taxes	52.8	43.9	8.9	20.3%
Provision for income taxes	(20.0)	(18.5)	(1.5)	8.1%

Income from continuing operations	32.8	25.4	7.4	29.1%
Loss from discontinued operations, net of income taxes:	(0.1)	(1.3)	1.2	(92.3)%

Net income	$32.7	$24.1	$8.6	35.7%

Restaurant Statistics:

Arby’s same-store sales:	2007	2006
North America Company-owned restaurants	(1.3)%	1.1%
North America Franchised restaurants	1.1%	4.5%
North America Systemwide	0.3%	3.4%

Restaurant Margin:	2007	2006
Arby’s	19.7%	20.1%

Restaurant Count:	Company-owned	Franchised	Systemwide
Arby’s
Restaurant count at December 31, 2006	1,061	2,524	3,585
Opened in 2007	51	97	148
Closed in 2007	(15)	(30)	(45)
Net purchased from (sold by) franchisees in 2007	9	(9)	—

Restaurant count at December 30, 2007	1,106	2,582	3,688

Sales

Our net sales, which were generated entirely from our Arby’s company-owned restaurants, increased $40.1 million, or 3.7% to $1,113.4 million for 2007 from $1,073.3 million for 2006, due to the $56.3 million increase in net sales from the 45 net company-owned restaurants we added during 2007. This increase was partially offset by a $16.2 million, or 1.3% decrease in company-owned same-store sales. Same store sales of our Arby’s company-owned restaurants decreased principally due to lower sales volume from a decline in customer traffic as a result of (1) increased price discounting by other larger QSRs and (2) price discounting associated with the introduction of a new value program and (3) a major new product launch that drove less traffic than expected. These negative factors were partially offset by the effect of selective price increases that were implemented in late 2006 and during 2007. Same-store sales of our company-owned restaurants declined while same-store sales of our Arby’s franchised restaurants grew 1.1% primarily due to (1) the franchised restaurants implementing certain selective price increases earlier in 2007 than company-owned restaurants, and (2) the use throughout 2007 by franchised restaurants of incremental marketing and print advertising initiatives which we were already using for the company-owned restaurants. These positive impacts on same-store sales of Arby’s franchised restaurants more than offset declines in traffic.

Franchise Revenues

Total franchise revenues, which were generated entirely from the Arby’s franchised restaurants, increased $5.0 million, or 6.1%, to $87.0 million for 2007 from $82.0 million for 2006. Excluding $2.2 million of rental income from properties leased to franchisees being included in franchise revenues in 2007, Arby’s franchise revenues increased $2.8 million reflecting higher royalties of (1) $2.5 million from the 58 net increase in Arby’s franchised restaurants and (2) $0.7 million from a 1.1% increase in Arby’s same-store sales of the Arby’s franchised restaurants in 2007 as compared with 2006. These increases in royalties were partially offset by a $0.4 million decrease in Arby’s franchise and related fees.

Restaurant Margin

Our Arby’s restaurant margin decreased slightly to 19.7% in 2007 from 20.1%, in 2006. We define restaurant margin as sales from company-owned restaurants less cost of sales, divided by sales. The decrease was primarily related to (1) price discounting associated with the new value program discussed under “—Sales” above, (2) increases in our cost of beef and other menu items, (3) higher utility and fuel costs under new distribution contracts that became effective in the third quarter of 2007 and (4) increased labor costs primarily due to the effect on payroll and related costs from Federal and state minimum wage increases implemented in 2007. These negative factors were significantly offset by the decrease in beverage costs partially due to the full year effect of increased rebates earned from a new beverage supplier we were in the process of converting to during 2006.

General and Administrative

Our general and administrative expenses decreased $10.4 million principally due to (1) a $3.4 million decrease in incentive compensation due to weaker performance at Arby’s, (2) a $5.9 million decrease in outside consultant fees at Arby’s partially offset by a $2.1 million increase in salaries, which partially replaced those fees, primarily attributable to the strengthening of the infrastructure of that segment following the RTM Acquisition prior to 2006, (3) a $4.0 million reduction of severance and related charges in connection with the replacement of three Arby’s senior restaurant executives during 2006 that did not recur in 2007, (4) a $1.8 million decrease in recruiting fees at Arby’s associated with the strengthening of the infrastructure in 2006 following the RTM Acquisition and (5) a $1.7 million reduction of training and travel costs at Arby’s as part of an expense reduction initiative. These decreases were partially offset by a $2.3 million increase in relocation costs in Arby’s principally attributable to additional estimated declines in market value and increased carrying costs related to homes we purchased for resale from relocated employees.

Depreciation and Amortization

	2007	2006	Change
	(In Millions)
Arby’s restaurants, primarily properties	$56.9	$50.5	$6.4

Impairment of Other Long-lived Assets

	2007	2006	Change
	(In Millions)
Restaurants, primarily properties at underperforming locations	$2.6	$4.0	$(1.4)

The impairment of other long-lived assets decreased principally to a $1.8 million decrease in charges related to underperforming Arby’s restaurants.

Interest Expense

Interest expense increased $2.2 million from $57.0 million in 2006 to $59.2 million in 2007 principally as a result of increased interest rates, partially offset by a decrease in our weighted average debt outstanding.

Other Income, net

	2007	2006	Change
	(In Millions)
Interest income	$2.6	$3.1	$(0.5)
Rental income	—	3.1	(3.1)
Amortization of fair value of debt guarantees	0.6	0.2	0.4
Other	0.1	0.1	—

	$3.3	$6.5	$(3.2)

Loss on Early Extinguishments of Debt

The loss on early extinguishments of debt in 2006 consisted of a $1.0 million write-off of previously unamortized deferred financing costs in connection with principal repayments of the Term Loan from excess cash.

Provision for Income Taxes

Our effective tax rate for 2007 and 2006 was a provision of (38%) and (42%), respectively. The difference in these tax rates is primarily the result of higher state income tax expense in 2006 relative to pre-tax income.

Loss From Discontinued Operations, Net of Income Taxes

The loss from discontinued operations in 2007 consists of $0.1 million loss relating to the finalization of the leasing arrangements of the two closed Arby’s restaurants. The loss from discontinued operations in 2006 consists of a $1.3 million loss from operations related to our closing two underperforming restaurants.

Net Income (Loss)

Our net results improved $8.6 million to income of $32.7 million in 2007 from $24.1 million in 2006. This increase is a result of the after-tax effects of the variances discussed above, including the facilities relocation charge.

Six Months Ended June 28, 2009 Compared to Six Months ended June 29, 2008

Presented below is a table that summarizes our results, same-store sales and restaurant margins for the 2009 first half and the 2008 first half. Due to the Wendy’s Merger, the percentage change between these six-month periods is not meaningful.

	Six Months Ended
	June 28, 2009	June 29, 2008	Change Amount
	(In Millions Except Percentages and Restaurant Count)
Revenues:
Sales	$1,589.4	$572.9	$1,016.5
Franchise revenues	187.3	42.9	144.4

	1,776.7	615.8	1,160.9

Costs and expenses:
Cost of sales	1,362.4	478.4	884.0
General and administrative	213.1	71.7	141.4
Depreciation and amortization	95.1	30.1	65.0
Impairment of long-lived assets	13.4	1.4	12.0
Facilities relocation and restructuring	4.2	0.1	4.1
Other operating expense (income), net	1.7	(0.5)	2.2

	1,689.9	581.2	1,108.7

Operating profit	86.8	34.6	52.2
Interest expense	(52.4)	(27.8)	(24.6)
Other (income) expense, net	(4.7)	0.4	(5.1)

Income before income taxes	29.7	7.2	22.5
Provision for income taxes	(11.5)	(2.9)	(8.6)

Net income	$18.2	$4.3	$13.9

Restaurant statistics:

Wendy’s same-store sales:	First Half 2009
North America Company-owned restaurants	(0.5)%
North America Franchised restaurants	0.5%
North America Systemwide	0.3%

Arby’s same-store sales:	First Half 2009	First Half 2008
North America Company-owned restaurants	(6.9)%	(2.7)%
North America Franchised restaurants	(7.8)%	(1.0)%
North America Systemwide	(7.5)%	(1.6)%

Restaurant margin:	First Half 2009
Wendy’s	13.6%

	First Half 2009	First Half 2008
Arby’s	14.6%	16.5%

Restaurant count:	Company-owned	Franchised	Systemwide
Wendy’s restaurant count:
Restaurant count at December 28, 2008	1,406	5,224	6,630
Opened	7	19	26
Closed	(7)	(41)	(48)
Sold to franchisees	(11)	11	—

Restaurant count at June 28, 2009	1,395	5,213	6,608

Arby’s restaurant count:
Restaurant count at December 28, 2008	1,176	2,580	3,756
Opened	4	34	38
Closed	(10)	(39)	(49)

Restaurant count at June 28, 2009	1,170	2,575	3,745

Total restaurant count at June 28, 2009	2,565	7,788	10,353

Sales

Our sales, which were generated primarily from our company-owned restaurants, increased $1,016.5 million to $1,589.4 million for the six months ended June 28, 2009 from $572.9 million for the six months ended June 29, 2008. The increase in sales was due to the Wendy’s Merger which added 1,395 net company-owned restaurants as of June 28, 2009 and generated $1,046.1 million in sales during the 2009 first half. Wendy’s North America company-owned same-store sales, excluding the impact of fewer restaurants serving breakfast in the 2009 first half as compared to the 2008 first half, would have increased approximately 1.1%. Excluding Wendy’s, sales decreased $29.6 million, which is attributable to the 6.9% decrease in same-store sales of our Arby’s North America company-owned restaurants, stemming from lower customer traffic primarily impacted by the previously described negative economic trends and competitive pressures in “Introduction and Executive Overview—Our Business.” The decrease in Arby’s sales was partially mitigated by the continued positive effect on sales of the new Roastburger™ product launch in the 2009 first quarter.

Franchise Revenues

Total franchise revenues, which were generated entirely from franchised restaurants, increased $144.4 million to $187.3 million for the six months ended June 28, 2009 from $42.9 million for the six months ended June 29, 2008. The increase in franchise revenue was due to the Wendy’s Merger which added 5,213 franchised restaurants as of June 28, 2009 to the Wendy’s/Arby’s restaurant system and generated $147.3 million in franchise revenue during the 2009 first half. Wendy’s franchise store-sales were not significantly impacted by changes in the number of restaurants serving breakfast in the 2009 first half. Excluding Wendy’s, franchise revenues decreased $2.9 million, which is attributable to the 7.8% decrease in same-store sales for Arby’s North America franchised restaurants. Same-store sales of our Arby’s North America franchise restaurants decreased primarily due to the same factors discussed above under “Sales”. In addition, sales at Arby’s North America franchise restaurants were negatively affected by less aggressive pricing and in-store value promotions than at Company-owned restaurants.

Restaurant Margin

Our restaurant margin decreased to a consolidated 14.0% for the six months ended June 28, 2009 from the Arby’s 16.5% restaurant margin for the six months ended June 28, 2008. The 2009 first half restaurant margin reflects the mix of the Wendy’s restaurant margin of 13.6% and the Arby’s restaurant margin of 14.6%. Wendy’s restaurant margin for the 2008 first half was 11.2%. The increase in the Wendy’s margin is primarily attributable to the effect of price increases in the second half of 2008 and improvements in food, labor and other controllable costs. The decrease in the Arby’s margin was primarily attributable to the effect of the decrease in Arby’s same store sales without comparable reductions in fixed and semi-variable costs, partially offset by price increases.

General and Administrative

Our general and administrative expenses increased $141.4 million to $213.1 million for the six months ended June 28, 2009 from $71.7 million for the six months ended June 29, 2008 principally due to the Wendy’s Merger which added $122.5 million of general and administrative expenses in the 2009 first half. Excluding Wendy’s, general and administrative expenses increased approximately $18.9 million principally due to (1) an increase in the 2009 first half in ARG permanent and temporary staffing and other expenses in connection with the establishment of the shared services center in Atlanta, Georgia and (2) a $2.1 million increase in the allowance for doubtful accounts for the collection of Arby’s franchise revenues.

Depreciation and Amortization

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)
Arby’s restaurants, primarily properties	$28.1	$30.1
Wendy’s restaurants, primarily properties	65.3	—
Shared services center assets	1.7	—

	$95.1	$30.1

Impairment of Long Lived Assets

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)
Arby’s restaurants, primarily properties at underperforming locations	$12.7	$1.4
Wendy’s restaurants	0.7	—

	$13.4	$1.4

Facilities Relocation and Restructuring

The expense for the six months ended June 28, 2009 represents Wendy’s merger-related severance costs incurred in the 2009 second quarter.

Interest Expense

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)
Arby’s debt	$28.6	$27.8
Wendy’s debt	22.8	—
Wendy’s/Arby’s Restaurants debt	1.0	—

	$52.4	$27.8

Interest expense increased $24.6 million principally reflecting (1) $22.8 million of interest on Wendy’s debt assumed as a result of the Wendy’s Merger, (2) $5.6 million from the write-off of deferred debt costs relating to the prepayments in the second quarter of 2009 on the Term Loan discussed below and (3) $1.0 million of interest on the Wendy’s/Arby’s Restaurants 10.00% notes issued in June 2009. These increases were partially offset by a decrease in the Term Loan interest expense due to a decrease in outstanding Term Loan debt resulting from the $277.5 million of prepayments since the end of the second quarter of 2008, including $132.5 million prepaid on June 23, 2009.

Other Income (Expense), Net

	Six Months Ended
	June 28, 2009	June 29, 2008
	(In Millions)
Deferred cost write-off	$(4.3)	$—
Other than temporary loss on investment	(1.9)	—
Other	1.5	0.4

	$(4.7)	$0.4

The deferred costs written off in the 2009 first half related to financing costs incurred for a Wendy’s credit facility that was executed in January 2009 but was refinanced by the amended and restated Credit Agreement discussed below under “Liquidity and Capital Resources—Long-term Debt.”

Based on a review of our unrealized investment losses in the 2009 six month period, we determined that the decreases in the fair value of one of our cost method investments was other than temporary due to the prospect for future recovery in the market value of the investment. Accordingly, we recorded other than temporary losses on one of our cost method investments of $1.9 million in the 2009 first half.

Provision for Income Taxes

The effective tax rates for the first half of 2009 and 2008 were 38.9% and 40.6%, respectively. The effective rate is higher in 2008 principally as a result of (1) the 2008 effect of adjustments to uncertain tax positions, and (2) the effect of tax credit benefits relative to pre-tax income in both periods.

Net Income

Our net income improved $13.9 million to $18.2 million in the 2009 first half from $4.3 million in the 2008 first half. The improvement is primarily attributed to the inclusion of the results of operations for the 2009 first half for Wendy’s as partially offset by the decline in the results of operations for Arby’s in the 2009 first half as compared to the same period in the prior year.

Liquidity and Capital Resources

Sources and Uses of Cash for 2008

Cash and cash equivalents (“Cash”) totaled $63.1 million at December 28, 2008 compared to $44.1 million at December 30, 2007. For the year ended December 28, 2008, net cash provided by operating activities totaled $101.0 million, primarily from the following significant items:

•	Our combined net loss of $365.1 million;

•	Arby’s company-owned restaurants non-cash goodwill impairment of $460.1 million;

•	Depreciation and amortization of $85.1 million;

•	Impairment of other long-lived assets charges of $9.6 million;

•	Share-based compensation provision of $8.8 million;

•	The amortization of deferred financing costs which totaled $3.8 million;

•	Our deferred income tax benefit of $62.7 million;

•	The recognition of deferred vendor incentives, net of amount received, of $6.5 million and

•

A decrease in operating assets and liabilities of $31.7 million principally reflecting a $50.0 million decrease in accounts payable, accrued expenses and other current liabilities primarily due to (1) the payment of 2007 accrued bonuses in 2008, (2) significantly reduced bonus accruals in 2008 due to weaker performance and (3) a tax sharing payment to our parent.

Additionally, for the year ended December 28, 2008, we had the following significant sources and uses of cash other than from operating activities:

•	Proceeds of $17.8 million from long-term debt;

•	Cash of $199.8 million acquired as part of the Wendy’s Merger;

•	Repayments of long-term debt of $175.5 million which includes $143.2 million of voluntary net principal repayments of our Arby’s Term Loan discussed further below;

•	Advances to Wendy’s/Arby’s Group from Wendy’s of $155.0 million which it does not intend to repay;

•	Capital contributions from Wendy’s/Arby’s Group of $150.2 million to Arby’s as partial funding of the repayments of long-term debt;

•	Cash capital expenditures totaling $105.9 million, including the construction of new restaurants which amounted to approximately $43.7 million and the remodeling of existing restaurants; and

•	Cash paid for business acquisitions, other than Wendy’s, totaling $9.6 million, including $7.9 million for the California Restaurant Acquisition.

The net cash provided by continuing operations was approximately $23.1 million.

Working Capital and Capitalization

Working capital, which equals current assets less current liabilities, was a deficiency of $143.7 million at December 28, 2008, reflecting a current ratio, which equals current assets divided by current liabilities, of 0.7:1. The working capital deficit at December 28, 2008 increased $102.2 million from a deficit of $41.5 million at December 30, 2007, primarily due to an increase of $89.6 million from the additional Wendy’s working capital deficit.

Our total capitalization at December 28, 2008 was $3,344.5 million, consisting of invested equity of $2,254.8 million and long-term debt of $1,089.7 million, including current portion. Our total capitalization at December 28, 2008 increased $2,455.8 million from $888.7 million at December 30, 2007 principally reflecting:

•

The Wendy’s Merger, which increased our total capitalization by $2,991.8 million, consisting of additional invested equity of $2,494.7 million and long-term debt of $497.1 million, including current portion;

•	Capital contributions of $150.2 million from Wendy’s/Arby’s Group to Arby’s;

•	Net loss of $365.1 million, which includes the effect of the goodwill impairment;

•

The change in the components of “Accumulated other comprehensive loss,” that are not included in the calculation of net loss, of $43.0 million principally reflecting the currency translation adjustment;

•	The advance to parent of $155.0 million that it does not intend to repay; and

•	The $142.5 million net decrease in long-term debt principally due to the $143.2 million voluntary net principal prepayments on the Arby’s Term Loan discussed below.

Sources and Uses of Cash for the Six Months Ended June 28, 2009

Cash totaled $582.5 million at June 28, 2009 compared to $63.1 million at December 28, 2008. For the six months ended June 28, 2009, net cash provided by continuing operating activities totaled $162.4 million, which includes the following significant items:

•	Our net income of $18.2 million;

•	Depreciation and amortization of $95.1 million;

•	The receipt of deferred vendor incentives, net of amount recognized, of $19.5 million;

•	Impairment of long-lived assets charges of $13.4 million;

•	The write off and amortization of deferred financing costs of $11.8 million;

•	Distributions received from our investments in a joint venture of $7.1 million; and

•

Changes in operating assets and liabilities of $17.8 million principally reflecting an $11.1 million increase in prepaid expenses and other current assets and a $7.2 million decrease in accounts payable, accrued expenses and other current liabilities primarily due to payments to vendors.

We expect positive cash flows from continuing operating activities during the remainder of 2009.

Additionally, for the six months ended June 28, 2009, we had the following significant sources and uses of cash other than from operating activities:

•	Proceeds of $553.8 million primarily from the issuance of the notes discussed below under “Long-term Debt”;

•	Net repayments of other long-term debt of $138.0 million including a prepayment of $132.5 million on the Term Loan in the second quarter of 2009;

•	Cash capital expenditures totaling $40.0 million, including the construction of new restaurants (approximately $11.4 million) and the remodeling of existing restaurants; and

•	Deferred financing costs of $29.6 million.

The net cash provided by continuing operations before the effect of exchange rate changes on cash was approximately $518.7 million.

Working Capital

Working capital, which equals current assets less current liabilities, was $406.5 million at June 28, 2009, reflecting a current ratio, which equals current assets divided by current liabilities, of 1.9:1. The working capital at June 28, 2009 increased $550.2 million from a deficit of $143.7 million at December 28, 2008, primarily related to $162.4 million in net cash provided by continuing operating activities and $387.8 million in net cash provided by continuing financing activities.

Long-term Debt

The following is our long-term debt as of June 28, 2009:

Outstanding Balance at June 28, 2009
(In Millions)
10.00% Notes (1)	$551.1
Senior secured term loan (2)	253.5
6.20% Senior Notes (3)	201.3
6.25% Senior Notes (4)	190.8
Sale-leaseback obligations, excluding interest	124.6
Capitalized lease obligations, excluding interest (5)	103.1
7% Debentures (6)	79.5
Notes payable, weighted average interest rate of 7.27% (7)	4.7
Other	1.6

$1,510.2

(1)

On June 23, 2009, Wendy’s/Arby’s Restaurants, issued $565.0 million principal amount of notes. The notes will mature on July 15, 2016 and accrue interest at 10.00% per annum, payable semi-annually on January 15 and July 15, with the first payment on January 15, 2010. The notes were issued at 97.533% of the principal amount, representing a yield to maturity of 10.50% and resulting in net proceeds paid to us of $551.1 million. The $13.9 million discount will be accreted and the related charge included in interest expense until the notes mature. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain direct and indirect domestic subsidiaries of Wendy’s/Arby’s Restaurants (collectively, the “Guarantors”).

Wendy’s/Arby’s Restaurants incurred approximately $20.2 million in costs related to the issuance of the notes which will be amortized to interest expense over the term of the notes utilizing the effective interest method.

The indenture governing the notes, dated as of June 23, 2009 among Wendy’s/Arby’s Restaurants, the Guarantors and U.S. Bank National Association, as trustee, includes certain customary covenants that, subject to a number of important exceptions and qualifications, limit the ability of Wendy’s/ Arby’s Restaurants and its restricted subsidiaries to, among other things, incur debt or issue preferred or disqualified stock, pay dividends on equity interests, redeem or repurchase equity interests or prepay or repurchase subordinated debt, make some types of investments and sell assets, incur certain liens, engage in transactions with affiliates (except on an arms-length basis), and consolidate, merge or sell all or substantially all of their assets.

(2)

Prior to March 11, 2009, ARG was party to a credit agreement, which included a senior secured term loan due in July 2012 and a senior secured revolving credit facility due in July 2011 (the “Original Credit Agreement”). The Original Credit Agreement was amended and restated by the Credit Agreement as of March 11, 2009 and includes the Term Loan and a senior secured revolving credit facility. As a result of an agreement entered into on March 17, 2009, the amount of the senior secured revolving credit facility increased from $100.0 million to $170.0 million. As a result of the Credit Agreement, we and Wendy’s and certain of our affiliates in addition to ARG and certain of its affiliates became co-obligors.

On June 10, 2009, Wendy’s/Arby’s Restaurants entered into an Amendment No. 1 to the Credit Agreement which, among other things (1) permitted the issuance by Wendy’s/Arby’s Restaurants of the notes described above and the incurrence of debt thereunder, and permitted Wendy’s/Arby’s Restaurants to dividend to Wendy’s/Arby’s Group the net cash proceeds of the notes issuance less amounts used to prepay the term loan under the Credit Agreement and pay accrued interest thereon and certain other payments, (2) modified certain total leverage financial covenants, added certain financial covenants based on senior secured leverage ratios and modified the minimum interest coverage ratio, (3) permitted the prepayment at any time prior to maturity of certain senior notes of Wendy’s and eliminated certain incremental debt baskets in the covenant prohibiting the incurrence of additional indebtedness and (4) modified the interest margins to provide that the margins will fluctuate based on Wendy’s/Arby’s Restaurants’ corporate credit rating. Wendy’s/Arby’s Restaurants incurred approximately $3.1 million in costs related to such Amendment No 1.

As amended, the term loan under the Credit Agreement and amounts borrowed under the revolving credit facility under the Credit Agreement bear interest at our option at either (i) the Eurodollar Base Rate (as defined in the Credit Agreement), as adjusted pursuant to applicable regulations (but not less than 2.75%), plus an interest rate margin of 4.00%, 4.50%, 5.00% or 6.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating, or (ii) the Base Rate (as defined in the Credit Agreement), which is the higher of the interest rate announced by the administrative agent for the Credit Agreement as its base rate and the Federal funds rate plus 0.50% (but not less that 3.75%), in either case plus an interest rate margin of 3.00%, 3.50%, 4.00% or 5.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating. Based on Wendy’s/Arby’s Restaurants’ corporate credit rating at the effective date of the Amendment No. 1 and as of June 28, 2009, the applicable interest rate margins available to us were 4.50% for Eurodollar Base Rate borrowings and 3.50% for Base Rate borrowings.

Concurrently with the closing of the issuance of the notes, we prepaid the term loan under the Credit Agreement in an aggregate principal amount of $132.5 million and accrued interest thereon

The Term Loan is due July 2012 and the senior secured revolving credit facility expires in July 2011. During the six months ended June 28, 2009, we borrowed a total of $51.2 million under the senior secured revolving credit facility; however, no amounts were outstanding as of June 28,

2009. The senior secured revolving credit facility includes a sub-facility for the issuance of letters of credit up to $50.0 million. The availability under the senior secured revolving credit facility as of June 28, 2009 was $134.2 million, which is net of $35.8 million for outstanding letters of credit.

The Credit Agreement contains covenants that, among other things, require us to maintain certain aggregate maximum leverage and minimum interest coverage ratios and restrict our ability to incur debt, pay dividends or make other distributions to Wendy’s/Arby’s Group, make certain capital expenditures, enter into certain transactions (including sales of assets and certain mergers and consolidations) and create or permit liens.

(3)

Unsecured debt assumed as part of the Wendy’s Merger and is due June 2014 and redeemable prior to maturity at our option. The Wendy’s 6.20% senior notes were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on an outstanding principal of $225.0 million and an effective interest rate of 7.0%. These securities are obligations of Wendy’s, our subsidiary and a guarantor of the notes offered hereby, and are not guaranteed by us or any of our other subsidiaries. During the third quarter of 2009 we entered into $186.0 million (notional amount) of interest swaps in order to hedge a portion of this fixed rate debt.

(4)

Unsecured debt assumed as part of the Wendy’s Merger and is due November 2011 and is redeemable prior to maturity at our option. The Wendy’s 6.25% senior notes were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on an outstanding principal of $200.0 million and an effective interest rate of 6.6%. These securities are obligations of Wendy’s, our subsidiary and a guarantor of the notes offered hereby, and are not guaranteed by us or any of our other subsidiaries. During the third quarter of 2009 we entered into $175.0 million (notional amount) of interest swaps in order to hedge a portion of this fixed rate debt.

(5)

The capitalized lease obligations, which extend through 2036, include $30.1 million of capital lease obligations assumed as part of the Wendy’s Merger. The Wendy’s capital lease obligations were adjusted to fair value at the date of and in connection with the Wendy’s Merger.

(6)

Unsecured debt assumed as part of the Wendy’s Merger which is due in 2025. The Wendy’s 7% debentures are unsecured and were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on an outstanding principal of $100.0 million and an effective interest rate of 8.6%. These securities are obligations of Wendy’s, our subsidiary and a guarantor of the notes offered hereby, and are not guaranteed by us or any of our other subsidiaries.

(7)	This obligation represents notes payable assumed as part of the California Restaurant Acquisition which are due through 2014.

Debt Covenants

We were in compliance with all the covenants of the Credit Agreement as of June 28, 2009 and we expect to remain in compliance with all of these covenants for the next twelve months. As of June 28, 2009, there was $20.1 million immediately available for the payment of dividends indirectly to Wendy’s/Arby’s Group under the covenants of the Credit Agreement.

Wendy’s 6.20% and 6.25% Senior Notes and 7% Debentures contain covenants that specify limits on the incurrence of secured indebtedness. We were in compliance with these covenants as of June 28, 2009 and project that we will be in compliance with these covenants for the next twelve months.

A significant number of the underlying leases in the Arby’s restaurants segment for sale-leaseback obligations and capitalized lease obligations, as well as the operating leases, require or required periodic financial reporting of certain subsidiary entities within ARG or of individual restaurants, which in many cases has not been prepared or reported. Arby’s has negotiated waivers and alternative covenants with its most significant lessors that substitute consolidated financial reporting of ARG for that of individual subsidiary entities and that modify restaurant level reporting requirements for more than half of the affected leases. Nevertheless, as of June 28, 2009, Arby’s was not in compliance, and remains not in compliance, with the reporting requirements under those leases for which waivers and alternative financial reporting covenants have not been negotiated.

However, none of the lessors has asserted that Arby’s is in default of any of those lease agreements. Arby’s does not believe that such non-compliance will have a material adverse effect on its condensed consolidated financial position or results of operations.

Credit Ratings

Wendy’s/Arby’s Restaurants is rated by Moody’s Investor’s Service (“Moody’s”) and specific debt issuances of Wendy’s/Arby’s and Wendy’s are rated by Standard & Poor’s (“S&P”) and Moody’s.

In June 2009, the agencies assigned the following ratings for Wendy’s/Arby’s Restaurants and Wendy’s:

	S&P	Moody’s
Corporate family/corporate credit
Entity	Not applicable	Wendy’s/Arby’s Restaurants
Rating	—	B2
Outlook	—	Stable
Wendy’s/Arby’s Restaurants Notes	B+	B2
Wendy’s/Arby’s Restaurants Credit Agreement	BB	Ba2
Wendy’s Notes	B-	Caa1

There are many factors that could lead to future upgrades or downgrades of our credit ratings. Credit rating upgrades or downgrades could lead to, among other things, changes in borrowing costs and changes in our ability to access capital markets on acceptable terms.

A rating is not a recommendation to buy, sell or hold any security, and may be subject to revision or withdrawal at any time by the rating agency. Each rating should be evaluated independently of any other rating.

Dividends

During the first half of 2009, $7.6 million of intercompany dividends were paid to Wendy’s/Arby’s Group. No intercompany dividends were paid to Wendy’s/Arby’s Group during the first half of 2008. As of June 28, 2009, under the terms of the Credit Agreement, there was $20.1 million immediately available for the payment of dividends to Wendy’s/Arby’s Group, subject to adjustments.

In addition, under the terms of the notes, Wendy’s/Arby’s Restaurants could distribute the remaining net proceeds of $393.0 million from the issuance of the notes, after consideration of the original issue discounts, prepayments of debt, and financing costs and other costs related to the issuance of the notes, to Wendy’s/Arby’s Group. These proceeds may be used by Wendy’s/Arby’s Group for the use of general corporate purposes, including working capital, funding of key strategic growth initiatives, acquisitions of other restaurant companies, repayment or refinancing of indebtedness, and the return of capital to stockholders, including through stock repurchases and/or dividends.

Purchase of Indebtedness

Subject to market conditions, our capital needs and other factors, we or Wendy’s/Arby’s Group may from time to time repurchase our indebtedness or the indebtedness of our subsidiaries, including indebtedness outstanding under the Credit Agreement, in open market or privately negotiated transactions. During 2008, Wendy’s/Arby’s Group repurchased $10.9 million principal amount of indebtedness and contributed the repurchased notes to Arby’s which were then extinguished for accounting purposes.

Sources and Uses of Cash for 2009

Our anticipated consolidated cash requirements for continuing operations for the remainder of 2009, exclusive of operating cash flow requirements, consist principally of:

•	Cash capital expenditures of approximately $94.8 million;

•	Potential intercompany dividends and fees;

•	Scheduled debt principal repayments aggregating $24.0 million;

•	Severance payments of approximately $4.6 million related to our Wendy’s Merger integration program; and

•	The costs of any potential business acquisitions or financing activities.

We expect to meet these requirements from operating cash flows and available cash.

Contractual Obligations

The following table summarizes the expected payments under our outstanding contractual obligations as of June 28, 2009:

	Fiscal Years
	2009	2010-2011	2012-2013	After 2013	Total
	(In Millions)
Long-term debt (a)	$29.8	$532.8	$272.6	$1,148.9	$1,984.1
Sale-leaseback obligations (b)	7.3	28.8	29.8	162.4	228.3
Capitalized lease obligations (b)	20.9	31.8	23.1	118.9	194.7
Operating leases (c)	71.8	257.4	222.5	1,135.4	1,687.1
Purchase obligations (d)	229.8	132.3	72.5	98.2	532.8
Severance obligations (e)	4.6	3.9	—	—	8.5

Total (f)	$364.2	$987.0	$620.5	$2,663.8	$4,635.5

(a)

Excludes sale-leaseback and capitalized lease obligations, which are shown separately in the table. The table above includes interest of approximately $634.0 million on our long-term debt. We have estimated the interest on our variable-rate debt based on current base rates, the current interest rate margin and the amortization schedule in our credit agreement. The table above also reflects the effect of interest rate swaps entered into subsequent to June 28, 2009 which lowered our interest rate on certain of our fixed-rate debt. These amounts exclude the effects of the original issue discount on our notes of $13.9 million and the fair value adjustments related to certain debt assumed in the Wendy’s Merger of $53.3 million.

(b)

Excludes related sublease rental receipts of $9.3 million on sale-leaseback obligations and $4.7 million on capitalized lease obligations. The table above includes interest of approximately $104.0 million for sale-leaseback obligations and $92.0 million for capitalized lease obligations.

(c)	Represents the present value of minimum lease cash payments. Excludes related sublease rental receipts of $139.0 million.

(d)

Includes (1) $250.2 million remaining obligation for beverage purchase commitments with Coca-Cola, Inc. for Wendy’s restaurants and PepsiCo, Inc. for Arby’s restaurants, (2) $146.4 million for food purchase commitments, (3) $93.2 million for advertising commitments, (4) $15.7 million for capital expenditures and (5) $27.3 million for other purchase obligations.

(e)	Represents severance for Wendy’s personnel in connection with the Wendy’s Merger.

(f)	Excludes FIN 48 obligations of $24.5 million. We are unable to predict when, and if, payment of any of this accrual will be required.

Guarantees and Other Contingencies

As of June 28, 2009
(In Millions)
Lease guarantees and contingent rent on leases (1)	$120.4
Loan guarantees (2)	26.3
Letters of credit (3)	36.3

(1)

As of June 28, 2009, RTM, one of our subsidiaries, guaranteed the lease obligations of 10 restaurants operated by former affiliates of RTM (the “Affiliate Lease Guarantees”). Certain former stockholders of RTM have indemnified us with respect to the Affiliate Lease Guarantees. In addition, RTM remains contingently liable for 13 leases for restaurants sold by RTM prior to the RTM Acquisition in 2005 if the respective purchasers do not make the required lease payments (collectively with the Affiliate Lease Guarantees, the “Lease Guarantees”). These Lease Guarantees, which extend through 2025, including all existing extension or renewal option periods could aggregate a maximum of approximately $15.2 million as of June 28, 2009, assuming all scheduled lease payments have been made by the respective tenants through June 28, 2009. Wendy’s is contingently liable for certain leases and other obligations primarily related to restaurant locations operated by its franchises amounting to $92.1 million as of June 28, 2009 assuming all scheduled lease payments have been made by the respective franchisees through June 28, 2009. These leases extend through 2022, including all existing extension or renewal option periods. In addition, Wendy’s is contingently liable for certain leases which have been assigned to unrelated third parties, who have indemnified Wendy’s against future liabilities arising under the leases of $13.1 million. These leases expire on various dates through 2022, including all existing extension or renewal option periods.

(2)

Wendy’s provided loan guarantees to various lenders on behalf of franchisees under debt arrangements for new store development and equipment financing. Recourse on the majority of these loans is limited, generally to a percentage of the original loan amount or the current loan balance on individual franchisee loans or an aggregate minimum for the entire loan arrangement. Wendy’s potential recourse for the aggregate amount of these loans amounted to $26.3 million as of June 28, 2009.

(3)

Wendy’s/Arby’s Restaurants has outstanding letters of credit of $36.3 million with various parties; however, our management does not expect any material loss to result from these letters of credit because we do not believe performance will be required.

Application of Critical Accounting Policies

The preparation of our combined financial statements in conformity with GAAP requires us to make estimates and assumptions in applying our critical accounting policies that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Our estimates and assumptions concern, among other things, goodwill impairment, impairment of long-lived assets, other than temporary losses on investments, losses due to investment collectability, valuations of some of our investments, uncertainties for tax, legal and environmental matters, and accounting for leases. We evaluate those estimates and assumptions on an on-going basis based on historical experience and on various other factors which we believe are reasonable under the circumstances.

We believe that, as of June 28, 2009, the following represent our more critical estimates and assumptions used in the preparation of our combined financial statements:

•	Goodwill impairment:

Following the Wendy’s Merger, we operate in two business segments consisting of two restaurant brands: (1) Wendy’s restaurant operations and (2) Arby’s restaurant operations. Each segment includes company-owned restaurants and franchise reporting units which are considered to be separate reporting units for purposes of measuring goodwill impairment under SFAS 142. As of June 28, 2009, Wendy’s goodwill of $852.2 million relates entirely to the Wendy’s franchise reporting units. Also, Arby’s goodwill of $17.6 million relates entirely to the Arby’s franchise operations.

We test goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired, by comparing the fair value of each reporting unit, using discounted cash flows or market multiples based on earnings, to the carrying value to determine if there is an indication that a potential impairment may exist. If we determine that an impairment may exist, we then measure the amount of the impairment loss as the excess, if any, of the carrying amount of the goodwill over its implied fair value. In determining the implied fair value of the reporting unit’s goodwill, we allocate the fair value of a reporting unit to all of the assets and liabilities of that unit as if the unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. The recoverability of the goodwill for the reporting periods was determined by management, with the assistance of an independent third-party valuation firm, and based on estimates we made regarding the present value of the anticipated cash flows associated with each reporting unit. Those estimates are subject to change as a result of many factors including, among others, any changes in our business plans, changing economic conditions and the competitive environment. Should actual cash flows and our future estimates vary adversely from those estimates we used, we may be required to recognize additional goodwill impairment charges in future years. Further, the fair value of the reporting unit can be determined under several different methods, of which discounted cash flows is one alternative. Had we utilized an alternative method, the amount of any potential goodwill impairment charge might have differed significantly from the amounts as determined.

During the second and third quarters of 2008, we performed interim goodwill impairment tests at our Arby’s company-owned restaurant and franchise operations reporting units due to the general economic downturn, a decrease in market valuations, and decreases in Arby’s same store sales. The results of these interim tests indicated that the fair values of each of these Arby’s reporting units exceeded their carrying values.

During the fourth quarter of 2008, we performed our annual goodwill impairment test. As a result of the acceleration of the general economic and market downturn as well as continued decreases in Arby’s same store sales, we concluded that the carrying amount of the Arby’s company-owned restaurant reporting unit exceeded its fair value. Accordingly, we completed “step two” of our impairment testing as prescribed in SFAS 142 and recorded an impairment charge of $460.1 million (with a $68.3 million tax benefit related to the portion of tax deductible goodwill) representing all of the goodwill recorded for the Arby’s company-owned restaurant reporting unit. We also concluded at that time that there was no impairment of goodwill for the Arby’s franchise reporting unit or any of the Wendy’s reporting units.

The fair value of the Wendy’s franchise reporting unit approximated its carrying value at September 29, 2008. Should current economic trends deteriorate or should we experience adverse changes in the Wendy’s business, we could be required to record impairment charges related to Wendy’s goodwill.

•	Provisions for impairment of long-lived assets:

Long-lived assets include our Wendy’s and Arby’s company-owned restaurants assets and their intangible assets, which include trademarks, franchise agreements, favorable leases and reacquired rights under franchise agreements.

As of June 28, 2009, the net carrying value of Wendy’s restaurant segment long-lived assets and intangible assets were $1,205.7 million and $1,359.0 million, respectively and Arby’s restaurant segment long-lived assets and intangible assets were $470.9 million and $37.6 million, respectively.

We review long-lived tangible and amortizing intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If that review indicates such assets may not be recoverable based upon forecasted undiscounted cash flows, an impairment loss is recognized for the excess of the carrying amount over the fair value of the asset. The fair value is generally estimated to be the present value of the associated cash flows. Non-amortizing intangible assets are tested for impairment annually by comparing their carrying value to fair value; any excess of carrying value over fair value would represent impairment and a corresponding charge would be recorded. Our critical estimates in this review process include the anticipated future cash flows of each of Arby’s and Wendy’s company-owned restaurants and our franchised operations used in assessing the recoverability of their respective long-lived assets.

Arby’s restaurants impairment losses reflect impairment charges resulting from the deterioration in operating performance of certain company-owned restaurants in the first six months of 2009 and in the 2008, 2007, and 2006 fiscal years. In addition, we recognized impairment losses for the TJ Cinnamons brand (“TJ Cinnamons”) in 2008, 2007 and 2006. The fair values of the impaired assets were estimated to be the present value of the anticipated cash flows associated with each affected Arby’s company-owned restaurant, the TJ Cinnamons trademark and the asset management contracts. Those estimates are or were subject to change as a result of many factors including, among others, any changes in our business plans, changing economic conditions and the competitive environment. Should actual cash flows and our future estimates vary adversely from those estimates we used, we may be required to recognize additional impairment charges in future years. Further, the fair value of the long-lived assets can be determined under several different methods, of which discounted cash flows is one alternative. Had we utilized an alternative method, the amounts of the respective impairment charges might have differed significantly from the charges reported.

Our company-owned restaurants and other long-lived assets could require testing for impairment should future events or changes in circumstances indicate that they may not be recoverable.

•	Federal and state income tax contingencies:

We recognize the income tax benefits and estimated accruals for the resolution of income tax matters which are subject to future examinations of Wendy’s/Arby’s Group U.S. federal and state income tax returns as well as our state income tax returns by the Internal Revenue Service or state taxing authorities.

Effective January 1, 2007, we adopted FIN 48. As a result, we now measure income tax uncertainties in accordance with a two-step process of evaluating a tax position. We first determine if it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured, for purposes of financial statement recognition, as the largest amount that has a greater than fifty percent likelihood of being realized upon effective settlement. With the adoption of FIN 48, at January 1, 2007 we recognized an increase in our reserves for uncertain income tax positions of $4.7 million and an increase in our liability for interest of $0.2 million. These increases were partially offset by an increase in a deferred income tax benefit of $2.4 million. The net effect of all these adjustments was a decrease in retained earnings of $2.5 million. We have unrecognized tax benefits of $24.5 million and $23.6 million at June 28, 2009 and December 28, 2008, respectively.

We recognize interest accrued related to uncertain tax positions in “Interest expense” and penalties in “General and administrative expenses.” At June 28, 2009 and December 28, 2008, we had $5.2 million and $4.7 million accrued for the payment of interest and $1.4 million and $1.4 million accrued for penalties, both respectively.

As discussed above in “—Liquidity and Capital Resources,” Wendy’s/Arby’s Group U.S. federal income tax return for the tax period ended December 28, 2008 is under examination as part of the CAP program. Their U.S. federal income tax returns for January 1, 2006 to and including September 29, 2008 are not currently under examination while certain Wendy’s/

Arby’s Group and Arby’s state income tax returns and certain of Wendy’s state income tax returns for periods prior to the merger are under examination. We believe that adequate provisions have been made for any liabilities, including interest and penalties that may result from the completion of these examinations.

•	Legal reserves:

We have reserves which total $2.2 million at June 28, 2009 for the resolution of all of our legal matters.

Should the actual cost of settling these matters, whether resulting from adverse judgments or otherwise, differ from the reserves we have accrued, that difference will be reflected in our results of operations when the matter is resolved or when our estimate of the cost changes.

•	Accounting for leases:

We operate restaurants that are located on sites owned by us and sites leased by us from third parties. At inception, each lease is evaluated to determine whether the lease will be accounted for as an operating or capital lease in accordance with the provisions of SFAS No. 13, Accounting for Leases, and other related authoritative guidance under GAAP. When determining the lease term we include option periods for which failure to renew the lease imposes an economic detriment. The primary penalty to which we are subject is the economic detriment associated with the existence of leasehold improvements which might be impaired if we choose not to exercise the available renewal options.

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight line basis (“Straight-Line Rent”) over the applicable lease terms. Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options. The term used for Straight-Line Rent expense is calculated from the date we obtain possession of the leased premises through the expected lease termination date at lease inception. We expense rent from possession date to the restaurant opening date, in accordance with FASB Staff Position No. 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”).

There is a period under certain lease agreements referred to as a rent holiday (“Rent Holiday”) that generally begins on the possession date and ends on the rent commencement date. During the Rent Holiday period, no cash rent payments are typically due under the terms of the lease, however, expense is recorded for that period consistent with the Straight-Line Rent policy.

For leases that contain rent escalations, we record the rent payable during the lease term, as determined above, on the straight-line basis over the term of the lease (including the rent holiday period beginning upon our possession of the premises), and record the excess of the Straight-Line Rent over the minimum rents paid as a deferred lease liability included in “Other liabilities.” Certain leases contain provisions, referred to as contingent rent (“Contingent Rent”), that require additional rental payments based upon restaurant sales volume. Contingent rent is expensed each period as the liability is incurred, in addition to the Straight-Line Rent.

Favorable and unfavorable lease amounts are recorded as components of “Other intangible assets” and “Other liabilities,” respectively, when we purchase restaurants (see Note 3) and are amortized to “Cost of sales”—both on a straight-line basis over the remaining term of the leases. Upon early termination of a lease, the favorable or unfavorable lease balance associated with the lease is recognized as a loss or gain, respectively, in our results of operations.

Management, with the assistance of a valuation firm, makes certain estimates and assumptions regarding each new lease agreement, lease renewal, and lease amendment, including, but not limited to property values, property lives, discount rates, and probable term, all of which can impact (i) the classification and accounting for a lease as capital or operating, (ii) the rent holiday and/or escalations in payment that are taken into consideration when calculating straight-line rent and (iii) the term over which leasehold improvements for each restaurant are amortized. These estimates and assumptions may produce materially different amounts of depreciation and amortization, interest and rent expense that would be reported if different assumed lease terms were used.

Inflation and Changing Prices

We believe that inflation did not have a significant effect on our consolidated results of operations during the reporting periods since inflation rates generally remained at relatively low levels.

Seasonality

Our restaurant operations are moderately impacted by seasonality because Wendy’s restaurant revenues are normally higher during the summer months than during the winter months. Because of this seasonality, results for any particular quarter are not necessarily indicative of the results that may be achieved for any other quarter or for the full fiscal year.

Accounting Pronouncements Adopted in 2009

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). These statements change the way companies account for business combinations and noncontrolling interests by, among other things, requiring (1) more assets and liabilities to be measured at fair value as of the acquisition date, including a valuation of the entire company being acquired where less than 100% of the company is acquired, (2) an acquirer in preacquisition periods to expense all acquisition-related costs, (3) changes in acquisition related deferred tax balances after the completion of the purchase price allocation be recognized in the statement of operations as opposed to through goodwill and (4) noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of “Invested equity”.

In addition, in April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). In determining the useful life of acquired intangible assets, FSP FAS 142-3 removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives.

In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 requires acquirers to recognize an asset acquired or liability assumed in a business combination that arises from a contingency at fair value if the acquisition-date fair value of that asset or liability can be determined during the measurement period.

SFAS 141(R), which became effective in our fiscal 2009 first quarter, will not impact our recording of the Wendy’s Merger except for any potential adjustments to deferred taxes included in the allocation of the purchase price after such allocation has been finalized. The adoption of SFAS 160 had no effect on the Company as it does not have any non-controlling interests. SFAS 141 (R), FSP FAS 142-3, FSP FAS 141(R)-1 and SFAS 160 will impact future acquisitions, if any, the effect of which will depend upon the nature and terms of such agreements. The application of FSP FAS 142-3 did not have a material effect on our unaudited condensed combined financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and how these items affect a company’s financial position, results of operations and cash flows. SFAS 161 affects only these disclosures and does not change the accounting for derivatives. SFAS 161 has been applied prospectively beginning with the first quarter of our 2009 fiscal year. The application of SFAS 161 did not have any effect on disclosures in our unaudited condensed combined financial statements.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”). FSP FAS 107-1 requires expanded fair value disclosures for all financial instruments within the scope of FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments.” These disclosures are required for interim periods for publicly traded entities. In addition, entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim basis. We have applied this Staff Position effective with our 2009 second quarter.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 defines the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and we have applied SFAS 165 effective with our 2009 second quarter.

Accounting Standard Not Yet Adopted

In June 2009, the FASB issued SFAS No. 167, “Consolidation of Variable Interest Entities” (“SFAS 167”). SFAS 167 alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity’s purpose and design and the parent company’s ability to direct the entity’s actions. SFAS 167 is effective commencing with our 2010 fiscal year. We are currently evaluating the effects, if any, that adoption of this standard will have on our combined financial statements.

Also in June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 authorized the Codification as the sole source for authoritative U.S. GAAP and any accounting literature that is not in the Codification will be considered nonauthoritative. SFAS 168 will be effective commencing with our 2009 third quarter and is not anticipated to have a material effect on our combined financial statements.

Outlook for the Remainder of 2009

Sales

As a result of the impact of the Wendy’s Merger, our sales will increase significantly for the remainder of 2009 as compared to 2008. We anticipate that certain of the negative factors described above which affected our 2009 same-store sales will continue to impact our customer traffic and sales for the remainder of the 2009 fiscal year. Wendy’s same-store sales for the remainder of 2009 are expected to be favorably impacted by continued operational improvements and premium product introductions. Offsetting factors will include the uncertain economic environment and a reduction in the number of stores serving breakfast while refining this daypart strategy. For the remainder of 2009, the Arby’s marketing strategy will continue to emphasize Arby’s core equity of sliced roasted meats and will focus on driving the frequency of our customer base. This frequency focus will be achieved through more relevant advertising messages and more competitive pricing. We anticipate that these marketing initiatives will improve Arby’s same-store sales trends as compared to the first half of 2009. For the remainder of 2009, the net impact of new store openings and closings for Wendy’s and Arby’s are not expected to have a significant impact on consolidated sales. We continually review the performance of any underperforming company-owned restaurants and evaluate whether to close those restaurants, particularly in connection with the decision to renew or extend their leases.

Franchise Revenues

Our franchise revenues will also increase significantly for the remainder of 2009 as a result of the impact of the Wendy’s Merger. Despite an overall increase in franchise revenues, the same-store sales trends for franchised restaurants at Arby’s and Wendy’s will continue to be generally impacted by many of the same factors described above under “Sales.”

Restaurant Margin

We expect that the restaurant margins at company-owned restaurants for the remainder of 2009 for both of our brands will increase primarily as a result of the impact of currently effective price increases, sales leverage from improving same-store sales, higher margins on new premium menu items and tighter controls on fixed and semi-variable costs. In addition, the Wendy’s margins are expected to benefit from seasonal sales increases in the third quarter of 2009. Wendy’s and Arby’s restaurant margins are also expected to be favorably impacted by improvement in commodity costs in the second half of 2009 as compared to the second half of 2008. These factors are expected to be partially offset by the negative impact on food cost of value menu offerings of Arby’s as well as higher labor rates in the remainder of 2009.

General and Administrative

We expect that our general and administrative expense for the remainder of 2009 will increase significantly compared to the same period in 2008 as a result of the impact of the Wendy’s Merger, including integration costs.

Depreciation and Amortization

We expect that our depreciation and amortization expense for the remainder of 2009 will increase compared to the same period in 2008 primarily as a result of the impact of the Wendy’s Merger.

Facilities Relocation and Restructuring

We expect that our facilities relocation and corporate restructuring expense for the remainder of 2009 will be higher than the same period in 2008 primarily due to the impact of Wendy’s Merger related costs that cannot yet be recognized under applicable accounting standards.

Interest Expense

We expect that our interest expense for the remainder of 2009 will increase compared to the same period in 2008 primarily as a result of: (1) the impact of the Wendy’s Merger, (2) the issuance of the notes discussed in “Liquidity and Capital Resources—Long-term Debt” and (3) the effect of increased interest rates under our amended Credit Agreement. These increases are expected to be partially offset by the effect on interest expense of the $277.5 million in prepayments of the Term Loan since the second quarter of 2008, including $132.5 million paid on June 23, 2009.

Quantitative and Qualitative Disclosures about Market Risk.

Certain statements we make in this section constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. See “Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

We are exposed to the impact of interest rate changes, changes in commodity prices, changes in the market value of our investments and foreign currency fluctuations primarily related to the

Canadian dollar. In the normal course of business, we employ established policies and procedures to manage our exposure to these changes using financial instruments we deem appropriate.

Interest Rate Risk

Our objective in managing our exposure to interest rate changes is to limit the impact on our earnings and cash flows of increasing market interest while continuing to benefit from lower short-term rates on a portion of our debt. As of June 28, 2009 our long-term debt, including current portion, aggregated $1,510.2 million and consisted of $1,029.0 million of fixed-rate debt, $253.5 million of variable-rate debt, and $227.7 million of capitalized lease and sale-leaseback obligations. Our variable interest rate debt consists of $253.5 million of Arby’s term loan borrowings under the Credit Agreement. The term loan borrowings under the Credit Agreement and amounts borrowed under the revolving credit facility included in the Credit Agreement bear interest at the borrowers’ option at either (1) LIBOR (0.60% at June 28, 2009) of not less than 2.75% plus an interest rate margin of 4.5% or (2) the higher of a base rate determined by the administrative agent for the Credit Agreement or the Federal funds rate plus 0.5% (but not less than 3.75%), in either case plus an interest rate margin of 3.5%. The base rate option was chosen as of June 28, 2009 with a resulting 7.25% interest rate. As of June 28, 2009, we did not have any interest rate swap agreements in place. We intend to enter into $425.0 million (notional amount) of interest rate swap agreements during the third quarter of 2009 in order to hedge a portion of our fixed rate debt. Since June 29, 2009, we have entered into $186.0 million and $175.0 million of interest rate swap agreements on the 6.20% senior notes and 6.25% senior notes, respectively. The fair value of our fixed-rate debt will decline if interest rates increase.

Commodity Price Risk

In our restaurants, we purchase certain food products, such as beef, poultry, pork and cheese, that are affected by changes in commodity prices and, as a result, we are subject to variability in our food costs. While price volatility can occur, which would impact profit margins, there are generally alternative suppliers available. Our ability to recover increased costs through higher pricing is, at times, limited by the competitive environment in which we operate. Management monitors our exposure to commodity price risk.

Arby’s does not enter into financial instruments to hedge commodity prices or hold any significant inventories of these commodities. In order to ensure favorable pricing for its major food products, as well as maintain an adequate supply of fresh food products, we are members of a purchasing cooperative along with our franchisees that negotiates contracts with approved suppliers on behalf of the Arby’s system. These contracts establish pricing arrangements, and historically have limited the variability of these commodity costs, but do not establish any firm purchase commitments by us or our franchisees.

Wendy’s employs various purchasing and pricing contract techniques in an effort to minimize volatility. Generally these techniques can include setting fixed prices with suppliers generally for one year or less, and setting in advance the price for products to be delivered in the future by having the supplier enter into forward arrangements (sometimes referred to as “buying forward”).

Foreign Currency Risk

Our objective in managing our exposure to foreign currency fluctuations is to limit the impact of these fluctuations on earnings and cash flows. As of June 29, 2009, our primary exposures to foreign currency risk are primarily related to fluctuations in the Canadian dollar relative to the U.S. dollar for our Canadian operations. Exposure outside of North America is limited to the effect of rate fluctuations on royalties paid by franchisees. We monitor these exposures and periodically determine our need for the use of strategies intended to lessen or limit our exposure to these fluctuations. We have exposure to (1) our investment in a joint venture with Tim Hortons, Inc. (“THI”), (2) investments in a Canadian foreign subsidiary, and (3) export revenues and related receivables denominated in foreign currencies which are subject to foreign currency fluctuations.

Wendy’s is a partner in a Canadian restaurant real estate joint venture with THI (“TimWen”). Wendy’s 50% share of TimWen is accounted for using the Equity Method. Our foreign subsidiary exposures relate to restaurants and administrative operations in Canada. The exposure to Canadian dollar exchange rates on our cash flows primarily includes imports paid for by Canadian operations in U.S. dollars and payments from our Canadian operations to our U.S. operations in U.S. dollars, and to a lesser extent royalties paid by Canadian franchisees. Revenues from foreign operations for the six- months ended June 28, 2009 represented 5% of our total franchise revenues and 6% of our total revenues. For the six-months ended June 29, 2008, the same percentages were 6% and less than 1%, respectively. Accordingly, an immediate 10% change in foreign currency exchange rates versus the United States dollar from their levels at June 28, 2009 and June 29, 2008 would not have a material effect on our combined financial position or results of operations. Revenues from foreign operations for the year ended December 28, 2008 represented 7% of our total franchise revenues and 3% of our total revenues. For the year ended December 30, 2007, the same percentages were 4% and less than 1%, respectively. Accordingly, an immediate 10% change in foreign currency exchange rates versus the U.S. dollar from their levels at December 28, 2008 and December 30, 2007 would not have a material effect on our consolidated financial position or results of operations.

Overall Market Risk

At December 28, 2008, our investments were classified in the following general types or categories (in millions):

Type	At Cost	At Fair Value(a)	Carrying Value
			Amount	Percent
Cash equivalents	$9.5	$9.5	$9.5	7.1%
Current and non-current restricted cash equivalents	27.3	27.3	27.3	20.5%
Other non-current investments in investment limited partnerships accounted for at cost	6.5	6.5	6.5	4.9%
Other non-current investments accounted for at equity	90.0	90.0	90.0	67.5%

	$133.3	$133.3	$133.3	100%

(a)	There can be no assurance that we would be able to sell certain of these investments at these amounts.

Our overall market risk as of June 28, 2009 includes cash equivalents, certain cost investments and our equity investments including TimWen. As of June 28, 2009, these investments were classified in our unaudited Condensed Combined Balance Sheets as follows (in millions):

Cash equivalents included in “Cash and cash equivalents”	$410.5
Restricted cash equivalents:
Current	2.5
Non-current	6.5
Equity investments	91.8
Cost investments	4.6

$515.9

Our cash equivalents are short-term, highly liquid investments with maturities of three months or less when acquired and consist principally of cash in bank money market and mutual fund accounts, and are primarily not in Federal Deposit Insurance Corporation insured accounts. As of June 28, 2008, $9.0 million of our cash equivalents were restricted.

At June 28, 2009 our investments were classified in the following general types or categories (in millions):

Type	At Cost	At Fair Value(a)	Carrying Value
			Amount	Percent
Cash equivalents	$410.5	$410.5	$410.5	79%
Current and non-current restricted cash equivalents	9.0	9.0	9.0	2%
Other non-current investments accounted for at:
Equity	91.8	91.8	91.8	18%
Cost	4.6	4.9	4.6	1%

	$515.9	$516.2	$515.9	100%

(a)	There can be no assurance that we would be able to realize these amounts.

Our investments, which are accounted for at cost, included limited partnerships and other non-current investments in which we do not have significant influence over the investees. Realized gains and losses on our investments recorded at cost are reported as income or loss in the period in which the securities are sold. Investments accounted for in accordance with the equity method of accounting are those in which we have significant influence over the investees and for which our results of operations include our share of the income or loss of the investees. We review all of our investments in which we have unrealized losses and recognize investment losses currently for any unrealized losses we deem to be other than temporary.

Sensitivity Analysis

Our estimate of market risk exposure is presented for each class of financial instruments held by us at June 28, 2009 and December 28, 2008 for which an immediate adverse market movement causes a potential material impact on our financial position or results of operations. We believe that the adverse market movements described below represent the hypothetical loss to future earnings and do not represent the maximum possible loss nor any expected actual loss, even under adverse conditions, because actual adverse fluctuations would likely differ. In addition, since our investment portfolio is subject to changes in our portfolio management strategy, and general market conditions, these estimates are not necessarily indicative of the actual results which may occur. As such, the table below reflects the risk for those financial instruments entered into for other than trading purposes as of June 28, 2009 and December 28, 2008 based upon assumed immediate adverse effects as noted below (in millions):

	June 28, 2009
	Carrying Value	Interest Rate Risk	Equity Price Risk	Foreign Currency Risk
Cash equivalents	$410.5	$—	$—	$—
Current and non-current restricted cash equivalents	9.0	—	—	—
Equity investments	91.8	—	(9.2)	(9.2)
Other investments	4.6	—	(0.5)	—
Long-term debt, excluding capitalized lease and sale-leaseback obligations-fixed	(1,029.0)	(33.8)	—	—
Long-term debt, excluding capitalized lease and sale-leaseback obligations-variable	(253.5)	(6.6)	—	—

	December 28, 2008
	Carrying Value	Interest Rate Risk	Equity Price Risk	Foreign Currency Risk
Cash equivalents	$9.5	$—	$—	$—
Current and non-current restricted cash equivalents	27.3	—	—	—
Equity investments	90.0	—	(9.0)	(9.0)
Other investments	6.5	—	0.7	—
Long-term debt, excluding capitalized lease and sale-leaseback obligations-fixed	(474.0)	(60.6)	—	—
Long-term debt, excluding capitalized lease and sale-leaseback obligations-variable	(385.0)	(11.9)	—	—

The sensitivity analysis of financial instruments held at June 28, 2009 and December 28, 2008 assumes (1) an instantaneous one percentage point adverse change in market interest rates and (2) an instantaneous 10% adverse change in the foreign currency exchange rates versus the U.S. dollar, each from their levels at June 28, 2009 and December 28, 2008, respectively, and with all other variables held constant. The sensitivity analysis also assumes that the decreases in the equity markets and foreign exchange rates are other than temporary.

Our cash equivalents and restricted cash equivalents included $419.5 million as of June 28, 2009 of bank money market accounts and interest-bearing brokerage and bank accounts which are all investments with a maturity of three months or less when acquired and are designed to maintain a stable value.

As of June 28, 2009, we had amounts of both fixed-rate debt and variable-rate debt. On the fixed-rate debt, the interest rate risk presented with respect to our long-term debt, excluding capitalized lease and sale-leaseback obligations, primarily relates to the potential impact a decrease in interest rates of one percentage point has on the fair value of our $1,029.0 million of fixed-rate debt and not on our financial position or our results of operations. On the variable-rate debt, the interest rate risk presented with respect to our long-term debt, excluding capitalized lease and sale-leaseback obligations, represents the potential impact an increase in interest rates of one percentage point has on our results of operations related to our $253.5 million of variable-rate long-term debt outstanding as of June 28, 2009. Our variable-rate long-term debt outstanding as of June 28, 2009 had a weighted average remaining maturity of approximately three years.

Our variable-rate long-term debt outstanding as of June 28, 2009 and December 28, 2008 had a weighted average remaining maturity of approximately three years. We had limited our interest rate risk on a portion of this debt by the use of interest rate swap agreements from prior to 2007 through October 2008. As of June 28, 2009, we did not have any interest rate swap agreements in place. We intend to enter into $425.0 million (notional amount) of interest rate swap agreements during the third quarter of 2009 in order to hedge a portion of our fixed rate debt. Since June 29, 2009, we have entered into $186.0 million and $175.0 million of interest rate swap agreements on the 6.20% senior notes and 6.25% senior notes, respectively.

For other non-current investments included in “Other investments” in the tables above, the decrease in the equity markets was assumed for this analysis to be other than temporary.

BUSINESS

Introduction

Wendy’s/Arby’s Restaurants, LLC is the parent company of Wendy’s and Arby’s, two of the leading QSR companies in the United States. We are a wholly owned subsidiary of Wendy’s/Arby’s Group, which is publicly listed on the New York Stock Exchange under the ticker symbol “WEN.” We are the 3rd largest QSR company in the United States based on system-wide sales and we franchise and/or operate more than 10,000 restaurants worldwide. Our revenues and EBITDA for the six months ended June 28, 2009 totaled $1.8 billion and $195.3 million, respectively.

Wendy’s/Arby’s Group was created in September 2008 through the combination of two leading restaurant brands, Wendy’s and Arby’s. We believe each brand is distinctly known for its longstanding tradition of product innovation and commitment to serving its customers high quality and freshly prepared food. On a combined basis, over 75% of our Wendy’s and Arby’s restaurant systems are franchised, which we believe provides for a recurring and profitable franchise royalty stream of revenues. As of June 28, 2009, we owned the land and buildings for over 750 of our 2,565 company-owned restaurants, and we utilized land and building leases for the remainder of our company-owned restaurants. We believe that our franchise business model, along with realized and future expected synergies from the Wendy’s/Arby’s merger integration, continued operational and margin improvement at our company-owned restaurants, efficient working capital management and relatively moderate levels of capital expenditure needs will result in attractive free cash flow generation. These capital expenditure needs include non-discretionary capital expenditures of approximately $70 million annually to maintain and remodel our restaurants.

Wendy’s Merger

On September 29, 2008, a subsidiary of Triarc merged with and into Wendy’s and became a wholly owned subsidiary of Triarc in an all-stock transaction in which Wendy’s shareholders received 4.25 shares of Wendy’s/Arby’s Group common stock for each Wendy’s common share owned.

The Wendy’s and Arby’s brands continue to operate independently, with headquarters in Dublin, Ohio and Atlanta, Georgia, respectively. A consolidated support center is based in Atlanta, Georgia and oversees all public company responsibilities, as well as other shared service functions.

Our Industry

We operate in the QSR segment, which is the largest segment of the restaurant industry and accounts for approximately 53% of total restaurant sales in the United States. According to Technomic, QSR restaurant industry sales were approximately $193 billion in 2008. QSR has generated attractive historical sales growth averaging 5% per year from 2004-2008.

Overall U.S. restaurant sales growth slowed in 2008 due to macroeconomic conditions and weakened consumer spending. According to Technomic, total restaurant sales increased by 0.4% in 2008 as compared to 3.9% in 2007. The QSR segment, however, outpaced the broader restaurant industry, growing 3.2% in 2008. We believe that during economic downturns, the QSR segment, as a whole, generally outperforms other restaurant segments because customers seek value and migrate to lower price points. Going forward, we believe that QSR growth is expected to be driven by continued consumer desire for quality food, product innovation, good customer service, value and convenience.

Our Competitive Strengths

Portfolio of Iconic Restaurant Brands: We believe our Wendy’s and Arby’s restaurant brands are two of the most recognizable restaurant brands in the industry. Combined, these iconic brands have over 10,000 restaurants and operate in 25 countries, with over $12 billion in system-wide sales. According to Technomic, we are the 3rd largest QSR company in the United States based on system-wide sales. Both Wendy’s and Arby’s were established in the 1960’s. We believe Wendy’s and

Arby’s have created their strong brand recognition through high quality food, successful marketing and continuous product innovation.

Differentiated versus QSR Competition: We believe both Wendy’s and Arby’s are well positioned against their QSR competitors. Both brands maintain leading positions within their individual segments by offering high quality menu items and premium products. Wendy’s and Arby’s both maintain their relevance with their core customers through continued product innovation. While both brands are widely known for their premium menu offerings, Wendy’s and Arby’s also offer value-priced menu offerings such as Wendy’s Value Trio and Arby’s discounted meal combos and bundle promotions.

Attractive Cash Flow Generation: Both of our brands have a well-established base of franchisees. On a combined basis, over 75% of our Wendy’s and Arby’s restaurant networks are franchised, which we believe provides for a recurring and profitable franchise royalty stream of revenues. We believe our franchise business model increases the stability of our revenue stream and strengthens our profitability through attractive margin contribution. Franchise revenues were $187.3 million on a combined basis for the six months ended June 28, 2009. Combined with our low working capital requirements and moderate capital expenditure needs, we are able to convert a significant portion of our EBITDA to free cash flow. These capital expenditure needs include non-discretionary capital expenditures of approximately $70 million annually to maintain and remodel our restaurants. Additionally, we believe further free cash flow enhancement is possible as we continue to realize post-merger synergies and efficiencies, as well as restaurant level margin improvements.

Experienced Management Team: Our senior management team is led by Roland Smith. Mr. Smith has been the CEO of Wendy’s/Arby’s Group since June 2007 and was CEO of Arby’s from April 2006 to September 2008 and from 1997 to 1999. Our senior management team is comprised of experienced restaurant industry executives and former franchise operators. David Karam, recently appointed President of Wendy’s, served as President of Cedar Enterprises, a 133-unit franchisee of Wendy’s, from 1989 to September 2008. Thomas Garrett, President and CEO of Arby’s, joined the company in 2005 with the acquisition of RTM, at the time the largest Arby’s franchisee. Mr. Garrett served as president of RTM prior to the acquisition. Stephen Hare has served as Senior Vice President and Chief Financial Officer of Wendy’s/Arby’s Group since September 2007 and served as Chief Financial Officer of Arby’s since June 2006. We believe that our senior management team’s longstanding experience operating our restaurant brands, combined with significant franchise experience, provides us with the operational expertise to lead a turnaround of the business and increase profitability over the long term.

Business Strategy

We believe there are significant opportunities to grow our business, strengthen our competitive position and enhance our profitability through the execution of the following strategies:

Re-vitalize the Wendy’s and Arby’s Brands: Although both the Wendy’s and Arby’s brands are well-established with a strong base of loyal customers, for several years before the September 2008 merger, Wendy’s product innovation and advertising campaigns became less effective in attracting customers. Additionally, Arby’s recent sales performance has declined as a result of the weak economy and unprecedented discounting by its competitors. We believe that new, creative advertising campaigns focused on key target customer groups, supported by successful new premium product introductions, along with more effective value menu offerings by Arby’s are critical elements of our strategy to re-vitalize the Wendy’s and Arby’s brands and increase sales over the long term. We intend to generate future same-store sales growth at our Wendy’s and Arby’s locations by:

•

Increasing traffic at Wendy’s: We believe we can increase traffic at Wendy’s by creating innovative menu items specifically targeting its two “super segments”: customers focused on quality and freshness and customers who are price/value driven. Our Premium Fish and Value Trio are recent examples of offerings designed to target these two groups. Additionally, during the second quarter we launched distinctive add-on items which we believe appeal to both groups such as our Frosty-Cino and Coffee Toffee Twisted Frosty and we have also recently launched our premium chicken product. Our product pipeline currently includes new premium hamburger menu items to be launched during the second half of 2009. With the introduction of new premium hamburger products later this year, we believe we can enhance the Wendy’s brand reputation as having the highest quality food among national QSR companies.

•

Increasing traffic at Arby’s: During March 2009, we offered a new line of premium sandwiches called Roastburgers to leverage our brand equity in roast beef and increase visit frequency among Arby’s enthusiasts. We believe the launch of Arby’s Roastburgers in March drove a significant improvement in same-store sales in March when compared to the previous two months. We also plan on targeting our large base of “medium Arby’s customers” (which we define as customers who visit Arby’s restaurants 1-3 times per month) by extending our menu to other oven-roasted premium sandwich offerings such as chicken and turkey and adding more affordable full-meal combos during the second half of 2009.

•

Expanding our Daypart Focus: We plan to increase our restaurant productivity by expanding our participation in the breakfast daypart at both Wendy’s and Arby’s. According to CREST, breakfast represents approximately 23% of QSR traffic and is the fastest growing QSR daypart segment. However, our participation in this important daypart is currently very limited at both brands. We are testing new breakfast offerings for Wendy’s and plan to expand our test markets in 2010 for a national launch by late 2011.

Improve Wendy’s Company-Owned Restaurant Profitability: One of our highest priorities since merging with Wendy’s in September 2008 has been to generate an improved level of profitability from our company-owned Wendy’s restaurants. We believe that by establishing a culture of store-level margin accountability and effectively managing food, labor and controllable costs at the restaurants, we can improve the pre-merger margins of our company-owned Wendy’s restaurants by approximately 500 basis points by the end of 2011, representing approximately $100 million of incremental annualized EBITDA. Our operating plan to date is already showing results as our company-owned Wendy’s restaurant margins increased by approximately 240 basis points year-over-year for the first half of 2009 (the third fiscal quarter since our merger with Wendy’s).

Realize Cost Savings Related to the Wendy’s/Arby’s Integration: We are focused on effectively managing the integration of our brand support centers and building a shared services organization to achieve significant synergies and efficiencies across our brands. While Wendy’s and Arby’s will continue to operate as independent brands, we have launched a major initiative to improve profitability through corporate support function consolidation. As of December 28, 2008 (the end of the first fiscal quarter since our merger with Wendy’s), we had already achieved approximately $25 million in annualized savings through budget efficiencies and top-level staffing reductions. We are seeking to generate a total of $60 million of annualized post-merger cost savings by the end of 2011. We also believe our combined corporate infrastructure will provide us with an attractive platform for possible future acquisitions and business combinations in the restaurant industry.

Strategically Grow our Franchise Base: As of June 28, 2009, we had 5,213 franchised Wendy’s and 2,575 franchised Arby’s locations. We believe our strong and well-established brands should lead to additional restaurant development among existing franchisees and attract new franchisees in North America. Additionally, we believe there are compelling opportunities to leverage our leading U.S. brands and expand into new international markets. Currently, our international franchise units represent approximately 8% of our total restaurant system, which is significantly lower than several of our peers. During the second quarter of 2009, we announced plans for new franchisees to build 135 dual branded Wendy’s and Arby’s restaurants in nine countries in the Middle East and North Africa and to build 35 Wendy’s restaurants in Singapore. Franchise unit expansion generally requires a minimal capital requirement from us and further contributes to our recurring franchise revenue stream.

Fiscal Year

We use a 52/53 week fiscal year convention whereby our fiscal year ends each year on the Sunday that is closest to December 31 of that year. Wendy’s used the same fiscal periods for all periods presented in this prospectus. Each fiscal year generally is comprised of four 13-week fiscal quarters, although in the years with 53 weeks, including 2009, the fourth quarter represents a 14-week period.

Business Segments

We operate in two business segments, Wendy’s and Arby’s. See Note 24 of the Audited Combined Financial Statements and Note 11 of the Unaudited Combined Financial Statements included elsewhere in this prospectus for financial information attributable to our business segments.

The Wendy’s Restaurant System

Founded in 1969 by Dave Thomas, Wendy’s is the 3rd largest U.S. restaurant franchising system specializing in the QSR hamburger sandwich segment based on system-wide sales, according to Technomic, a leading restaurant industry information provider. Wendy’s is widely regarded as the quality leader among national QSR hamburger chains through its use of fresh ingredients, including “Fresh, Never Frozen Beef.” In 2009, the Zagat Survey named Wendy’s No. 1 overall among QSR mega-chains as well as No. 1 in food quality and facilities. In addition to its reputation for serving high quality products, Wendy’s has a strong history of innovation among QSR operators. Wendy’s has continued to add to its iconic status through high-profile marketing campaigns such as “Where’s the beef?” of the mid-1980’s, the “Dave” campaign of the 1990’s personified by Wendy’s founder Dave Thomas and offering his commitment to quality products and service, and its current “It’s Waaaay Better than Fast Food” campaign.

In addition to hamburgers, each Wendy’s restaurant offers a distinctive menu featuring premium chicken breast sandwiches, wraps, chicken nuggets, chili, baked and French fried potatoes, freshly prepared salads, soft drinks, and Frosty desserts. Wendy’s has also been able to participate in the value segment of QSR with a number of affordable menu items such as its Value Trio, three sandwiches each for 99¢, which was offered during the second quarter of 2009.

The typical Wendy’s restaurant is a free-standing, 3,000 square foot location with seating for approximately 70-85 people. The majority of our Wendy’s locations feature a drive-thru window, which accounts for approximately 65% of our daily sales volume. Wendy’s unit volumes for 2008 were approximately $1.5 million for company-owned restaurants and $1.4 million for franchised restaurants, primarily in the lunch and dinner dayparts, which together accounted for approximately 62% of our sales, while the snack and late night dayparts together accounted for approximately 37% of our sales. As of June 28, 2009, the Wendy’s restaurant system was comprised of 6,608 restaurants, including 725 locations outside of the United States, 5,213 (79%) of which were franchised and 1,395 (21%) of which were company-operated.

Prior to the merger with Wendy’s, company-owned Wendy’s restaurant margins were underperforming those of Wendy’s peers and franchisees. We believe there is a significant opportunity to improve profitability from our company-owned Wendy’s restaurants by establishing a culture of store-level margin accountability and effectively managing food, labor and controllable costs at the restaurants. We believe we can improve the pre-merger margins of our company-owned Wendy’s restaurants by approximately 500 basis points by the end of 2011, representing approximately $100 million of incremental annualized EBITDA. Our operating plan to date is already showing results as Wendy’s company-owned restaurant margins increased by approximately 240 basis points year-over-year for the first half of 2009 (the third fiscal quarter since our merger with Wendy’s).

Overview

Wendy’s is primarily engaged in the business of operating, developing and franchising a system of distinctive quick-service restaurants serving high quality food. At June 28, 2009, there were 6,608

Wendy’s restaurants in operation in the United States and in 21 foreign countries and U.S. territories. Of these restaurants, 1,395 were operated by Wendy’s and 5,213 by a total of 484 franchisees. See “—General—Properties” for a listing of the number of company-owned and franchised locations in the United States and in foreign countries and U.S. territories.

The revenues from our restaurant business are derived from four principal sources: (1) sales at company-owned restaurants; (2) sales of bakery items and kid’s meal promotional items to franchisees; (3) franchise royalties received from all Wendy’s franchised restaurants; and (4) up-front franchise fees from restaurant operators for each new unit opened.

Wendy’s Restaurants

During 2008, Wendy’s opened 15 new restaurants and closed 16 generally underperforming restaurants. In addition, Wendy’s sold a net 7 existing restaurants to its franchisees. During 2008, Wendy’s franchisees opened 82 new restaurants and closed 96 generally underperforming restaurants. You should read the information contained in “Risk Factors—Risks Related to Our Business—Growth of our restaurant businesses is significantly dependent on new restaurant openings, which may be affected by factors beyond our control.”

The following table sets forth the number of Wendy’s restaurants at the beginning and end of each year from 2006 to 2008 and at the beginning and end of the six months ended June 28, 2009:

	June 28, 2009	2008	2007	2006
Restaurants open at beginning of period	6,630	6,645	6,673	6,746
Restaurants opened during period	26	97	92	122
Restaurants closed during period	(48)	(112)	(120)	(195)

Restaurants open at end of period	6,608	6,630	6,645	6,673

During the period from January 2, 2006, through December 28, 2008, 311 Wendy’s restaurants were opened and 427 generally underperforming Wendy’s restaurants were closed. During the period from December 29, 2008 through June 28, 2009, 26 Wendy’s restaurants were opened and 48 Wendy’s restaurants were closed.

Operations

Each Wendy’s restaurant offers a relatively standard menu featuring hamburgers and filet of chicken breast sandwiches and wraps, which are prepared to order with the customer’s choice of condiments. Wendy’s menu also includes chicken nuggets, chili, baked and French fried potatoes, freshly prepared salads, soft drinks, milk, Frosty desserts, floats and kids meals. In addition, the restaurants sell a variety of promotional products on a limited basis.

Wendy’s strives to maintain quality and uniformity throughout all restaurants by publishing detailed specifications for food products, preparation and service, by continual in-service training of employees, restaurant reviews and by field visits from Wendy’s supervisors. In the case of franchisees, field visits are made by Wendy’s personnel who review operations, including quality, service and cleanliness and make recommendations to assist in compliance with Wendy’s specifications.

Generally, Wendy’s does not sell food or supplies, other than sandwich buns and kids’ meal toys, to its franchisees. However, Wendy’s has arranged for volume purchases of many food and supply products. Under the purchasing arrangements, independent distributors purchase certain products directly from approved suppliers and then store and sell them to local company and franchised restaurants. These programs help assure availability of products and provide quantity discounts, quality control and efficient distribution. These advantages are available both to Wendy’s and to its franchisees.

The New Bakery Co. of Ohio, Inc. (“Bakery”), a wholly-owned subsidiary of Wendy’s, is a producer of buns for some Wendy’s restaurants, and to a lesser extent for outside parties. At June 28, 2009, the Bakery supplied 700 restaurants operated by Wendy’s and 2,469 restaurants operated by franchisees. The Bakery also manufactures and sells some products to customers in the grocery and food service businesses.

See Note 24 of the Audited Combined Financial Statements included elsewhere in this prospectus for financial information attributable to certain geographical areas.

Raw Materials

Wendy’s and its franchisees have not experienced any material shortages of food, equipment, fixtures or other products that are necessary to maintain restaurant operations. Wendy’s anticipates no such shortages of products and believes that alternate suppliers are available.

Trademarks and Service Marks

Wendy’s has registered certain trademarks and service marks in the United States Patent and Trademark Office and in international jurisdictions, some of which include Wendy’s, Old Fashioned Hamburgers® and Quality Is Our Recipe®. Wendy’s believes that these and other related marks are of material importance to its business. Domestic trademarks and service marks expire at various times from 2009 to 2018, while international trademarks and service marks have various durations of 10 to 15 years. Wendy’s generally intends to renew trademarks and service marks that are scheduled to expire.

Wendy’s entered into an Assignment of Rights Agreement with the company’s founder, R. David Thomas, and his wife dated as of November 5, 2000 (the “Assignment”). Wendy’s had used Mr. Thomas, who was Senior Chairman of the Board until his death on January 8, 2002, as a spokesperson and focal point for its products and services for many years. With the efforts and attributes of Mr. Thomas, Wendy’s has, through its extensive investment in the advertising and promotional use of Mr. Thomas’ name, likeness, image, voice, caricature, endorsement rights and photographs (the “Thomas Persona”), made the Thomas Persona well known in the United States and throughout North America and a valuable asset for both Wendy’s and Mr. Thomas’ estate. Under the terms of the Assignment, Wendy’s acquired the entire right, title, interest and ownership in and to the Thomas Persona, including the sole and exclusive right to commercially use the Thomas Persona.

Seasonality

Wendy’s restaurant operations are moderately seasonal. Wendy’s average restaurant sales are normally higher during the summer months than during the winter months. Because the business is moderately seasonal, results for any quarter are not necessarily indicative of the results that may be achieved for any other quarter or for the full fiscal year.

Competition

Each Wendy’s restaurant is in competition with other food service operations within the same geographical area. The quick-service restaurant segment is highly competitive. Wendy’s competes with other restaurant companies and food outlets, primarily through the quality, variety, convenience, price and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of marketing and new product development by Wendy’s and its competitors are also important factors. The price charged for each menu item may vary from market to market (and within markets) depending on competitive pricing and the local cost structure.

Wendy’s competitive position is differentiated by a focus on quality, its use of fresh, never frozen ground beef in North America and certain other countries, its unique and diverse menu, promotional products, its wide choice of condiments and the atmosphere and decor of its restaurants.

Quality Assurance

Wendy’s Quality Assurance program is designed to verify that the food products supplied to our restaurants are processed in a safe, sanitary environment and in compliance with our food safety and quality standards. Wendy’s Quality Assurance personnel conduct multiple on-site sanitation and production audits throughout the year at all of our core menu product processing facilities, which includes beef, poultry, pork, buns, French fries, Frosty dessert ingredients, and produce. Animal welfare audits are also conducted every year at all beef, poultry, and pork facilities to confirm compliance to our required animal welfare and handling policies and procedures. In addition to our facility audit program, weekly samples of beef, poultry, and other core menu products from our distribution centers are randomly sampled and analyzed by a third party laboratory to test conformance to our quality specifications. Each year, Wendy’s representatives conduct unannounced inspections of all company and franchise restaurants to test conformance to our sanitation, food safety, and operational requirements. Wendy’s has the right to terminate franchise agreements if franchisees fail to comply with quality standards.

Acquisitions and Dispositions of Wendy’s Restaurants

Wendy’s has from time to time acquired the interests of and sold Wendy’s restaurants to franchisees, and it is anticipated that the company may have opportunities for such transactions in the future. Wendy’s generally retains a right of first refusal in connection with any proposed sale of a franchisee’s interest. Wendy’s will continue to sell and acquire restaurants in the future where prudent.

International Operations

As of June 28, 2009, Wendy’s had 137 company-owned and 236 franchised restaurants in Canada and 352 franchised restaurants in 20 other countries and U.S. territories. Wendy’s is evaluating further expansion into other international markets. Wendy’s has granted development rights for the countries and U. S. territories listed under “—General—Properties.”

Franchised Restaurants

As of June 28, 2009, Wendy’s franchisees operated 5,213 Wendy’s restaurants in 50 states, Canada and 20 other countries and U.S. territories.

The rights and obligations governing the majority of franchised restaurants operating in the United States are set forth in the Wendy’s Unit Franchise Agreement. This document provides the franchisee the right to construct, own and operate a Wendy’s restaurant upon a site accepted by Wendy’s and to use the Wendy’s system in connection with the operation of the restaurant at that site. The Unit Franchise Agreement provides for a 20-year term and a 10-year renewal subject to certain conditions. Wendy’s has in the past franchised under different agreements on a multi-unit basis; however, Wendy’s now generally grants new Wendy’s franchises on a unit-by-unit basis.

The Wendy’s Unit Franchise Agreement requires that the franchisee pay a royalty of 4% of gross sales, as defined in the agreement, from the operation of the restaurant. The agreement also typically requires that the franchisee pay Wendy’s a technical assistance fee. In the United States, the standard technical assistance fee required under a newly executed Unit Franchise Agreement is currently $25,000 for each restaurant.

The technical assistance fee is used to defray some of the costs to Wendy’s in providing technical assistance in the development of the Wendy’s restaurant, initial training of franchisees or their operator and in providing other assistance associated with the opening of the Wendy’s restaurant. In certain limited instances (like the regranting of franchise rights or the relocation of an existing restaurant), Wendy’s may charge a reduced technical assistance fee or may waive the technical assistance fee. Wendy’s does not select or employ personnel on behalf of franchisees.

Wendy’s currently does not offer any financing arrangements to franchisees seeking to build new franchised units. However, Wendy’s had previously made such financing available to qualified franchisees and Wendy’s had guaranteed payment on a portion of the loans made by third-party lenders to those franchisees.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Guarantees and Other Contingencies” for further information regarding guaranty obligations.

Wendy’s Restaurants of Canada, Inc. (“WROC”), a wholly owned subsidiary of Wendy’s, holds master franchise rights for Canada. The rights and obligations governing the majority of franchised restaurants operating in Canada are set forth in a Single Unit Sub-Franchise Agreement. This document provides the franchisee the right to construct, own and operate a Wendy’s restaurant upon a site accepted by WROC and to use the Wendy’s system in connection with the operation of the restaurant at that site. The Single Unit Sub-Franchise Agreement provides for a 20-year term and a 10-year renewal subject to certain conditions. The sub-franchisee pays to WROC a monthly royalty of 4% of gross sales, as defined in the agreement, from the operation of the restaurant or C$1,000, whichever is greater. The agreement also typically requires that the franchisee pay WROC a technical assistance fee. The standard technical assistance fee is currently C$35,000 for each restaurant.

The rights and obligations governing franchisees who wish to develop outside the United States and Canada are currently contained in the Franchise Agreement and Services Agreement (the “International Agreements”). The International Agreements may be for an initial term of 10 years or 20 years depending on the country and a 10-year renewal, subject to certain conditions. The term will expire with expiration of the term of the lease for the restaurant site, if shorter. The International Agreements license the franchisee to use the Wendy’s trademarks and know-how in the operation of a Wendy’s restaurant at a specified location. Upon execution of the International Agreements, the franchisee is required to pay a technical assistance fee. The current technical assistance fee is US$30,000 for each restaurant. Currently, the franchisee is required to pay a monthly royalty equal to 2% of the monthly gross sales of the restaurant, as defined in the International Agreements, or US $1,000, whichever is greater, and a monthly service fee equal to 2% of the monthly gross sales of the restaurant. In certain foreign markets, Wendy’s and the franchisee may sign a development agreement under which the franchisee undertakes to develop a specified number of new Wendy’s restaurants based on a negotiated schedule. Wendy’s may agree to modify the technical assistance and/or the monthly fees conditioned on the franchisee meeting its annual development obligations.

See Note 5 and Note 20 of the Audited Combined Financial Statements included elsewhere in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein, for further information regarding reserves, commitments and contingencies involving franchisees.

Advertising and Promotions

Wendy’s participates in two national advertising funds established to collect and administer funds contributed for use in advertising through television, radio, newspapers, the Internet and a variety of promotional campaigns. Separate national advertising funds are administered for Wendy’s U.S. and Canadian locations. Contributions to the national advertising funds are required to be made from both company-owned and franchised restaurants and are based on a percent of restaurant retail sales. In addition to the contributions to the national advertising funds, Wendy’s requires additional contributions to be made for both company-owned and franchised restaurants based on a percent of restaurant retail sales for the purpose of local and regional advertising programs. Required franchisee contributions to the national advertising funds and for local and regional advertising programs are governed by the Wendy’s Unit Franchise Agreement. Required contributions by company-owned restaurants for advertising and promotional programs are at the same percent of retail sales as franchised restaurants within the Wendy’s system. Currently the contribution rate for U.S. and Canadian restaurants is generally 3% of retail sales for national advertising and 1% of retail sales for local and regional advertising.

See Note 23 of the Audited Combined Financial Statements included elsewhere in this prospectus for further information regarding advertising.

The Arby’s Restaurant System

Arby’s is the 2nd largest U.S. restaurant franchising system in the sandwich QSR segment, based on system-wide sales, according to Technomic. We believe that Arby’s offers a unique, better tasting alternative to traditional fast food. The Arby’s brand is recognized as an industry leader specialized in serving one-of-a-kind menu items such as its signature slow-roasted, thinly sliced roast beef sandwiches and Market Fresh premium sandwiches, toasted subs, and salads made with wholesome ingredients and served with the convenience of a drive-thru.

Arby’s has a longstanding history of menu innovation and quality products that originated when it was founded by the Raffel Brothers in July 1964. Arby’s created menu favorites such as Beef ‘n Cheddar, Curly Fries, Jamocha Shakes and signature sauces, such as Arby’s BBQ sauce and Horsey Sauce. In 2007, Arby’s added Toasted Subs to its sandwich selections, which was Arby’s largest menu expansion since the 2001 introduction of its Market Fresh line. Arby’s initial lineup of Toasted Sub offerings included four varieties on toasted ciabatta rolls: the French Dip & Swiss, the Philly Beef, the Classic Italian and the Turkey Bacon Club. During March 2009, Arby’s successfully launched its new Roastburger line of premium oven-roasted, thinly sliced roast beef sandwiches enhanced with a variety of fresh burger-style toppings.

Arby’s restaurants in the United States and Canada are typically 2,500 to 3,000 square foot free-standing locations with seating for approximately 75 people. Almost all of the restaurants feature drive-thru window service which accounts for approximately 57% of our daily sales volume. Arby’s unit volumes for 2008 were approximately $1.0 million for company-owned restaurants and $0.9 million for franchised restaurants, primarily in the lunch and dinner dayparts, which together accounted for approximately 71% of our sales, while the snack and late night dayparts together accounted for approximately 27% of our sales. As of June 28, 2009, the Arby’s restaurant system was comprised of 3,745 restaurants, 2,575 (69%) of which were franchised and 1,170 (31%) of which were company-operated. Of the 2,575 franchisee-owned restaurants, 123 are operated outside the United States, principally in Canada.

Arby’s quality products are generally sold at a premium price point. Combined with an efficient operating system and focus on costs, Arby’s has historically generated strong restaurant-level margins. Over the last three fiscal years, Arby’s restaurant margins averaged more than 18.5%. We believe that as we continue to leverage our brand equity in roast beef to increase visit frequency among Arby’s enthusiasts to drive same store sales growth, we can improve Arby’s restaurant margins from current levels.

Overview

As the franchisor of the Arby’s restaurant system, ARG, through its subsidiaries, owns and licenses the right to use the Arby’s brand name and trademarks in the operation of Arby’s restaurants. ARG provides Arby’s franchisees with services designed to increase both the revenue and profitability of their Arby’s restaurants. The most important of these services are providing strategic leadership for the brand, product development, quality control, operational training and counseling regarding site selection.

The revenues from our restaurant business are derived from three principal sources: (1) sales at company-owned restaurants; (2) franchise royalties received from all Arby’s franchised restaurants; and (3) up-front franchise fees from restaurant operators for each new unit opened.

Arby’s Restaurants

Arby’s opened its first restaurant in Boardman, Ohio in 1964. As of June 28, 2009, ARG and Arby’s franchisees operated Arby’s restaurants in 48 states, and four foreign countries. See “—General—Properties” for a listing of the number of company-owned and franchised locations in the United States and in foreign countries.

Arby’s restaurants in the United States and Canada typically range in size from 2,500 square feet to 3,000 square feet, and almost all of the freestanding system-wide restaurants feature drive-thru windows. Restaurants typically have a manager, at least one assistant manager and as many as 30 full and part-time employees. Staffing levels, which vary during the day, tend to be heaviest during the lunch hours.

During 2008, ARG opened 40 new Arby’s restaurants and closed 15 generally underperforming Arby’s restaurants. In addition, ARG acquired a net of 45 existing Arby’s restaurants from its franchisees, including one that was previously operated by ARG under a management agreement. During 2008, Arby’s franchisees opened 87 new Arby’s restaurants and closed 44 generally underperforming Arby’s restaurants. In addition, during 2008, Arby’s franchisees closed 52 T.J. Cinnamons outlets located in Arby’s units, and franchisees closed an additional six T.J. Cinnamons outlets located outside of Arby’s units. As of June 28, 2009, franchisees have committed to open 362 domestic Arby’s restaurants over the next ten years. You should read the information contained in “Risk Factors—Risks Related to Our Business—Growth of our restaurant businesses is significantly dependent on new restaurant openings, which may be affected by factors beyond our control.”

As of June 28, 2009, Canadian franchisees have committed to open 26 Arby’s restaurants over the next ten years. During 2008, five new Arby’s units were opened in Canada and six Arby’s units in Canada were closed. During 2008, no other Arby’s units were opened or closed outside the United States.

The following table sets forth the number of Arby’s restaurants at the beginning and end of each year from 2006 to 2008 and for the six months ended June 28, 2009:

	June 28, 2009	2008	2007	2006
Restaurants open at beginning of period	3,756	3,688	3,585	3,506
Restaurants opened during period	38	127	148	131
Restaurants closed during period	(49)	(59)	(45)	(52)

Restaurants open at end of period	3,745	3,756	3,688	3,585

During the period from January 2, 2006, through December 28, 2008, 406 Arby’s restaurants were opened and 156 generally underperforming Arby’s restaurants were closed. We believe that closing underperforming Arby’s restaurants has a positive effect on the average annual unit sales volume of the Arby’s system, as well as improves the overall brand image of Arby’s. During the period from December 29, 2008 through June 28, 2009, 38 Arby’s restaurants were opened and 49 restaurants were closed.

As of June 28, 2009, ARG owned or operated 1,170 domestic Arby’s restaurants, of which 1,145 were freestanding units, ten were in shopping malls, five were in office buildings/urban inline locations, four were in convenience stores, four were in travel plazas and two were in strip center locations.

Provisions and Supplies

As of June 28, 2009, three independent meat processors (four total production facilities) supplied all of Arby’s beef for roasting in the United States. Franchise operators are required to obtain beef for roasting from these approved suppliers.

ARCOP, Inc., a not-for-profit purchasing cooperative, negotiates contracts with approved suppliers on behalf of ARG and Arby’s franchisees. Suppliers to the Arby’s system must comply with United States Department of Agriculture (“USDA”) and United States Food and Drug Administration (“FDA”) regulations governing the manufacture, packaging, storage, distribution and sale of all food and packaging products. Franchisees may obtain other products, including food, ingredients, paper goods, equipment and signs, from any source that meets ARG’s specifications and approval. Through ARCOP, ARG and Arby’s franchisees purchase food, beverage, proprietary paper and operating supplies under national contracts with pricing based upon total system volume.

Trademarks and Service Marks

ARG, through its subsidiaries, owns several trademarks that we consider to be material to our restaurant business, including Arby’s®, Arby’s Market Fresh®, Market Fresh®, Horsey Sauce®, Sidekickers® and Roastburger™.

ARG’s material trademarks are registered in the U.S. Patent and Trademark Office and various foreign jurisdictions. Our registrations for such trademarks in the United States will last indefinitely as long as ARG continues to use and police the trademarks and renew filings with the applicable governmental offices. There are no pending challenges to ARG’s right to use any of its material trademarks in the United States.

Seasonality

Arby’s restaurant operations are not significantly impacted by seasonality. However, our restaurant revenues are somewhat lower in our first quarter.

Competition

Arby’s faces direct and indirect competition from numerous well-established competitors, including national and regional non-burger sandwich chains, such as Panera Bread®, Subway® and Quiznos®, as well as hamburger chains, such as McDonald’s®, Burger King ® and Wendy’s, and other quick service restaurant chains, such as Taco Bell®, Chick-Fil-A® and Kentucky Fried Chicken®. In addition, Arby’s competes with locally owned restaurants, drive-ins, diners and other similar establishments. Key competitive factors in the quick service restaurant industry are price, quality of products, convenience, quality and speed of service, advertising, brand awareness, restaurant location and attractiveness of facilities. Arby’s also competes within the food service industry and the quick service restaurant sector not only for customers, but also for personnel, suitable real estate sites and qualified franchisees.

Many of the leading restaurant chains have focused on new unit development as one strategy to increase market share through increased consumer awareness and convenience. This has led to increased competition for available development sites and higher development costs for those sites. Competitors also employ marketing strategies such as frequent use of price discounting, frequent promotions and heavy advertising expenditures. Continued price discounting in the quick service restaurant industry and the emphasis on value menus has had and could continue to have an adverse impact on us. In addition, the growth of fast casual chains and other in-line competitors could cause some fast food customers to “trade up” to a more traditional dining out experience while keeping the benefits of quick service dining.

Other restaurant chains have also competed by offering higher quality sandwiches made with fresh ingredients and artisan breads. Several chains have also sought to compete by targeting certain consumer groups, such as capitalizing on trends toward certain types of diets (e.g., low carbohydrate or low trans fat) by offering menu items that are promoted as being consistent with such diets.

Additional competitive pressures for prepared food purchases come from operators outside the restaurant industry. A number of major grocery chains offer fresh deli sandwiches and fully prepared food and meals to go as part of their deli sections. Some of these chains also have in-store cafes with service counters and tables where consumers can order and consume a full menu of items prepared especially for that portion of the operation. Additionally, convenience stores and retail outlets at gas stations frequently offer sandwiches and other foods.

Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

Quality Assurance

ARG has developed a quality assurance program designed to maintain standards and the uniformity of menu offerings at all Arby’s restaurants. ARG assigns a quality assurance employee to each of the independent facilities that process beef for domestic Arby’s restaurants. The quality assurance employee inspects the beef for quality, uniformity and to assure compliance with quality and safety requirements of the USDA and the FDA. In addition, ARG periodically evaluates randomly selected samples of beef and other products from its supply chain. Each year, ARG representatives conduct unannounced inspections of operations of a number of franchisees to ensure that required policies, practices and procedures are being followed. ARG field representatives also provide a variety of on-site consulting services to franchisees. ARG has the right to terminate franchise agreements if franchisees fail to comply with quality standards.

Acquisitions and Dispositions of Arby’s Restaurants

As part of ARG’s continuous efforts to enhance the Arby’s brand, grow the Arby’s system and improve Arby’s system operations, ARG from time to time acquires or sells individual or multiple Arby’s restaurants. ARG may use such transactions as a way of further developing a targeted market. For example, ARG may sell a number of restaurants in a particular market to a franchisee and obtain a commitment from the franchisee to develop additional restaurants in that market. Or, ARG may acquire restaurants from a franchisee demonstrating a limited desire to grow and then seek to further penetrate that market through the development of additional company-owned restaurants. ARG believes that dispositions of multiple restaurants at once can also be an effective strategy for attracting new franchisees who seek to be multiple unit operators with the opportunity to benefit from economies of scale. In addition, ARG may acquire restaurants from a franchisee who wishes to exit the Arby’s system. When ARG acquires underperforming restaurants, it seeks to improve their results of operations and then either continues to operate them as company-owned restaurants or re-sells them to new or existing franchisees.

Franchised Restaurants

ARG seeks to identify potential franchisees that have experience in owning and operating quick service restaurant units, have a willingness to develop and operate Arby’s restaurants and have sufficient net worth. ARG identifies applicants through its website, targeted mailings, maintaining a presence at industry trade shows and conventions, existing customer and supplier contacts and regularly placed advertisements in trade and other publications. Prospective franchisees are contacted by an ARG sales agent and complete an application for a franchise. As part of the application process, ARG requires and reviews substantial documentation, including financial statements and documents relating to the corporate or other business organization of the applicant. Franchisees that already operate one or more Arby’s restaurants must satisfy certain criteria in order to be eligible to enter into additional franchise agreements, including capital resources commensurate with the proposed development plan submitted by the franchisee, a commitment by the franchisee to employ trained restaurant management and to maintain proper staffing levels, compliance by the franchisee with all of its existing franchise agreements, a record of operation in compliance with Arby’s operating standards, a satisfactory credit rating and the absence of any existing or threatened legal disputes with Arby’s. The initial term of the typical “traditional” franchise agreement is 20 years.

ARG currently does not offer any financing arrangements to franchisees seeking to build new franchised units.

ARG offers franchises for the development of both single and multiple “traditional” and “non-traditional” restaurant locations. As compared to traditional restaurants, non-traditional restaurants generally occupy a smaller retail space, offer no or very limited seating, may cater to a captive audience, have a limited menu, and possibly have reduced services, labor and storage and different hours of operation. Both new and existing franchisees may enter into a development agreement, which requires the franchisee to develop one or more Arby’s restaurants in a particular geographic area or at a specific site within a specific time period. All franchisees are required to execute standard franchise agreements. ARG’s standard U.S. franchise agreement for new Arby’s traditional restaurant franchises currently requires an initial $37,500 franchise fee for the first franchised unit, $25,000 for each subsequent unit and a monthly royalty payment equal to 4.0% of restaurant sales for the term of the franchise agreement. ARG’s non-traditional restaurant franchise agreement requires an initial $12,500 franchise fee for the first and all subsequent units, and a monthly royalty payment ranging from 4.0% to 6.8%, depending upon the non-traditional restaurant category. Franchisees of traditional restaurants typically pay a $10,000 commitment fee, and franchisees of non-traditional restaurants typically pay a $12,500 commitment fee, which is credited against the franchise fee during the development process for a new restaurant.

In 2007 and 2008, ARG introduced several programs designed to accelerate the development of restaurants. In 2007, in order to increase development of traditional Arby’s restaurants in selected markets, our Select Market Initiative (“SMI”) program was introduced. ARG’s franchise agreement for participants in the SMI program currently requires an initial $27,500 franchise fee for the first franchised unit, $15,000 for each subsequent unit and a monthly royalty payment equal to 1.0% of restaurant sales for the first 36 months the unit is open. After 36 months, the monthly royalty rate reverts to the prevailing 4% rate for the remaining term of the agreement. The commitment fee is $5,000 per restaurant, which is credited against the franchise fee during the development process.

In 2008, in order to promote conversion of other quick service restaurants into Arby’s restaurants, our U.S. Conversion Incentive (“CI”) program was introduced. The CI applies to freestanding properties, and calls for an initial $13,500 franchise fee for the first franchised unit, $1,000 for each subsequent unit, and a graduated scale monthly royalty payment equal to 1% for the first twelve months the unit is open, 2% for the for the second twelve months the unit is open, 3% for the third twelve months the unit is open, and the prevailing 4% for the remaining term of the agreement. The commitment fee is $1,000 per restaurant, which is credited against the franchise fee during the development process. Another eligibility requirement is that CI units must be open and operating by November 30, 2010.

Because of lower royalty rates still in effect under certain agreements, the average royalty rate paid by U.S. ARG franchisees was approximately 3.6% in each of 2006, 2007, 2008 and the six months ended June 28, 2009.

Franchised restaurants are required to be operated under uniform operating standards and specifications relating to the selection, quality and preparation of menu items, signage, decor, equipment, uniforms, suppliers, maintenance and cleanliness of premises and customer service. ARG monitors franchisee operations and inspects restaurants periodically to ensure that required practices and procedures are being followed.

Advertising and Marketing

Arby’s advertises nationally on cable television networks. In addition, from time to time, Arby’s will sponsor a nationally televised event or participate in a promotional tie-in for a movie. Locally, Arby’s primarily advertises through regional network and cable television, radio and newspapers. The AFA, an independent membership corporation in which every domestic Arby’s franchisee is required to participate, was formed to create advertising and perform marketing for the Arby’s system. ARG’s chief marketing officer currently serves as president of the AFA. The AFA is managed by ARG pursuant to a management agreement, as described below. The AFA is funded primarily through member dues. As of January 1, 2009, ARG and most domestic Arby’s franchisees must pay 1.2% of gross sales as dues to the AFA. Domestic franchisee participants in our SMI program pay an extra 1% (currently 2.2% total) of gross sales as AFA dues for the first 36 months of operation, then their dues revert to the lower prevailing rate.

Effective October 2005, ARG and the AFA entered into a management agreement (the “Management Agreement”) that ARG believes has enabled a closer working relationship between ARG and the AFA, allowed for improved collaboration on strategic marketing decisions and created certain operational efficiencies, thus benefiting the Arby’s system as a whole. Pursuant to the Management Agreement, ARG assumed general responsibility for the day-to-day operations of the AFA, including preparing annual operating budgets, developing the brand marketing strategy and plan, recommending advertising and media buying agencies, and implementing all marketing/media plans. ARG performs these tasks subject to the approval of the AFA’s Board of Directors. In addition to these responsibilities, ARG is obligated to pay for the general and administrative costs of the AFA, other than the cost of an annual audit of the AFA and certain other expenses specifically retained by the AFA. ARG provided the AFA with general and administrative services in 2008, a portion of which was offset by the AFA’s payment of $0.5 million to ARG, as required under the Management Agreement. Beginning in 2009 and for each year thereafter, the AFA will no longer be required to make any such offsetting payments to ARG. Under the Management Agreement, ARG is also required to provide the AFA with appropriate office space at no cost to the AFA. The Management Agreement with the AFA continues in effect until terminated by either party upon one year’s prior written notice. In addition, the AFA may terminate the Management Agreement upon six months’ prior written notice if there is a change in the identity of any two of the individuals holding the titles of Chief Executive Officer, Chief Operating Officer or Chief Administrative Officer of ARG in any period of 36 months. See Note 23 of the Audited Combined Financial Statements included elsewhere in this prospectus for further information on the Management Agreement with the AFA.

In addition to their contributions to the AFA, ARG and Arby’s domestic franchisees are also required to spend a reasonable amount, but not less than 3% of gross sales of their Arby’s restaurants, for local advertising. This amount is divided between (i) individual local market advertising expenses and (ii) expenses of a cooperative area advertising program. Contributions to the cooperative area advertising program, in which both company-owned and franchisee-owned restaurants participate, are determined by the local cooperative participants and are generally in the range of 3% to 7% of gross sales. Domestic franchisee participants in our SMI program are not, however, required to make any expenditure for local advertising until their restaurants have been in operation for 36 months.

General

Governmental Regulations

Various state laws and the Federal Trade Commission regulate Wendy’s and Arby’s franchising activities. The Federal Trade Commission requires that franchisors make extensive disclosure to prospective franchisees before the execution of a franchise agreement. Several states require registration and disclosure in connection with franchise offers and sales and have “franchise relationship laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. In addition, Wendy’s and Arby’s and their respective franchisees must comply with the federal Fair Labor Standards Act and the Americans with Disabilities Act (the “ADA”), which requires that all public accommodations and commercial facilities meet federal requirements related to access and use by disabled persons, and various state and local laws governing matters that include, for example, the handling, preparation and sale of food and beverages, the provision of nutritional information on menu boards, minimum wages, overtime and other working and safety conditions. Compliance with the ADA requirements could require removal of access barriers and non- compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. As described more fully under “Business—General—Legal Proceedings,” one of ARG’s subsidiaries was a defendant in a lawsuit alleging failure to comply with Title III of the ADA at approximately 775 company-owned restaurants acquired as part of the July 2005 acquisition of RTM. Under a court approved settlement of that lawsuit, we estimate that ARG will spend approximately $1.15 million per year of capital expenditures over a seven-year period which commenced in 2008 to bring these restaurants into compliance with the ADA, in addition to paying certain legal fees and expenses. We do not believe that the costs related to this matter or any other costs relating to compliance with the ADA will have a material adverse effect on our consolidated financial position or results of operations. We cannot predict the effect on our operations, particularly on our relationship with franchisees, of any pending or future legislation.

Environmental Matters

Our past and present operations are governed by federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. These laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. We cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We similarly cannot predict the amount of future expenditures that may be required to comply with any environmental laws or regulations or to satisfy any claims relating to environmental laws or regulations. We believe that our operations comply substantially with all applicable environmental laws and regulations. Accordingly, the environmental matters in which we are involved generally relate either to properties that our subsidiaries own, but on which they no longer have any operations, or properties that we or our subsidiaries have sold to third parties, but for which we or our subsidiaries remain liable or contingently liable for any related environmental costs. Our company-owned Wendy’s and Arby’s restaurants have not been the subject of any material environmental matters. Based on currently available information, including defenses available to us and/or our subsidiaries, and our current reserve levels, we do not believe that the ultimate outcome of the environmental matter discussed below or other environmental matters in which we are involved will have a material adverse effect on our consolidated financial position or results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In addition to environmental matters, we are involved in other litigation and claims incidental to our current and prior businesses. We and our subsidiaries have reserved for all of our legal and environmental matters aggregating $2.2 million as of June 28, 2009. Although the outcome of these matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to us, based on currently available information, including legal defenses available to us and/or our subsidiaries, and given the aforementioned reserves and our insurance coverages, we do not believe that the outcome of these legal and environmental matters will have a material adverse effect on our consolidated financial position or results of operations.

Employees

As of June 28, 2009, we had approximately 69,000 employees, including approximately 9,000 salaried employees and 60,000 hourly employees. We believe that our employee relations are satisfactory.

Properties

We believe that our properties, taken as a whole, are generally well maintained and are adequate for our current and foreseeable business needs.

The following table contains information about our material facilities as of June 28, 2009:

Active Facilities	Facilities-Location	Land Title	Approximate Sq. Ft. of Floor Space
Corporate and Arby’s Headquarters	Atlanta, GA	Leased	184,251	*
Wendy’s Corporate Headquarters	Dublin, OH	Owned	249,025
Wendy’s Restaurants of Canada Inc	Oakville, Ontario Canada	Leased	35,125

*

ARCOP, the independent Arby’s purchasing cooperative, and the Arby’s Foundation, a not-for-profit charitable foundation in which ARG has non-controlling representation on the board of directors, sublease approximately 2,680 and 3,800 square feet, respectively, of this space from ARG.

At June 28, 2009, Wendy’s and its franchisees operated 6,608 Wendy’s restaurants. Of the 1,395 company-owned Wendy’s restaurants, Wendy’s owned the land and building for 628 restaurants, owned the building and held long-term land leases for 567 restaurants and held leases covering land and building for 200 restaurants. Wendy’s land and building leases are generally written for terms of 10 to 25 years with one or more five-year renewal options. In certain lease agreements Wendy’s has the option to purchase the real estate. Certain leases require the payment of additional rent equal to a percentage, generally less than 6%, of annual sales in excess of specified amounts. Wendy’s also owned land and buildings for, or leased, 205 Wendy’s restaurant locations which were leased or subleased to franchisees. Surplus land and buildings are generally held for sale.

The Bakery operates two facilities in Zanesville, Ohio that produce hamburger buns for Wendy’s restaurants. The hamburger buns are distributed to both company-owned and franchised restaurants using primarily the Bakery’s fleet of trucks. As of June 28, 2009 the Bakery employed approximately 350 people at the two facilities that had a combined size of approximately 205,000 square feet.

As of June 28, 2009, Arby’s and its franchisees operated 3,745 Arby’s restaurants. Of the 1,170 company-owned Arby’s restaurants, ARG owned the land and building for 138 of these restaurants and leased or subleased the remainder. As of June 28, 2009, ARG also owned 12 and leased 90 units that were either leased or sublet principally to franchisees. Our other subsidiaries also owned or leased a few inactive facilities and undeveloped properties, none of which are material to our financial condition or results of operations.

The location of company-owned and franchised restaurants as of June 28, 2009 is set forth below.

State	Wendy’s		Arby’s
	Company	Franchise	Company	Franchise
Alabama	—	96	71	32
Alaska	—	7	—	9
Arizona	47	54	—	84
Arkansas	—	64	—	44
California	57	217	42	86
Colorado	47	80	—	63
Connecticut	5	45	12	2
Delaware	—	15	—	19
Florida	189	303	93	87
Georgia	55	238	92	59
Hawaii	7	—	—	7
Idaho	—	29	—	22
Illinois	97	90	5	145
Indiana	5	171	99	82
Iowa	—	45	—	53
Kansas	11	64	—	50
Kentucky	3	140	36	99
Louisiana	55	74	—	31
Maine	5	15	—	8
Maryland	—	114	17	30
Massachusetts	71	22	—	6
Michigan	21	249	111	80
Minnesota	—	68	84	2
Mississippi	8	88	3	24
Missouri	26	56	4	76
Montana	—	17	—	18
Nebraska	—	34	—	50
Nevada	—	46	—	34
New Hampshire	4	21	—	1
New Jersey	21	119	18	11
New Mexico	—	38	—	30
New York	65	156	1	89
North Carolina	40	213	60	80
North Dakota	—	9	—	14
Ohio	78	350	106	185

State	Wendy’s		Arby’s
	Company	Franchise	Company	Franchise
Oklahoma	—	38	—	95
Oregon	19	33	21	16
Pennsylvania	79	180	90	61
Rhode Island	9	11	—	—
South Carolina	—	132	13	60
South Dakota	—	9	—	15
Tennessee	—	179	54	59
Texas	75	323	72	110
Utah	57	28	33	39
Vermont	—	5	—	—
Virginia	53	163	2	107
Washington	27	45	25	41
West Virginia	22	51	1	35
Wisconsin	—	63	4	87
Wyoming	—	14	1	15
District of Columbia	—	4	—	—

Domestic Subtotal	1,258	4,625	1,170	2,452

Country/Territory	Wendy’s		Arby’s
	Company	Franchise	Company	Franchise
Aruba	—	3	—	—
Bahamas	—	8	—	—
Canada	137	236	—	113
Cayman Islands	—	3	—	—
Costa Rica	—	4	—	—
Dominican Republic	—	2	—	—
El Salvador	—	14	—	—
Guam	—	2	—	—
Guatemala	—	7	—	—
Honduras	—	29	—	—
Indonesia	—	24	—	—
Jamaica	—	2	—	—
Japan	—	71	—	—
Malaysia	—	8	—	—
Mexico	—	17	—	—
New Zealand	—	15	—	—
Panama	—	5	—	—
Philippines	—	30	—	—
Puerto Rico	—	65	—	—
Qatar	—	—	—	1
Turkey	—	—	—	8
United Arab Emirate	—	—	—	1
Venezuela	—	41	—	—
U.S. Virgin Islands	—	2	—	—

International Subtotal	137	588	—	123

Grand Total	1,395	5,213	1,170	2,575

Legal Proceedings

On April 25, 2008, a putative class action complaint was filed by Ethel Guiseppone, on behalf of herself and others similarly situated, against Wendy’s, its directors, Wendy’s/Arby’s Group (then known as Triarc Companies, Inc.), and Trian Partners, in the Franklin County, Ohio Court of

Common Pleas. A motion for leave to file an amended complaint was filed on June 19, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in Amendment No. 3 to the Form S-4 under the Securities Act of 1933 (the “Form S-4”). The proposed amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against disenfranchising the purported class and consummating the merger; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

Also on April 25, 2008, a putative class action and derivative complaint was filed by Cindy Henzel, on behalf of herself and others similarly situated, and derivatively on behalf of Wendy’s, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 16, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On May 22, 2008, a putative class action complaint was filed by Ronald Donald Smith, on behalf of himself and others similarly situated, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 30, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On June 13, 2008, a putative class action complaint was filed by Peter D. Ravanis and Dorothea Ravanis, on behalf of themselves and others similarly situated, against Wendy’s, its directors, and Triarc in the Supreme Court of the State of New York, New York County. An amended complaint was filed on June 20, 2008. The amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against consummating the merger; other equitable relief; attorneys’ fees; and any other relief the court deemed proper and just. All parties to this case jointly requested that the court stay the action pending resolution of the Ohio cases.

On July 9, 2008, the parties to the three Ohio actions described above filed a stipulation and proposed order that would consolidate the cases, provide for the proposed amended complaint in the Henzel case to be the operative complaint in each of the cases, designate one law firm as lead plaintiffs’ counsel, and establish an answer date for the defendants in the consolidated case. The court entered the order as proposed in all three cases on July 9, 2008.

On August 13, 2008, counsel for the parties to the Guiseppone, Henzel, Smith and Ravanis cases described above entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including Wendy’s, its directors, Triarc and Trian. In connection with the settlement, Wendy’s agreed to make certain additional disclosures to its shareholders, which were contained in the Form S-4 and to pay plaintiffs’ legal fees.

On January 30, 2009, the parties entered into a Class and Derivative Action Stipulation of Settlement. The settlement was subject to approval by the Common Pleas Court of Franklin County, Ohio. On January 30, 2009, the plaintiffs submitted an application for an order preliminarily approving the settlement, certifying a class for settlement purposes only, providing for notice to the class and setting a final settlement hearing.

On April 1, 2009, the Common Pleas Court of Franklin County, Ohio entered an order preliminarily approving settlement of all claims and certifying a class for settlement purposes only, which provided for notice of settlement to the class and set a final settlement hearing date of July 1, 2009. On May 1, 2009, Wendy’s/Arby’s Group mailed a notice of pendency of the class actions, the proposed settlement and the final hearing date.

On July 1, 2009, the Common Pleas Court of Franklin County, Ohio entered a final order approving settlement of all claims in the Guiseppone, Henzel and Smith cases and certifying a class for settlement purposes only. On July 9, 2009, the Supreme Court of the State of New York, New York County, entered a dismissal of the Ravanis case, with prejudice. The disposition of these cases was not material to the results of operations or financial condition of the Company.

In November 2002, Access Now, Inc. and Edward Resnick, later replaced by Christ Soter Tavantzis, on their own behalf and on the behalf of all those similarly situated, brought an action in the United States District Court for the Southern District of Florida against RTM Operating Company, which became a subsidiary of ours following our acquisition of RTM in July 2005. The complaint alleged that the approximately 775 Arby’s restaurants owned by RTM Operating Company and its affiliates failed to comply with Title III of the ADA. The plaintiffs requested class certification and injunctive relief requiring RTM Operating Company and such affiliates to comply with the ADA in all of their restaurants. The complaint did not seek monetary damages, but did seek attorneys’ fees. Without admitting liability, RTM Operating Company entered into a settlement agreement with the plaintiffs on a class-wide basis, which was approved by the court on August 10, 2006. The settlement agreement calls for the restaurants owned by RTM Operating Company and certain of its affiliates to be brought into ADA compliance over an eight year period at a rate of approximately 100 restaurants per year. The settlement agreement also applies to restaurants subsequently acquired by RTM Operating Company and such affiliates. ARG estimates that it will spend approximately $1.15 million per year of capital expenditures over a seven-year period commencing in 2008 to bring the restaurants into compliance under the settlement agreement, in addition to paying certain legal fees and expenses.

In addition to the matters described above, the Company is involved in litigation and claims incidental to its current and prior business. The Company has reserves for all of its legal matters aggregating $2.2 million as of June 28, 2009. Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves the Company does not believe that the outcome of such legal matters will have a material adverse effect on its combined financial position or results of operations.

MANAGEMENT

Wendy’s/Arby’s Restaurants, LLC is a wholly owned subsidiary of Wendy’s/Arby’s Group, Inc., and Wendy’s/Arby’s Group, Inc. is the sole member of Wendy’s/Arby’s Restaurants, LLC. In this section, references to the “Company,” “we,” “us” and “our” refer to Wendy’s/Arby’s Group, Inc. and its subsidiaries.

The following table sets forth certain information regarding the current managers and executive officers of Wendy’s/Arby’s Restaurants, LLC, all of whom are U.S. citizens.

Name	Age	Positions
Roland C. Smith	54	Manager; President and Chief Executive Officer
Stephen E. Hare	56	Manager; Senior Vice President and Chief Financial Officer
J. David Karam	51	President—Wendy’s International, Inc.
Sharron L. Barton	57	Senior Vice President and Chief Administrative Officer
Thomas A. Garrett	47	President and Chief Executive Officer—Arby’s Restaurant Group, Inc.
Nils H. Okeson	43	Manager; Senior Vice President, General Counsel and Secretary
John D. Barker	47	Senior Vice President and Chief Communications Officer
Steven B. Graham	56	Senior Vice President and Chief Accounting Officer
Darrell G. van Ligten	44	Senior Vice President, Strategic Development

The following table sets forth certain information regarding the current directors and executive officers of Wendy’s/Arby’s Group, all of whom are U.S. citizens.

Name	Age	Positions
Nelson Peltz	67	Chairman
Peter W. May	67	Vice Chairman
Hugh L. Carey	90	Director
Clive Chajet	72	Director
Edward P. Garden	48	Director
Janet Hill	61	Director
Joseph A. Levato	68	Director
J. Randolph Lewis	59	Director
David E. Schwab II	78	Director
Raymond S. Troubh	83	Director
Jack G. Wasserman	72	Director
Roland C. Smith	54	Director; President and Chief Executive Officer
Stephen E. Hare	56	Senior Vice President and Chief Financial Officer
J. David Karam	51	President—Wendy’s International, Inc.
Thomas A. Garrett	47	President and Chief Executive Officer—Arby’s Restaurant Group, Inc.
Sharron L. Barton	57	Senior Vice President and Chief Administrative Officer
Nils H. Okeson	43	Senior Vice President, General Counsel and Secretary
John D. Barker	47	Senior Vice President and Chief Communications Officer
Steven B. Graham	56	Senior Vice President and Chief Accounting Officer
Darrell G. van Ligten	44	Senior Vice President, Strategic Development

Nelson Peltz. Mr. Peltz has been a director of the Company since April 1993 and non-executive Chairman since June 2007. He also served as Chairman and Chief Executive Officer of the Company and as a director or manager and officer of certain of the Company’s subsidiaries from April 1993 through June 2007. Additionally, Mr. Peltz has been Chief Executive Officer and a founding partner of Trian Partners, an asset management firm, since November 2005. Mr. Peltz has also been Chairman of the Board of Trian Acquisition I Corp. since its inception in October 2007. Trian Acquisition I Corp. is a publicly traded blank check company formed to effect a business combination. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and Chief Executive Officer of Trian Group, Limited Partnership (“Trian Group”), which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December 1988, he was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc. (“Triangle”), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz has also served as a director of H.J. Heinz Company since September 2006. Mr. Peltz is the father-in-law of Edward P. Garden.

Peter W. May. Mr. May has been a director of the Company since April 1993 and has served as non-executive Vice Chairman since June 2007. He served as the President and Chief Operating Officer of the Company and also as a director or manager and officer of certain of the Company’s subsidiaries from April 1993 through June 2007. Additionally, Mr. May has been President and a founding partner of Trian Partners since November 2005. Mr. May has also been Vice Chairman and a Director of Trian Acquisition I Corp. since its inception in October 2007. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian Group. He was President and Chief Operating Officer and a director of Triangle from 1983 until December 1988. Mr. May has also served as a director of Tiffany & Co. since May 2008 and of Deerfield Capital Corp. since December 2007.

Hugh L. Carey. Mr. Carey has been a director of the Company since June 1994. He was an Executive Vice President of W.R. Grace & Co. (“Grace”) from 1987 through December 1995. From 1993 to December 1995, he served Grace as director of its Government Relations Division, and from 1987 until 1993, he ran Grace’s office of environmental policy. Mr. Carey was the Governor of the State of New York from 1975 until 1983 and a member of Congress from 1960 until 1975. From 1991 until 1993, he was Chairman of the National Institute of Former Governors. Mr. Carey is also a director of Chinatrust Bank (U.S.A.), and a partner of Harris Beach LLP, a law firm.

Clive Chajet. Mr. Chajet has been a director of the Company since June 1994. He has been Chairman of Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image management, since January 1997. Prior to that time, Mr. Chajet was Chairman of Lippincott & Margulies Inc., also a consulting firm specializing in identity and image management, from 1983 to January 1997.

Edward P. Garden. Mr. Garden has been a director of the Company since December 2004. He served as Vice Chairman from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. Additionally, Mr. Garden has been Vice Chairman and a founding partner of Trian Partners since November 2005. Mr. Garden has also been President, Chief Executive Officer and a Director of Trian Acquisition I Corp. since its inception in October 2007. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden is the son-in-law of Nelson Peltz.

Janet Hill. Ms. Hill has been a director of the Company since September 2008. She served as a director of Wendy’s from 1994 until its merger with a subsidiary of the Company in September 2008. Ms. Hill is currently Vice President of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. She provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Ms. Hill also serves as a director of Dean Foods Company and Sprint Nextel Corporation.

Joseph A. Levato. Mr. Levato has been a director of the Company since June 1996. Mr. Levato served as Executive Vice President and Chief Financial Officer of the Company and certain of its subsidiaries from April 1993 to August 1996. He was Senior Vice President and Chief Financial Officer of Trian from January 1992 to April 1993. From 1984 to December 1988, he served as Senior Vice President and Chief Financial Officer of Triangle.

J. Randolph Lewis. Mr. Lewis has been a director of the Company since September 2008. He served as a director of Wendy’s from 2004 until its merger with a subsidiary of the Company in September 2008. Mr. Lewis is Senior Vice President, Distribution and Logistics, Walgreen Co., Deerfield, Illinois. Walgreen Co. is the nation’s largest drugstore chain. Mr. Lewis joined Walgreen Co. in March, 1992 as Divisional Vice President, Logistics and Planning. He was promoted to his current position in 1999. Prior to joining Walgreen Co. he was a partner in the consulting division of Ernst & Young.

David E. Schwab II. Mr. Schwab has been a director of the Company since October 1994. Mr. Schwab has been a Senior Counsel of Cowan, Liebowitz & Latman, P.C., a law firm, since January 1998. Prior to that time, he was a partner of Schwab Goldberg Price & Dannay, a law firm, for more than five years. Mr. Schwab also serves as Chair Emeritus of the Board of Trustees and Chair of the Executive Committee of Bard College.

Roland C. Smith. Mr. Smith has been a director and the Chief Executive Officer of the Company since June 2007, and he has also served as President of the Company and Chief Executive Officer of Wendy’s since September 2008. Mr. Smith served as the Chief Executive Officer of ARG from April 2006 to September 2008. Mr. Smith also served as President of ARG from April 2006 to June 2006. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties from February 2003 to November 2005. Prior thereto, Mr. Smith served as President and Chief Executive Officer of AMF Bowling Worldwide, Inc. from April 1999 to January 2003. Mr. Smith served as President and Chief Executive Officer of ARG’s predecessor, Arby’s, Inc., from February 1997 to April 1999. Mr. Smith also serves as a director of Carmike Cinemas, Inc.

Raymond S. Troubh. Mr. Troubh has been a director of the Company since June 1994. He has been a financial consultant since prior to 1989. Mr. Troubh is a director of Diamond Offshore Drilling, Inc., General American Investors Company and Gentiva Health Services, Inc.

Jack G. Wasserman. Mr. Wasserman has been a director of the Company since March 2004. Mr. Wasserman has practiced law as a solo practitioner since September 2001. Prior to that time, he was a senior partner of Wasserman, Schneider, Babb & Reed (and its predecessors) from 1966 until September 2001. Mr. Wasserman serves as a director of Icahn Enterprises G.P., Inc., the general partner of Icahn Enterprises L.P., and Cadus Inc.

Stephen E. Hare has served as Senior Vice President and Chief Financial Officer of the Company since September 2007. Mr. Hare also serves as Chief Financial Officer of ARG, a position he has held since June 2006, and as Chief Financial Officer of Wendy’s, a position he has held since December 2008. Previously, he served as Executive Vice President of Cadmus Communications Corporation (“Cadmus”) and President of Publisher Services Group, a division of Cadmus, from January 2003 to June 2006. Prior thereto, Mr. Hare served as Executive Vice President, Chief Financial Officer of Cadmus from September 2001 to January 2003.

J. David Karam has served as President of Wendy’s since September 2008. From 1989 to September 2008, Mr. Karam served as the President of Cedar Enterprises, Inc., a 133-unit franchisee of Wendy’s that has operations in Las Vegas, San Antonio, Indianapolis, Seattle and Hartford. Mr. Karam served as Vice President of Finance for Cedar Enterprises, Inc. from 1986 to 1989. Prior to joining Cedar Enterprises, Inc. Mr. Karam was a Senior Auditor with Touche Ross & Company.

Thomas A. Garrett has served as President and Chief Executive Officer of ARG since September 2008. He served as Executive Vice President and Chief Operating Officer of the Company from September 2007 to September 2008. Mr. Garrett also served as President and Chief Operating Officer of ARG from June 2006 to September 2008. Mr. Garrett served as Chief Operating Officer of ARG following the Company’s acquisition of RTM in July 2005 to June 2006. From June 2003 to July 2005, Mr. Garrett served as President of RTM, and from May 2000 to June 2003, he served as Chief Operating Officer of RTM.

Sharron L. Barton has served as Chief Administrative Officer of the Company since September 2008. She has also served as Chief Administrative Officer of ARG since July 2005. Prior thereto, she served as RTM’s Senior Vice President, General Counsel and Chief Administrative Officer from June 2001 to July 2005. Ms. Barton began her career with RTM in 1977.

Nils H. Okeson has served as Senior Vice President and Secretary of the Company since September 2007. Mr. Okeson served as Associate General Counsel of the Company from September 2007 through December 2007, and he has served as General Counsel since then. Mr. Okeson also serves as General Counsel of ARG, a position he has held since October 2005, and as General Counsel of Wendy’s, a position he has held since September 2008. Prior to joining ARG, he was a partner of Alston & Bird, LLP, a law firm he joined in 1990.

John D. Barker has served as Senior Vice President and Chief Communications Officer of the Company since September 2008. Mr. Barker previously served as Senior Vice President, Corporate Affairs and Investor Relations at Wendy’s, and joined Wendy’s in May 1996 as Vice President of Investor Relations. Mr. Barker was Manager of Investor Relations and Financial Communications for American Greetings Corp. in Cleveland from 1992 to 1996. He held positions as a business editor for The Plain Dealer newspaper in Cleveland, Business Editor for The Beaver County Times near Pittsburgh, and News Desk Editor for The Observer-Reporter in Washington, PA. Mr. Barker is a trustee of the Dave Thomas Foundation for Adoption.

Steven B. Graham has served as Senior Vice President and Chief Accounting Officer of the Company since September 2007. Mr. Graham also serves as Senior Vice President, Corporate Controller of ARG, a position he has held since January 2007, and as Senior Vice President and Chief Accounting Officer of Wendy’s, a position he has held since February 2009. From October 2006 through December 2006, he served as Vice President, Assistant Corporate Controller of ARG. Mr. Graham served as Corporate Controller at Princeton Review LLC from April 2004 to September 2006. Prior thereto, he served as Vice President—Controller of Sbarro, Inc. from January 2000 to March 2004 and as Controller of Sbarro, Inc. from April 1994 to January 2000.

Darrell G. van Ligten was appointed Senior Vice President, Strategic Development for Wendy’s/Arby’s Group in February 2009. Prior to joining Wendy’s/Arby’s Group in February 2009, Mr. van Ligten was a founding partner of Regent Golf. Mr. van Ligten served as Senior Vice President, Marketing and Operation Services of American Golf Corp. from 2003 to 2006. He served as General Manager, Toybox Group at Toys R Us, Inc. from 2001 to 2003. Prior to 2001, Mr. van Ligten held positions in Strategic Planning and Marketing at Yum! Brands, Inc., Arby’s, Inc., Taco Bell Corp. and PepsiCo, Inc.

The term of office of each executive officer is until the organizational meeting of the Board following the next annual meeting of Wendy’s/Arby’s Group stockholders and until his or her successor is elected and qualified or until his or her prior death, resignation or removal.

CORPORATE GOVERNANCE

Independence of Managers/Directors

None of our managers is independent.

Under the New York Stock Exchange’s listing requirements, the board of directors of Wendy’s/Arby’s Group (the “Wendy’s/Arby’s Group Board of Directors”) must have a majority of directors who meet the criteria for independence required by the New York Stock Exchange. Pursuant to Wendy’s/Arby’s Group Corporate Governance Guidelines (the “Corporate Governance Guidelines”), the Wendy’s/Arby’s Group Board of Directors is to determine whether each director satisfies the criteria for independence based on all of the relevant facts and circumstances. No director qualifies as independent unless the Wendy’s/Arby’s Group Board of Directors affirmatively determines that such director has no material relationship with Wendy’s/Arby’s Group. In accordance with the New York Stock Exchange listing requirements and the Corporate Governance Guidelines, the Wendy’s/Arby’s Group Board of Directors has adopted categorical standards (“Independence Standards”) to assist it in determining the independence of Wendy’s/Arby’s directors. Pursuant to the Independence Standards, any relationship described below will be deemed to be material if:

•

the director is, or has been within the last three years, an employee of Wendy’s/Arby’s Group, or an immediate family member of the director is, or has been within the last three years, an executive officer of Wendy’s/Arby’s Group;

•

the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Wendy’s/Arby’s Group as an executive officer, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

•

(i) the director is a current partner or employee of a firm that is Wendy’s/Arby’s Group’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the Wendy’s/Arby’s Group audit; or (iv) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Wendy’s/Arby’s Group audit within that time;

•

the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Wendy’s/ Arby’s Group’s present executive officers at the same time serves or served on the compensation committee of that company’s board of directors;

•

the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Wendy’s/Arby’s Group for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured will be those of such other company’s last completed fiscal year. Also, the three year “look-back” period referred to above applies only to the financial relationship between Wendy’s/Arby’s Group and the director’s or immediate family member’s current employer (i.e., former employment of the director or immediate family member need not be considered); or

•

the director, or an immediate family member of the director, is employed as an executive officer of a non-profit organization, foundation or university to which, within the last three years, Wendy’s/Arby’s Group has made discretionary contributions (excluding for this purpose matching funds paid by Wendy’s/Arby’s Group as a result of contributions by Wendy’s/Arby’s Group’s directors and employees) that, in any fiscal year of such non-profit organization, foundation or university, exceeded the greater of $1.0 million or 2% of such entity’s consolidated gross revenues.

The foregoing clauses are to be interpreted by the Wendy’s/Arby’s Group Board of Directors taking into account any commentary or other guidance provided by the New York Stock Exchange with respect to Section 303A of the New York Stock Exchange Listed Company Manual.

The Independence Standards further provide that the relationship between Wendy’s/Arby’s Group and an entity for which a director serves solely as a non-management director is not material. The Independence Standards also provide that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment. In addition, any other relationship not described above will not be deemed material unless (i) the director would have thereby a “direct or indirect material interest” within the meaning of Item 404(a) of Regulation S-K and the material terms of the relationship were materially more favorable than those that would be offered at the time and in comparable circumstances to persons unaffiliated with Wendy’s/Arby’s or (ii) the Wendy’s/Arby’s Group Board of Directors, in exercising its judgment in light of all the facts and circumstances, determines that the relationship should be considered to be material and to affect the independence of the director in question. For purposes of the Independence Standards, the term “Company” includes any subsidiary in the Wendy’s/Arby’s Group consolidated group.

In March 2009, the Nominating and Corporate Governance Committee of Wendy’s/Arby’s Group and the Wendy’s/Arby’s Group Board of Directors considered and reviewed the various commercial and charitable transactions and relationships identified through directors’ responses to annual questionnaires that they are required to complete, as well as data collected by management and presented to the Nominating and Corporate Governance Committee of Wendy’s/Arby’s Group and to the Wendy’s/Arby’s Group Board of Directors related to transactions during the last three years between Wendy’s/Arby’s and a director, immediate family member of a director or business or charitable affiliate of a director. As a result of this review, the Wendy’s/Arby’s Group Board of Directors determined that none of the identified transactions or relationships with Messrs. Carey,

Chajet, Levato, Lewis, Schwab, Troubh and Wasserman, and Ms. Hill, was material and that each of such nominees is independent of Wendy’s/Arby’s. In making its independence determinations, the Wendy’s/Arby’s Group Board considered the following transactions that occurred during the last three years, each of which, as noted above, was deemed not to be material: for Mr. Chajet, contributions to a charity for which he or his spouse serves as a director; for Ms. Hill, payments for telecommunications services from Sprint Nextel Corporation, for which she serves as a director; and for Mr. Troubh, contributions to a charity for which his spouse serves as a director.

As indicated in Ms. Hill’s biographical information above, she is also a director of Dean Foods Company, which is one of the leading food and beverage companies in the United States. Both Wendy’s and Arby’s, through independent distributors, purchase products of Dean Foods Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation of our managers and executive officers is determined by the Compensation Committee of Wendy’s/Arby’s Group (the “Wendy’s/Arby’s Group Compensation Committee”).

The most recently completed fiscal year, 2008, marked the successful consummation of the merger of Wendy’s and Arby’s. In this Compensation Discussion and Analysis and the subsequent compensation tables and accompanying text, for periods before the merger, the “Company” refers to Triarc Companies, Inc., and Arby’s Restaurant Group, Inc. (“Arby’s”), and “Wendy’s” means Wendy’s International, Inc. For periods after the merger, the Company refers to the combined operations of Arby’s and Wendy’s.

During this year the Wendy’s/Arby’s Group Compensation Committee was focused on (i) providing senior management of the Company with adequate incentives to maintain operations and effectuate the merger successfully during a period of significant economic turmoil in the markets, (ii) assisting the Company in attracting and retaining executive talent to successfully operate the expanded post-merger business and (iii) reviewing the compensation programs for the Company, post-merger, as part of an overall effort to integrate the operations of the companies and recognize synergies and savings from the merger. Compensation policies used in the past for former senior management, when the Company historically functioned both in the manner of an acquisition vehicle/private equity firm involved in the acquisition and growth of undervalued businesses, and as a manager of companies in diverse business sectors, have now been superseded by compensation policies that are consistent with the Company’s focus on its restaurant business.

Objectives of Compensation Philosophy

Introduction

In determining the appropriate compensation for its executive officers (consisting of its “named executive officers” (namely Messrs. Smith, Hare, Okeson and Garrett and Ms. Barton) and three other senior executives), the Wendy’s/Arby’s Group Compensation Committee, in consultation with the Wendy’s/Arby’s Group Compensation Committee’s Compensation Consultant, considers a number of factors: competitive market practice, relative importance of role, individual performance, compensation history (including past pay levels with the Company), internal pay equity, alignment with stockholders’ interests and the creation of long term stockholder value.

During 2008, the Company’s executive officers operated under the general framework of the Arby’s compensation structure. Historically, the total compensation package for Arby’s executive officers has consisted of the following elements: base salary, annual cash incentives, long-term equity incentives and broad-based retirement and health and welfare plans. Generally, before the merger, Arby’s senior management’s base salary was targeted at the 50th percentile of peer group companies, and through the operation of an annual incentive plan, total annual cash compensation (consisting of base salary and target bonus) and total direct compensation (consisting of base salary, target bonus and long-term incentives) targeted at the 75th percentile. In 2008, and as further described below, the CEO and five other Arby’s executive officers participated in the 1999

Executive Bonus Plan with annual incentive awards tied to the achievement of modified EBITDA, earnings per share and appreciated stock price. If target performance had been achieved in 2008 with respect to these criteria, the participant’s total cash compensation would be consistent with the 75th percentile of peer company practices (as discussed below, no payments were made for 2008 in connection with awards under the 1999 Executive Bonus Plan).

The total compensation package for Wendy’s executive officers historically has consisted of the following elements: base salary, annual cash incentives, long-term equity incentives and broad-based retirement and health and welfare plans. Generally, prior to the merger, Wendy’s senior management’s base salary compensation was targeted at the 50th percentile of peer group companies, and through the operation of an annual incentive plan, total annual cash compensation and total direct compensation was targeted at the 60th percentile for 2007 and 2008. With respect to annual incentive awards, Wendy’s senior management participated in a performance-based bonus incentive plan with performance goals based on the achievement of enterprise Adjusted EBITDA and net income, and individual performance.

In December 2008, applicable for 2009, the Wendy’s/Arby’s Group Compensation Committee has adopted an approach that contains elements of both the compensation practices of Arby’s and the historical practices of Wendy’s: base salary targeted at the 50th percentile of peer group companies, with total annual cash compensation targeted at the 75th percentile and total direct compensation targeted at the 60th percentile, assuming target performance with respect to the applicable incentive criteria. The Wendy’s/Arby’s Group Compensation Committee anticipates that during fiscal 2009 and in future years, and consistent with its charter, it will continue to review and evaluate compensation policies, with an emphasis on compensation programs that encourage senior executives to reduce operating costs and achieve synergies associated with the merger.

Elements of Compensation

Throughout 2008, the Company’s overall compensation program (which is referred to as the “Executive Compensation Program”) was designed to achieve the Company’s business objectives, with particular emphasis on attracting and retaining top quality talent in a highly competitive market, motivating the Company’s executive officers during the negotiation and implementation of the merger and rewarding the Company’s executive officers for successfully completing the merger. The compensation goal is to provide its executive officers with a total compensation package that—at expected levels of performance and consistent with an executive’s area of responsibility—is generally intended to be competitive with compensation opportunities that might otherwise be available to executives of similar experience and standing in the competitive market.

There are three primary components of executive compensation: (i) base salary; (ii) annual performance-based bonus awards, including cash bonuses under the 1999 Executive Bonus Plan, and (iii) long-term equity compensation under the Company’s equity plans.

During periods prior to the merger, the Company historically targeted pay against the quick serve restaurant and broader chain restaurant industry using disclosed pay practices of 20 publicly-traded companies (“Legacy Proxy Peer Group”) and the Chain Restaurant Compensation Association (“CRCA”) executive compensation surveys. The CRCA survey includes pay data on 101 restaurant companies managing 185 concepts. The data from the Legacy Proxy Peer Group and the CRCA survey was supplemented by broader retail and general industry market pay data where restaurant industry data were not available or were insufficient. The Legacy Proxy Peer Group is listed below. The Legacy Proxy Peer Group was used for determining compensation levels for Arby’s executive officers in 2008, prior to the merger.

Legacy Proxy Peer Group

AFC Enterprises, Inc.	Chipotle Mexican Grill, Inc.	P.F. Chang’s China Bistro, Inc.
Brinker International, Inc.	CKE Restaurants, Inc.	Ruby Tuesday, Inc.
Burger King Holdings, Inc.	Darden Restaurants, Inc.	Sonic Corp.
Cracker Barrel Old Country	Denny’s Corporation	Starbucks Corporation
Store, Inc.	Bob Evans Farms, Inc.	YUM! Brands Inc.
CEC Entertainment, Inc.	DineEquity, Inc.
The Cheesecake Factory	Jack In The Box Inc.
Incorporated	McDonald’s Corporation

In December 2008, the Company made adjustments to compensation (both cash and equity) for executive officers that took into account published survey data for companies of comparable revenue operating across general industry sectors and in the retail and chain restaurant sectors, as well as proxy statement data for a peer group of 14 publicly-traded chain restaurant companies (“New Proxy Peer Group”). The New Proxy Peer Group was selected based on Wendy’s peer group, with additions and deletions based on merger and acquisition activity, the Company’s competitors and availability of public data and is listed below.

New Proxy Peer Group

Brinker International, Inc.	Darden Restaurants, Inc.	Panera Bread Company
Burger King Holdings, Inc.	Domino’s Pizza, Inc.	Papa John’s International, Inc.
Cracker Barrel Old Country	Bob Evans Farms, Inc.	Ruby Tuesday, Inc.
Store, Inc.	Jack In The Box Inc.	Starbucks Corporation
CKE Restaurants, Inc.	McDonald’s Corporation	YUM! Brands Inc.

Base Salary

The Company’s base salary program is intended to provide base salary levels that are not subject to performance-related risk and that are competitive, in the judgment of the Wendy’s/Arby’s Group Compensation Committee and management, to the external market for executive talent and reflect an executive’s on-going performance. Generally, base salaries are benchmarked on average at the 50th percentile of the relevant peer group at the time. Base salaries for the Company’s executives, including the named executive officers, for fiscal 2008 were established prior to the merger with Wendy’s, and during fiscal 2008 base salaries for the executive officers generally remained constant until December, when new employment agreements were entered into as described below (see “—Executive Agreements and Other Arrangements—New Employment Agreements for the Senior Management Team.”)

Annual Bonus Awards

The Company maintains various bonus plans for bonus awards to its executive officers. Annual incentive cash bonuses under the stockholder-approved 1999 Executive Bonus Plan are designed to reward and motivate those executive officers designated by the Wendy’s/Arby’s Group Performance Committee to be participants over a one-year time frame based on the achievement of financial and business objectives that increase the value and prospects of the Company. For fiscal 2008, all of the currently-serving named executive officers participated in the 1999 Executive Bonus Plan. Discretionary annual bonuses also may be paid to executive officers. Executive officers who have not participated in the 1999 Executive Bonus Plan have participated in operating level bonus plans tied to various operating goals (e.g. modified EBITDA) in 2008.

1999 Executive Bonus Plan

Overview

Under one part of the 1999 Executive Bonus Plan (“Part II”), eligible executives are designated each year by the Wendy’s/Arby’s Group Performance Committee to receive an annual Performance Goal Bonus Award that is tied to the achievement of various “Performance Goals” (i.e., objective quantifiable measures for the Company or its operating units). Part I of the 1999 Executive Bonus Plan is no longer applicable.

Under the terms of the 1999 Executive Bonus Plan, individual performance and individual contributions are not recognized as separate compensable elements, and participants are eligible for bonus compensation based only on Company results. Each year, the Wendy’s/Arby’s Group Performance Committee is responsible for establishing the Performance Goals in a timely manner and may exercise negative discretion with respect to the payment of all or a portion of any Performance Goal Bonus Award even if all Performance Goals have been achieved. In 2008 none of the named executives qualified for a bonus with respect to awards under the 1999 Executive Bonus Plan and consequently no such negative discretion was exercised. With respect to 2007, no negative discretion was exercised in connection with payment under the bonus awards made to Mr. Smith, who was the sole participant in 2007. During 2006 the Wendy’s/Arby’s Group Performance Committee exercised negative discretion with respect to bonuses payable to certain former named executive officers of the Company then eligible for such bonuses under Part II of the plan.

Under the terms of the 1999 Executive Bonus Plan no payment under Part II to any participant can exceed $5 million. Performance Goal Bonus Awards may result in payment if actual results satisfy or exceed designated “Performance Goals.” The size of the payment is expressed as a percentage of the participants’ base salary as determined by the Wendy’s/Arby’s Group Performance Committee, with payments keyed to various percentages of base salary, depending on the level of achievement. In cases where the Wendy’s/Arby’s Group Performance Committee has denominated multiple performance goals, achievement of multiple goals could result in an incentive bonus payment in excess of 100% of an executive’s base salary, subject to reduction by the Wendy’s/Arby’s Group Performance Committee.

At the time that the Performance Goals are established for any fiscal year, the compensation that would be payable if the goals were to be achieved is intended to be “qualified performance based compensation” under Section 162(m) of the Code, in that the goals that are selected are substantially uncertain of being achieved at the time they are established and there can be no guarantee that all or any one of the performance goals will be satisfied based on actual fiscal year results.

With respect to Part II payments under the 1999 Executive Bonus Plan, before 2008, the Company met minimum or target levels for certain performance goals. Fiscal 2007 was the first year in which the plan included a performance goal with reference to the aggregate consolidated net income for the applicable fiscal year determined in accordance with GAAP, applied on a basis consistent with past practice, modified as follows (as so modified “Modified EBITDA”):

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plus (without duplication and only to the extent such amount was deducted in calculating such consolidated net income) the following items on a consolidated basis: (a) interest expense; (b) income taxes; (c) depreciation expense; and (d) amortization expense;

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minus (without duplication and only to the extent such amount was included in calculating such consolidated net income) the following items on a consolidated basis: (e) interest income; and (f) other income not included in operating profit under GAAP; and

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further adjusted to exclude the impact of: (i) annual operating plan net expense variances attributable to the financing of new units (opened during the applicable fiscal year) through capital leases instead of operating leases as contemplated by the annual operating plan, provided that (A) no adjustment under this clause (i) shall be made in respect of such new units in excess of the total number of new units contemplated by the annual operating plan, (B) no adjustment under this clause (i) shall be made in respect of (1) new units financed through capital leases, other than such new units in excess of the total number of new units contemplated by the annual operating plan to be financed through capital leases or (2) new units financed through operating leases, other than such new units in excess of the total number of new units contemplated by the annual operating plan to be financed through operating leases; (ii) acquisitions and dispositions, by (A) disregarding for any portion of the fiscal year in which any assets are acquired (and any later fiscal years) any portion of actual Modified EBITDA attributable to any such acquired assets and (B) reducing the applicable performance goal and cumulative performance goal for the fiscal year in which any assets are disposed (and any later fiscal years) by the projected amount of Modified EBITDA attributable to any such disposed assets for the portion of the fiscal year of disposition (and any later fiscal years) that was reflected in such performance goal and cumulative performance goal; (iii) all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board, and any amendment, restatement, modification, supplement or successor thereto; and (iv) all items of expense related to equity based compensation determined in accordance with the standards established by SFAS 123(R), and any amendment, modification or successor thereto.

The Modified EBITDA performance goal was applied to Arby’s operating unit results, and, based on fiscal 2007 results the level of achievement for the Arby’s operating unit exceeded the minimum threshold for performance. In the case of fiscal 2008, however, target levels were not achieved with respect to the three performance goals and no amounts were paid out under the plan.

In connection with the administration of the 1999 Executive Bonus Plan, the Company’s CFO provides the Wendy’s/Arby’s Group Performance Committee with a certificate regarding the computation of the various components of the Part II bonus awards and the Company’s outside accountants confirm the amount of the bonus awards relative to the underlying financial statement detail.

Fiscal 2008 Awards

In February 2008, the Wendy’s/Arby’s Group Performance Committee designated the named executive officers as participants for the 2008 plan year under the 1999 Executive Bonus Plan and, in March 2008, set the performance goal bonus targets for the 2008 plan year for each participant. In conjunction with the Wendy’s/Arby’s Group Compensation Committee’s Compensation Consultant, and consistent with its efforts to develop performance goals under the bonus plan tailored to the business operations of Arby’s, the Wendy’s/Arby’s Group Performance Committee established three performance metrics for determining bonus payments under the 1999 Executive Bonus Plan: (i) Modified EBITDA, which applied to Arby’s operations and took into account Company-wide expenses at the corporate headquarters level (which were not associated with the Modified EBITDA target for the Arby’s operating unit in 2007); (ii) Earnings Per Share (“EPS”); and (iii) Stock Price Appreciation on the Company’s Class B common shares (“SPA”).

Under the terms of the 1999 Executive Bonus Plan, the Wendy’s/Arby’s Group Performance Committee also has the authority to adjust or modify the calculation of performance goals to take into account unusual corporate transactions or other unusual or nonrecurring events affecting the Company. In light of the anticipated accounting impact in fiscal 2008 resulting from the disposition by the Company of its interest in an asset management subsidiary unrelated to its restaurant operations and fees and expenses incurred in connection with on-going strategic and financing matters initiated in prior years, the Wendy’s/Arby’s Group Performance Committee determined that the impact of such matters should be excluded from the determination of the achievement of performance goals for 2008. The intent of this adjustment was to ensure that the management team’s compensation was tied to the Company’s operations and results rather than to other events outside of their direct control. In addition, the Modified EBITDA, EPS and SPA targets, which were $162.4 million, $0.31 and $9.913, respectively, for fiscal 2008 were established by the Wendy’s/Arby’s Group Performance Committee prior to the announcement of the merger with Wendy’s. Accordingly, these targets were based only on the operating and financial results for the Arby’s operations and

Company-wide expenses at the corporate headquarters level, which accounted only for a part of the post-merger operations.

As adopted by the Wendy’s/Arby’s Group Performance Committee, each executive was assigned to a category providing for a target payout as a percentage of base salary: 100% for Mr. Smith, 90% for Mr. Garrett and 75% for the other participants. Threshold, target and maximum achievement of each of the three designated performance goals was correlated with a percentage of the executive’s target payout percentage. In the case of the Modified EBITDA and EPS goals, the levels of achievement included thresholds at 85% of target (which would result in a 25% payout), target (which would result in a 50% payout) and maximum achievement at 120% of target (which would result in a 100% payout). In the case of SPA, threshold achievement was 10% appreciation (which would result in a 25% payout), target (which would result in a 50% payout) and maximum achievement (which would result in a 100% payout).

Based on the target payout percentages designated for the participants, assuming target performance for all three metrics, Mr. Smith would have qualified for a bonus payment of 150% of his base salary ($1.5 million), Mr. Garrett would have qualified for a bonus payment of 135% of his base salary ($1.012 million), and the other participants would have qualified for bonus payments of 112.5% of their base salaries (ranging from $521,437 to $731,250). In the event of maximum performance for all three metrics, Mr. Smith would have qualified for a bonus payment of 300% of his base salary, Mr. Garrett would have qualified for a bonus payment of 270% of his base salary, and the other participants would have qualified for bonus payments of 225% of their base salaries. If actual performance had fallen between designated achievement levels, the relevant payout percentage would have been interpolated. While all such bonus payments would have been subject to negative discretion (and reduction) by the Wendy’s/Arby’s Group Performance Committee, the performance goal awards for fiscal 2008 were designed so that, in the event of target level achievement for all three metrics, the participant’s total cash compensation (base salary and bonus) would have been consistent with the 75th percentile of peer company practices.

The Wendy’s/Arby’s Group Performance Committee utilized the services of the Wendy’s/Arby’s Group Compensation Committee’s Compensation Consultant in establishing the three performance metrics for determining bonus payments under Part II of the Executive Bonus Plan. In particular, the Compensation Consultant provided information on the Company’s peer group regarding commonly used performance metrics for executive officer compensation, analyzed the impact of the achievement of the performance metrics at threshold, target and maximum performance on the projected total cash compensation and total direct compensation for the eligible executives, and provided the Wendy’s/Arby’s Group Performance Committee with materials setting forth their analysis.

Based on actual operating results for fiscal 2008 and the performance of the Company’s stock during the applicable period in 2008, none of the participants were entitled to any payments on their awards under Part II of the 1999 Executive Bonus Plan.

Fiscal 2008 Discretionary Bonuses

In fiscal 2008, the Wendy’s/Arby’s Group Compensation Committee approved the award of discretionary bonuses to executive officers and other officers and employees in recognition of their efforts in successfully completing the Wendy’s Merger. The Wendy’s business is a significantly larger operation than the pre-merger Arby’s, one of the best known food brands in the United States, and the Wendy’s/Arby’s Group Compensation Committee considered it appropriate to reward senior management and other selected personnel for the completion of the merger and the long-term value it added to the overall business and prospects of the Company.

The Wendy’s/Arby’s Group Compensation Committee also considered, as a basis for these discretionary awards, the fact that no bonus payouts were achieved under the 1999 Executive Bonus Plan for 2008, in part due to the financial market turmoil and adverse economic circumstances arising in the U.S. markets in 2008. Based on the successful completion of the merger, and the Company’s operations in 2008, the Wendy’s/Arby’s Group Compensation Committee believed that the award of the following discretionary bonuses to senior management, was an appropriate recognition of their merger-related efforts.

One-time discretionary bonuses were paid to Messrs. Smith, Hare and Okeson of $500,000, $200,000 and $200,000 respectively, and to Ms. Barton of $100,000 (which in part constituted an advance with respect to $100,000 of her guaranteed 2008 bonus of $150,000), with such amounts as recommended by Mr. Smith as the Company’s CEO. Each of these bonuses is significantly less than the threshold or target bonuses possible under the 1999 Executive Bonus Plan. The Wendy’s/Arby’s Group Compensation Committee views these as non-recurring bonus payments that were warranted by the overall facts and circumstances associated with completing the Wendy’s Merger, as discussed above. These bonuses are not intended to qualify under Section 162(m) of the Code.

Long-term Incentive Compensation

The Wendy’s/Arby’s Group Compensation Committee uses long-term incentive compensation to deliver competitive compensation, retain executive talent and encourage a focus on long-term growth and stock appreciation. As a result of the merger, the Company can continue to provide for awards under its existing equity plans and awards can also continue to be made to certain select recipients under “legacy” equity plans maintained by Wendy’s prior to the merger. Information about shares available for equity grants under these plans is set forth in the table under the caption “—Equity Compensation Plan Information” below.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

What follows is a description of the existing equity plans and developments under those plans with respect to the Company’s executive officers.

Amended and Restated 2002 Equity Participation Plan

The Company provides officers and key employees of the Company and its principal business units with equity-based incentives linked to longer-term business unit and corporate performance through the Amended and Restated 2002 Equity Participation Plan (the “2002 Plan”), which provides for the grant of options to purchase shares of Company stock and the award of restricted stock, restricted stock units and/or stock appreciation rights. Option grants under the plan generally provide for ratable vesting over three years; restricted stock grants generally provide for ratable vesting over three years. Payment of the exercise price of options may be made by cash or by check payable to the Company and/or by delivery of unrestricted shares of Company stock having a fair market value equal to all or part of the purchase price. Payment for options may also be satisfied by way of a net exercise pursuant to which the option holder, without tendering the purchase price for the shares being purchased under the option, is paid shares of stock representing the excess of the aggregate fair market value (as defined in the Plan) on the date of exercise of the shares of stock as to which the option is being exercised over the aggregate purchase price for such shares. Option grants also provide for a net exercise feature allowing grantees to satisfy withholding tax obligations through the receipt of option shares net of withholding tax liability. Restricted stock awards allow for net settlement, allowing grantees to satisfy withholding obligations upon vesting through the forfeiture of a portion of the award. Generally, unvested options become fully vested upon a change of control or the optionee’s death or disability, and unvested options are forfeited upon termination for other reasons. Restricted shares generally vest as provided for in the grantee’s award or upon death or disability and unvested shares are forfeited. Notwithstanding the foregoing, the Wendy’s/Arby’s Group Compensation Committee retains the discretion to award grants of options and/or restricted shares with different vesting and forfeitability features. Except as modified by an award, vested options must be exercised within ninety days following a resignation or termination without cause, and within one year of the grantee’s termination as a result of death or disability or within the one year anniversary of a change of control, unless the option term expires earlier.

As to the timing of equity grants generally, newly hired executives are granted options or equity effective on or about their first date of employment as approved by the Wendy’s/Arby’s Group Compensation Committee.

During fiscal 2008, the Wendy’s/Arby’s Group Performance Committee awarded options and restricted shares in the second and fourth quarters; and in past years awards have generally been made in the first or second quarter. For fiscal 2008, such grants included the grant of options and restricted shares to Messrs. Smith, Garrett, Hare and Okeson and to Ms. Barton (in the amounts reflected in the “—Grants of Plan-Based Awards” below). In determining the size of option grants in the fourth quarter of fiscal 2008, the Wendy’s/Arby’s Group Performance Committee received data prepared by the Wendy’s/Arby’s Group Compensation Committee’s Compensation Consultant that set forth the executive’s compensation relative to market practices, based on cash compensation and earlier option awards made in the second quarter of fiscal 2008 (“Second Quarter 2008 Grants”). The data provided by the Compensation Consultant showed that, after taking into account the Second Quarter 2008 Grants, the covered senior executives were below the 60th percentile with respect to their total direct compensation (“TDC”), as a result of the lower value attributable to the Second Quarter 2008 Grants. Consequently, additional option grants were made which brought TDC for these executives based on 2008 compensation closer to the 60th percentile TDC target.

The overall equity awards made in 2008 were based on a variety of factors, including rewarding efforts in 2008 and the need to provide appropriate incentives to senior management in connection with post-merger transition and integration efforts, while also limiting the size of the awards to avoid significant stockholder dilution and remain within the pre-established annual grant rate. Particularly with respect to the equity grants in the fourth quarter of 2008, the Wendy’s/Arby’s Group Performance Committee expressed its view that the awards were based on the unique circumstances that had occurred in 2008 and were not necessarily indicative of future activity.

In fiscal 2008, the Wendy’s/Arby’s Group Compensation Committee and Wendy’s/Arby’s Group Performance Committee also approved an adjustment to the exercise price on options outstanding under the 2002 Plan (and outstanding under the Company’s 1997 and 1998 Equity Participation Plans) to take into account the effect of the special dividend that the Company implemented in April, 2008. At that time, and as part of its transition to a “pure play” restaurant company, the Company distributed approximately 9.8 million shares of common stock of Deerfield Capital Corp, which it had received as consideration for the sale of its financial services subsidiary. Pursuant to the terms of the 2002 Plan (and other equity plans as well) the special dividend warranted an adjustment to the exercise price of all outstanding options, which had been determined by management, based on the advice of an outside consulting firm, to be thirteen cents ($0.13) per option.

Wendy’s Legacy Equity Plans

Wendy’s legacy equity plans continue in effect following the merger, and consistent with applicable New York Stock Exchange and Section 162(m) guidelines, grants may continue to be made under those plans (other than the Wendy’s WeShare Stock Option Plan) to certain employees. The option and restricted stock grants awarded under the Wendy’s equity plans generally reflect the same characteristics as comparable awards under the Company’s plans.

In 2008, the Company entered into a consulting and employment agreement with J. David Karam, which provided for him to become President of Wendy’s upon consummation of the merger. In connection with that agreement, upon effectiveness of the merger, Mr. Karam received an inducement award of 1,600,000 options (vesting over four years), which was granted under the Wendy’s 2007 Stock Incentive Plan. The grant to Mr. Karam was made after the Compensation Consultant provided the Committee with data showing that Mr. Karam’s annualized total direct compensation (with the initial equity award divided equally over the vesting period) fell between the annual total direct compensation of Messrs. Smith and Garrett. Mr. Karam, who has had extensive experience as a franchisee in the Wendy’s system, was recommended by senior management as a key candidate whose hiring was critical to the successful implementation of the merger. Mr. Karam’s employment agreement is described more fully below under the caption “—Executive Agreements and Other Arrangements—Employment Agreement with Wendy’s President.”

Executive Agreements and Other Arrangements

During 2008, the Company reviewed and revised the employment agreements for its CEO and other executive officers and entered into a new agreement with J. David Karam providing for him to become President of Wendy’s upon effectiveness of the merger. The executive officer agreements were modified to address certain tax matters relating to Code Sections 409A and 162(m), as well as to create a uniform contractual framework going forward for the executive officers to assure the continued services of the experienced senior team, as their prior agreements were nearing expiration or were in renewal terms. The agreement with Mr. Karam was entered into to secure the services of a key executive with extensive experience in the Wendy’s system, who it is anticipated will make a significant contribution to the post-merger integration and operations of the Company.

New Employment Agreements for the Senior Management Team

Mr. Smith

The term of Mr. Smith’s employment has been extended for three years and will be automatically renewed for additional one-year periods unless either party delivers a notice of non-renewal at least 120 days prior to the expiration of the then current term. Mr. Smith’s base annual salary was increased to $1,150,000 and his target bonus percentage was increased to 150%. The severance and termination provisions in his agreement are set forth in the chart below. Mr. Smith’s agreement also contains restrictive covenants, including non-competition and non-solicitation covenants for 18 to 24 months following termination of employment depending on the circumstances of such termination.

Messrs. Garrett, Hare and Okeson and Ms. Barton

The term of employment has been extended for two years and will be automatically renewed for additional one-year periods unless either party delivers a notice of non-renewal at least 120 days prior to the expiration of the then current term. Mr. Garrett’s annual base salary was increased to $800,000 and his target bonus percentage for 2009 (and the remaining contract term) was increased to 100%. Mr. Hare’s base annual salary was increased to $600,000 and his target bonus for 2009 (and the remaining contract term) is 75% of his base salary. Mr. Okeson’s annual base salary was increased to $500,000 and his target bonus for 2009 (and the remaining contract term) is 75% of his base salary. Ms. Barton’s annual base salary is $650,000 and her target bonus for 2009 (and the remaining contract term) is 75% of her base salary.

Mr. Garrett had a guaranteed bonus for 2008 of $250,000. Ms. Barton had a guaranteed bonus for 2008 of $150,000. Guaranteed bonuses are not provided for with respect to 2009 or later years under their revised employment agreements.

The severance and termination provisions in the agreements are set forth in the chart below. The agreements also contain restrictive covenants, including non-competition and non-solicitation covenants for 12 to 24 months following termination of employment depending on the circumstances of such termination.

Employment Agreement with Wendy’s President

On July 25, 2008, the Company entered into a consulting and employment agreement with J. David Karam, with his consulting services transitioning to employment contingent upon effectiveness of the Wendy’s Merger. On September 29, 2008, the merger became effective and Mr. Karam became the President of Wendy’s. In this capacity, he reports solely to Mr. Smith, the CEO of the Company. Mr. Karam’s employment term is for an initial three year period and will then be automatically extended for additional one year periods unless either party provides a notice of non-

renewal at least 120 days prior to the expiration of the then-current term. Mr. Karam’s initial base salary is $900,000, and he will be eligible to earn a bonus annually. Mr. Karam’s target bonus will be equal to 100% of his base salary for the fiscal year if Wendy’s achieves its target performance goals and his ‘stretch’ bonus will be equal to 200% of his base salary for the fiscal year if Wendy’s achieves or exceeds its ‘stretch’ performance goals. With respect to fiscal year 2008, Mr. Karam is entitled to a pro-rata target bonus based on the number of days worked by Mr. Karam for Wendy’s during the fiscal year, which equals $225,000. With respect to fiscal year 2009, Mr. Karam is guaranteed an annual bonus equal to 50% of his base salary, provided he remains employed by Wendy’s through December 31, 2009.

On September 29, 2008, concurrent with effectiveness of the Wendy’s Merger, Mr. Karam was granted a 10-year option to purchase 1,600,000 shares of the Company’s common stock pursuant to the Wendy’s 2007 Stock Incentive Plan at an exercise price of $5.50 per share (the fair market value on the date of grant). The option will vest over a four-year period, 25% on each anniversary of the date of grant, provided Mr. Karam remains employed on each vesting date. The options will immediately vest in full and become exercisable upon a change in control (as defined in his employment agreement). Mr. Karam will also be eligible to receive additional equity-based awards during his employment.

During the employment period, Mr. Karam will generally be entitled to participate in all of Wendy’s employee benefit plans and programs and will be entitled to four weeks of annual paid vacation each calendar year, reimbursement of all reasonable business expenses and a car allowance.

Upon any termination of employment, Mr. Karam is entitled to receive any accrued but unpaid base salary, vacation time, incentive bonus and any outstanding business expense reimbursements. Additionally, if Mr. Karam’s employment is terminated by Wendy’s without “Cause” or by Mr. Karam for “Good Reason” (each as defined in his employment agreement), he will receive a lump sum cash amount equal to two times the sum of his base salary and target bonus. Wendy’s will also pay the cost for Mr. Karam and his dependents to continue to participate in any of Wendy’s group health plans or life insurance plans for an 18 month period following termination. If such cash severance payment and health benefits continuation for Mr. Karam would trigger an excise tax, then in certain circumstances Mr. Karam will be entitled to receive a “gross-up payment” with respect to such payment and benefits, as more fully described in his employment agreement.

All outstanding equity awards held by Mr. Karam will become fully vested upon termination of his employment by Wendy’s without Cause or by Mr. Karam for Good Reason and will remain exercisable until the earlier of one year following such termination or the scheduled expiration date of the award. Mr. Karam’s equity awards will also be treated in this manner if his employment is terminated due to his death or disability. In order to receive payments or benefits payable to Mr. Karam as a result of his termination for Cause or without Good Reason, he must execute a waiver and general release of claims in favor of the Company, Wendy’s, their subsidiaries and affiliates, and other related parties.

Mr. Karam’s employment agreement also contains restrictive covenants, including non-competition and non-solicitation covenants that apply for one (1) or two (2) years following termination of employment depending on the circumstances of such termination. Mr. Karam also agreed that, for one year following termination of employment, he will not solicit any individual employed by the Company, Wendy’s and their respective affiliates or who was employed by them during the six-month period prior to such solicitation.

The Wendy’s/Arby’s Group Compensation Committee’s Compensation Consultant, analyzed the economic terms of Mr. Karam’s employment arrangements as proposed by senior management, which indicated that on an annualized basis (i.e., annualizing his inducement option grant over the proposed term) total annual compensation for Mr. Karam fell between the compensation provided to Mr. Smith, the Company’s CEO, and Mr. Garrett, the President of Arby’s. Management’s proposal for Mr. Karam was based on the proposition that he would be responsible for operating Wendy’s, a much larger operating business than Arby’s, that as a Wendy’s franchisee he had significant experience in the Wendy’s system and would play an important role in improving operating results at Wendy’s post-merger, and that in terms of internal pay equity, his compensation opportunity should fall between Messrs. Smith and Garrett. The Wendy’s/Arby’s Group Compensation Committee adopted this approach and approved the proposed compensation package for Mr. Karam.

Severance and Change in Control Benefits

Senior members of the Company’s management team have provisions in their respective employment agreements that provide for certain severance payments upon a termination by the Company without cause, termination by the executive as a result of a “Triggering Event” and, in the case of Mr. Smith, as a result of a “Special Termination Event,” i.e., a termination by him within a designated period following a change of control. The key terms and provisions of the severance arrangements that are currently in effect are summarized in the following table and are governed by the named executive officer’s employment agreement (all of which are exhibits attached to Wendy’s/Arby’s Group’s Form 8-K filed with the Securities and Exchange Commission on December 22, 2008). As to the quantitative nature of certain payments in parentheses below, the Company estimated the values as if the triggering event took place on December 26, 2008, the last business day of the Company’s 2008 fiscal year.

Description	Chief Executive Officer		Other Named Executive Officers
Termination events triggering severance cash benefits and benefits continuation:	•	Involuntary termination without Cause, other than for death or disability.	•	Involuntary termination without Cause, other than for death or disability.
	•	Termination by Mr. Smith for a “Triggering Event.”	•	Termination by executive officer for a “Triggering Event.”
	•	Termination by Mr. Smith in connection with a “Special Termination Event.”
Severance cash benefit:

(a) Lump sum payment equal to (i) two times base salary in effect as of the effective date of termination ($2,300,000) plus (ii) two times target annual bonus for the year prior to the year of termination ($2,000,000).
(b) $25,000 (which shall increase to $27,500 in December 2010).
(c) Pro rata annual bonus based on actual performance, payable in lump sum on date bonuses are normally paid.
(d) In the event severance cash benefits are provided pursuant to a Special Termination Event, Mr. Smith will receive a tax gross up for any excise tax imposed by Code Section 4999 on any “excess parachute payments.” If a Special Termination Event had occurred on 12/26/08, Mr. Smith would not have received a tax gross up because the amount of his benefits would not have been “excess parachute payments” so as to be taxed under Code Section 4999.

(a) The sum of the base salary in effect as of the effective date of termination plus the actual annual bonus paid, if any, for the year prior to the year of termination, paid in semi-monthly installments for a period of 12 months. Values as of 12/26/08 are as follows: Hare: $986,250; Garrett: $1,256,250; Barton: $913,250; and Okeson: $847,625.
(b) Continuation of the base salary in effect as of the effective date of termination for an additional period of 12 months, paid in semi-annual installments and offset by compensation earned by the executive officer during the same period.
(c) $25,000 (which shall increase to $27,500 in December 2010).
(d) Pro rata annual bonus based on actual performance, payable in lump sum on date bonuses are normally paid.

Description	Chief Executive Officer	Other Named Executive Officers
Executive must sign release to receive severance benefits:	Yes.	Yes.
Health and welfare benefits continuation:	Continued participation in the Company’s health and welfare plans for 18 months at Mr. Smith’s election and at full cost to Mr. Smith.	Continued participation in the Company’s health and welfare plans for 18 months at the executive officer’s election and at full cost to the executive officer.
Equity treatment:

All unvested stock options and restricted stock shall vest in full upon a Change in Control, an involuntary termination without Cause; termination by death or disability; or a termination following a Triggering Event or Special Termination Event. The estimated value of accelerated options if such an event occurred on 12/26/08 is $150,000 and the estimated value of accelerated restricted stock is $633,337.

All unvested stock options that would have vested if the executive officer had remained employed by the Company through December 18, 2010 shall vest in full upon an involuntary termination without Cause, other than for death; a termination for disability; or a termination following a Triggering Event. In the case of Mr. Garrett, options and restricted stock will be fully vested. Values as of 12/26/08 are as follows: Hare: $33,333; Garrett: $60,000 for options and $118,750 for restricted stock; Barton: $16,668; and Okeson: $16,668.

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Options remain exercisable for a period ending on the earlier of the one year anniversary of the termination or the expiration of the applicable option in the event of an involuntary termination without Cause; termination by death or disability; or a termination following a Triggering Event or Special Termination Event.

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Options remain exercisable for a period ending on the earlier of the one year anniversary of the termination or the expiration of the applicable option, except that Mr. Garrett’s replacement options remain exercisable for a period of 30 days after termination of employment.

Outplacement assistance:	No.	No.
Restrictive covenants:

In the event of the termination of Mr. Smith’s employment without Cause or due to a Triggering Event, the restrictive period for the following covenants shall run for a period of 24 months. In the event of the termination of Mr. Smith’s employment for cause or other than due to a Triggering Event, the restrictive period shall be 18 months.

In the event of the termination of the executive officer’s employment without Cause or due to a Triggering Event, the restrictive period for the following covenants shall run for a period of 24 months. In the event of the termination of the executive officer’s employment for cause or other than due to a Triggering Event, the restrictive period shall be 12 months.

Description	Chief Executive Officer	Other Named Executive Officers
	• Prohibited from soliciting franchisees or suppliers and employees of the Company.	•	Prohibited from soliciting franchisees or suppliers and employees of the Company.
	• Prohibited from competing with the Company (see details below).	•	Prohibited from competing with the Company (see details below).
	Mr. Smith is also subject to certain confidentiality and non-disparagement covenants.	The executive officers are also subject to certain confidentiality and non-disparagement covenants.
Non-Renewal Severance:	Non-Renewal by the Company constitutes a Triggering Event-see above for severance benefits.	If employment is terminated by the Company by 120 day written notice of expiration, executive officer shall receive:
		•	Continuation of the base salary in effect as of the effective date of termination for at least 8 months (payments to be made in semi-monthly installments);
		•	Pro rata annual bonus, payable in lump sum on date bonuses are normally paid, based on actual performance, provided the executive officer remains employed during the 120 day notice period.

The estimated total value of benefits provided to Mr. Smith under his employment agreement in the event his employment was terminated on December 26, 2008 as described in the table above is $5,108,337. The estimated total value for the other named executive officers under their respective employment agreements (other than in the event of non-renewal of the employment agreement) is as follows: $1,644,583 for Mr. Hare; $2,210,000 for Mr. Garrett; $1,604,918 for Ms. Barton; and $1,389,293 for Mr. Okeson. For Messrs. Hare and Okeson and Ms. Barton, these amounts do not include the value of accelerated vesting of restricted stock that would occur under the terms of their separate restricted stock award agreements in the event of termination of employment without cause or on account of death or permanent disability. Those values are $95,000, $79,164 and $39,582, respectively.

In calculating the values for the table above, the following assumptions were made: (1) price of the Company’s common stock was $4.75, the closing price per share on December 26, 2008; (2) there was no compensation offset for executives whose second year severance payments would otherwise be subject to reduction for outside earnings; (3) immediate exercise of all options that vested as of a December 26, 2008 termination date; (4) the remaining unvested options subject to accelerated vesting as of December 26, 2008 were valued at $0 (as none of the remaining unvested options has an exercise price less than $6.77/share); and (5) no six month delay in payment to any “specified employee” that would otherwise be required under Code Section 409A.

The employment agreements for Mr. Smith and the other named executive officers generally define “Cause” as: (i) commission of any act of fraud or gross negligence by the executive in the course of his or her employment that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company or any of its affiliates; (ii) willful material misrepresentation by him or her to the President and Chief Executive Officer of the Company (not applicable to Mr. Smith) or the Board; (iii) voluntary termination by him or her of his or her employment (other than on account of a Triggering Event) or the willful failure or refusal to comply with any material obligation(s) owed to the Company or to comply with a reasonable and lawful instruction of the Chief Executive Officer of the Company (not applicable to Mr. Smith) or the Board; (iv) engagement by him or her in any conduct or the commission by him or her of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of the Company or any of its affiliates; (v) his or her indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which he or she may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of the Company furnished to him or her that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its affiliates; (vii) any willful failure to comply with the Company’s policies regarding insider trading; (viii) his or her death; or (ix) his or her inability to perform all or a substantial part of his or duties or responsibilities on account of his or her illness (either physical or mental) for more than 90 consecutive calendar days or for an aggregate of 150 calendar days during any consecutive nine month period (“Disability”).

The employment agreement for Mr. Smith generally defines “Triggering Event” as (i) a material reduction in his responsibilities as President and Chief Executive Officer of the Company; (ii) a requirement that he reports to any person other than the Board; (iii) a reduction in his then current base salary or target bonus percentage; (iv) relocation to a work situs not in the Atlanta, Georgia greater metropolitan area without his consent, (v) a Company-initiated non-renewal of his employment at the end of the Employment Term or (vi) the occurrence of a “Special Termination Event”; provided that he must provide written notice no later than 30 days following his learning of the existence of a Triggering Event (other than under subclauses (v) or (vi) and provide the Company 30 days to cure the Triggering Event. Additionally, Mr. Smith must terminate his employment within six months of the initial occurrence of the circumstances constituting a Triggering Event for such termination to be a Triggering Event.

Mr. Smith’s employment agreement generally defines “Special Termination Event” as Mr. Smith’s decision to terminate his employment in the event that there is a change in control prior to the expiration of the Employment Term where he has provided between 90 and 120 days written notice (no more and no less) of his intention to terminate his employment in the 30-day period commencing 270 days following the change in control. For purposes of Mr. Smith’s employment agreement, “change in control” includes the acquisition by any person of 50% or more of the combined voting power of the Company, a majority of the Board of Directors not being nominated by the Board of the Company or a majority of the Board of Directors not consisting of Messrs. Peltz, May or individuals nominated or recommended by them. (The definition of change in control excludes certain transactions in which Messrs. Peltz, May or their affiliates continue to control or influence the management or policies of the Company or any merger or sale of the Company to entities controlled by Messrs. Peltz, May or their affiliates).

The employment agreements for the other named executive officers generally define “Triggering Event” as (i) a material reduction in his or her responsibilities to the Company; (ii) a requirement that he or she report to any person other than the Chief Executive Officer of the Company or the Board; (iii) a reduction in his or her then current base salary or target bonus percentage; or (iv) relocation to a work situs not in the Atlanta, Georgia greater metropolitan area without his or her consent; provided that he or she must provide written notice no later than 30 days following his or her learning of the existence of a Triggering Event and provide the Company 30 days to cure the Triggering Event. Additionally, he or she must terminate his or her employment within six months of the initial occurrence of the circumstances constituting a Triggering Event for such termination to be a Triggering Event.

The employment agreements for the named executive officers generally restrict the executive officer from competing against the Company generally in the following manner: the executive officer, in any state or territory of the United States (and the District of Columbia) or any country where the Company maintains restaurants, will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two-percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of the Company or its affiliates. This restriction includes, without limitation, (A) any business engaged in drive through or counter food service restaurant business typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.), for which revenues from the sale of hamburgers, sandwiches (including wraps) and salads represents at least 50% of total revenues from the sales of food items (excluding beverages) and also includes any business engaged in real estate development for such Quick Service businesses and (B) Yum! Brands, Inc. or its brands and each of its subsidiaries. Notwithstanding anything to the contrary above, the executive officer shall not be prohibited from (X) accepting employment, operating or otherwise becoming associated with a franchisee of the Company, any of its affiliates or any subsidiary of the foregoing, but only in connection with the activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this definition, subject to any confidentiality obligation that the executive officer may have, or (Y) accepting employment, operating or otherwise becoming associated with a “Quick-Service” restaurant business of a brand that has less than 100 outlets system-wide (including both franchised outlets and franchisor-operated outlets).

Other Benefits and Perquisites

Consistent with the Company’s Executive Compensation Program, and to enable the Company to attract and retain superior executives for key positions, the Company’s executives are provided with certain benefits and perquisites. For example, the Company’s executive officers are entitled to participate in the various benefits made available to the Company’s employees, such as the Company’s 401(k) plan, group health plans, vacation and sick leave, life insurance and short-term and long-term disability benefits, and all of the executive officers are covered by directors and officers liability insurance and indemnification agreements. Executive officers (as well as certain employees at various levels) are also provided with cellular phones, PDAs, and laptops that are intended primarily for business use.

In October 2008, the Wendy’s/Arby’s Group Compensation Committee approved certain expenditures in connection with the temporary living arrangements of Mr. Smith in Columbus, Ohio as a result of the Wendy’s Merger. The presence of Mr. Smith in Columbus, as CEO of the Company, was viewed as critical to the successful integration of operations following the merger; particularly since one of the conditions of the merger was that the headquarters of Wendy’s remain in the vicinity of Columbus for a designated period of time. The expenditures approved include: a lease of an apartment for Mr. Smith and his wife in Columbus, Ohio (at a current rate of $7,200 per month); renter’s insurance for the apartment; $50,000 for company-owned furniture, painting and set up costs associated with the apartment; the lease of an automobile; transportation to Atlanta for Mr. Smith and his wife (and reimbursement of the tax associated with the imputed income of his wife’s flights); moving expenses for personal items and reimbursement and a tax gross up on the tax differential resulting from the taxes associated with Ohio-related imputed income.

Other Material Considerations

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that the Company may claim in any tax year with respect to compensation paid to each of the Chief Executive Officer and three other named executive officers (other than the Chief Financial Officer). Accordingly, the Wendy’s/Arby’s Group Performance Committee monitors which executive officers may be subject to Section 162(m) in order to maximize the amount of compensation paid to these officers that will be deductible under Section 162(m).

Certain types of performance-based compensation are exempted from the $1.0 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock, and certain formula driven compensation that meets the requirements of Section 162(m) (such as the provisions of the 1999 Executive Bonus Plan). The Wendy’s/Arby’s Group Performance Committee seeks to structure performance-based and equity compensation for the named executive officers in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation. At the same time, there may be circumstances in which the Wendy’s/Arby’s Group Compensation Committee and/or Performance Committee determines, in the exercise of its independent judgment that it is in the best interests of the Company to provide for compensation that may not be deductible.

Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to the Company’s employees because Section 409A requires that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. The Company has undertaken the necessary steps to ensure that its existing deferred compensation plans are operated in accordance with Section 409A.

Introduction to the Summary Compensation Table

The Summary Compensation Table sets forth salary, cash bonus awards, equity awards and other compensation earned by, paid or awarded with respect to the 2008, 2007 and 2006 fiscal years to (i) the Company’s Chief Executive Officer (“CEO”), Roland C. Smith; (ii) the Company’s Chief Financial Officer (“CFO”), Stephen E. Hare; and (iii) the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the 2008 fiscal year: Thomas A. Garrett, President and Chief Executive Officer of ARG, Sharron L. Barton, Senior Vice President and Chief Administrative Officer of the Company, and Nils H. Okeson, Senior Vice President, General Counsel and Secretary of the Company (collectively, the “named executive officers”). Additional information with respect to the compensation arrangements for the Company’s executive officers is set forth above under the caption “—Executive Agreements and Other Arrangements.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Roland C. Smith (CEO)	2008	1,000,000		500,000	219,565	176,898		79,963	1,976,426
	2007	1,000,000		1,000,000	495,219	264,489	—	36,574	2,796,282
	2006	711,538		738,750	742,214	392,445	—	172,068	2,757,015
Stephen E. Hare (CFO)	2008	515,000		200,000	26,387	38,585	—	21,956	801,928
	2007	511,250		386,250	70,653	46,286	—	20,958	1,035,397
Thomas A. Garrett (President and CEO—ARG)	2008	800,000	(4)	250,000	32,983	51,451		20,818	1,155,252
	2007	787,500		506,250	88,316	66,122	—	21,862	1,470,050
Sharron L. Barton (SVP and Chief Admin. Officer)	2008	653,250	(5)	150,000	10,994	17,683		21,079	853,006
	2007	659,750	(6)	263,250	29,439	19,837	—	20,531	992,807
Nils H. Okeson (SVP, GC and Secretary)	2008	483,500	(7)	200,000	21,989	24,120		19,877	749,486
	2007	478,500		347,625	58,877	33,061	—	20,119	938,182

*	Messrs. Hare, Garrett and Okeson, and Ms. Barton were not executive officers of the Company in 2006, and therefore compensation information for them is not provided for that fiscal year.

(1)

Represents the compensation expense recorded by the Company under SFAS 123(R) in the year shown with respect to awards of restricted stock of the Company made to such named executive officer, disregarding any estimates of forfeitures related to service-based vesting conditions. See Note (13) Share-Based Compensation to the Audited Combined Financial Statements included elsewhere in this prospectus for the assumptions made in determining SFAS 123(R) values.

(2)	Represents the compensation expense recorded by the Company under SFAS 123(R) in the year shown with respect to awards of stock options to the named executive officer, disregarding any estimates of forfeitures related to service-based vesting conditions. See Note (13) Share-Based Compensation to the Audited Combined Financial Statements included elsewhere in this prospectus for the assumptions made in determining FAS 123(R) values.

(3)

Includes with respect to each named executive officer amounts for dividends (and interest thereon) with respect to the restricted stock awards referred to in note (1) above, an automobile allowance and amounts for long-term disability and group term life insurance. Also includes with respect to Mr. Smith the following expenditures by the Company in connection with his temporary living arrangements for work at Wendy’s headquarters in Ohio: (i) $21,600 for the lease of an apartment for Mr. Smith and his wife in Columbus, Ohio, (ii) renter’s insurance and utilities costs associated with the apartment, (iii) moving expenses for personal items, (iv) automobile lease expenses, (v) expenses relating to his wife’s travel to and from Ohio, and (vi) reimbursement in the amount of $4,918 for taxes owed for use of corporate aircraft.

(4)	Includes $50,000 paid in lieu of a merit increase in 2007 and 2008.

(5)	Includes $3,250, the final quarterly installment of a payment in lieu of a merit increase in 2007.

(6)	Includes $9,750, the first three quarterly installments of a payment in lieu of a merit increase in 2007.

(7)	Includes $20,000 paid in lieu of a merit increase in 2007 and 2008.

The following table provides information concerning the annual performance bonus and long term incentive awards made to each of the named executive officers in 2008.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards (S/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Roland C. Smith (CEO)	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A	100,000			676,000
	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		200,000	6.77	440,000
	12/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		1,500,000	4.65	2,860,050
	3/27/2008	750,000	1,500,000	3,000,000
Stephen E. Hare (CFO)	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A	12,000			81,240
	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		35,000	6.77	69,650
	12/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		500,000	4.65	953,350
	3/27/2008	289,688	579,375	1,158,750
Thomas A. Garrett (President and CEO—ARG)	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A	15,000			101,550
	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		50,000	6.77	99,500
	12/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		600,000	4.65	1,144,020
	3/27/2008	506,250	1,012,500	2,025,000
Sharron L. Barton (SVP and Chief Admin. Officer)	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A	5,000	33,850
	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		15,000	6.77	29,850
	12/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		250,000	4.65	476,675
	3/27/2008	365,625	731,250	1,462,500
Nils H. Okeson (SVP,GC and Secretary)	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A	10,000			67,700
	6/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		25,000	6.77	49,750
	12/18/2008	N/A	N/A	N/A	N/A	N/A	N/A		250,000	4.65	476,675
	3/27/2008	260,718	521,437	1,042,875

(1)

Under the 1999 Executive Bonus Plan, each named executive officer was assigned to a category providing for a target payout as a percentage of base salary: 100% for Mr. Smith, 90% for Mr. Garrett and 75% for the other participants. Threshold, target and maximum achievement of each of the three designated performance goals was correlated with a percentage of the executive’s target payout percentage. Based on the target payout percentages designated for the participants, assuming target performance for all three metrics, Mr. Smith would have qualified for a bonus payment of 150% of his base salary ($1.5 million), Mr. Garrett would have qualified for a bonus payment of 135% of his base salary ($1.012 million), and the other participants would have qualified for bonus payments of 112.5% of their base salaries (ranging from $521,437 to $731,250). In the event of maximum performance for all three metrics, Mr. Smith would have qualified for a bonus payment of 300% of his base salary, Mr. Garrett would have qualified for a bonus payment of 270% of his base salary, and the other participants would have qualified for bonus payments of 225% of their base salaries. If actual performance had fallen between designated achievement levels, the relevant payout percentage would have been interpolated. Based on actual operating results for fiscal 2008 and the performance of the Company’s stock during the applicable period in 2008, none of the participants were entitled to any payments from these awards. For more information regarding the 2008 performance targets and possible bonus payouts, see “—Compensation Discussion and Analysis” above.

(2)	Consists of a single restricted stock grant under the 2002 Plan. The shares vest ratably over three years, subject to continued employment through each of the anniversary dates.

(3)

Consists of two stock option grants under the 2002 Plan, each at an exercise price equal to the fair market value (i.e., closing price) of the underlying shares on the grant date and expiring ten years from the grant date. The options vest and become exercisable ratably over three years, subject to continued employment through each of the anniversary dates.

(4)

The grant date fair value of an award is determined pursuant to SFAS 123(R). See Note (16) Share-Based Compensation to the Company’s consolidated financial statements set forth in the Wendy’s/Arby’s Group 2008 Form 10-K (not incorporated by reference herein) for the assumptions made in determining SFAS 123(R) values.

The following table provides information concerning the unexercised stock options and unvested restricted stock awards as of the end of fiscal 2008 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Roland C. Smith (CEO)	146,666	73,334	—	16.49	(2)	4/13/16	33,334	(3)	158,337
	66,667	133,333	—	15.71	(2)	5/23/17	100,000	(5)	475,000
		200,000	—	6.77		6/18/18
		1,500,000	—	4.65		12/18/18
Stephen E. Hare (CFO)	50,000	25,000	—	15.88	(2)	6/07/16	8,000	(4)	38,000
	11,667	23,333	—	15.71	(2)	5/23/17	12,000	(5)	57,000
		35,000	—	6.77		6/18/18
		500,000	—	4.65		12/18/18
Thomas A. Garrett (President and CEO—ARG)	203,328		—	3.9097	(2)	7/25/15	10,000	(4)	47,500
	334,331		—	6.9864	(2)	7/25/15	15,000	(5)	71,250
	66,666	33,334	—	16.09	(2)	4/28/16
	16,667	33,333	—	15.71	(2)	5/23/17
		50,000	—	6.77		6/18/18
		600,000	—	4.65		12/18/18
Sharron L. Barton (SVP and Chief Admin. Officer)	20,266	10,134	—	16.09	(2)	4/28/16	3,333	(4)	15,832
	5,000	10,000	—	15.71	(2)	5/23/17	5,000	(5)	23,750
		15,000	—	6.77		6/18/18
		250,000	—	4.65		12/18/18
Nils H. Okeson (SVP, GC and Secretary)	28,334	14,166	—	16.09	(2)	4/28/16	6,666	(4)	31,664
	8,333	16,667	—	15.71	(2)	5/23/17	10,000	(5)	47,500
		25,000	—	6.77		6/18/18
		250,000	—	4.65		12/18/18

(1)	All such options vest and become exercisable over a three-year period commencing on the date of grant, with one-third vesting on each of the first three anniversaries of the date of grant.

(2)

Reflects a $0.13 reduction in the exercise price per share of each stock option outstanding at the time of the special dividend of shares of common stock of Deerfield Capital Corp. paid to the Company’s stockholders in April 2008 (the “DFR share dividend”). The reduction was effected in accordance with the Company’s equity participation plans, which provide for such price adjustments upon occurrence of extraordinary events such as the DFR share dividend.

(3)

On March 26, 2007, the Company granted a total of 100,000 shares of restricted common stock to Mr. Smith pursuant to the terms of his employment agreement. Such restricted shares have both time vesting targets (66,667 shares) and performance vesting targets (33,333 shares). During 2007, 33,333 of the time-vesting shares vested on the first anniversary of the date of commencement of Mr. Smith’s employment. During 2008, (i) an additional 16,667 of the time-vesting shares vested on the second anniversary of the date of commencement of his employment, (ii) 8,333 of the performance-vesting shares vested upon the Wendy’s/Arby’s Group Performance Committee’s determination that certain performance targets had been met, and (iii) 8,333 unvested performance-vesting shares were forfeited as a result of elimination of a “catchup” vesting feature in the 2007 grant.

(4)

On May 23, 2007, the Company granted certain officers and key employees, other than Mr. Smith, a total of 159,300 shares of restricted common stock under the 2002 Plan. These shares vest ratably over three years, subject to continued employment through each of the anniversary dates. The price of the Company’s common stock granted to the named executive officers on the grant date was $15.84 and the resulting grant-date fair value is being recognized as compensation expense ratably over the vesting periods.

(5)

On June 18, 2008, the Company granted certain officers and key employees a total of 265,350 shares of restricted common stock under the 2002 Plan. These shares vest ratably over three years, subject to continued employment through each of the anniversary dates. The price of the Company’s common stock granted to Mr. Smith on the grant date was $6.76 and the price of the Company’s common stock granted to the other named executive officers on the grant date was $6.77. The resulting grant-date fair values are being recognized as compensation expense ratably over the vesting periods.

The following table provides information concerning the vesting during 2008 of restricted stock awards previously made to each of the named executive officers. None of the named executive officers exercised any stock options during 2008.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Roland C. Smith (CEO)	—	—	25,000	175,583
Stephen E. Hare (CFO)	—	—	4,000	27,480
Thomas A. Garrett (President and CEO—ARG)	—	—	5,000	34,350
Sharron L. Barton (SVP and Chief Admin. Officer)	—	—	1,667	11,452
Nils H. Okeson (SVP, GC and Secretary)	—	—	3,334	22,905

(1)	Based on the closing price of the shares on the vesting date.

Compensation of Directors

Under the Company’s previous program for compensation of non-management members of the Wendy’s/Arby’s Group Board, which was in effect until the end of the 2008 fiscal year, each non-management director received an annual retainer (payable quarterly) of $30,000 for serving on the Wendy’s/Arby’s Group Board, plus $1,500 for each meeting of the Wendy’s/Arby’s Group Board or of a committee (or subcommittee) of the Wendy’s/Arby’s Group Board that such director attended.

Under the 2002 Plan, each non-management director could elect to have all or a portion of the annual retainer and meeting attendance fees paid in shares of the Company’s common stock rather than in cash. In addition, pursuant to the 2002 Plan, each director of the Company who was not also an employee of the Company or of any subsidiary or affiliate received options to purchase an aggregate of 45,000 shares of the Company’s common stock on the date of such director’s initial election or appointment to the Board. On the date of each subsequent annual meeting of stockholders of the Company at which such a director was re-elected, he or she received options to purchase 12,000 shares of the Company’s common stock.

In December 2008, the Wendy’s/Arby’s Group Compensation Committee recommended to the Wendy’s/Arby’s Group Board that annual compensation payable to the Company’s non-management directors be restructured and increased beginning on the first day of the Company’s 2009 fiscal year. The Wendy’s/Arby’s Group Compensation Committee’s decision to revise annual compensation payable to non-management directors was based on a number of factors: cash compensation for directors had remained static for at least fifteen years and the merger with Wendy’s increased the size of the business operations of the Company and the corresponding meeting obligations and responsibilities of the directors. The provisions of the revised compensation program, which are set forth below and provide for a combination of cash payments and restricted stock grants, were designed taking into account advice and counsel from the Wendy’s/Arby’s Group Compensation Committee’s Compensation Consultant, who advised that the proposed pay levels appeared reasonable relative to market practices. In connection with the new compensation program, the provisions of the 2002 Plan providing for automatic grants of options to directors were deleted. The Wendy’s/Arby’s Group Board approved the Wendy’s/Arby’s Group Compensation Committee’s proposal on February 3, 2009.

Annual Retainers:

•	Board retainer for each non-management director:	$67,500
•	Audit Committee Chairman’s retainer:	$20,000
•	Audit Committee member’s retainer:	$10,000
•	Compensation Committee Chairman’s retainer:	$15,000
•	Compensation Committee member’s retainer:	$7,500

Meeting Fees:

•	No meeting fees are paid to members of the Wendy’s/Arby’s Group Audit Committee and the Wendy’s/Arby’s Group Compensation Committee. Members attending each meeting of the Nominating and Corporate Governance Committee, ERISA Committee, Capital and Investment Committee, Corporate Social Responsibility Committee and Executive Committee receive the following fee for each meeting:	$2,000

Stock Awards:

•	Grant upon initial election or appointment to the Board:	Discretionary, initially set at $75,000*
•	Annual grant upon re-election to the Board:	Discretionary, initially set at $75,000*

*	Equity awards payable in restricted stock vesting 50% after one year from grant and 50% after two years from grant, conditioned on continued Board service.

In connection with approving this new program, the Wendy’s/Arby’s Group Board also approved development of a deferred compensation plan. Directors would be offered the option to participate in that plan, which was adopted earlier in 2009. The deferred compensation plan allows a participant to defer a percentage or sum of his or her retainer and meeting fees and/or restricted stock grant into deferred stock units, which are based on the value of Company stock and subject to the same vesting schedule in the case of the deferral of restricted stock. Dividend equivalents accrue on deferred amounts. The amounts are payable in Company stock in a lump sum on the earlier of the director’s termination of board service, a fixed number of years or death, as elected by the director.

The chart below summarizes the compensation paid to the Company’s non-employee directors for their services as directors during fiscal 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nelson Peltz	—	12,465	(1)	5,380(2	)(3)	—	—	—	17,845
Peter W. May	—	12,465	(1)	5,380(2	)(3)	—	—	—	17,845
Hugh L. Carey	54,000	—		5,380(2	)(3)	—	—	—	59,380
Clive Chajet	66,000	—		5,380(2	)(3)	—	—	—	71,380
Edward P. Garden	—	9,470	(4)	5,380(2	)(3)	—	—	—	14,850
Janet Hill	12,000	—		18,391(5	)(6)	—	—	—	30,391
Joseph A. Levato	88,500	—		5,380(2	)(3)	—	—	—	93,880
J. Randolph Lewis	13,500	—		18,391(5	)(6)	—	—	—	31,891
David E. Schwab II	58,507	26,851	(7)	5,380(2	)(3)	—	—	—	90,738
Raymond S. Troubh	69,000	—		5,380(2	)(3)	—	—	—	74,380
Jack G. Wasserman	87,000	—		5,380(2	)(3)	—	—	—	92,380

(1)

Represents the expense recorded by the Company in 2008 with respect to 3,183 shares of Common Stock, in the aggregate, issued to each of Messrs. Peltz and May in lieu of quarterly retainers and meeting attendance fees.

(2)

Represents the expense recorded by the Company in 2008 with respect to the issuance to such director of options to acquire 4,000 shares of Common Stock and 8,000 shares of Class B Common Stock upon such director’s reelection as a director at the Company’s 2008 Annual Meeting of Stockholders (annual grants under the Company’s previous non-management director compensation program). The grant date fair value of the options issued to each of the directors in September 2008 to acquire (i) 4,000 shares of Common Stock was $7,640 and (ii) 8,000 shares of Class B Common Stock, was $17,520.

(3)

At December 28, 2008, each of Messrs. Peltz, May and Garden held options to acquire 12,000 shares of Common Stock; each of Messrs. Carey, Chajet, Levato, Schwab and Troubh held options to acquire a total of 117,000 shares of Common Stock; and Mr. Wasserman held options to acquire a total of 105,000 shares of Common Stock.

(4)	Represents the expense recorded by the Company in 2008 with respect to 2,462 shares of Common Stock, in the aggregate, issued to Mr. Garden in lieu of quarterly retainers and meeting attendance fees.

(5)

Represents the expense recorded by the Company in 2008 with respect to the issuance to such director of options to acquire 45,000 shares of Common Stock upon such director’s appointment as a director upon the Company’s merger with Wendy’s (initial grant under the Company’s previous non- management director compensation program). The grant date fair value of the options issued to each of the directors in September 2008 to acquire 45,000 shares of Common Stock was $85,950.

(6)	At December 28, 2008, Ms. Hill and Mr. Lewis each held options to acquire 89,854 shares of Common Stock.

(7)	Represents the expense recorded by the Company in 2008 with respect to 4,422 shares of common stock issued, in the aggregate, to Mr. Schwab in lieu of his annual retainer.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Wendy’s/Arby’s Group’s equity compensation plans as of December 28, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	200,443	Package Options(2)	$23.54	4,337,759(3)
	7,850,182	Class A Options	$9.66
Equity compensation plans not approved by security holders(4)	9,600	Package Options(2)	$23.35	15,165,124(3)
	18,242,307	Class A Options(5)	$6.72
Total	210,043	Package Options(2)	$23.54	19,502,883(3)
	26,092,489	Class A Options	$7.60

(1)	1998 and 2002 Equity Participation Plans.

(2)	Each Package Option is exercisable for three shares of Common Stock.

(3)	Includes securities issuable to directors as fees in lieu of cash.

(4)	1997 Equity Participation Plan and Wendy’s legacy equity plans

(5)

In addition to options granted pursuant to our equity participation plans, in connection with the acquisition of RTM in July 2005 the Company issued 774,066 options to acquire shares of Class B Common Stock to employees of RTM (who became employees of ARG) to replace then existing options that they held to purchase shares of RTM (the “Replacement Options”). In connection with the Wendy’s Merger, these Replacement Options were adjusted so as to become exercisable for shares of Common Stock instead of Class B Common Stock. These Replacement Options have a weighted average exercise price of $8.34.

Amended and Restated 1997 Equity Participation Plan

The Wendy’s/Arby’s Group, Inc. 1997 Equity Participation Plan was approved by the Executive Committee of the Wendy’s/Arby’s Group Board of Directors on December 11, 1997 and was amended and restated in May 2005. The 1997 Plan provided for the granting of stock options to purchase shares of Common Stock. Participants in the 1997 Plan were limited to selected key employees and consultants of the Company, its subsidiaries and affiliates who were important to the success and growth of the Company, its subsidiaries and affiliates, but who were not “directors,” “executive officers” or “officers” of the Company. A maximum of 500,000 shares of Common Stock were authorized to be issued under the 1997 Plan. The term during which options could be granted under the 1997 Plan expired on December 11, 2002. As a result of a stock dividend in August 2003 (the “Stock Dividend”), all outstanding options under the 1997 Plan at August 21, 2003 were adjusted so as to be exercisable for one share of Common Stock and two shares of Class B Common Stock (i.e., Package Options). In connection with the Wendy’s Merger, these Package Options were further adjusted so as to become exercisable for three shares of Common Stock. As of March 31, 2009, Package Options to acquire a total of 28,800 shares of Common Stock were outstanding under the 1997 Plan. The 1997 Plan is administered by the Wendy’s/Arby’s Group Compensation Committee.

Amended and Restated 1998 Equity Participation Plan

The Wendy’s/Arby’s Group, Inc. 1998 Equity Participation Plan was approved by the Wendy’s/Arby’s Group Board of Directors on March 10, 1998, was approved by the Company’s stockholders on May 6, 1998 and was amended and restated in May 2005. The 1998 Plan replaced a 1993 Equity Participation Plan pursuant to which awards could no longer be granted after April 24, 1998. The 1998 Plan provided for the granting of stock options, stock appreciation rights (“SARs”), and restricted stock to officers and key employees of, and consultants to, the Company and its subsidiaries and affiliates. The 1998 Plan provided for automatic awards of options to non-employee directors of the Company and permitted non-employee directors to elect to receive shares of Common Stock in lieu of all or a portion of the annual retainer fees and/or Board of Directors or committee meeting attendance fees (“Fees”) that would otherwise be payable to them in cash. A maximum of 5,000,000 aggregate shares of Common Stock (subject to certain adjustments) were authorized to be delivered on the exercise of options or SARs or upon a director’s election to receive Fees in shares of Common Stock pursuant to the 1998 Plan. The term during which awards could be granted under the 1998 Plan expired on April 30, 2003. As a result of the Stock Dividend, all outstanding options under the 1998 Plan at August 21, 2003 were adjusted so as to be exercisable for one share of Common Stock and two shares of Class B Common Stock (i.e., Package Options). In connection with the Wendy’s Merger, these Package Options were further adjusted so as to become exercisable for three shares of Common Stock. As of March 31, 2009, Package Options to acquire a total of 541,329 shares of Common Stock were outstanding under the 1998 Plan. The 1998 Plan is administered by the Wendy’s/Arby’s Group Performance Committee.

Amended and Restated 2002 Equity Participation Plan

The Wendy’s/Arby’s Group, Inc. 2002 Equity Participation Plan was approved by the Wendy’s/Arby’s Group Board of Directors on April 25, 2002, was approved by the stockholders on June 4, 2002, was amended and restated in May 2005 and an amendment was approved by the stockholders on June 7, 2006. A second amendment was approved by the stockholders on June 5, 2007. A third amendment was approved by the stockholders on September 15, 2008. The 2002 Plan provides for the granting of stock options, SARs, restricted stock and restricted share units to officers, key employees of, and consultants to, Wendy’s/Arby’s Group and its subsidiaries and affiliates. The 2002 Plan also permits non-employee directors to elect to receive all or a portion of their Fees, in shares of Common Stock. Subject to certain anti-dilution adjustments, a maximum of 22,400,000 shares of Common Stock may be granted as restricted shares or restricted share units or to be delivered on the exercise of options or SARs or upon a director’s election to receive Fees in shares pursuant to the 2002 Plan. In addition, the maximum number of shares of Common Stock that may be granted as restricted shares, options or SARs to any individual in a calendar year is 3,000,000 shares. The 2002 Plan replaced the 1997 Equity Participation Plan, the term during which options may be granted thereunder expired on December 11, 2002, and the 1998 Equity Participation Plan, the term during which options may be granted thereunder expired on April 30, 2003. As a result of the Stock Dividend, all outstanding options under the 2002 Plan at August 21, 2003 were adjusted so as to be exercisable for one share of Common Stock and two shares of Class B Common Stock (i.e., Package Options). In connection with the Wendy’s Merger, these Package Options were further adjusted so as to become exercisable for three shares of Common Stock. As of March 31, 2009, (i) Package Options to acquire a total of 60,000 shares of Common Stock, (ii) options to acquire 7,715,844 shares of Common Stock, and (iii) 349,206 restricted shares of Common Stock were outstanding under the 2002 Plan. The 2002 Plan is administered by the Wendy’s/Arby’s Group Performance Committee. The term during which awards may be granted under the 2002 Plan will expire on June 4, 2012.

Wendy’s Legacy Equity Plans

Four equity compensation plans of Wendy’s were acquired by the Company in connection with the completion of the merger with Wendy’s, which occurred on September 29, 2008. Those plans were the Wendy’s 2007 Stock Incentive Plan (the “Wendy’s 2007 Plan”), the Wendy’s 2003 Stock Incentive Plan (the “Wendy’s 2003 Plan”), the Wendy’s 1990 Stock Option Plan (the “Wendy’s 1990 Plan”) and the Wendy’s WeShare Stock Option Plan (the “Wendy’s WeShare Plan”), each as amended as of the merger date (collectively the “Wendy’s Legacy Equity Plans”). Each of the Wendy’s Legacy Equity Plans, other than the Wendy’s WeShare Plan, had been approved by shareholders of Wendy’s prior to the merger. Stock options and SARs can continue to be awarded under each of the Wendy’s Legacy Equity Plans, other than the Wendy’s WeShare Plan, and restricted shares, restricted share units, performance shares, performance units, dividend equivalent rights and unrestricted shares can continue to be issued under the Wendy’s 2007 Plan and the Wendy’s 2003 Plan to officers and key employees of Wendy’s and its subsidiaries and affiliates. No further awards can be made under the Wendy’s WeShare Plan.

The following table sets forth the number of options to acquire shares of Common Stock, and restricted shares of Common Stock outstanding under each Wendy’s Legacy Equity Plan as of March 31, 2009, and the date on which awards may be granted under each Wendy’s Legacy Equity Plan expires.

Plan	Number of Options to Acquire Class A Common Stock Outstanding	Number of Restricted Shares of Class A Common Stock Outstanding	Date on which Awards may be Granted Expires
Wendy’s 2007 Plan	15,382,481	43,393	April 25, 2017
Wendy’s 2003 Plan	617,167	None	No end date stated
Wendy’s 1990 Plan	766,282	Not applicable	No end date stated
Wendy’s WeShare Plan	912,025	Not applicable	No end date stated

Compensation Committee Interlocks and Insider Participation

The Wendy’s/Arby’s Group Compensation Committee consists of five non-management directors (Messrs. Schwab, Chajet, Levato, Lewis and Wasserman). None of these directors has ever served as an officer or employee of the Company, except that from 1993 to 1996 Mr. Levato served as Executive Vice President and Chief Financial Officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Person Transactions

Wendy’s/Arby’s Restaurants, LLC has no separate policy regarding the review, approval or ratification of related party and conflict of interest transactions. Our operating agreement generally requires that whenever a conflict of interest exists or arises involving certain covered persons, including (i) the member or any manager of Wendy’s/Arby’s Restaurants, or any of their respective affiliates, (ii) any officer of Wendy’s/Arby’s Restaurants or (iii) any director, officer, shareholder or employee of the member or manager (each such person, a “Covered Person”), the Covered Person must resolve such conflict of interest taking into account: (a) the relative interest of each party in such related party or conflict of interest transaction; (b) the benefits and burdens relating to such interests; (c) any customary or accepted industry practices; and (d) any applicable generally accepted accounting practices or principles.

In accordance with the terms of its charter, the Audit Committee of Wendy’s/Arby’s Group (the “Wendy’s/Arby’s Group Audit Committee”) has the responsibility for the review and approval or ratification of all related party and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of Wendy’s/Arby’s Group common stock or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if such related party or conflict of interest transaction involves more than $10,000, in each case using appropriate specialists and counsel as necessary. The Wendy’s/Arby’s Group legal department is primarily responsible for obtaining information from the applicable related person with respect to a proposed related person transaction and then determining, based on the facts and circumstances, whether Wendy’s/Arby’s Group or a related person has a direct or indirect material interest in the transaction. To the extent required by the terms of the Wendy’s/Arby’s Group Audit Committee charter, the legal department then presents information relating to such transaction for the review and approval of the Wendy’s/Arby’s Group Audit Committee. In the course of its review and approval or ratification of a proposed related person transaction, the Wendy’s/Arby’s Group Audit Committee may consider: (i) the nature of the related person’s interest in the transaction; (ii) the material terms of the transaction, including, without limitation, the amount involved and type of transaction; (iii) the importance of the transaction to the related person; (iv) the importance of the transaction to Wendy’s/Arby’s Group; (v) whether the transaction would impair the judgment of a director, executive officer or non-executive officer, as applicable, to act in the best interests of Wendy’s/Arby’s Group; (vi) if applicable, whether such transaction would compromise a director’s status as an “independent director” under the Independence Guidelines or the New York Stock Exchange Listing Standards; and (vii) any other matters that the Wendy’s/Arby’s Group Audit Committee deems appropriate. To the extent that a proposed related person transaction involves any member of the Wendy’s/Arby’s Group Audit Committee (or an immediate family member), such director would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Certain Related Person Transactions

The following is a discussion of related party transactions by us as well as our parent, Wendy’s/Arby’s Group. We are generally not a party to agreements by our parent unless otherwise specified.

As part of its overall retention efforts, Wendy’s/Arby’s Group provided certain of its officers and employees with the opportunity to co-invest in some of the investment opportunities available to Wendy’s/Arby’s Group. In connection therewith, prior to the enactment of the Sarbanes-Oxley Act of 2002, Wendy’s/Arby’s Group advanced a portion of the funds for the purchases by certain of its officers and employees in four co-investments, EBT Holding Company, LLC (“EBT”), 280 KPE Holdings, LLC (“280 KPE”), K12 Inc. and 280 BT Holdings LLC (“280 BT”). In 2006, only the notes relating to the investments in K12 Inc. and 280 BT (in the aggregate principal amount of $1,889,776) remained outstanding. Each of these notes matured in 2006. One half of the principal amount of these notes was non-recourse. The notes bore interest at the prime rate adjusted annually. During 2006, the largest outstanding principal amount owed to Wendy’s/Arby’s Group by

Messrs. Peltz and May pursuant to the notes was $888,888 and $888,888, respectively, in connection with these investments. Under the Sarbanes-Oxley Act of 2002, Wendy’s/Arby’s Group may not make any new loans to its executive officers and Wendy’s/Arby’s Group co-investment policy no longer permits loans.

Prior to November 2006, Mr. May and Wendy’s/Arby’s Group’s wholly-owned subsidiary, Sybra, Inc. (“Sybra”), had an interest in a franchisee that owned one Arby’s restaurant. That franchisee was a party to a standard Arby’s franchise license agreement and paid to Arby’s fees and royalty payments that unaffiliated third-party franchisees pay. Mr. May acquired his interest in the franchisee prior to the acquisition by Wendy’s/Arby’s Group of Sybra in December 2002. Under an arrangement that pre-dated the Sybra acquisition, Mr. May contributed all of the capital in the franchisee and Sybra managed the restaurant for the franchisee. Under the pre-existing arrangement, Sybra Inc. agreed to waive its management fee until Mr. May’s capital was returned. In November 2006, Sybra, Inc. acquired the assets of the franchise for $121,000 in cash, which was entirely used to satisfy the outstanding liabilities of the franchisee. Mr. May did not receive any portion of the proceeds from the sale.

During 2007, Wendy’s/Arby’s Group paid the sellers of RTM $1,600,000 to settle a post-closing purchase price adjustment provided for in the agreement and plan of merger pursuant to which Wendy’s/Arby’s Group acquired RTM. In June 2008, Wendy’s/Arby’s Group entered into an agreement with the sellers of RTM to release from escrow 350,000 of the 400,000 shares of Triarc stock that remained in escrow to support possible indemnification claims in connection with the RTM Acquisition. The parties had disputed the validity of some open claims against the escrow shares relating principally to some state tax audits covering pre-closing periods. Wendy’s/Arby’s Group agreed with the RTM sellers to settle the dispute by releasing all but 50,000 of the escrow shares, with the remaining shares to be released as the audits are settled or otherwise resolved. The sellers of RTM included Mr. Garrett and Ms. Barton, current executive officers of Wendy’s/Arby’s Group.

Prior to 2005, Wendy’s/Arby’s Group provided aggregate incentive compensation of $22,500,000 to Messrs. Peltz and May that was invested in two deferred compensation trusts (the “Deferred Compensation Trusts”) for their benefit. This obligation was settled effective July 1, 2007 as a result of their resignations as employees of Wendy’s/Arby’s Group. As of the settlement date, the aggregate obligation was $38,195,000, which represented the then fair value of the assets held in the Deferred Compensation Trusts. The assets in the Deferred Compensation Trusts were either distributed to them or used to satisfy withholding taxes. In addition, they paid $801,000 to Wendy’s/Arby’s Group during 2007, which represented the balance of withholding taxes payable on their behalf. In October 2007, a lawsuit related to an investment that had been held in the Deferred Compensation Trusts was settled. The terms of the contractual settlements between Wendy’s/Arby’s Group and Messrs. Peltz and May included provisions pursuant to which they would be responsible for any settlement amounts under this lawsuit. As a result, they were responsible for the approximate $1,500,000 settlement cost. Wendy’s/Arby’s Group received the reimbursements from Messrs. Peltz and May, net of the tax withheld during 2007 and an adjustment of the settlement amount, in the first quarter of 2008.

Wendy’s/Arby’s Group was being reimbursed by Messrs. Peltz and May for incremental operating expenses related to certain personal usage of corporate aircraft through the date of the contractual settlements. Such reimbursements in 2007 for flights taken in 2006 and 2007 through July 1, 2007 amounted to $1,179,000.

In connection with the 2007 restructuring of Wendy’s/Arby’s Group into a “pure play” restaurant company (the “Corporate Restructuring”), Wendy’s/Arby’s Group entered into a series of agreements with Messrs. Peltz and May and Trian Partners, which is a management company (the “Management Company”) for various investment funds and accounts that was formed by Messrs. Peltz, May and Garden. These agreements are described in the paragraphs set forth below.

•

On November 1, 2005, Messrs. Peltz, May and Garden started a series of equity investment funds (the “Equity Funds”) that are separate and distinct from Wendy’s/Arby’s Group and that are being managed by Messrs. Peltz, May and Garden and certain other former senior executives of Wendy’s/Arby’s Group (the “Management Company Employees”) through Trian Partners. Until June 29, 2007, the Management Company Employees still employed by Wendy’s/Arby’s Group continued to receive their regular compensation from Wendy’s/Arby’s Group and Wendy’s/ Arby’s Group made their services available, as well as certain support services including investment research, legal, accounting and administrative services, to Trian Partners. Through June 29, 2007 (see below) Wendy’s/Arby’s Group was reimbursed by Trian Partners for the allocable cost of these services, including an allocable portion of salaries, rent and various overhead costs for periods both before and after the launch of the Equity Funds. Such reimbursement with respect to 2006 amounted to $4,345,000. Such allocated costs for 2007 through June 29, 2007 amounted to $2,515,000. As discussed further below, effective June 29, 2007 the Management Company Employees became employees of Trian Partners and are no longer employed by Wendy’s/Arby’s Group. Subsequent to June 29, 2007, Wendy’s/ Arby’s Group continued to provide, and was reimbursed for, some minimal support services to Trian Partners. In addition, in July 2007, Wendy’s/Arby’s Group paid $171,000 to Trian Partners representing the obligation assumed by Trian Partners for accrued vacation of the Management Company Employees still employed by Wendy’s/Arby’s Group as of June 29, 2007.

•

Wendy’s/Arby’s Group entered into a two-year transition services agreement (the “Transition Services Agreement”) with Trian Partners beginning June 30, 2007 pursuant to which Trian Partners provides Wendy’s/Arby’s Group with a range of professional and strategic services. Under the Transition Services Agreement, Wendy’s/Arby’s Group paid Trian Partners $3,000,000 per quarter for the first year of services and is paying $1,750,000 per quarter for the second year of services. Wendy’s/Arby’s Group incurred $6,000,000 of such service fees for 2007. Wendy’s/Arby’s Group incurred a total of $9,500,000 of such service fees for 2008. In addition, effective as of December 28, 2007, Wendy’s/Arby’s Group and Trian Partners entered into an amendment to the Transition Services Agreement providing for the payment to Trian Partners in 2008 of additional fees of $2,750,000, for services rendered during 2007.

•

In December 2005, Wendy’s/Arby’s Group invested $75,000,000 in an account (the “Equities Account”) which is managed by Trian Partners and generally co-invests on a parallel basis with a series of equity investment funds managed by Trian Partners or its affiliates. Through June 29, 2007, Trian Partners had agreed not to charge Wendy’s/Arby’s Group any management fees with respect to the Equities Account. In April 2007, in connection with the Corporate Restructuring, Wendy’s/Arby’s Group entered into an agreement under which Trian Partners will continue to manage the Equities Account until at least December 31, 2010. Effective January 1, 2008, Wendy’s/Arby’s Group began to pay management and incentive fees to Trian Partners in an amount customary for unaffiliated third party investors with similarly sized investments. Wendy’s/Arby’s Group incurred a total of $1,892,359 of such fees for 2008.

•

In July 2007, as part of the Corporate Restructuring, Wendy’s/Arby’s Group sold substantially all of the properties and other assets it owned and used at its former New York headquarters to Trian Partners for an aggregate purchase price of $1,808,000, including $140,000 of sales taxes. The assets sold included computers and other electronic equipment and furniture and furnishings. Wendy’s/Arby’s Group recognized a loss of $835,000, with respect to the assets sold, principally reflecting assets for which the fair value was less than book value.

•

In July 2007 and July 2008, Wendy’s/Arby’s Group entered into agreements under which Trian Partners is subleasing (the “Subleases”) office space on two of the floors of Wendy’s/ Arby’s Group’s former New York headquarters. Under the terms of the Subleases, Trian Partners is paying Wendy’s/ Arby’s Group approximately $113,000 and $153,000, respectively, per month which includes an amount equal to the rent Wendy’s/Arby’s Group pays plus a fixed amount reflecting a portion of the increase in the then fair market value of Wendy’s/ Arby’s Group’s leasehold interest as well as amounts for property taxes and the other costs related to the use of the space. Either Trian Partners or Wendy’s/Arby’s Group may terminate the Subleases upon sixty days notice. Wendy’s/Arby’s Group recognized $1,633,000 from Trian Partners under the Subleases for 2008. Wendy’s/Arby’s Group recognized $680,000 from Trian Partners under the Sublease for 2007.

•

As of June 30, 2007, Wendy’s/Arby’s Group assigned the lease for a corporate facility to Trian Partners such that after that date, other than with respect to Wendy’s/Arby’s Group’s security deposit applicable to the lease, Wendy’s/Arby’s Group has no further rights or obligations with respect to the lease. The security deposit of $113,000 will remain the property of Wendy’s/Arby’s Group and, upon the expiration of the lease on July 31, 2010, is to be returned to Wendy’s/Arby’s Group in full.

•

In August 2007, Wendy’s/Arby’s Group entered into time share agreements whereby Messrs. Peltz, May and Garden and Trian Partners may use Wendy’s/Arby’s Group’s corporate aircraft in exchange for payment of certain incremental flight and related costs of such aircraft. Such reimbursements for 2008 amounted to $3,028,000. As of December 28, 2008, Wendy’s/Arby’s Group was owed $83,000 in connection with the time share agreements, which amounts were received in 2009. Such reimbursements for the period from July 2, 2007 through December 30, 2007 amounted to $1,095,000. As of December 30, 2007, Wendy’s/ Arby’s Group was owed $605,000 in connection with the time share agreements, which amounts were received in 2008. Other costs, such as pilot and aviation employee salaries, hangar costs, depreciation, maintenance, the costs of deadhead flights (empty pick-up or return flights) and insurance on the aircraft are not included in such reimbursement obligations. These time share agreements were cancelled as of June 30, 2009.

•

Trian Partners assumed Wendy’s/Arby’s Group’s 25% fractional interest in a helicopter (the “Helicopter Interest”) on October 1, 2008 for $1,860,000, which is the amount Wendy’s/Arby’s Group would have received under the relevant agreement if Wendy’s/Arby’s Group had exercised its right to sell the Helicopter Interest on that date. That agreement provides that the selling price shall be equal to the then fair value of the Helicopter Interest, less a remarketing fee charged by the owner of the helicopter. Trian Partners paid the monthly management fee and all other costs related to the Helicopter Interest to the owner on behalf of Wendy’s/Arby’s Group from July 1, 2007 until October 1, 2008.

All of the foregoing agreements with Messrs. Peltz and May and Trian Partners were negotiated and approved by a special committee of the Wendy’s/Arby’s Group Board of Directors, which was advised by independent outside counsel and consulted with the Wendy’s/Arby’s Group Compensation Committee and the Wendy’s/Arby’s Group Performance Committee of the Wendy’s/Arby’s Group Board of Directors and its independent outside counsel and independent compensation consultant.

As of July 1, 2008, Wendy’s/Arby’s Group entered into an agreement under which Trian Partners is subleasing additional office space in Wendy’s/Arby’s Group’s former New York headquarters. Under the terms of that agreement, Trian Partners has subleased 7,866 square feet of office space (Wendy’s/Arby’s Group’s remaining space on the 24th floor of that building) through the remaining approximately four-year term of the prime lease on a “pass-through” basis, i.e., all terms and conditions that Wendy’s/Arby’s Group is obligated for under the prime lease with respect to the premises are passed through under the sublease to Trian Partners. Either party may terminate the agreement upon sixty days notice. The rent payable by Trian Partners is approximately $25,600 per month.

On June 10, 2009, Wendy’s/Arby’s Group and Trian Partners entered into a services agreement and a liquidation services agreement; TCMG-MA, LLC (a wholly-owned subsidiary of Wendy’s/Arby’s Group) and Trian Partners entered into a withdrawal agreement; and Wendy’s/Arby’s Group and TASCO, LLC, an affiliate of Trian Partners, entered into an aircraft lease agreement. The terms and conditions of each of these agreements are summarized in the paragraphs below.

The new services agreement (the “Services Agreement”) replaces the existing transition services agreement described above that expires on June 30, 2009 and will commence upon the expiration of the prior agreement and will continue until June 30, 2011, unless sooner terminated. Trian Partners will provide the following services pursuant to the Services Agreement:

•

consultation and advice in connection with sourcing, evaluating and executing (including, without limitation, preparing financial models and other analyses and reviewing documentation) acquisitions of the capital stock or assets of other quick service restaurant businesses or other related or complementary businesses or assets;

•

consultation and advice with respect to corporate finance and investment banking, including, without limitation, evaluating and executing capital markets and debt financing transactions and advice and assistance in connection with the negotiation of agreements, contracts, documents and instruments related thereto;

•

consultation and advice with respect to strategic initiatives to increase stockholder value, including, without limitation, financial, managerial and operational advice in connection with the quick service restaurant business, including advice with respect to the development and implementation of strategies for improving the operating and financial performance of Wendy’s/Arby’s Group;

•	consultation and advice in connection with legal matters relating to the foregoing; and

•	such other services related to the foregoing as management of Wendy’s/Arby’s Group shall reasonably request from time to time.

In consideration of the provision of these services, Wendy’s/Arby’s Group will pay to Trian Partners a service fee of $250,000 per quarter (which amount is substantially less than the payments due under the expiring transition services agreement), payable in advance commencing July 1, 2009. In addition, in the event Trian Partners provides substantial assistance to Wendy’s/Arby’s Group in connection with a merger and acquisition, corporate finance and/or similar transaction that is consummated at any time during the period commencing on the date the Services Agreement was executed and ending six months following the expiration of its term, the parties will negotiate in good faith with respect to a success fee, if any, payable by Wendy’s/Arby’s Group to Trian Partners in connection therewith; provided, however, that (i) any such fee shall be reasonable and customary for engagements similar in scope between unaffiliated parties negotiating at arms’ length with respect to transactions similar in size and complexity and (ii) any such fee shall be approved by the Wendy’s/Arby’s Group’s Audit Committee. Pursuant to the Services Agreement, upon the consummation of the offering of the initial notes, Wendy’s/Arby’s Group paid Trian Partners a transaction fee equal to 0.95% of the total aggregate principal amount of the initial notes for its financial advisory services in connection with the offering and the amendment of the Credit Agreement.

The liquidation services agreement (“Liquidation Agreement”) provides for Trian Partners to assist Wendy’s/Arby’s Group in the sale, liquidation or other disposition of certain investments that are not related to Wendy’s/Arby’s Group’s core restaurant business (“Legacy Assets”). The term of the Liquidation Agreement commenced on June 10, 2009 and will end on the earlier of (i) such date as all of the Legacy Assets have been sold, liquidated or otherwise disposed of and (ii) the date (which shall not be earlier than June 30, 2011) on which Wendy’s/Arby’s Group notifies Trian Partners that it is terminating the Liquidation Agreement.

The Liquidation Agreement provides that Wendy’s/Arby’s Group will pay Trian Partners a onetime fee of $900,000 for these services, which will be payable in cash in installments as follows: (i) $450,000 on the date of the Liquidation Agreement and (ii) $450,000 on the earlier of (x) June 30, 2010 and (y) the expiration of the term of the Liquidation Agreement. In addition, in the event that any or all of the Legacy Assets are sold, liquidated or otherwise disposed of for aggregate net proceeds to Wendy’s/Arby’s Group in excess of $36,607,000 (the “Target Amount”), then Wendy’s/Arby’s Group will pay Trian Partners in cash a success fee equal to 10% of the aggregate net proceeds in excess of the Target Amount.

The withdrawal agreement (“Withdrawal Agreement”) provides that TCMG-MA, LLC, which is a wholly-owned subsidiary of Wendy’s/Arby’s Group, and which is the “Investor” under an Amended and Restated Investment Management Agreement with Trian Partners dated as of April 30, 2007 (the “Investment Management Agreement”), will be permitted to withdraw on an accelerated basis (the “Early Withdrawal”) all of the capital in its account under the Investment

Management Agreement (the “Account”) effective no later than June 26, 2009, at which time the Investment Management Agreement will terminate. Prior to the Withdrawal Agreement, the Investor was not permitted to withdraw any capital from the Account until December 31, 2010. In consideration for obtaining such Early Withdrawal right, the Investor agreed to pay Trian Partners $5.5 million and will no longer be obligated to pay an investment management fee of 2% per annum on the Account balance (which was $80.7 million as of March 29, 2009) and certain performance fees.

The aircraft lease agreement (the “Aircraft Lease Agreement”) provides that Wendy’s/Arby’s Group will lease a corporate aircraft to TASCO, LLC from July 1, 2009 until June 30, 2010. The Aircraft Lease Agreement provides that TASCO, LLC will pay $10,000 per month for such aircraft, plus, while the aircraft is being operated on behalf of TASCO, LLC, all costs of fuel, inspection, servicing and storage, as well as operational and flight crew costs relating to the operation of the aircraft, and all transit maintenance costs and other maintenance costs required as a result of TASCO, LLC’s usage of the aircraft. Wendy’s/Arby’s Group will continue to be responsible for calendar-based maintenance and any extraordinary and unscheduled repairs and/or maintenance for the aircraft, as well as insurance and other costs. The Aircraft Lease Agreement may be terminated by Wendy’s/Arby’s Group without penalty in the event Wendy’s/Arby’s Group sells the aircraft to a third party, subject to a right of first refusal in favor of Trian Partners with respect to such a sale.

The Services Agreement, the Liquidation Services Agreement, the Withdrawal Agreement and the Aircraft Lease Agreement were negotiated and approved by the Audit Committee of Wendy’s/Arby’s Group’s Board of Directors, which was advised in the process by independent outside counsel.

In 2006, Wendy’s/Arby’s Group made contributions aggregating $157,915 to certain not-for-profit entities of which Mr. Peltz is a director or trustee, $160,000 to certain not-for-profit entities of which Mr. May (or a member of his immediate family) is a director, trustee or officer, and $25,000 to a not-for-profit entity of which both Mr. Peltz and Mr. May serve as trustees.

On November 5, 2008, Trian Partners and certain of its affiliates (collectively, “Trian”) commenced a cash tender offer for Wendy’s/Arby’s Group common stock. On December 11, 2008, Trian announced that as a result of the tender offer it had purchased 49,395,394 shares of Wendy’s/Arby’s Group common stock at a purchase price of $4.15 per share, for a total purchase price of $204,990,885. On November 5, 2008, in connection with the tender offer and as consideration for the granting of prior approval by the Wendy’s/Arby’s Group Board of Directors under Section 203 of the Delaware General Corporation Law (the “DGCL”) such that the consummation of the tender offer and the subsequent acquisition by Trian of beneficial ownership of up to 25% of the outstanding shares of the Wendy’s/Arby’s Group common stock would not be subject to the restrictions set forth in Section 203 of the DGCL, Wendy’s/Arby’s Group entered into an agreement with Trian, Mr. Peltz, Mr. May and Mr. Garden (the “Standstill Agreement”). The Standstill Agreement, among other things, contractually replicates the anti-takeover restrictions of Section 203 of the DGCL for Trian, except that the relevant beneficial ownership percentage that would trigger the DGCL Section 203 restrictions under the Standstill Agreement is a percentage in excess of 25%, while it is 15% under the DGCL. Subject to an amendment to the Standstill Agreement described below, the Standstill Agreement terminates upon the earliest to occur of (i) Trian beneficially owning less than 15% of the Wendy’s/Arby’s Group common stock, (ii) November 5, 2011, and (iii) at such time as any person not affiliated with Trian makes an offer to purchase an amount of shares of Wendy’s/Arby’s Group common stock which when added to the shares of Wendy’s/Arby’s Group common stock already beneficially owned by such person and its affiliates and associates equals or exceeds 50% or more of the shares of Wendy’s/Arby’s Group common stock or all or substantially all of Wendy’s/Arby’s Group’s assets or solicits proxies with respect to a majority slate of directors. As a condition to the Wendy’s/Arby’s Group Board of Directors’ approval of the repeal of the business combination provision in Wendy’s/Arby’s Group’s Certificate of Incorporation on April 1, 2009, Wendy’s/Arby’s Group entered into an amendment to the Standstill Agreement. The amendment to the Standstill Agreement provides that the sections of the Standstill Agreement that contractually replicate the provisions of Section 203 of the DGCL for Trian will not automatically terminate, if not earlier terminated, on November 5, 2011. Instead, those provisions will terminate on the earliest to occur of the events described in clauses (i) and (iii) above.

In 2006, Wendy’s/Arby’s Group made charitable contributions of $100,000 to The Arby’s Foundation, Inc., a not-for-profit charitable foundation in which Wendy’s/Arby’s Group has non-controlling representation on the board of directors, and ARG paid $502,000 of expenses on behalf of the foundation. ARG was reimbursed for $500,000 of those expenses pursuant to the terms of a supply contract with a third party vendor. In 2007 Wendy’s/Arby’s Group made a charitable contribution of $575,000 to The Arby’s Foundation, Inc. During 2008, Wendy’s/Arby’s Group paid $500,000 of expenses on behalf of The Arby’s Foundation, Inc. Members of the board of directors of the Arby’s Foundation, Inc., include Thomas A. Garrett, the President and Chief Executive Officer of ARG, and Sharron L. Barton, the Chief Administrative Officer of Wendy’s/Arby’s Group.

Also in 2008, Wendy’s/Arby’s Group pledged $1,000,000 to be donated to the Dave Thomas Foundation for Adoption, a not-for-profit charitable foundation that was created by Wendy’s founder, Dave Thomas, in which Wendy’s/Arby’s Group also has non-controlling representation on the board of directors. The pledge is expected to be funded in equal annual installments over a five-year period. Members of the board of directors of the Dave Thomas Foundation for Adoption include Roland Smith, the President and Chief Executive Officer of Wendy’s/Arby’s Group, and John D. Barker, the Senior Vice President and Chief Communications Officer of Wendy’s/Arby’s Group.

On July 25, 2005, Wendy’s/Arby’s Group and ARG entered into a corporate services agreement (the “Corporate Services Agreement”) pursuant to which Wendy’s/Arby’s Group and/or its subsidiaries agreed to provide certain services (the “Services”) to ARG, which is renewed on a year-to-year basis. The Services provided by Wendy’s/Arby’s Group under the Corporate Services agreement include consultation and advice: (a) in connection with legal matters; (b) in connection with financial presentation and planning; (c) in connection with corporate financial transactions; (d) in connection with tax preparation and planning; (e) of a risk manager in connection with obtaining and maintaining insurance policies; (f) in connection with the acquisition of restaurants or other assets related to the quick service restaurant business and related or complementary businesses; (g) in connection with the design and administration of employee benefit plans; and (h) that Wendy’s/Arby’s Group and ARG agree are necessary for the efficient and profitable operations of ARG. Pursuant to the Corporate Services Agreement, ARG pays Wendy’s/Arby’s Group a quarterly service fee of $1,125,000, subject to an increase equal to the percentage increase in the United States Consumer Price Index for All Urban Consumers as calculated each January 1. For the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 ARG paid Wendy’s/Arby’s Group $5.0 million, $4.8 million and $4.7 million, respectively, pursuant to the Corporate Services Agreement.

On September 18, 2008, Wendy’s/Arby’s Group and ARG entered into a management services agreement pursuant to which ARG agreed to provide certain services (the “Services”) to Wendy’s/Arby’s Group through December 28, 2008. The Services provided by ARG to Wendy’s/Arby’s Group included: (a) the services of a chief executive officer; (b) handling of all of Wendy’s/Arby’s Group’s legal matters; (c) handling of accounting and financial reporting and such other related matters as are reasonably necessary to enable Wendy’s/Arby’s Group to meet its internal and external financial reporting needs and requirements; (d) provision of services with respect to treasury, cash management, and financial planning and analysis; (e) services related to preparation and filing of taxes; and (f) such other services as Wendy’s/Arby’s Group and ARG agreed were reasonably necessary for the profitable and efficient operation of Wendy’s/Arby’s Group. In consideration for the Services, Wendy’s/Arby’s Group paid ARG an amount equal to the direct cash costs incurred by ARG, as determined in good faith by ARG, in providing the Services (including compensation and benefit costs of personnel) plus five percent (5%). For the fiscal year ended December 28, 2008, Wendy’s/Arby’s Group paid ARG an aggregate of $6.5 million for services provided pursuant to the management services agreement.

On September 29, 2008, J. David Karam, a minority shareholder, director and former president of Cedar Enterprises, Inc. (which directly or through affiliates is a Wendy’s franchisee and operator of 133 Wendy’s restaurants), was appointed President of Wendy’s and became an executive officer of Wendy’s/Arby’s Group. In connection with Mr. Karam’s employment, Mr. Karam resigned as a director and president of Cedar Enterprises, Inc. but retained his minority ownership. After the Wendy’s Merger through the end of 2008, Wendy’s/Arby’s Group recorded $1,772,000 in royalties and $1,318,000 in advertising fees from Cedar Enterprises and its affiliates as a franchisee of Wendy’s. Cedar Enterprises, Inc. and its affiliates also received $125,000 in remodeling incentives in 2008 from Wendy’s pursuant to a program generally available to Wendy’s franchisees. Mr. Karam was also a minority investor in two other Wendy’s franchisee operators, Emerald Food, Inc. and Diamond Foods, L.L.C., which are operators of 44 and 16 Wendy’s restaurants, respectively. Mr. Karam disposed of his interests in those franchise operators effective November 5, 2008.

Prior to December 29, 2008, our restaurant segments had directly incurred support services costs. On December 29, 2008, Wendy’s/Arby’s Group began capturing all such costs and charging the restaurant segments for support services, including, but not limited to, accounting, tax and treasury related costs. These support services costs were then allocated to our restaurant segments based upon budgeted segment revenues for the three months ended March 29, 2009. We and our subsidiaries were charged an aggregate of approximately $37.7 million, of which $18.4 million was reimbursed, to Wendy’s/Arby’s Group for support services during the three months ended March 29, 2009. Beginning on March 30, 2009, we, instead of Wendy’s/Arby’s Group in connection with the establishment of the shared services center in Atlanta, Georgia, began to capture all support services costs and charge our subsidiaries for these costs based upon budgeted segment revenues.

As a result of the Wendy’s Merger, Wendy’s/Arby’s Group is the common parent of an affiliated group of corporations that includes Wendy’s, ARG and their corporate subsidiaries. We and those of our subsidiaries that are required or permitted to file a consolidated, combined or similar tax return with Wendy’s/Arby’s Group and any of its other subsidiaries have entered into a tax sharing agreement that provides for payments from us and our subsidiaries to Wendy’s/Arby’s Group in an amount equal to the federal, state or local income or franchise taxes attributable to us or our subsidiaries but not payable directly by us or them (and regardless of whether or not such amounts are payable as taxes by Wendy’s/Arby’s Group), in an amount not to exceed the taxes that would have been payable by us or our subsidiaries on a stand-alone basis or as a stand-alone group, in each case as determined in our reasonable discretion. Such payments are only permitted in respect of Arby’s Holdings and its subsidiaries to the extent that they relate to a time period after July 25, 2005, and are only permitted in respect of Wendy’s and its subsidiaries to the extent that they relate to a time period from and after (and including) the taxable year that includes September 29, 2008. Further, the aggregate amount of any payments made pursuant to that agreement by Wendy’s and its subsidiaries in respect of the taxable year that includes September 29, 2008 shall not exceed $18.5 million.

PRINCIPAL STOCKHOLDERS

Wendy’s/Arby’s Group, Inc. owns all outstanding membership interests in Wendy’s/Arby’s Restaurants, LLC.

The following table sets forth the beneficial ownership as of August 24, 2009 (unless otherwise indicated) by each person known by Wendy’s/Arby’s Group to be the beneficial owner of more than 5% of the outstanding shares of Wendy’s/Arby’s Group common stock (constituting the only class of voting capital stock of Wendy’s/Arby’s Group), each person that served as a director of Wendy’s/Arby’s Group as of the date of this prospectus and each of Wendy’s/Arby’s Group’s “named executive officers” (as defined in the Introduction to the Summary Compensation Table below) and all of the Wendy’s/Arby’s Group directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class Beneficially Owned
Nelson Peltz	101,126,586	(1)(2)(3)(4)	21.5%
280 Park Avenue
New York, NY 10017
Peter W. May	101,019,771	(1)(2)(3)(4)	21.5%
280 Park Avenue
New York, NY 10017
Edward P. Garden	76,854,930	(3)(4)	16.4%
280 Park Avenue
New York, NY 10017
Trian Fund Management, L.P.	76,623,145	(4)	16.3%
280 Park Avenue
New York, NY 10017
Barclays Global Investors, NA.	23,993,770	(5)	5.1%
45 Fremont Street, 17th Floor
San Francisco, CA 94105
Hugh L. Carey	150,744		*
Clive Chajet	154,946	(6)	*
Janet Hill	166,694		*
Joseph A. Levato	126,905		*
J. Randolph Lewis	135,249	(7)	*
David E. Schwab II	193,710		*
Roland C. Smith	555,630	(8)	*
Raymond S. Troubh	197,524		*
Jack G. Wasserman	118,524		*
Stephen E. Hare	130,711	(9)	*
Thomas A. Garrett	1,267,328	(10)	*
Sharron L. Barton	259,139	(11)	*
Nils H. Okeson	84,758	(12)	*
Darrell G. van Ligten	0		*
Directors and Executive Officers as a group (20 persons)	105,840,855		22.5%

*	Less than 1%

(1)

Wendy’s/Arby’s Group is informed that: (i) Mr. Peltz has pledged 15,901,582 shares of Common Stock to a financial institution to secure loans made to him; and (ii) Mr. May has pledged 8,220,114 shares of Common Stock owned by him to a financial institution to secure loans made to him.

(2)

In July 2004, Messrs. Peltz and May entered into a voting agreement, pursuant to which Messrs. Peltz and May agreed not to vote certain shares of Common Stock held by them or their affiliates without the prior approval of both parties.

(3)

Includes (x) in the case of Mr. Peltz, (i) 70,650 shares of Common Stock owned by a family limited partnership of which Mr. Peltz is a general partner (the “Peltz Family Limited Partnership”), (ii) 600 shares of Common Stock owned by Mr. Peltz’s minor children, (iii) 238,915 shares of Common Stock owned by the Nelson and Claudia Peltz Family Foundation (the “Peltz Family Foundation”), (iv) 76,623,145 shares of Common Stock owned by the Trian entities identified in note (4) below; and (v) 8,255,904 shares of common stock beneficially owned by Mr. May (excluding shares beneficially owned by the Leni and Peter May Family Foundation (the “May Family Foundation”)); (y) in the case of Mr. May, (i) 203,350 shares of Common Stock owned by the May Family Foundation, (ii) 76,623,145 shares of Common Stock owned by those Trian entities, and (iii) 15,937,372 shares of common stock beneficially owned by Mr. Peltz (excluding shares beneficially owned by the Peltz Family Limited Partnership, Mr. Peltz’s minor children and the Peltz Family Foundation); and (z) in the case of Mr. Garden, 76,623,145 shares of Common Stock owned by those Trian entities. Messrs. Peltz, May and Garden, by virtue of their relationships to those Trian entities, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the shares of Common Stock owned by those Trian entities. Each of Messrs. Peltz, May, and Garden disclaims beneficial ownership of such shares.

(4)

The information set forth herein with respect to Trian Partners, L.P. (“Trian Onshore”), Trian Partners Master Fund, L.P. (“Trian Master Fund”), Trian Partners Parallel Fund I, L.P., (“Parallel Fund I”), Trian Partners Parallel Fund II, L.P. (“Parallel Fund II”), Trian Partners GP, L.P. (“Trian GP”), Trian Partners General Partner, LLC (“Trian GP LLC”), Trian Partners Parallel Fund I General Partner, LLC (“Parallel Fund I GP”), Trian Partners Parallel Fund II GP, L.P. (“Parallel Fund II GP”), Trian Partners Parallel Fund II General Partner, LLC (“Parallel Fund II LLC”), Trian Partners, and Trian Fund Management GP, LLC (“Trian Management GP”) is based solely on information contained in a Schedule 13D filed with the Securities and Exchange Commission on April 1, 2009. According to the Schedule 13D, Trian Onshore directly owns 19,578,427 shares of Common Stock, Trian Master Fund directly owns 54,673,668 shares of Common Stock, Parallel Fund I directly owns 1,919,315 shares of Common Stock, Parallel Fund II directly owns 426,414 shares of Common Stock and Trian GP directly owns 25,321 shares of Common Stock.

Each of Trian Onshore, Trian Master Fund, Parallel Fund I, Parallel Fund II and Trian GP beneficially and directly owns and has sole voting power and sole dispositive power with regard to 19,578,427, 54,673,668, 1,919,315, 426,414 and 25,321 shares of Common Stock, respectively, in each case except to the extent that other filing persons described in the Schedule 13D may be deemed to have shared voting power and shared dispositive power with regard to such shares.

Each of Trian GP, Trian GP LLC, Trian Partners, Trian Management GP, and Messrs. Peltz, May, and Garden, by virtue of their relationships to Trian Onshore and Trian Master Fund, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, all of the shares of Common Stock that Trian Onshore and Trian Master Fund directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Partners, Trian Management GP, and Messrs. Peltz, May and Garden, disclaims beneficial ownership of such shares for all other purposes. Each of Parallel Fund I GP, Trian Partners, Trian Management GP, and Messrs. Peltz, May and Garden, by virtue of their relationships to Parallel Fund I, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, all of the shares of Common Stock that Parallel Fund I directly and beneficially owns. Each of Parallel Fund I GP, Trian Partners, Trian Management GP, and Messrs. Peltz, May, and Garden disclaims beneficial ownership of such shares for all other purposes. Each of Parallel Fund II LLC, Parallel Fund II GP, Trian Partners, Trian Management GP, and Messrs. Peltz, May and Garden, by virtue of their relationships to Parallel Fund II may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, all of the shares of Common Stock that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II LLC, Parallel Fund II GP, Trian Partners, Trian Management GP, and Messrs. Peltz, May and Garden disclaims beneficial ownership of such shares for all other purposes. Each of Trian GP LLC, Trian Partners, Trian Management GP, and Messrs. Peltz, May and Garden, by virtue of their relationships with Trian GP, may be deemed to beneficially own, all of the shares of Common Stock that Trian GP directly and beneficially owns. Each of Trian GP LLC, Trian Partners, Trian Management GP, and Messrs. Peltz, May and Garden disclaims beneficial ownership of such shares for all other purposes.

(5)

The information set forth herein with respect to Barclays Global Investors, N.A. (“Barclays”), and certain other entities listed in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, is based solely on information contained in such Schedule 13G. According to the Schedule 13G, Barclays has sole voting power over 8,475,193 shares of Common Stock and sole dispositive power over 9,764,051 shares of Common Stock; Barclays Global Fund Advisors has sole voting power over 11,015,417 shares of Common Stock and sole dispositive power over 13,376,057 shares of Common Stock; and Barclays Global Investors, Ltd. has sole voting power over 568,449 shares of Common Stock and sole dispositive power over 853,662 shares of Common Stock.

(6)	Includes 3,900 shares of Wendy’s/Arby’s Group common stock owned by Mr. Chajet’s wife, as to which shares Mr. Chajet disclaims beneficial ownership.

(7)	Includes 11,050 shares of Wendy’s/Arby’s Group common stock owned by a trust, as to which shares Mr. Lewis disclaims beneficial ownership.

(8)	Includes 66,666 restricted shares of Common Stock that may be voted by Mr. Smith.

(9)	Includes 12,000 restricted shares of Common Stock that may be voted by Mr. Hare.

(10)	Includes 15,000 restricted shares of Common Stock that may be voted by Mr. Garrett.

(11)	Includes 4,999 restricted shares of Common Stock that may be voted by Ms. Barton.

(12)	Includes 9,998 restricted shares of Common Stock that may be voted by Mr. Okeson.

The beneficial ownership table above includes shares issuable upon the exercise of options to purchase shares of Common Stock that have vested or will vest within 60 days of August 24, 2009 by the following persons:

Name of Beneficial Owner	Number of Shares Represented by Options
Nelson Peltz	6,000
Peter W. May	6,000
Hugh L. Carey	111,000
Clive Chajet	111,000
Edward P. Garden	6,000
Janet Hill	67,354
Joseph A. Levato	111,000
J. Randolph Lewis	67,354
David E. Schwab II	111,000
Roland C. Smith	420,001
Raymond S. Troubh	111,000
Jack G. Wasserman	99,000
Stephen E. Hare	110,001
Thomas A. Garrett	687,660
Sharron L. Barton	45,400
Nils H. Okeson	67,500
Darrell G. van Ligten	0
Directors and Executive Officers as a group (20 persons)	2,740,896

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Summarized below are the principal terms of the Credit Agreement (as amended by the Credit Agreement Amendment) that governs Wendy’s existing senior secured term loan and revolving credit facility. This summary is not a complete description of all the terms of such agreements.

On March 11, 2009, the Borrowers entered into the Credit Agreement with Triarc Restaurant Holdings, LLC, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, Bank of America, N.A. and Credit Suisse, Cayman Islands Branch, as co- syndication agents, Wachovia Bank, National Association, SunTrust Bank and GE Capital Franchise Finance Corporation, as co-documentation agents, and Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse, Cayman Islands Branch, as joint lead arrangers and joint book- running managers. The Credit Agreement amended and restated the Original Credit Agreement, dated as of July 25, 2005, by and among ARG, Arby’s Holdings, Triarc Restaurant Holdings, LLC and the lenders and agents party thereto. Under the Credit Agreement, Arby’s Holdings, Wendy’s and we are co-borrowers, ARG and Arby’s Holdings are term loan borrowers and ARG, Wendy’s and we are revolving credit facility borrowers. On June 10, 2009, the Borrowers entered into the Credit Agreement Amendment to permit the issuance of the notes and the incurrence of debt thereunder, to permit a dividend to Wendy’s/Arby’s Group of the net cash proceeds of the notes issuance (less amounts used to prepay the term loan under the Credit Agreement, accrued interest thereon and certain other payments) and to permit the prepayment at any time prior to maturity of certain existing debt of Wendy’s. In addition, the Credit Agreement Amendment modifies certain financial covenants based on total leverage ratios, adds certain financial covenants based on senior secured leverage ratios, modifies the minimum interest coverage ratio and eliminates certain baskets in the debt covenant. Furthermore, the Credit Agreement Amendment modifies the interest margin to provide that the margin depends on our corporate credit rating. These amendments became effective upon the issuance of the initial notes. The description below reflects such Credit Agreement Amendment.

The Credit Agreement includes the Term Loan that had approximately $253.5 million outstanding as of June 28, 2009 (net of approximately $9 million of debt under the Original Credit Agreement repurchased by Wendy’s/Arby’s Group in 2008), and a senior secured revolving credit facility of $170 million, and contains provisions for an uncommitted increase of up to $80 million principal amount in the aggregate in the revolving credit facility and/or term facility subject to the satisfaction of certain conditions, including without limitation, certain consent rights of the administrative agent. The revolving credit facility includes a sub-facility for the issuance of letters of credit up to $50 million. The Term Loan is due not later than July 25, 2012 and amortizes in the amount equal to approximately 1% per annum of the initial principal amount outstanding, as adjusted for any optional or mandatory prepayments, payable in quarterly installments through June 30, 2011, with the balance payable in the final year in four equal quarterly payments. The revolving credit facility expires not later than July 25, 2011. As of June 28, 2009, no amounts were outstanding under the revolving credit facility and letters of credit in the aggregate amount of approximately $36.0 million were issued under the Credit Agreement. The revolving credit facility is used for working capital and other general corporate purposes.

The obligations under the Credit Agreement are secured by a perfected first priority security interest in substantially all of the non-real estate assets of the Borrowers and their domestic subsidiaries, including all inventory, accounts receivable, rights under franchise agreements, other tangible and intangible assets, the stock of domestic Restricted Subsidiaries (as defined in the Credit Agreement), and 65% of the stock of certain foreign subsidiaries of the Borrowers, as well as by mortgages on certain restaurant properties of Wendy’s and certain of its subsidiaries, in each case subject to certain limitations and exceptions. The obligations under the Credit Agreement are also guaranteed by substantially all of the domestic subsidiaries of the Borrowers, other than Unrestricted Subsidiaries (as defined in the Credit Agreement). Scioto and Oldemark guarantee the obligations under the Credit Agreement on a limited basis. Their guarantees, in the aggregate, are limited to the lesser of (i) $200 million, or (ii) 90% of the excess, as reflected on their most recent audited financial statements as of the date of the determination of their liabilities hereunder, of their total assets (including any note receivable from an affiliate, but only to the extent that a demand on such note has been made and has been satisfied since the date of the their most recent audited financial statements) over their total liabilities. The terms of the security interest in personal property are set forth in the related Pledge and Security Agreement.

A facility fee of 50 basis points will be payable quarterly on the average unused amount of the revolving credit facility until the maturity date. The Term Loan and amounts borrowed under the revolving credit facility, as amended by the Credit Agreement Amendment and effective upon the issuance of the notes, bear interest at the Borrowers’ option at either (i) Eurodollar Base Rate (as defined in the Credit Agreement), as adjusted pursuant to applicable regulations (but not less than 2.75%), plus 4.00%, 4.50%, 5.00% or 6.00% per annum, depending on our corporate credit rating, or (ii) the Base Rate (as defined in the Credit Agreement), which is the higher of the interest rate announced by the administrative agent for the Credit Agreement as its base rate and the Federal funds rate plus 0.50% (but not less than 3.75%), in either case plus 3.00%, 3.50%, 4.00% or 5.00% per annum, depending on our corporate credit rating.

The Credit Agreement contains customary provisions protecting the lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other certain taxes and indemnifying the lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a eurodollar loan on a day other than the last day of an interest period with respect thereto.

Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including sales of certain assets, casualty events and the incurrence of certain additional indebtedness, subject to certain exceptions and reinvestment rights. The Credit Agreement also provides that loans must also be prepaid from Excess Cash Flow (as defined in the Credit Agreement) in percentages determined by the senior secured leverage ratio.

The representations, covenants, and events of default in the Credit Agreement are customary for financing transactions of this nature. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Credit Agreement and the ancillary loan documents as a secured party.

The affirmative and negative covenants in the Credit Agreement include, among others, preservation of corporate existence; payment of taxes; and maintenance of insurance; and limitations on: indebtedness (including guarantee obligations of other indebtedness); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; payments and cancellation of certain indebtedness; transactions with affiliates; changes in fiscal year; modification of certain documents; negative pledge clauses and clauses restricting subsidiary distributions; and material changes in lines of business.

The Credit Agreement, as amended by the Credit Agreement Amendment, contains the following financial covenants: a maximum total leverage ratio, a maximum senior secured leverage ratio, a maximum lease adjusted leverage ratio, a maximum senior secured lease adjusted leverage ratio, a minimum interest coverage ratio and maximum capital expenditures.

Wendy’s Debt Securities

As of June 28, 2009, Wendy’s had $225.0 million in aggregate principal amount of 6.20% Senior Notes due 2014 outstanding. The 6.20% Senior Notes were issued in 2002 in connection with Wendy’s purchase of Baja Fresh and are unsecured. The 6.20% Senior Notes mature on June 15, 2014, bear interest at a rate of 6.20% and are redeemable prior to maturity.

As of June 28, 2009, Wendy’s had $200.0 million in aggregate principal amount of 6.25% Senior Notes due 2011 outstanding. The 6.25% Senior Notes were issued in 2001 in connection with Wendy’s share repurchases and are unsecured. The 6.25% Senior Notes mature on November 15, 2011, bear interest at a rate of 6.25% and are redeemable prior to maturity.

As of June 28, 2009, Wendy’s had $100.0 million in aggregate principal amount of 7.0% Debentures outstanding. The 7.0% Debentures were issued in 1995 in connection with Wendy’s acquisition of the Tim Hortons restaurant chain and are unsecured. The 7.0% Debentures mature on December 15, 2025, bear interest at a rate of 7.0% and are not redeemable prior to maturity.

The indentures governing the terms of the 6.20% Senior Notes, the 6.25% Senior Notes and the 7.0% Debentures impose certain restrictions on Wendy’s and its subsidiaries, including restrictions on the incurrence of indebtedness secured by liens and sale and lease-back transactions.

Other Subsidiary Debt

Sale-leaseback obligations

The sale-leaseback obligations of our subsidiaries (the “Sale-Leaseback Obligations”), which extend through 2028, relate to capitalized restaurant leased assets with an aggregate net book value of $115.7 million as of June 28, 2009.

Capitalized lease obligations

The capitalized lease obligations (the “Capitalized Lease Obligations”), which extend through 2036, relate to Arby’s capitalized restaurant leased assets and software with aggregate net book values of $64.5 million and $6.5 million respectively, as of June 28, 2009 and Wendy’s capitalized leased buildings and land with aggregate net book values of $26.6 million and $8.8 million respectively.

A significant number of the underlying leases in the Sale-Leaseback Obligations and the Capitalized Lease Obligations, as well as operating leases, require or required periodic financial reporting of certain subsidiary entities within Arby’s or of individual restaurants, which in many cases has not been prepared or reported. We have negotiated waivers and alternative covenants with its most significant lessors which substitute consolidated financial reporting of Arby’s for that of individual subsidiary entities and which modify restaurant level reporting requirements for more than half of the affected leases. Nevertheless, as of December 28, 2008, we were not in compliance, and remain not in compliance, with the reporting requirements under those leases for which waivers and alternative financial reporting covenants have not been negotiated. However, none of the lessors has asserted that we are in default of any of those lease agreements. We do not believe that such non-compliance will have a material adverse effect on our combined financial position or results of operations.

Existing California Restaurant Acquisition Notes Payable

During the quarter ended March 30, 2008, we completed the California Restaurant Acquisition. The total consideration, before post-closing adjustments, for the acquisition was $14.3 million consisting of (1) $7.4 million of cash (before consideration of $40,000 of cash acquired), (2) the assumption of $6.2 million of notes payable due through 2014 (the “California Restaurant Acquisition Notes Payable”) and (3) $0.7 million of related expenses. As of June 28, 2009, we had $4.7 million of California Restaurant Acquisition Notes Payable outstanding.

Other debt

The AFA, an independently controlled advertising cooperative in which we have voting interests of less than 50%, has a $3.5 million line of credit. The availability under the AFA line of credit as of June 28, 2009 was $0.3 million.

Wendy’s U.S. advertising fund has a revolving line of credit of $25 million with a fee of 0.35% on the unused portion. This advertising fund facility was established to fund the advertising fund operations. There are no amounts outstanding under this facility as of June 28, 2009. Neither we nor our restaurant subsidiaries guarantee this line of credit.

At December 28, 2008, one of Wendy’s Canadian subsidiaries had a revolving credit facility of $6.0 million Canadian dollars ($4.8 million), which is also fully guaranteed by Wendy’s on a pari passu basis with all of its existing senior indebtedness. There are no amounts outstanding under this facility as of June 28, 2009.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on  , 2009, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)

Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)

Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.,

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1)

by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(2)

for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)

a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)

trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)

you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)

you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4)

you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6)

if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)

you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)

on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)

the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)

be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)

if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(3)

there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4)

there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)

waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offer over the term of the notes.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail or hand/overnight delivery:

U.S. Bank National Association
EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107

Facsimile Transmission:

U.S. Bank National Association
(651) 495-8158

Confirm by Telephone: (800) 934-6802
Attention: Specialized Finance Department

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)

certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.
If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

(2)	you are prohibited by law or SEC policy from participating in the exchange offer or do not receive freely tradable exchange notes in the exchange offer,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES

In this Description of Notes, “Issuer” refers only to Wendy’s/Arby’s Restaurants, LLC, and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “—Certain Definitions.”

The Issuer issued the initial notes and will issue the exchange notes (which are collectively referred to as the “notes”) under an indenture, dated June 23, 2009, among the Issuer, the Guarantors party thereto and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under “Where You Can Find More Information.”

Basic Terms of Notes

The notes

•

are unsecured unsubordinated obligations of the Issuer, guaranteed by each Domestic Restricted Subsidiary (except certain Regulated Subsidiaries so long as they are subject to certain regulatory restrictions) of the Issuer that guarantees, or is a borrower under, the Credit Agreement;

•	are issued in an original aggregate principal amount of $565.0 million;

•	mature on July 15, 2016;

•

bear interest commencing the date of issue at the interest rate set out on the cover of this prospectus, payable semiannually on each January 15 and July 15, commencing January 15, 2010, to holders of record on the January 1 or July 1 immediately preceding the interest payment date;

•	bear interest on overdue principal, and overdue interest, at the rate otherwise applicable to the notes.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking

The notes and the guarantees thereof are unsecured obligations of the Issuer and the Guarantors, ranking equally in right of payment with all existing and future unsubordinated obligations of the Issuer and the Guarantors, but effectively junior to all secured debt, to the extent of the value of assets securing such debt. In addition, the Issuer’s foreign subsidiaries have not guaranteed the notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes and each Note Guaranty therefore will be effectively subordinated to the claims of creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Issuer (other than the Guarantors). As of June 28, 2009, the Issuer and the Guarantors had $485.1million of secured, unsubordinated debt and the Issuer’s subsidiaries (other than the Guarantors) had approximately $573.3 million of outstanding liabilities (which consists primarily of $425.0 million of deferred taxes principally related to intangible assets and also includes $2.0 million of long-term debt), that are effectively senior to the notes. Although the indenture limits the incurrence of Debt and Disqualified or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt or Disqualified or Preferred Stock under the indenture. See “—Certain Covenants—Limitation on Debt.”

Additional Notes

Subject to the covenants described below, the Issuer may issue notes under the indenture having the same terms in all respects as the notes except that the issue price may be different and interest will accrue on the additional notes from their date of issuance. The notes and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes.

Optional Redemption

Except as set forth in the next three paragraphs, the notes are not redeemable at the option of the Issuer.

At any time and from time to time on or after July 15, 2012, the Issuer may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing in Year	Percentage
2012	107.500%
2013	105.000%
2014	102.500%
2015 and thereafter	100.000%

At any time and from time to time prior to July 15, 2012, the Issuer may redeem notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 110.00% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the aggregate principal amount of the notes, including additional notes, provided that

(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 50% of the original aggregate principal amount of the notes remains outstanding immediately thereafter.

In addition, prior to July 15, 2012, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note on July 15, 2012 (as stated in the table above), plus (ii) all required interest payments due on such note through July 15, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

Notice of redemption will be mailed by first-class mail at least 30 and not more than 60 days before the date of redemption to each holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the indenture. If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $1,000 principal amount and multiples thereof. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No Mandatory Redemption or Sinking Fund; Offers to Purchase; Open Market Purchases

There will be no mandatory redemption or sinking fund payments for the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions “—Certain Covenants—Repurchase of Notes upon a Change of Control” and “Certain Covenants—Limitation on Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise.

Guarantees

The obligations of the Issuer pursuant to the notes, including any repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by each Domestic Restricted Subsidiary that guarantees or is a borrower under the Credit Agreement other than the Regulated Subsidiaries. If the Issuer or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the date of the indenture that guarantees or is a borrower under the Credit Agreement, the new Restricted Subsidiary must provide a guaranty of the notes (a “Note Guaranty”).

Each Note Guaranty will be limited to the maximum amount that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See “Risk Factors—Risks Related to Our Substantial Indebtedness and the Notes—Fraudulent conveyance laws may void the notes and/or the guarantees or subordinate the notes and/or the guarantees.”

The Note Guaranty of a Guarantor will terminate upon

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture,

(2) the designation in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary or the Guarantor otherwise ceases to be a Restricted Subsidiary in accordance with the indenture, or

(3) defeasance or discharge of the notes, as provided in “Defeasance and Discharge.”

Two of the Issuer’s Restricted Subsidiaries, Scioto Insurance Company and Oldemark LLC (which owns a substantial portion of Wendy’s intellectual property), are subject to regulation by the Vermont Department of Banking, Insurance, Securities and Health Care Administration (the “Vermont Department of Insurance”) and cannot guarantee the notes without approval by the Vermont Department of Insurance. Such Restricted Subsidiaries (the “Regulated Subsidiaries”) will not guarantee the notes for so long as they are subject to such regulatory restrictions, although they will guarantee, on a limited basis, Debt under the Credit Agreement. The Issuer currently intends to eventually cause Scioto Insurance Company to commute, transfer or otherwise eliminate its insurance obligations, relinquish its license to transact insurance, and take certain other actions that will result in no further restrictions imposed by the Vermont Department of Insurance (or any successor thereto) on the ability of the Regulated Subsidiaries to guarantee the notes. However, the Issuer can provide no assurances as to when or if such events will occur. If such Regulated Subsidiaries cease to be subject to such restrictions, they will guarantee the notes.

Until such time as the Regulated Subsidiaries guarantee the notes, the Regulated Subsidiaries will not be permitted to Incur any Debt (other than Guarantees of Debt under the Credit Agreement) and the Issuer and its Restricted Subsidiaries will not be permitted to grant Liens secured by the Equity Interests of the Regulated Subsidiaries, other than Liens securing Permitted Bank Debt.

Limitation of Applicability of Certain Covenants if Notes Rated Investment Grade

The obligation of the Issuer and its Restricted Subsidiaries to comply with the provisions of the indenture described below under the caption “Certain Covenants” (except for the covenants described under “Limitation on Liens,” “Designation of Restricted and Unrestricted Subsidiaries,” “Financial Reports” and “Repurchase of Notes upon a Change of Control”) and clause (a) (3) under “Consolidation, Merger or Sale of Assets—The Issuer” will be suspended (such suspended covenants, the “Suspended Covenants”) and cease to have any further effect from and after the first date when the notes have an Investment Grade Rating; provided, that if the notes cease to have an Investment Grade Rating, then, from and after such time, the obligation of the Issuer and its Restricted Subsidiaries to comply with the Suspended Covenants shall be reinstated.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the indenture upon reinstatement; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made on or after the Issue Date, for purposes of clause (a)(3) of the “Limitation on Restricted Payments” covenant, will be calculated as though such covenant had been in effect during the entire period after such date; (2) all Debt, Incurred, during the suspension period will be deemed to have been Incurred pursuant to clause (8) of paragraph (b) of “Limitation on Debt,” and (3) promptly, and in any event within 10 business days of such reinstatement, any Restricted Subsidiary that would have been required prior to such reinstatement by the “Guarantees by Restricted Subsidiaries” covenant to execute a supplemental indenture (but for the suspension of such covenant) will execute such supplemental indenture required by such covenant.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Certain Covenants

The indenture contains covenants including, among others, the following:

Limitation on Debt

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt or Disqualified Stock, and will not permit any of its Restricted Subsidiaries that are not Guarantors to Incur any Preferred Stock (other than Disqualified or Preferred Stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary, so long as it is so held); provided that the Issuer or any Restricted Subsidiary may Incur Debt, Disqualified Stock or Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, (x) the Fixed Charge Coverage Ratio is not less than 2.0 to 1.0 (the “Fixed Charge Coverage Test”) or (y) the Leverage Ratio is not greater than 4.0 to 1.0; provided further that the maximum aggregate principal amount of Debt, Disqualified Stock or Preferred Stock that non-Guarantors may incur under this paragraph (a) is $100.0 million outstanding at any time.

(b) Notwithstanding the foregoing, the Issuer and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):

(1) Debt (“Permitted Bank Debt”) of the Issuer or any Restricted Subsidiary pursuant to Credit Facilities (and, without duplication, Guarantees of such Debt by the Issuer or any Restricted Subsidiary); provided that the aggregate principal amount at any time outstanding does not exceed the greater of (x) $800.0 million and (y) an amount such that, on a pro forma basis after giving effect to the Incurrence of such Debt (and application of the net proceeds therefrom), the Secured Debt Ratio (with all Debt Incurred under this clause (1) deemed to be secured for this purpose) would be no greater than 2.5 to 1.0, less (i) any amount of such Debt permanently repaid as provided under the “Limitation on Asset Sales” and (ii) the outstanding principal amount of any Permitted Receivables Financing;

(2) Debt of the Issuer or any Restricted Subsidiary to the Issuer or any Restricted Subsidiary so long as such Debt continues to be owed to the Issuer or a Restricted Subsidiary and which, if the obligor is the Issuer or a Guarantor and such Debt is owed to a non-Guarantor (other than a Regulated Subsidiary), is subordinated in right of payment to the notes;

(3) Debt of the Issuer pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes) and Exchange Notes (and Note Guarantees) in respect thereof;

(4) Debt, Disqualified Stock or Preferred Stock (“Permitted Refinancing Debt”) of the Issuer or any Restricted Subsidiary constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used (or will be used within 90 days) to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt, Disqualified Stock or Preferred Stock in an amount not to exceed the principal amount or liquidation value of the Debt, Disqualified Stock or Preferred Stock so refinanced, plus premiums, fees and expenses; provided that

(A) in case Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated in right of payment to the notes;

(B) the new Debt, Disqualified Stock or Preferred Stock does not have a Stated Maturity prior to the earlier of (i) the Stated Maturity of the Debt, Disqualified Stock or Preferred Stock to be refinanced and (ii) one year after the Stated Maturity of the notes, and the new Debt, Disqualified Stock or Preferred Stock has an Average Life at the time at the time of Incurrence that is not less than the shorter of (x) the remaining Average Life of the Debt, Disqualified Stock or Preferred Stock being refinanced and (y) the Average Life that would result if all payments of principal on the Debt, Disqualified Stock and Preferred Stock being refinanced that were due on or after the date that is one year following the last maturity date of any notes then outstanding were instead due on such date;

(C) in no event may Debt, Disqualified Stock or Preferred Stock of the Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor;

(D) Debt, Disqualified Stock or Preferred Stock Incurred pursuant to clauses (1), (2), (5), (6) and (10) through (17) may not be refinanced pursuant to this clause (4); and

(E) no Debt may be issued to refinance Disqualified Stock or Preferred Stock;

(5) Hedging Agreements of the Issuer or any Restricted Subsidiary not entered into for speculation;

(6) Debt of the Issuer or any Restricted Subsidiary with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting other Debt, including letters of credit supporting performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims; (B) indemnification, adjustment of purchase price, earn-out or obligations incurred in connection with the acquisition or disposition of any business or assets and (C) Guarantees of Debt of (i) suppliers, licensees, franchisees or customers in the ordinary course of business or (ii) joint ventures, in an aggregate amount at any time outstanding under this clause (C) not to exceed the greater of $150.0 million and 4.0% of Total Assets;

(7) Acquired Debt, provided, that after giving effect to the Incurrence thereof, (i) the Issuer could Incur at least $1.00 of Debt under the Fixed Charge Coverage Test or (ii) the Fixed Charge Coverage Ratio would be greater than the Fixed Charge Coverage Ratio immediately prior to such Incurrence;

(8) Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

(9) Debt, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary, which may include Capital Leases, Incurred on or after the Issue Date no later than 365 days after the date of purchase or completion of construction, improvement, repair or replacement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) for the purpose of financing all or any part of the purchase price or cost thereof and any related taxes or transaction costs, provided that the principal amount of any Debt Incurred pursuant to this clause may not exceed at any time outstanding (a) the greater of $150.0 million and 4.0% of the Total Assets of the Issuer (measured at the time of Incurrence of any such Debt) less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause;

(10) Debt of Foreign Restricted Subsidiaries Incurred on or after the Issue Date (a) in an aggregate principal amount not to exceed the greater of $50.0 million and 5.0% of Total Assets of the Foreign Subsidiaries at any one time outstanding or (b) if after giving effect to the Incurrence thereof on a pro forma basis (including the receipt and the application of the proceeds thereof) the Fixed Charge Coverage Ratio would be not less than 3.25 to 1.0; provided that the amount Incurred pursuant to this clause (b) may not exceed $250.0 million outstanding at any time;

(11) Debt of the Issuer or any Guarantor consisting of co-issuances or Guarantees of Debt of the Issuer or any Restricted Subsidiary Incurred under any other clause of this covenant;

(12) Contribution Debt;

(13) Debt, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed the greater of $200.0 million and 5.0% of the Total Assets of the Issuer, measured at the time of Incurrence of any such Debt, Disqualified Stock or Preferred Stock;

(14) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within five Business Days of Incurrence;

(15) Debt of the Issuer or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(16) Debt of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Credit Facilities (which letter of credit or bank guarantee is Incurred pursuant to clause (1) above) in a principal amount not in excess of the stated amount of such letter of credit;

(17) any Permitted Receivables Financing in an aggregate principal amount at any time outstanding not to exceed (A) the maximum amount of Debt permitted to be Incurred under clause (1) at such time, less (B) the amount of Debt incurred under clause (1) outstanding at such time; and

(18) Debt issued by the Issuer or a Restricted Subsidiary to current or former officers, directors or employees thereof or any direct or indirect parent thereof (or their spouses or former spouses or estates or beneficiaries under their estates) to finance the purchase or redemption of Equity Interests of any direct or indirect parent of the Issuer to the extent permitted by clause (7) under “Limitation on Restricted Payments.”

(c) For purposes of determining compliance with this covenant:

(1) in the event that an item of Debt, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Issuer, in its sole discretion, will classify and may reclassify (based on circumstances at the time of any such reclassification) such item of Debt, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; and

(2) at the time of Incurrence, classification or reclassification, the Issuer will be entitled to divide, classify and reclassify an item of Debt in more than one of the types of Debt described in paragraphs (a) and (b) above;

provided that all Debt outstanding under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b). If any Contribution Debt is redesignated as Incurred under any provision other than clause (12) of paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) of “Limitation on Restricted Payments.”

(d) Neither the Issuer nor any Guarantor may Incur Debt that is subordinate in right of payment to any Debt of the Issuer or the Guarantor unless such Debt is subordinated in right of payment to, the notes or the relevant Note Guaranty. This does not apply to distinctions between categories of Debt that exist by reason of any Liens, any customary provisions of any inter-creditor arrangements related to subordination of any such Liens or Guarantees securing or in favor of some but not all of such Debt.

Limitation on Restricted Payments

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•

declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Issuer’s Qualified Equity Interests) held by Persons other than the Issuer or any of its Restricted Subsidiaries;

•

purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or any of its Restricted Subsidiaries;

•

repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt except a payment of interest or principal at Stated Maturity (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Debt in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Debt permitted under clause (b)(2) of the “Limitation on Debt” covenant); or

•	make any Investment other than a Permitted Investment;

unless, after giving effect to the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Issuer could Incur at least $1.00 of Debt under the Fixed Charge Coverage Test, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on March 29, 2009 and ending on the last day of the Issuer’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to the indenture, plus

(B) subject to paragraph (c), the aggregate Net Cash Proceeds received by the Issuer (other than from a Subsidiary) after the Issue Date from (i) the issuance and sale of Qualified Equity Interests, including by way of issuance of Disqualified Equity Interests or Debt to the extent such Disqualified Equity Interest or Debt has been converted into Qualified Equity Interests of the Issuer or any direct or indirect parent of the Issuer (and contributed to the Issuer as a contribution to its common equity), and (ii) other contributions to the common equity capital of the Issuer, other than Excluded Contributions, plus

(C) an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

(x) the cash return, and the fair market value of assets or property received, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale, repayment, redemption, liquidating distribution or other realization (not included in Consolidated Net Income), plus

(y) all distributions or dividends to the Issuer or a Restricted Subsidiary from Unrestricted Subsidiaries (provided that such distributions or dividends shall be excluded in calculating Consolidated Net Income for purposes of clause 3(A)), plus

(z) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, plus

(D) the cash return, and the fair market value of property received, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale, repayment, redemption, liquidating distribution or other realization (not included in Consolidated Net Income).

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets or property, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a Board Resolution.

(b) The foregoing will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Issuer, to all holders of any class of Capital Stock of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Issuer;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of, Qualified Equity Interests of the Issuer or of Qualified Equity Interests of any direct or indirect parent of Issuer to the extent contributed to the common equity of the Issuer or (ii) a contribution to the common equity capital of the Issuer;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Issuer or any Guarantor in exchange for, or out of the proceeds of, an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of, (i) Qualified Equity Interests of the Issuer or of Qualified Equity

Interests of any direct or indirect parent of Issuer to the extent contributed to the common equity of the Issuer or (ii) a contribution to the common equity capital of the Issuer;

(6) any Investment made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering of (i) Qualified Equity Interests of the Issuer or of Qualified Equity Interests of any direct or indirect parent of Issuer to the extent contributed to the common equity of the Issuer or (ii) a contribution to the common equity capital of the Issuer;

(7) amounts paid to any direct or indirect parent of Issuer for the purchase, redemption or other acquisition or retirement for value of Equity Interests of such parent held by officers, directors or employees or former officers, directors or employees of the Issuer, any Restricted Subsidiary or any such parent (or their spouses or former spouses or estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor does not exceed an amount equal to (A) $5.0 million in any twelve-month period, (with unused amounts being available to be used in subsequent periods) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of the Issuer or any direct or indirect parent of Issuer to its officers, directors or employees that have not previously been applied to the payment of Restricted Payments pursuant to this covenant, applied to the incurrence of Contribution Debt or considered an Excluded Contribution, plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this covenant, applied to the incurrence of Contribution Debt or considered an Excluded Contribution;

(8) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than “Repurchase of Notes Upon a Change of Control” or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than “Limitation on Asset Sales,” provided that, in each case, prior to the repurchase the Issuer has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(9) (a) payments to any direct or indirect parent of Issuer of (i) amounts relating to taxes, in an amount not to exceed the amount of taxes the Issuer and its Subsidiaries would pay on a stand-alone basis, plus (ii) amounts necessary to pay expenses required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, its officers and employees and corporate overhead expenses, plus (iii) amounts necessary to make interest and principal payments on Debt of the Parent outstanding on the Issue Date as in effect on the Issue Date and any Permitted Refinancing Debt in respect thereof, plus (iv) amounts necessary to make interest and principal payments on Debt of any direct or indirect parent of the Issuer the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Debt of, the Issuer Incurred in accordance with the “Limitation on Debt” covenant, plus (v) amounts necessary to pay customary and reasonable costs and expenses of financings, acquisitions or offerings of securities of any direct or indirect parent of the Issuer that are not consummated or (b) any “deemed dividend” resulting under the tax laws from, or in connection with, the filing of a consolidated or combined tax return by such direct or indirect parent of the Issuer (and not involving any cash distribution from the Issuer except as permitted by clause (a)(i) above);

(10) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes), and Restricted Payments by the Issuer to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any the Issuer;

(11) Restricted Payments that are made with Excluded Contributions;

(12) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any

Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Debt” to the extent such dividends are included in the definition of Fixed Charges and payment of any redemption price or liquidation value of any such Disqualified Stock or Preferred Stock when due in accordance with its terms;

(13) a Restricted Payment to Parent to fund (a) the payment of dividends on Parent’s common stock of up to $0.10 per share of common stock per annum, appropriately adjusted to give effect to any stock splits, reverse stock splits or similar transactions (with unused amounts carried over and available for use until the end of the following fiscal year of the Issuer) or (b) in lieu of all or a portion of dividends permitted by sub-clause (a), repurchases of Parent’s common stock for aggregate consideration that, when taken together with dividends permitted under clause (13)(a), does not exceed the amount contemplated by sub-clause (a) above;

(14) other Restricted Payments in an aggregate amount not to exceed $100.0 million; provided that after giving effect to any such Restricted Payment on a pro forma basis, the Leverage Ratio is not greater than 4.0 to 1.0; and

(15) distributions or dividends of the proceeds of the offering to Parent as described under “Use of Proceeds” in the final Offering Circular for the offering of the initial notes;

provided that, in the case of clauses (7), (9)(iii), (9)(v) and (13) no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5), (6) or (7) of paragraph (b). Restricted Payments permitted pursuant to paragraph (b) (other than Restricted Payments permitted by clauses (1) and (7) of paragraph (b)) will not be included in making the calculations under clause (3) of paragraph (a).

(d) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify or re-classify such Restricted Payment (or portion thereof) in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien to secure Debt on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) Except as provided in paragraph (b), the Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distributions on any Equity Interests of the Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary,

(2) pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary,

(3) make loans or advances to the Issuer or any other Restricted Subsidiary, or

(4) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions

(1) existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, extensions,

renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2) existing under or by reason of applicable law, rule, regulation or order;

(3) existing

(A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Issuer or any Restricted Subsidiary, or

(B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any extensions, renewals, replacements or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(4) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right (including any asset sale or stock sale agreement) with respect to, any property or assets of the Issuer or any Restricted Subsidiary;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Subsidiary that is permitted by “Limitation on Asset Sales;”

(6) required pursuant to the indenture;

(7) existing pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(8) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(9) any instrument governing any Debt or Capital Stock of a Person that is an Unrestricted Subsidiary as in effect on the date that such Person becomes a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person who became a Restricted Subsidiary, or the property or assets of the Person who became a Restricted Subsidiary; provided that, in the case of Debt, the incurrence of such Debt as a result of such Person becoming a Restricted Subsidiary was permitted by the terms of the Indenture;

(10) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(11) existing pursuant to provisions in instruments governing other Debt, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be Incurred after the Issue Date pursuant to the provisions of the “Limitation on Debt” covenant; provided that (i) such provisions are customary for instruments of such type (as determined in good faith by the Issuer’s Board of Directors) and (ii) the Issuer’s Board of Directors determines in good faith that such restrictions will not materially adversely impact the ability of the Issuer to make required principal and interest payments on the notes;

(12) existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Lease obligations that impose restrictions of the nature discussed in clause (a)(4) above on the property so acquired;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in paragraph (a) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend restrictions and other encumbrances than those contained prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Debt Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Guarantees by Restricted Subsidiaries

If and for so long as any Restricted Subsidiary (other than a Regulated Subsidiary), Guarantees or is a borrower under the Credit Agreement, such Restricted Subsidiary shall provide a Note Guaranty, and, if the guaranteed Debt of the Issuer is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the guaranteed Debt is subordinated to the notes. The Regulated Subsidiaries will provide Note Guarantees promptly (and in any event within 10 business days) after they cease to be subject to the regulatory restrictions described under “—Guarantees.”

Repurchase of Notes upon a Change of Control

Not later than 30 days following a Change of Control, the Issuer will make an offer to purchase (an “Offer to Purchase”) all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

An Offer to Purchase must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

The Issuer will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

The Issuer has agreed in the indenture that it will timely repay Debt or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit an Offer to

Purchase required to be made pursuant to the indenture. Notwithstanding this agreement of the Issuer, it is important to note the following:

The existing Credit Agreement prohibits the Issuer from purchasing notes in the event of a Change of Control and also provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. In the event a Change of Control occurs, the Issuer could seek the consent of the Credit Agreement lenders to the purchase of notes or could attempt to refinance the Credit Agreement. If the Issuer were not able to obtain that consent or to refinance, it would continue to be prohibited from purchasing notes. In that case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would in turn constitute a default under the Credit Agreement.

Future debt of the Issuer may also prohibit the Issuer from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Issuer to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuer.

Finally, the Issuer’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors—Risks Related to Our Substantial Indebtedness and the Notes—We may be unable to make a change of control offer required by the indenture governing the notes which would cause defaults under the indenture governing the notes and our credit facilities.”

The Issuer’s obligation to make an Offer to Purchase in connection with a Change of Control will be satisfied if a third party makes the Offer to Purchase in the manner and at the times and otherwise in compliance with the requirements applicable to an Offer to Purchase made by the Issuer and purchases all notes properly tendered and not withdrawn under the Offer to Purchase.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Issuer purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “—Amendments and Waivers.”

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration consists of cash or Cash Equivalents received at closing. (For purposes of this clause (2) only, (A) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of the Issuer or a Restricted Subsidiary

pursuant to a customary novation agreement, (B) instruments or securities received from the purchaser that are promptly, but in any event within 365 days of the closing, converted by the Issuer to cash, to the extent of the cash actually so received, (C) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $150.0 million and 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (D) the fair market value of any assets received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business and (E) the fair market value of any Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer, shall be considered cash received or Cash Equivalents at closing).

(3) Within 15 months after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

(A) to permanently repay secured Debt of the Issuer or a Guarantor or any Debt of a Restricted Subsidiary that is not a Guarantor (and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount), in each case owing to a Person other than the Issuer or any Restricted Subsidiary, or

(B) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of another Person that thereupon becomes a Restricted Subsidiary engaged in a Permitted Business, or to make capital expenditures or otherwise acquire assets that are to be used in a Permitted Business.

Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash or Cash Equivalents (whether or not actual Net Cash Proceeds of such Asset Sale) used for the purposes described in subclauses (A) and (B) of this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Cash Proceeds applied in accordance with this clause (3).

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 15 months of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $100.0 million will be carried forward and accumulated, provided that until the aggregate amount of Excess Proceeds equals or exceeds $100.0 million, all or any portion of such Excess Proceeds may be used or invested in the manner described in clause (3) above and such invested amount shall no longer be considered Excess Proceeds. When accumulated Excess Proceeds equals or exceeds $100.0 million, the Issuer must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. The Issuer may satisfy its obligation to make an Offer to Purchase with respect to any Net Cash Proceeds of any Asset Sale by making an Offer to Purchase with respect to such Net Cash Proceeds prior to the expiration of the 15-month period. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on Transactions with Affiliates

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Issuer or any Restricted Subsidiary (a “Related Party Transaction”), involving aggregate payment or consideration in excess of $15.0 million, except upon terms no less favorable to the Issuer or the Restricted Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $40.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution.

(c) The foregoing paragraphs do not apply to

(1) any transaction between or among the Issuer and/or any of its Restricted Subsidiaries;

(2) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(3) any Restricted Payments made in accordance with “Limitation on Restricted Payments” and Permitted Investments;

(4) transactions or payments, including grants of securities, stock options and similar rights, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business or approved by the Issuer’s Board of Directors in good faith;

(5) transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Issuer and its Restricted Subsidiaries than those in effect on the Issue Date;

(6) any transaction in which the Issuer or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Issuer and its Restricted Subsidiaries from a financial point of view;

(7) the entering into of a customary agreement providing registration rights to the direct or indirect shareholders of the Issuer and the performance of such agreements;

(8) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person or any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Equity Interests (other than Disqualified Stock) or any contribution to the capital of the Issuer;

(9) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith that is consistent with paragraph (b)(9)(a)(i) of the “Limitation on Restricted Payments” covenant;

(10) pledges of Equity Interests of Unrestricted Subsidiaries;

(11) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice and approved by a majority of the Issuer’s Board of Directors in good faith;

(13) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Issuer’s Board of Directors in good faith;

(14) sales of Accounts Receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(15) transactions permitted by, and complying with, the provisions of the “Consolidation, Merger or Sale of Assets” covenant, or any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer or any direct or indirect parent company, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

(16) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Issuer or any direct or indirect parent of the Issuer; provided that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person; or

(17) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; provided that the Board of Directors determines in good faith that the formation and maintenance of such group or subgroup is in the best interests of the Issuer and will not materially adversely affect the Issuer’s ability to perform its obligations under the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

(a) The Board of Directors may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

(1) Such Subsidiary does not own any Capital Stock of the Issuer (other than Qualified Equity Interests) or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated or hold any Lien on any property of the Issuer or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated.

(2) At the time of the designation, the designation would be permitted under “Limitation on Restricted Payments” or as a Permitted Investment.

(3) To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Issuer or any Restricted Subsidiary is permitted under “Limitation on Debt” and “Limitation on Restricted Payments.”

(4) Neither the Issuer nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “Limitation on Debt” and “Limitation on Restricted Payments.”

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

(b) (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

(2) The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(1) all existing Investments of the Issuer and the Restricted Subsidiaries therein (valued at the Issuer’s proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

(2) all existing Capital Stock or Debt of the Issuer or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Issuer or a Restricted Subsidiary held by it will be deemed incurred at that time;

(3) all existing transactions between it and the Issuer or any Restricted Subsidiary will be deemed entered into at that time;

(4) it is released at that time from its Note Guaranty, if any; and

(5) it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(1) all of its Debt and Disqualified or Preferred Stock will be deemed Incurred at that time for purposes of “Limitation on Debt,” but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Asset Sales;”

(2) Investments therein previously charged under “Limitation on Restricted Payments” will be credited thereunder;

(3) it may be required to issue a Note Guaranty pursuant to “Guarantees by Restricted Subsidiaries;” and

(4) it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

(e) Any designation by the Board of Directors of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an officer’s certificate certifying that the designation complied with the foregoing provisions.

Financial Reports

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer must provide the trustee and note holders, or file electronically with the SEC, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers with

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Issuer’s certified independent accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

In addition, whether or not required by the SEC, the Issuer will, after the effectiveness of an exchange offer registration statement or shelf registration statement, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. In addition, the Issuer will make the information and reports available to securities analysts and prospective investors upon request.

Notwithstanding the foregoing, if Parent or any other direct or indirect parent of the Issuer fully and unconditionally guarantees the Notes, the filing of such reports by such parent within the time periods specified above will satisfy such obligations of the Issuer; provided that, following effectiveness of an exchange offer registration statement or shelf registration statement, such reports shall include the information required by Rule 3-10 of Regulation S-X with respect to the Issuer and the Guarantors.

(b) For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, the Issuer will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Notwithstanding the foregoing, the requirements of paragraph (a) above shall be deemed satisfied prior to the effective date of the exchange offer registration statement or the shelf registration statement (as the case may be) by the filing with the SEC of the exchange offer registration statement or the shelf registration statement, and any amendments thereto, in accordance with the provisions of the registration rights agreement containing the information substantially consistent with that required by paragraph (a) and filed within the time periods set forth above.

Reports to Trustee

The Issuer will deliver to the trustee

(1) within 120 days after the end of each fiscal year a certificate stating that the Issuer has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status;

(2) as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of a Default, an officers’ certificate setting forth the details of the Default, and the action which the Issuer proposes to take with respect thereto.

Consolidation, Merger or Sale of Assets

The Issuer

(a) The Issuer will not

•	consolidate with or merge with or into any Person, or

•

sell, convey, transfer, lease, or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into the Issuer

unless

(1) either (x) the Issuer is the continuing Person or (y) the resulting, surviving or transferee Person is a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of the Issuer under the indenture and the notes and the registration rights agreement;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) in the case of a transaction involving the Issuer, immediately after giving effect to the transaction on a pro forma basis, (i) the Issuer or the resulting surviving or transferee Person could Incur at least $1.00 of Debt under the Fixed Charge Coverage Test or (ii) the Fixed Charge Coverage Ratio is greater than immediately prior thereto; and

(4) the Issuer delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) through (4) do not apply (i) to the consolidation or merger of the Issuer with or into, or the sale by the Issuer of all or substantially all its assets to, a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into, or the sale by such Subsidiary of all or substantially all of its assets to, the Issuer or (ii) if, in the good faith determination of the Board of Directors of the Issuer, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Issuer or to form a holding company for the Issuer (provided that such holding company becomes a Guarantor).

The foregoing shall not apply to (i) any transfer of assets by the Issuer to any Guarantor, (ii) any transfer of assets among Guarantors or (iii) any transfer of assets by a Restricted Subsidiary that is not a Guarantor to (x) another Restricted Subsidiary that is not a Guarantor or (y) the Issuer or any Guarantor.

(b) Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such successor Person had been named as the Issuer in the Indenture. Upon such substitution, except in the case of a lease of all or substantially all its assets, the Issuer will be released from its obligations under the indenture and the notes.

Guarantors

No Guarantor may

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless

(A) the other Person is the Issuer or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default

An “Event of Default” occurs if

(1) the Issuer defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) the Issuer defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) the Issuer fails to accept and pay for notes tendered when and as required pursuant to “Repurchase of Notes upon a Change of Control” or “Limitation on Asset Sales;”

(4) the Issuer defaults in the performance of or breaches any other covenant or agreement of the Issuer in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to the Issuer by the trustee or to the Issuer and the trustee by the holders of 25% or more in aggregate principal amount of the notes (except in the case of a default with respect to the “Consolidation, Merger or Sale of Assets”

covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(5) the failure by the Issuer or any Significant Restricted Subsidiary to pay any Debt (other than Debt owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Debt by the holders thereof because of a default, in each case, if the total amount of such Debt unpaid or accelerated exceeds $75 million;

(6) one or more final judgments or orders for the payment of money are rendered against the Issuer or any of its Significant Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million (in excess of amounts which the Issuer’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) certain bankruptcy defaults occur with respect to the Issuer or any Significant Restricted Subsidiary; or

(8) any Note Guaranty of a Significant Restricted Subsidiary ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

Consequences of an Event of Default

If an Event of Default, other than a bankruptcy default with respect to the Issuer, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuer (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Issuer, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes by written notice to the Issuer and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “—Consequences of an Event of Default” or “—Amendments and Waivers—Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

(3) holders have offered to the trustee indemnity satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a committee of trust officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or such Guarantor under the notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders

The Issuer and the trustee may amend or supplement the indenture, the notes or the Note Guarantees without notice to or the consent of any noteholder

(1) to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes;

(2) to comply with “Consolidation, Merger or Sale of Assets;”

(3) to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7) to provide for or confirm the issuance of the Exchange Notes or additional notes;

(8) to conform to this “Description of the Notes;” or

(9) to make any other change that does not materially and adversely affect the rights of any holder.

Amendments With Consent of Holders

(a) Except as otherwise provided in “—Default and Remedies—Consequences of an Event of Default” or paragraph (b), the Issuer and the trustee may amend the indenture and the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive any past default or future compliance by the Issuer with any provision of the indenture or the notes (which may include consents or waivers obtained in connection with a tender offer or exchange offer for notes).

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount of or change the Stated Maturity of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the times at, or circumstances under, which any note may be redeemed at the option of the Issuer,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment, or

(7) reduce the percentage of the principal amount of the notes required for amendments or waivers.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Defeasance and Discharge

The Issuer may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions. For the avoidance of doubt, in the case of a discharge that occurs in connection with a redemption that is to occur on a make-whole redemption date, the amount to be deposited shall be the amount that, as of the date of such deposit, is deemed reasonably sufficient to make such payment and discharge on the make-whole redemption date, in the good-faith determination of the Issuer, as evidenced by an officer’s certificate.

The Issuer may also elect to

(1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under most of the covenants and under clause (3) of “Consolidation, Merger or Sale of Assets—The Issuer” (and the events listed in clauses (3), (4), (5), (6) and (8) under “—Default and Remedies—Events of Default” will no longer constitute Events of Default) (“covenant defeasance”).

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture.

In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Governing Law

The indenture, including any Note Guarantees, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accounts Receivable” means (1) accounts receivable, (2) franchise fee payments and other revenues related to franchise agreements, (3) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services and (4) revenues related to distribution and merchandising of the products of the Issuer and its Restricted Subsidiaries.

“Acquired Debt” means Debt, Disqualified Stock or Preferred Stock of the Issuer, any Guarantor or any Restricted Subsidiary (provided that any such Restricted Subsidiary that is not a Guarantor will be merged with or into, or be the direct or indirect parent of, the acquired person) Incurred to finance an acquisition or other business combination or Debt, Disqualified Stock or

Preferred Stock of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary, whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Issuer or any Restricted Subsidiary outside the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale:”

(1) a disposition to the Issuer or a Restricted Subsidiary, including the sale or issuance by the Issuer or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Issuer or any Restricted Subsidiary;

(2) the disposition by the Issuer or any Restricted Subsidiary in the ordinary course of business of (i) cash and Cash Equivalents, (ii) inventory and other assets acquired and held for resale in the ordinary course of business, (iii) damaged, worn out or obsolete assets or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries, or (iv) rights granted to others pursuant to leases or licenses;

(3) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(4) a transaction covered by “Consolidation, Merger or Sale of Assets—The Issuer”;

(5) a Restricted Payment permitted under “Limitation on Restricted Payments” or a Permitted Investment;

(6) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $35.0 million;

(7) any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater market value, as determined in good faith by the Issuer;

(8) any sale of Equity Interests in, or Debt or other securities of, an Unrestricted Subsidiary;

(9) any financing transaction, including a sale and leaseback transaction, with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date;

(10) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(11) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(12) sales of Accounts Receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing;

(13) foreclosure or any similar action with respect to any property or other asset of the Issuer or any of its Restricted Subsidiaries; and

(14) dispositions in connection with Permitted Liens.

“Average Life” means, with respect to any Debt, Disqualified Stock or Preferred Stocks the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock and (y) the amount of such payment by (ii) the sum of all such payments.

“Board of Directors” means the board of directors or managers of the Issuer or, except for purposes of “Change of Control,” any committee thereof. For purposes of “Limitation on Transactions with Affiliates” the “Board of Directors” also means the board of directors of the Parent except where otherwise specified.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof or the District of Columbia whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition,

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above and

(7) in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

“Change of Control” means:

(1) the sale, exchange or other transfer of all or substantially all the assets of the Issuer (in one or a series of related transactions) to another Person (in each case, unless such other Person is a Permitted Holder); or

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders), is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer, provided that such event shall not be deemed a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer; or

(3) individuals who on the Issue Date constituted the board of directors or managers of the Issuer, together with any new directors or managers whose election by the board of directors or whose nomination for election by the equity holders of the Issuer was approved by a majority of the directors or managers then still in office who were either directors or managers or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors or managers of the Issuer then in office; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

For purposes of this definition, (i) any direct or indirect holding company of the Issuer (including Parent) shall not itself be considered a Person for purposes of clause (1) above or a “person” or “group” for purposes of clause (2) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, (ii) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Issuer and its Wholly-Owned Restricted Subsidiaries, and (iii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the dividends or other distributions actually paid in cash (or to the extent converted into cash) to the Issuer or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period; and

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) for purposes of “—Limitation on Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary (other than any Regulated Subsidiary or any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to Asset Sales or to the early extinguishment of Debt or any net after-tax gains or losses associated with Hedging Agreements;

(5) any net after-tax extraordinary or non-recurring gains or losses (less all fees and expenses or charges relating, thereto), any non-cash amortization or impairment expenses and any restructuring expenses, including any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses;

(6) the cumulative effect of a change in accounting principles;

(7) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(8) (a)(i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations;

(9) any currency translation gains and losses related to currency remeasurements of Debt, and any net loss or gain resulting from hedging transactions for currency exchange risk, until such gains or losses are actually realized (at which time they should be included);

(10) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(11) so long as the Issuer and its Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Parent or any other holding company, the excess (or deficit) of (a) the consolidated income tax expense for such period over (b) all tax payments in respect of such period paid or payable by the Issuer and its Restricted Subsidiaries to Parent or such other holding company under a tax sharing agreement or arrangement;

(12) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Debt (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance and sale of the notes and the consummation of the exchange offer pursuant to the registration rights agreement; and

(13) any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified.

In calculating the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.

“Contribution Debt” means Debt, Disqualified Stock or Preferred Stock of the Issuer or any Guarantor in an aggregate principal amount or liquation preference not greater than twice the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of the Issuer or a capital contribution to the common equity of the Issuer; provided that:

(1) such cash contributions have not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (a)(3)(B) under “Limitation on Restricted Payments” and may not counted as equity proceeds for purposes of any payment made under paragraph (b) of “Limitation on Restricted Payments” or any Permitted Investment that is permitted to be made out of equity proceeds (it being understood that if any such Debt, Disqualified Stock or Preferred Stock Incurred as Contribution Debt is redesignated as Incurred under any provision other than paragraph (b)(12) of the “Limitation on Debt” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) in the “Limitation on Restricted Payments” covenant);

(2) if the aggregate principal amount of such Contribution Debt is greater than the aggregate amount of such cash contributions to the capital of such Issuer or such Note Guarantor, as the case may be, the amount in excess shall be Debt that is unsecured and with a Stated Maturity later than the Stated Maturity of the notes; and

(3) such Contribution Debt (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means the amended and restated credit agreement dated as of July 25, 2005 and amended and restated as of March 11, 2009 among the Issuer, the other borrowers party thereto, Triarc Restaurant Holdings, LLC, the lenders party thereto and Citicorp North America, Inc., as agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended on or prior to the Issue Date and further amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

“Credit Facilities” means (i) the Credit Agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Facilities,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of the Person is paid within 10 Business Days;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities under GAAP, excluding trade payables or similar obligations arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases (other than the interest component thereof);

(6) the amount of all Permitted Receivables Financings of such Person;

(7) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(8) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(9) all obligations of such Person under Hedging Agreements;

provided, however, that notwithstanding the foregoing, Debt shall be deemed not to include: (1) deferred or prepaid revenues; (2) redeemable Preferred Stock of such Person; or (3) any liability for federal, state, local or other taxes owed or owing to any governmental entity; and provided further that for purposes of the final paragraph under “Guarantees,” Debt shall not include insurance and other liabilities (not for borrowed money) Incurred in the ordinary course of business consistent with past practice.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by an officer of the Issuer or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that (i) only the portion of the Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed to be Disqualified Equity Interests, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions

(A) are no more favorable to the holders than “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control”, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Issuer’s repurchase of the notes as required by the indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“EBITDA” means, for any period, the sum of

(1) Consolidated Net Income, plus

(2) Fixed Charges, to the extent deducted in calculating Consolidated Net Income including the amount of loss on sale of Accounts Receivables and related assets to a receivables subsidiary in connection with a Permitted Receivables Financing; plus

(3) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in conformity with GAAP:

(A) income taxes and any dividend or distribution to any direct or indirect parent of the Issuer pursuant to clause (b)(9)(a)(i) of “—Limitation on Restricted Payments;” and

(B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income, plus

(4) without duplication and to the extent deducted in calculating Consolidated Net Income, any expenses or charges related to any issuance of Equity Interests, acquisition or disposition of division or line of business, recapitalization or the Incurrence or repayment of Debt permitted to be Incurred by the indenture (whether or not successful), plus

(5) any costs or expense Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation in clause (a)(3)(B) of the “Limitation on Restricted Payments” covenant and are not an Excluded Contribution.

For purposes of calculating EBITDA, the net income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, equity.

“Equity Offering” means an offering for cash, after the Issue Date, of Qualified Stock of the Issuer or of any direct or indirect parent of the Issuer (to the extent the proceeds thereof are contributed to the common equity of the Issuer).

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their fair market value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by an officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be. Any Excluded Contribution shall be not be used to fund Contribution Debt or counted pursuant to paragraph (a)(3)(B) of the covenant described under “Limitation on Restricted Payments.”

“Fair market value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s Board of Directors.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y) the aggregate Fixed Charges during such reference period.

In making the foregoing calculation,

(1) pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Preferred Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

(2) pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date will be excluded;

(4) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) any acquisition or disposition of companies, divisions, lines of businesses or operations by the Issuer and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Issuer or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available. For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an officer’s certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” (as presented in the final Offering Circular for the offering of the initial notes).

For purposes of making the computation referred to above, interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable period. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Issuer’s financial statements.

“Fixed Charges” means, for any period, the sum of

(1) Interest Expense for such period; and

(2) the product of

(x) cash dividends paid on any Preferred Stock and cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock of the Issuer or a Restricted Subsidiary, except for dividends payable in the Issuer’s Qualified Stock or paid to the Issuer or to a Restricted Subsidiary, and

(y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Issuer and its Restricted Subsidiaries.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) each Domestic Restricted Subsidiary of the Issuer in existence on the Issue Date that is a guarantor under the Credit Agreement (other than any Regulated Subsidiary) and (ii) each Domestic Restricted Subsidiary that executes a supplemental indenture in the form of attached to the indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to “Consolidation, Merger or Sale of Assets,” in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement designed to manage interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to manage foreign exchange rates or (iii) any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement designed to manage raw material prices.

“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “Limitation on Debt,” but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Asset Sales.” The accrual of interest, accretion of original issue discount or payment of interest in kind or the accretion or accumulation of dividends on any Equity Interests will not be considered an Incurrence of Debt or Capital Stock.

“Interest Expense” means, for any period, the consolidated interest expense of the Issuer and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Issuer or its Restricted Subsidiaries, without duplication, (i) the interest component of Capital Lease Obligations determined in accordance with GAAP, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Hedging Agreements (including the amortization of fees but excluding unrealized gains or losses with respect thereto), (vii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Issuer or any Restricted Subsidiary in connection with a Permitted Receivables Financing and (viii) dividends to Parent pursuant to clauses (b)(9)(a)(iii) and (iv) under “Limitation on Restricted Payments” to pay interest, as determined on a consolidated basis and in accordance with GAAP and excluding amortization of deferred financing fees and debt issuance costs.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any Debt of another Person.

If the Issuer or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Issuer, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Issuer and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the notes are originally issued under the indenture.

“Leverage Ratio” means, on any date (the “transaction date”), the ratio of

(x) the aggregate amount of, without duplication, Debt of the Issuer and its Restricted Subsidiaries on a consolidated basis, to

(y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).

In making the foregoing calculation,

(1) any Debt, Disqualified Stock or Preferred Stock to be repaid or redeemed on the transaction date will be excluded; and

(2) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions, lines of businesses or operations by Issuer and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations

that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available. For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an officer’s certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” (as presented in the final Offering Circular for the offering of the initial notes).

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Issuer’s financial statements.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means (x) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, but only when received in the form of cash, and (ii) proceeds from the conversion of other consideration received but only when converted to cash or Cash Equivalents) net of

(1) brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, investment bankers, consultants and placement agents;

(2) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Issuer and its Restricted Subsidiaries;

(3) payments required to be made to any Person (other than the Issuer or a Subsidiary) owning a beneficial interest in the assets subject to such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash; and

(5) payments of unassumed liabilities (not constituting Debt and not owed to the Issuer or any Subsidiary) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(y) with respect to any issuance and sale of Qualified Equity Interests as referred to under “—Certain Covenants—Limitation on Restricted Payments”, the proceeds of such issuance or sale in the form of cash or Cash Equivalents or other assets used or useful in the business (valued at the fair market value thereof), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

“Non-Recourse Debt” means Debt as to which (i) neither the Issuer nor any Restricted Subsidiary provides any Guarantee or is directly or indirectly liable and (ii) no default thereunder would, as such, constitute a default under any Debt of the Issuer or any Restricted Subsidiary.

“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities and obligations (including performance obligations) with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Parent” means Wendy’s/Arby’s Group Inc., and its successors, but only so long as the Issuer continues to be a Subsidiary of Parent.

“Permitted Business” means any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date, and any business reasonably related, incidental, complementary or ancillary thereto and any unrelated business to the extent that it is not material in size as compared to the business of the Issuer and its Restricted Securities taken as a whole.

“Permitted Holders” means any or all of the following:

(1) Messrs. Nelson Peltz, Peter May and Edward P. Garden and Trian Fund Management L.P. and any fund, account or other investment vehicle managed by any of the foregoing persons or by an Affiliate thereof;

(2) any Affiliate or Related Party of any Person specified in clause (1), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”;

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) and (2); and

(4) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with any Permitted Holder referred to in clause (1); provided that the Permitted Holders referred to in clause (1), together with any Related Parties of such Permitted Holders, own at least 35% of the voting power of the Issuer and no such other Person in the group owns more of the voting power of the Issuer than such Permitted Holders referred to in clause (1), together with any Related Parties of such Permitted Holders.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment,

(A) such Person becomes a Restricted Subsidiary of the Issuer, or

(B) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “Limitation on Asset Sales” or in any disposition of assets not constituting an Asset Sale;

(5) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer;

(6) any Investment pursuant to a Hedging Agreements otherwise permitted under the indenture;

(7) (i) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or bankruptcy, workout or reorganization of another Person, or in satisfaction of claims or judgments;

(8) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause that are at the time outstanding, not to exceed the greater of $150.0 million and 4.0% of Total Assets of the Issuer at the time of Investment (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause) provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary;

(9) payroll, travel, moving and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business;

(10) extensions of credit to customers, suppliers, licensees and franchisees in the ordinary course of business consistent with past practice;

(11) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause that are at the time outstanding, not to exceed the greater of $150.0 million and 4.0% of Total Assets of the Issuer at the time of Investment (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause) provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary;

(12) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date;

(13) any Investment acquired by the Issuer or any of its Restricted Subsidiaries as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by “—Consolidation, Merger or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation, represent less than 20% of the Total Assets of such acquired entity and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16) any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business consistent with past practice; and

(17) Investments arising as a result of any Permitted Receivables Financing.

“Permitted Liens” means

(1) Liens existing on the Issue Date;

(2) Liens securing the notes or any Note Guarantees;

(3) Liens securing Obligations under or with respect to any Permitted Bank Debt (including, without limitations, the “Obligations” as defined in the Credit Agreement) or any Debt of a Restricted Subsidiary that is not a Guarantor;

(4) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

(5) Liens imposed by law, such as carriers’, vendors’, warehousemen’s, landlords’ and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(6) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(8) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, not interfering in any material respect with the conduct of the business of the Issuer and its Restricted Subsidiaries;

(9) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(10) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens, margins liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including any such Liens securing Obligations under Hedging Agreements;

(11) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(12) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(13) judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(14) (a) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Issuer and its Restricted Subsidiaries and (b) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with past practices;

(15) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to clause (9) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of such property and which attach within 365 days of the date of such purchase or the completion of acquisition, construction or improvement;

(16) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary of the Issuer, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(17) Liens on property at the time the Issuer or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(18) Liens securing Debt or other obligations of the Issuer or a Restricted Subsidiary to the Issuer or a Restricted Subsidiary that is a Guarantor;

(19) (a) Liens securing Hedging Agreements so long as such Hedging Agreements are with the lenders party to the Credit Agreement or their affiliates, and (b) customary margin requirements and the like securing Hedging Agreements;

(20) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21) deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) Liens on the Equity Interests of Unrestricted Subsidiaries;

(23) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (15), (16), (17) or (24) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased;

(24) other Liens securing Debt; provided that, after giving effect to the incurrence of such Debt on a pro forma basis, the Secured Debt Ratio would be no greater than 2.5 to 1.0 (and Liens on the same assets securing obligations in respect of such Debt);

(25) Liens arising under any Permitted Receivables Financing;

(26) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located; and

(27) other Liens securing obligations not to exceed $15 million at any one time outstanding.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Accounts Receivable of the Issuer or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Issuer and its Restricted Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agencies” means Moody’s and S&P or if either Moody’s or S&P or both shall not make a rating on the notes publicly available for reasons outside the Issuer’s control, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer that shall be substituted for Moody’s or S&P or both, as the case may be.

“Related Party” means, with respect to any Person, (1) any Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and /or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Secured Debt Ratio” means, on any date (the “transaction date”), the ratio of

(x) (i) the aggregate amount of, without duplication, (A) Debt of the Issuer and the Guarantors that is secured by Liens on any assets of the Issuer or any Guarantor, plus (B) any Debt of the Issuer’s Non-Guarantor Restricted Subsidiaries minus (i) the aggregate amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, to

(y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”).

In making the foregoing calculation,

(1) any Debt, Disqualified Stock or Preferred Stock to be repaid or redeemed on the transaction date will be excluded; and

(2) pro forma effect will be given to

(A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(B) the acquisition or disposition of companies, divisions, lines of businesses or operations by Issuer and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations

that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available. For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an officer’s certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” (as presented in the final Offering Circular for the offering of the initial notes).

For purposes of this definition, any amount in a currency than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Issuer’s financial statements.

“Securitization Subsidiary” means a Subsidiary of the Issuer

(1) that is designated a “Securitization Subsidiary” by the Board of Directors,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Debt or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by the Issuer or any Restricted Subsidiary of the Issuer,

(B) is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way, or

(C) subjects any property or asset of the Issuer or any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

(4) with respect to which neither the Issuer nor any Restricted Subsidiary of the Issuer (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Significant Restricted Subsidiary” means any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the indenture.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer provided to the trustee pursuant to “Certain Covenants—Financial Reports” (or required to be provided thereunder), calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by Issuer and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2012; provided, however, that if the period from the redemption date to July 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Unrestricted Subsidiary” means any (1) a Securitization Subsidiary, and (2) Subsidiary of the Issuer that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with “Designation of Restricted and Unrestricted Subsidiaries”.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Issuer and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Book-Entry, Delivery and Form

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures,

(1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

(2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Wendy’s/Arby’s Restaurants, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Wendy’s/Arby’s Restaurants and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Wendy’s/Arby’s Restaurants, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days, or

(2) an event of default under the indenture for the notes has occurred and is continuing and the trustee has received a request from the depository.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant

Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Payment

The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

(1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

(2) transfer to an account maintained by the payee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, subject to the limitations and qualifications set forth herein, the following discussion sets forth the material U.S. federal income tax consequences of the exchange of the initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders, each as defined below, pursuant to the exchange offer. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with holders that hold the initial notes and exchange notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, such as:

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	persons holding the notes as part of a hedging, integrated or conversion transaction, constructive sale or “straddle”;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax; or

•	dealers or traders in securities or currencies.

This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of notes that is: (1) an individual citizen of the United States or a resident alien of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of notes (other than a partnership) that is not a U.S. Holder.

If a partnership or other pass-through entity is a beneficial owner of notes, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires notes, you should consult your tax advisor regarding the tax consequences of the exchange of the initial notes for the exchange notes and owning and disposing of exchange notes.

The following discussion is based upon the Internal Revenue Code of 1986, as amended, U.S. judicial decisions, administrative rulings and other pronouncements and existing and proposed U.S. Treasury Regulations and other applicable authorities, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein. The following discussion also assumes that the transactions contemplated by this prospectus will be effected in accordance with the provisions of this prospectus. Any change in law or the facts or assumptions set forth herein, could result in U.S. federal income tax consequences different from those discussed below.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of notes and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is given. Holders and prospective holders are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and any applicable foreign, tax laws of the exchange of the initial notes for the exchange notes and the ownership and disposition of the exchange notes.

Tax Considerations for U.S. Holders

Exchange Offer

The exchange of an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, U.S. Holders will not recognize gain or loss upon receipt of an exchange note. A U.S. Holder’s holding period for an exchange note will include the holding period for the initial note and a U.S. Holder’s initial basis in an exchange note will be the same as such holder’s adjusted basis in the initial note.

Payments of Interest

Absent an election to the contrary (see “—Original Issue Discount—Election to Treat All Interest as OID” below), stated interest on the exchange notes will be recognized by a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes are issued that such payments will be made. We currently believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the optional redemption or change of control provisions as part of the yield to maturity of the exchange notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue additional interest income on its exchange notes and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. Under the intended treatment, if we pay a premium pursuant to the optional redemption or change of control provisions, U.S. Holders will be required to recognize such amounts as ordinary income or capital gain, respectively. The remaining discussion assumes the correctness of this treatment.

Original Issue Discount

If the “stated redemption price at maturity” of a debt instrument with a term of more than one year exceeds its “issue price” by more than a de minimis amount (which is generally one-quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the excess constitutes original issue discount (“OID”) for U.S. federal income tax purposes. The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made on the instrument other than payments of “qualified stated interest,” and “qualified stated interest” includes the cash payments of interest on the instrument that are unconditionally payable at least annually at a single fixed rate. The “issue price” of a debt instrument the first price at which a substantial amount of the instrument is sold (other than to an underwriter, placement agent or wholesaler). Because the initial notes were issued with OID, the exchange notes should be treated as having been issued with OID. A U.S. Holder of an exchange note that is issued with OID would be required to include the OID as interest income as it accrues in accordance with a constant yield method based upon a compounding of interest, before receiving the cash to which that interest income is attributable. Under this method, the U.S. Holder will be required to include in income increasingly greater amounts of discount in successive periods. The U.S. Holder’s tax basis in the exchange notes will be increased by the amount of OID includible in the U.S. Holder’s gross income as it accrues.

Election to Treat All Interest as OID. A U.S. Holder may elect to include in gross income under a constant yield method all amounts that accrue on a note (including the amounts that have accrued on an initial note that will be exchanged for an exchange note pursuant to the exchange offer) that are treated as interest for U.S. federal income tax purposes. The election is to be made for the taxable year in which such U.S. Holder acquired the initial note and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Acquisition Premium. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the initial note after the purchase date but is greater than the adjusted issue price of such initial note, the excess is acquisition premium. Any such acquisition premium should carry over to the exchange note received for such initial note. If such U.S. holder does not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “—Original Issue Discount—Election to Treat All Interest as OID”), the holder’s accruals of OID will be reduced by a fraction equal to (i) the excess of the holder’s adjusted basis in the initial note immediately after the purchase (generally the holder’s cost of the initial note) over the adjusted issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than qualified stated interest) on the initial note after the purchase date over the adjusted issue price of the initial note.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, U.S. Holders should consult their own tax advisors regarding their application.

Market Discount

If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes with respect to the exchange note that such holder receives pursuant to the exchange offer. The amount of any market discount will generally be treated as de minimis and disregarded if it is less than 1/4 of 1 percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note generally equals the issue price of the initial note, increased by the amount of any OID previously accrued on the initial note (without regard to the amortization of any acquisition premium) and decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to U.S. Holders that purchased an initial note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any market discount that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. Holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such U.S. Holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which a U.S. Holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless a U.S. Holder makes an irrevocable election to accrue market discount under a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. Holder makes an election to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a U.S. Holder makes the election described above in “—Original Issue Discount—Election to Treat All Interest as OID” for a market discount note, such holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Bond Premium

If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If U.S. Holders do not make this election, they will be required to include in gross income the full amount of interest on the exchange note in accordance with their regular method of tax accounting, and will include the premium in their tax basis for the exchange note for purposes of computing the amount of their gain or loss recognized on the taxable disposition of the exchange note. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale, Exchange, Redemption or Retirement of Exchange Notes

Upon the sale, exchange, redemption, or retirement of an exchange note, a U.S. Holder will recognize gain or loss equal to the difference between the holder’s amount realized and the holder’s adjusted tax basis in the exchange note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Interest” above. Gain or loss recognized on the sale, exchange, redemption, or retirement of an exchange note will generally be capital gain or loss unless the exchange note has accrued market discount, in which case all or portion of the gain could be ordinary income (see “—Market Discount” above). Such capital gain or loss will generally be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the holding period of the U.S. Holder is greater than one year. In the case of a non-corporate U.S. Holder, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain payments of principal of, and interest on, an exchange note, and the proceeds of disposition of an exchange note, to U.S. Holders other than certain exempt recipients, such as corporations. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax Considerations for Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to the exchange of the initial notes for the exchange notes and the ownership and disposition of the exchange notes, including any reporting requirements.

Exchange Offer

Non-U.S. Holders should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note.

Payments of Interest

Payments of interest on the exchange notes (which includes the accrual of OID for these purposes) to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Wendy’s/Arby’s Group stock entitled to vote, is not a bank for purposes of these rules, and is not a “controlled foreign corporation” related, directly or indirectly, to Wendy’s/ Arby’s Group through stock ownership; and

•	the beneficial owner of the exchange note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of an exchange note is engaged in a trade or business in the United States, and if interest on the exchange note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Considerations for U.S. Holders” above), except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Such holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of exchange notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower rate if they are eligible for the benefits of an applicable income tax treaty) for corporate Non-U.S. Holders.

Sale, Exchange, Redemption or Retirement of Exchange Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange, redemption, retirement or other taxable disposition of exchange notes unless:

•	the gain is effectively connected with the Non-U.S. Holder’s trade or business in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

If a Non-U.S. Holder is engaged in a trade or business in the United States and the gain from disposition of exchange notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder, subject to an applicable income tax treaty providing otherwise. Such holders should consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of exchange notes, including the possible imposition of a branch profits tax of 30% (or an applicable lower treaty rate) for corporate Non- U.S. Holders.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments on the exchange notes and the accrual of OID with respect to the exchange notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the exchange notes, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the exchange notes or on the proceeds from a sale or other disposition of the exchange notes. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Wendy’s/Arby’s Restaurants has agreed that, for a period of 90 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until  , 20  , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Wendy’s/Arby’s Restaurants will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date Wendy’s/Arby’s Restaurants will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Wendy’s/Arby’s Restaurants has agreed to pay all of its expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and guarantees offered hereby. Vorys, Sater, Seymour and Pease LLP will pass on certain legal matters of Ohio law relating to the guarantees by Wendy’s International, Inc., The New Bakery Co. of Ohio, Inc., Wendy’s Old Fashioned Hamburgers of New York, Inc., BDJ 71112, LLC and RTM Indianapolis, LLC. Holland & Hart LLP will pass on certain legal matters of Colorado law relating to the guarantees by Wendy’s of Denver, Inc. and ARG Services, Inc. Hunton & Williams LLP will pass on certain legal matters of Florida law relating to the guarantee by Wendy’s of N.E. Florida, Inc. Butzel Long, P.C. will pass on certain legal matters of Michigan law relating to the guarantee by Sybra, LLC. Barnes & Thornburg LLP will pass on certain legal matters of Indiana law relating the guarantee by RTM Mid-America, LLC. Richards, Layton and Finger, P.A. will pass on certain legal matters of Delaware law relating to the guarantee by Arby’s IP

Holder Trust. Burr & Forman LLP will pass on certain legal matters of Alabama and Georgia law relating to the guarantees by RTM Acquisition Company, L.L.C., RTM, LLC, RTM Partners, LLC, RTM Georgia, LLC, RTM Alabama, LLC, RTM Savannah, LLC and RTM Gulf Coast, LLC. Maslon Edelman Borman & Brand, LLP will pass on certain legal matters of Minnesota law relating to the guarantee by Franchise Associates, LLC. Alston & Bird LLP will pass on certain legal matters of California law relating to the guarantee by RTM West, LLC. Davis Wright Tremaine LLP will pass on certain legal matters of Washington and Oregon law relating to the guarantees by RTM Sea-Tac, LLC and RTM Portland, LLC. Wyche, Burgess, Freeman & Parham, P.A. will pass on certain legal matters of South Carolina law relating to the guarantee by RTMSC, LLC. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of these other firms as to matters of state law in the indicated jurisdictions.

Paul, Weiss, Rifkind, Wharton & Garrison LLP also serves as counsel to Nelson Peltz, a member of the Wendy’s/Arby’s Group Board of Directors and Wendy’s/Arby’s Group’s non-executive Chairman, and Peter W. May, a member of the Wendy’s/Arby’s Group Board of Directors and Wendy’s/Arby’s Group’s non-executive Vice-Chairman, and to Trian Fund Management L.P. and its affiliates (collectively, the “Trian entities”). The Trian entities are controlled by Messrs. Peltz, May and Garden, each of whom is a member of the Wendy’s/Arby’s Group Board of Directors. As of June 28, 2009, Messrs. Peltz, May, Garden and the Trian entities collectively beneficially owned approximately 22% of Wendy’s/Arby’s Group common stock.

EXPERTS

The combined financial statements of Wendy’s/Arby’s Restaurants, LLC and subsidiaries as of December 28, 2008 and December 30, 2007 and for each of the three years in the period ended December 28, 2008 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109) which is included in this prospectus. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Wendy’s International, Inc. as of December 30, 2007 and December 31, 2006 and for each of the three years in the period ended December 30, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the exchange notes. Upon the effectiveness of this registration statement on Form S-4, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Wendy’s/Arby’s Group, Inc., 1155 Perimeter Center West, Atlanta, Georgia 30338, Attention: Office of the General Counsel.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wendy’s/Arby’s Restaurants, LLC
Atlanta, Georgia

We have audited the accompanying combined balance sheets of Wendy’s/Arby’s Restaurants, LLC and subsidiaries (the “Company” and a wholly-owned subsidiary of Wendy’s/Arby’s Group, Inc.) as of December 28, 2008 and December 30, 2007, and the related combined statements of operations, invested equity, and cash flows for each of the three years in the period ended December 28, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2008 and December 30, 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 12 to the combined financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
March 30, 2009 (August 28, 2009 as to Note 26)

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
COMBINED BALANCE SHEETS
(In thousands except share data)

	December 28, 2008	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$63,080	$44,056
Restricted cash equivalents	20,792	—
Accounts and notes receivable	91,347	18,120
Inventories	24,647	11,067
Prepaid expenses and other current assets	23,650	26,291
Deferred income tax benefit	28,337	21,388
Advertising funds restricted assets	81,139	10,315

Total current assets	332,992	131,237
Restricted cash equivalents	6,462	—
Investments	96,523	—
Properties	1,754,920	474,061
Goodwill	859,052	468,778
Other intangible assets	1,411,420	45,318
Deferred costs and other assets	40,969	20,278

	$4,502,338	$1,139,672

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$29,537	$25,650
Accounts payable	135,245	41,805
Accrued expenses and other current liabilities	230,763	94,923
Advertising funds restricted liabilities	81,139	10,315

Total current liabilities	476,684	172,693
Long-term debt	1,060,150	709,432
Due to parent	11,785	23,522
Deferred income	16,860	6,682
Deferred income taxes	526,658	8,612
Other liabilities	155,426	65,069
Commitments and contingencies
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, one issued and outstanding	—	—
Other capital	2,958,921	294,735
Accumulated deficit	(506,511)	(141,425)
Advances to Wendy’s/Arby’s Group	(155,000)	—
Accumulated other comprehensive (loss) income	(42,635)	352

Total invested equity	2,254,775	153,662

	$4,502,338	$1,139,672

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Revenues:
Sales	$1,662,291	$1,113,436	$1,073,271
Franchise revenues	160,470	86,981	82,001

	1,822,761	1,200,417	1,155,272

Costs and expenses:
Cost of sales	1,415,530	894,450	857,211
General and administrative	213,161	136,848	147,153
Depreciation and amortization	85,058	56,909	50,539
Goodwill impairment	460,075	—	—
Impairment of other long-lived assets	9,580	2,623	4,029
Facilities relocation and restructuring	3,221	652	108
Other operating expense, net	652	263	887

	2,187,277	1,091,745	1,059,927

Operating (loss) profit	(364,516)	108,672	95,345
Interest expense	(66,925)	(59,224)	(56,944)
Gain (loss) on early extinguishments of debt	3,656	—	(1,018)
Other (expense) income, net	(422)	3,380	6,519

(Loss) income from continuing operations before income taxes	(428,207)	52,828	43,902
Benefit from (provision for) income taxes	63,121	(19,985)	(18,539)

(Loss) income from continuing operations	(365,086)	32,843	25,363
Loss from discontinued operations, net of income taxes	—	(149)	(1,271)

Net (loss) income	$(365,086)	$32,694	$24,092

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
COMBINED STATEMENTS OF INVESTED EQUITY
(In thousands)

	Member Interest	Other Capital	Accumulated Deficit	Unearned Compensation	Note Receivable from Non- Executive Officer	Advances to Wendy’s/ Arby’s Group	Accumulated Other Comprehensive Income (Loss)			Total
							Unrealized Gain (Loss) on Cash Flow Hedges	Currency Translation Adjustment	Unrecognized Pension Loss
Balance at January 1, 2006	$—	$324,249	$(195,674)	$(618)	$(519)	—	$1,180	$101	$(339)	$128,380
Comprehensive income (loss):						—
Net income	—	—	24,092	—	—	—	—	—	—	24,092
Net unrealized gains on cash flow hedges	—	—	—	—	—	—	363	—	—	363
Net change in currency translation adjustment	—	—	—	—	—	—	—	(83)	—	(83)
Recovery of unrecognized pension loss	—	—	—	—	—	—	—	—	128	128

Comprehensive income						—				24,500

Reversal of unearned compensation	—	(618)	—	618	—	—	—		—	—
Collection of note receivable from non-executive officer	—	—	—	—	519	—	—	—	—	519
Dividends	—	(2,172)	—	—	—	—	—	—	—	(2,172)
Share-based compensation expense	—	5,222	—	—	—	—	—	—	—	5,222

Balance at December 31, 2006	—	326,681	(171,582)	—	—	—	1,543	18	(211)	156,449
Cumulative effect of change in accounting for uncertainty in income taxes	—	—	(2,537)	—	—	—	—	—	—	(2,537)
Comprehensive income (loss):						—
Net income	—	—	32,694	—	—	—	—	—	—	32,694
Net unrealized losses on cash flow hedges	—	—	—	—		—	(1,696)	—	—	(1,696)
Net change in currency translation adjustment	—	—	—	—	—	—	—	671	—	671
Recovery of unrecognized pension loss	—	—	—	—	—	—	—	—	27	27

Comprehensive income						—				29,159

Dividends	—	(37,000)	—	—	—	—	—	—	—	(37,000)
Share-based compensation expense	—	5,054	—	—	—	—	—	—	—	5,054

Balance at December 30, 2007	—	294,735	(141,425)	—	—	—	(153)	689	(184)	153,662
Wendy’s International Inc. merger consideration, net of tax benefits	—	2,509,813	—	—	—	—	—	—	—	2,509,813
Comprehensive income (loss):						—
Net loss	—	—	(365,086)	—	—	—	—	—	—	(365,086)
Net unrealized gains on cash flow hedges	—	—	—	—		—	153	—	—	153
Net change in currency translation adjustment	—	—	—	—	—	—	—	(43,002)	—	(43,002)
Unrecognized pension loss	—	—	—	—	—	—	—	—	(138)	(138)

Comprehensive income						—				(408,073)

Advances to parent	—	—	—	—	—	(155,000)	—	—	—	(155,000)
Initial capital contribution of parent at formation	—	—	—	—	—	—	—	—	—	—
Capital contributions from parent	—	150,177	—	—	—	—	—	—	—	150,177
Share-based compensation expense	—	8,770	—	—	—	—	—	—	—	8,770
Other	—	(4,574)	—	—	—	—	—	—	—	(4,574)

Balance at December 28, 2008	$—	$2,958,921	$(506,511)	$—	$—	$(155,000)	$—	$(42,313)	$(322)	$2,254,775

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Cash flows from continuing operating activities:
Net (loss) income	$(365,086)	$32,694	$24,092
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Goodwill impairment	460,075	—	—
Depreciation and amortization	85,058	56,909	50,539
Impairment of other long-lived assets	9,580	2,623	4,029
Other than temporary losses on investments	1,815	—	—
Share-based compensation provision	8,770	5,054	5,222
Amortization of deferred financing costs	3,753	1,999	1,959
Other operating transactions with Wendy’s/Arby’s Group, net	(11,737)	24,957	3,465
Deferred income tax (provision) benefit	(62,723)	(8,681)	8,520
Net (recognition) receipt of deferred vendor incentive	(6,459)	(990)	5,828
Other, net	9,652	(2,437)	5,083
Changes in operating assets and liabilities:
Accounts and notes receivable	(1,367)	(356)	4,219
Inventories	(140)	(987)	1,072
Prepaid expenses and other current assets	19,800	(14,471)	(4,190)
Accounts payable, accrued expenses, and other current liabilities	(50,026)	12,618	(8,000)

Net cash provided by continuing operating activities	100,965	108,932	101,838

Cash flows from continuing investing activities:
Capital expenditures	(105,924)	(72,883)	(71,910)
Cost of business acquisitions, less cash acquired	(9,622)	(4,094)	(2,886)
Increase in cash from the merger with Wendy’s	199,785	—	—
Proceeds from dispositions	1,322	878	8,081
Other, net	(129)	48	(2,517)

Net cash provided by (used in) continuing investing activities	85,432	(76,051)	(69,232)

Cash flows from continuing financing activities:
Proceeds from long-term debt	17,753	23,060	21,876
Repayments of notes payable and long-term debt	(175,521)	(14,292)	(61,108)
Capital contributions from Wendy’s/Arby’s Group	150,177	—	—
Dividends to Wendy’s/Arby’s Group	—	(37,000)	(2,172)
Advances to Wendy’s/Arby’s Group	(155,000)	—	—
Deferred financing costs	—	(4,517)	—
Other	(659)	—	—

Net cash used in continuing financing activities	(163,250)	(32,749)	(41,404)

Net cash provided by (used in) continuing operations	23,147	132	(8,798)
Effect of exchange rate changes on cash	(4,123)	—	—
Net cash used in operating activities of discontinued operations	—	(285)	(15)

Net increase (decrease) in cash and cash equivalents	19,024	(153)	(8,813)
Cash and cash equivalents at beginning of year	44,056	44,209	53,022

Cash and cash equivalents at end of year	$63,080	$44,056	$44,209

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS—Continued
(In thousands)

	Year Ended
	December 28, 2008	December 30, 2007	December 31, 2006
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$60,446	$56,502	$58,678

Income taxes, net of refunds	$3,130	$4,151	$2,065

Supplemental schedule of noncash investing and financing activities:
Total capital expenditures	$114,354	$87,349	$89,606
Capital expenditures paid in cash	$(105,924)	$(72,883)	$(71,910)

Amounts representing capitalized lease and certain sales-leaseback obligations	$8,430	$14,466	$17,696

See accompanying notes to combined financial statements

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 28, 2008
(In thousands, except share amounts)

(1) Summary of significant accounting policies

Basis of presentation

Wendy’s/Arby’s Restaurants, LLC (“Wendy’s/Arby’s Restaurants” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”) (which was formerly named Wendy’s International Holdings, LLC) was formed by Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s” or the “Parent” and formerly Triarc Companies, Inc. or “Triarc”) as a wholly-owned subsidiary holding company in October 2008. WIH’s sole asset at formation consisted of the contribution by Wendy’s/Arby’s of its investment in Wendy’s International, Inc. and subsidiaries (“Wendy’s”). All of the outstanding common stock of Wendy’s was acquired by Triarc on September 29, 2008 (the “Wendy’s Merger”) and at that same time Triarc changed its name to Wendy’s/Arby’s. In March 2009, Wendy’s/Arby’s contributed to us its longstanding investment in Arby’s Restaurant Group, Inc. and subsidiaries (“ARG” or “Arby’s”). WIH has no assets or operations other than those of Wendy’s and Arby’s.

The combined financial statements present the historical results of Arby’s and Wendy’s as if WIH had existed as a separate legal entity by the beginning of the earliest period presented. The combined financial statements have been derived from the consolidated financial statements and historical accounting records of Wendy’s/Arby’s. Accordingly, the combined financial statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

The Company participates in three national advertising funds established to collect and administer funds contributed for use in advertising and promotional programs for company-owned and franchised stores. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 45, “Accounting for Franchisee Fee Revenue” (“SFAS 45”), the revenue, expenses and cash flows of all such advertising funds are not included in the Company’s Combined Statements of Operations or Combined Statements of Cash Flows because the contributions to these advertising funds are designated for specific purposes, and the Company acts as an, in substance, agent with regard to these contributions. The restricted assets and liabilities are reported as “Advertising funds restricted assets” and “Advertising funds restricted liabilities”, respectively on the Company’s Combined Balance Sheets. The Company also consolidates local Arby’s advertising cooperatives for which the Company has a greater than 50% voting interest (43 cooperatives as of December 28, 2008).

All intercompany balances and transactions have been eliminated in consolidation.

Fiscal year

We report on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. Our 2008, 2007 and 2006 fiscal years ended on December 28, 2008, December 30, 2007 and January 2, 2006, respectively. All years presented contain 52 weeks. All references to years and quarters relate to fiscal periods rather than calendar periods.

Nature of operations

The Company operates in the restaurant business through franchised and company-owned Arby’s® quick service restaurants specializing in slow-roasted roast beef sandwiches and franchised and company-owned Wendy’s® quick service restaurants specializing in hamburger sandwiches. Arby’s restaurants offer an extensive menu of chicken, turkey and ham sandwiches, side dishes, snacks, soft drinks and milk, including its Market Fresh® sandwiches, salads, wraps and toasted subs. Wendy’s restaurants offer an extensive menu featuring hamburgers, filet of chicken breast

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

sandwiches, chicken nuggets, chili, side dishes, freshly prepared salads, soft drinks, milk, Frosty® desserts, floats and kids meals. The New Bakery Co. of Ohio, Inc. (“Bakery”), a wholly-owned subsidiary of Wendy’s, is a producer of buns for Wendy’s restaurants, and to a lesser extent for outside parties. The franchised restaurants of both brands are principally located throughout the United States, and to a much lesser extent, in 24 other countries, principally in Canada.

As of December 28, 2008, Arby’s had 1,176 company-owned restaurants and 2,580 franchise restaurants for a total of 3,756 system wide restaurants and Wendy’s had 1,406 company-owned restaurants and 5,224 franchise restaurants for a total of 6,630 system wide restaurants. As of December 30, 2007, Arby’s had 1,106 company-owned restaurants and 2,582 franchise restaurants for a total of 3,688 system wide restaurants. As of December 31, 2006, Arby’s had 1,061 company-owned restaurants and 2,524 franchise restaurants for a total of 3,585 system-wide restaurants.

Cash equivalents

All highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents. The Company’s cash equivalents principally consist of cash in bank and mutual fund money market accounts and are primarily not in Federal Deposit Insurance Corporation (FDIC) insured accounts.

Accounts and notes receivable

Accounts and notes receivable consist primarily of royalty and franchise fee receivables, credit card receivables, and rent. Notes receivable for franchisee obligations are recorded in “Deferred costs and other assets” on the Company’s Combined Balance Sheets. The need for an allowance for doubtful accounts is reviewed on a specific franchisee basis based upon past due balances and the financial strength of the franchisee.

Inventories

The Company’s inventories are stated at the lower of cost or market with cost determined in accordance with the first-in, first-out method, and consist primarily of restaurant food items, kid’s meal toys, and paper supplies.

Investments

The Company’s investments are principally our 50% share in a Canadian restaurant real estate joint venture (“TimWen”) with Tim Hortons, Inc (“THI”) and a cost investment. TimWen is accounted for using the equity method. The Company’s share of the net income or loss of this unconsolidated affiliate is included in “Other operating (income) expense, net”. Our investment in which we do not have significant influence over the investee is recorded at cost, and for which realized gains and losses are reported as income or loss in the period in which the investment is sold or otherwise disposed.

The difference, if any, between the carrying value of the Company’s Equity Investments and its underlying equity in the net assets of each investee (the “Carrying Value Difference”) is accounted for as if the investee were a consolidated subsidiary. Accordingly, the Carrying Value Difference is amortized over the estimated lives of the assets of the investee to which such difference would have been allocated if the Equity Investment were a consolidated subsidiary. To the extent the Carrying Value Difference represents goodwill, it is not amortized.

The Company reviews its cost investment and recognizes an investment loss currently for any unrealized losses deemed to be other than temporary (“Other Than Temporary Losses”). These investment losses are recognized as a component of net income and are included in “Other (expense) income, net”. The Company considers such factors as the length of time the market value

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

of an investment has been below its carrying value, the severity of the decline, the financial condition of the investee and the prospect for future recovery in the market value of the investment, including the Company’s ability and intent to hold the investments for a period of time sufficient for a forecasted recovery. The cost-basis component of investments represents original cost less a permanent reduction for any unrealized losses that were deemed to be other than temporary.

Properties and depreciation and amortization

Properties are generally stated at cost, including internal costs of employees specifically dedicated to restaurant construction projects, less accumulated depreciation and amortization. Depreciation and amortization of properties is computed principally on the straight-line basis using the following estimated useful lives of the related major classes of properties: 1 to 15 years for office and restaurant equipment, 3 to 15 years for transportation equipment, 7 to 30 years for buildings and 7 to 20 years for owned site improvements. Leased assets capitalized and leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the respective leases, including periods covered by renewal options that the Company believes it is reasonably assured of exercising.

Amortization of intangibles and deferred costs

Goodwill, representing the excess of the cost of an acquired entity over the fair value of the acquired net assets, is not amortized.

Other intangible assets are amortized on the straight-line basis using the following estimated useful lives of the related classes of intangibles: the terms of the respective leases, including periods covered by renewal options that the Company is reasonably assured of exercising, for favorable leases; 1 to 5 years for costs of computer software, 20 years for reacquired rights under franchise agreements, 15 years for trademarks with a definite life and distribution rights.

Impairments

Goodwill

The Company tests goodwill and non-amortizing intangibles for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired, by comparing the fair value of the reporting unit, using discounted cash flows or market multiples based on earnings, to the carrying value to determine if there is an indication that a potential impairment may exist. If we determine that impairment may exist, we then measure the amount of the impairment loss as the excess, if any, of the carrying amount of the goodwill over its implied fair value. In determining the implied fair value of the reporting unit’s goodwill, the Company allocates the fair value of the reporting unit to all of the assets and liabilities of the unit as if the unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Non-amortizing intangibles are tested by comparing their fair value to their carrying value.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

carrying amount over the fair value of an asset to be held and used (generally determined based on net discounted cash flows) or over the fair value less cost to sell of an asset to be disposed.

Derivative instruments

The Company’s derivative instruments, excluding those that may be settled in its own stock and therefore not subject to the guidance in Statement of Financial Accounting Standards (“SFAS”) SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), are recorded at fair value (the “Company’s Derivative Instruments”). Changes in fair value of the Company’s Derivative Instruments that have been designated as cash flow hedging instruments are included in the “Unrealized gain (loss) on cash flow hedges” component of “Accumulated other comprehensive income (loss)” in the accompanying Combined Statements of Invested Equity to the extent of the effectiveness of such hedging instruments. Any ineffective portion of the change in fair value of the designated hedging instruments is included in the Combined Statements of Operations. Changes in fair value of the Company’s derivative instruments that have not been designated as hedging instruments are included in the Combined Statements of Operations.

Share-Based Compensation

The Company has not granted any of its own equity instruments as share-based compensation; however, Wendy’s/Arby’s has granted share-based compensation to certain key employees of the Company under several equity plans of Wendy’s/Arby’s. The Company has recorded such share-based compensation as a capital contribution from Wendy’s/Arby’s. Effective January 2, 2006, Wendy’s/Arby’s and the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which revised SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As a result, Wendy’s/Arby’s and the Company measure the cost of employee services received in exchange for an award of equity instruments, including grants of employee stock options and restricted stock, based on the fair value of the award at the date of grant. Wendy’s/Arby’s and the Company previously used the intrinsic value method. Under the intrinsic value method, compensation cost for Wendy’s/Arby’s and the Company’s stock options was measured as the excess, if any, of the market price of Wendy’s/Arby’s Class A common stock (the “Class A Common Stock” or “Class A Common Shares”), and/or Class B common stock, series 1 (the “Class B Common Stock” or “Class B Common Shares”), as applicable, at the date of grant, or at any subsequent measurement date as a result of certain types of modifications to the terms of its stock options, over the amount an employee must pay to acquire the stock. Wendy’s/Arby’s and the Company are using the modified prospective application method under SFAS 123(R) and have elected not to use retrospective application. Thus, amortization of the fair value of all nonvested grants as of January 2, 2006, as determined under the previous pro forma disclosure provisions of SFAS 123, except as adjusted for estimated forfeitures, is included in the Company’s results of operations commencing January 2, 2006. As required under SFAS 123(R), the Company reversed the unamortized “Unearned compensation” component of “Invested Equity” with an equal offsetting reduction of “Other Capital” as of January 2, 2006 and is now recognizing compensation expense during the year determined in accordance with SFAS 123(R) as disclosed herein with an equal offsetting increase in “Invested Equity.” Additionally, effective with the adoption of SFAS 123(R), the Company recognizes share-based compensation expense net of estimated forfeitures, determined based on historical experience. Previously, forfeitures were recognized as incurred. Under SFAS 123(R), Wendy’s/Arby’s and the Company have chosen (1) the Black-Scholes-Merton option pricing model (the “Black-Scholes Model”) for purposes of determining the fair value of stock options granted commencing January 2, 2006 and (2) to continue recognizing compensation costs ratably over the requisite service period for each separately vesting portion of the award.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Foreign currency translation

At December 28, 2008, the Company had its principal foreign operations in Canada and minor operations in other countries. The functional currency of each foreign subsidiary is the respective local currency. Financial statements of foreign subsidiaries are prepared in their functional currency then translated into United States dollars. Assets and liabilities are translated at the exchange rate as of the balance sheet date and revenues, costs, and expenses are translated at a monthly average exchange rate. Net gains or losses resulting from the translation adjustment are charged or credited directly to the “Currency Translation Adjustment” component of “Accumulated other comprehensive income (loss)” in the accompanying Combined Statements of Invested Equity.

Income taxes

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies how uncertainties in income taxes should be reflected in financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of potential tax benefits associated with tax positions taken or expected to be taken in income tax returns. FIN 48 prescribes a two-step process of evaluating a tax position, whereby an entity first determines if it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured for purposes of financial statement recognition as the largest amount of benefit that is greater than 50 percent likely of being realized upon being effectively settled.

The Company is included in the consolidated Federal and certain state income tax returns of Wendy’s/Arby’s, but provides for Federal and state income taxes on the same basis as if the Company and its subsidiaries filed consolidated returns separate from Wendy’s/Arby’s. Deferred income taxes are provided to recognize the tax effect of temporary differences between the bases of assets and liabilities for tax and financial statement purposes.

Interest accrued for FIN 48 income tax liabilities is charged to “Interest expense” in the Company’s Combined Statements of Operations. Penalties accrued for FIN 48 income tax liabilities are charged to “General and administrative” in the Company’s Combined Statements of Operations.

Revenue recognition

“Sales” in the Company’s Combined Statements of Operations includes revenues recognized upon delivery of food to the customer and upon shipment of bakery items and kid’s meal promotional items to our franchisees and others. “Sales” excludes sales taxes collected from the Company’s customers.

“Franchise revenues”, as reported in the Company’s Combined Statements of Operations, include royalties, franchise fees and rental income. Royalties from franchised restaurants are based on a percentage of net sales of the franchised restaurant and are recognized as earned. Initial franchise fees are recorded as deferred income when received and are recognized as revenue when a franchised restaurant is opened since all material services and conditions related to the franchise fee have been substantially performed by the Company upon the restaurant opening. Renewal franchise fees are recognized as revenue when the license agreements are signed and the fee is paid since there are no material services and conditions related to the renewal franchise fee. Franchise commitment fee deposits are forfeited and recognized as revenue upon the termination of the related commitments to open new franchised restaurants. Rental income from locations owned by the Company and leased to franchisees is recognized on a straight-line basis over the respective operating lease terms.

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Vendor incentives

The Company receives incentives from its vendors. These incentives are recognized as earned and, in accordance with Emerging Issues Task Force Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” are generally classified as a reduction of “Cost of sales” in the Combined Statements of Operations.

Advertising costs

The Company incurs various advertising costs, including contributions to certain national and local advertising cooperatives based upon a percentage of net sales by company-owned restaurants. The Company accounts for contributions made by the company-owned restaurants to advertising cooperatives as an expense when the contribution is made. All of the Company’s advertising costs are expensed as incurred with the exception of media development costs that are expensed beginning in the month that the advertisement is first communicated. Advertising costs, including contributions to cooperatives, are included in “Cost of sales” in the accompanying Combined Statements of Operations.

Self-insurance

We are self-insured for most domestic workers’ compensation, health care claims, general liability and automotive liability losses. We provide for our estimated cost to settle both known claims and claims incurred but not yet reported. Liabilities associated with these claims are estimated, in part, by considering the frequency and severity of historical claims, both specific to us as well as industry-wide loss experience, and other actuarial assumptions. We determine casualty insurance obligations with the assistance of actuarial firms. Since there are many estimates and assumptions involved in recording insurance liabilities and in the case of workers’ compensation, a significant period of time before ultimate resolution of claims, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

Leases

We operate restaurants that are located on sites owned by us and sites leased by us from third parties. At inception, each lease is evaluated to determine whether the lease will be accounted for as an operating or capital lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, Accounting for Leases (“SFAS 13”) and other related authoritative guidance under generally accepted accounting principles (“GAAP”). When determining the lease term we include option periods for which failure to renew the lease imposes an economic detriment. The primary penalty to which we are subject is the economic detriment associated with the existence of leasehold improvements which we would abandon if we choose not to exercise the available renewal options.

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight line basis (“Straight-Line Rent”) over the applicable lease terms. Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options. The term used for Straight-Line Rent expense is calculated from the date we obtain possession of the leased premises through the expected lease termination date at lease inception. We expense rent from possession date to the restaurant opening date, in accordance with FASB Staff Position No. 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP 13-1”).

There is a period under certain lease agreements referred to as a rent holiday (“Rent Holiday”) that generally begins on the possession date and ends on the rent commencement date. During the Rent Holiday period, no cash rent payments are typically due under the terms of the lease, however,

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

expense is recorded for that period on a straight line basis consistent with the Straight-Line Rent policy.

For leases that contain rent escalations, we record the rent payable during the lease term, as determined above, on the straight-line basis over the term of the lease (including the rent holiday period beginning upon our possession of the premises), and record the excess of the Straight-Line Rent over the minimum rents paid as a deferred lease liability included in “Other liabilities” in our Combined Balance Sheets. Certain leases contain provisions, referred to as contingent rent (“Contingent Rent”), that require additional rental payments based upon restaurant sales volume. Contingent rent is expensed each period as the liability is incurred.

Favorable and unfavorable lease amounts are recorded as components of “Other intangible assets” and “Other liabilities”, respectively, when we purchase restaurants and are amortized to “Cost of sales”—both on a straight-line basis over the remaining term of the leases. Upon early termination of a lease, the favorable or unfavorable lease balance associated with the lease is recognized as a loss or gain, respectively, in the Combined Statements of Operations.

Management, with the assistance of a valuation firm, makes certain estimates and assumptions regarding each new lease agreement, lease renewal, and lease amendment, including, but not limited to property values, property lives, discount rates, and probable term, all of which can impact (i) the classification and accounting for a lease as capital or operating, (ii) the Rent Holiday and/or escalations in payment that are taken into consideration when calculating Straight-Line Rent and (iii) the term over which leasehold improvements for each restaurant are amortized. These estimates and assumptions may produce materially different amounts of depreciation and amortization, interest and rent expense than would be reported if different assumptions were used.

Accounting Standards Adopted at the Beginning of 2009

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). These statements change the way companies account for business combinations and noncontrolling interests by, among other things, requiring (1) more assets and liabilities to be measured at fair value as of the acquisition date, including a valuation of the entire company being acquired where less than 100% of the company is acquired, (2) an acquirer in preacquisition periods to expense all acquisition-related costs, (3) changes in acquisition related deferred tax balances after the completion of the purchase price allocation be recognized in the statement of operations as opposed to through goodwill and (4) noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of “Invested Equity”.

In addition, in April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). In determining the useful life of acquired intangible assets, FSP FAS 142-3 removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives.

In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 requires acquirers to recognize an asset acquired or liability assumed in a business combination that arises from a contingency at fair value if the acquisition-date fair value of that asset or liability can be determined during the measurement period.

SFAS 141(R), which became effective in our fiscal 2009 first quarter, will not impact our recording of the Wendy’s Merger except for any potential adjustments to deferred taxes included in

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

the allocation of the purchase price after such allocation has been finalized. The adoption of SFAS 160 had no effect on the Company as it does not have any non-controlling interests. SFAS 141 (R), FSP FAS 142-3, and FSP FAS 141(R)-1 and FAS 160 will impact future acquisitions, if any, the effect of which will depend upon the nature and terms of such agreements. The application of FSP FAS 142-3 did not have a material effect on our combined financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and how these items affect a company’s financial position, results of operations and cash flows. SFAS 161 affects only these disclosures and does not change the accounting for derivatives. SFAS 161 will be applied prospectively beginning with the first quarter of our 2009 fiscal year.

Accounting Standards Not Yet Adopted

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”). FSP FAS 107-1 requires expanded fair value disclosures for all financial instruments within the scope of FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments.” These disclosures will now be required for interim periods for publicly traded entities. In addition, entities will be required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim basis. This Staff Position will be effective commencing with our 2009 second quarter.

(2) Significant risks and uncertainties

Use of estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates

The Company’s significant estimates which are susceptible to change in the near term relate to (1) estimates of impairment for the carrying values of goodwill and long-lived assets of the restaurant businesses, (2) provisions of allowance for doubtful accounts related to notes and accounts receivable (3) calculations of self-insurance liabilities, (4) provisions for the resolution of income tax uncertainties subject to future examinations of the Company’s Federal, international and state income tax returns by taxing authorities, (5) the valuation of investments which are not publicly traded, and (6) provisions for the resolution of legal matters. Due to uncertainties inherent in the estimation process, it is reasonably possible that the actual resolution of any of these items could vary significantly from the estimate and, accordingly, there can be no assurance that the estimates may not materially change in the near term.

Certain risk concentrations

We had no customers which accounted for 10% or more of combined revenues in 2008, 2007 or 2006. As of December 28, 2008, Arby’s has one main in-line distributor of food, packaging and

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

beverage products (excluding produce, breads and PepsiCo beverage products) that services approximately 54% of Arby’s company-owned and franchised restaurants and three additional in-line distributors that, in the aggregate, service approximately 33% of Arby’s company-owned and franchised restaurants. As of December 28, 2008, Wendy’s has one main in-line distributor of food, packaging and beverage products (excluding produce and breads) that services approximately 62% of Wendy’s company-owned and franchised restaurants and two additional in-line distributors that, in the aggregate, service approximately 25% of Wendy’s company-owned and franchised restaurants. We believe that our vulnerability to risk concentrations related to significant vendors and sources of its raw materials is mitigated as we believe that there are other vendors who would be able to service our requirements. However, if a disruption of service from any of our main in-line distributors was to occur, we could experience short-term increases in our costs while distribution channels were adjusted.

Because our restaurant operations are generally located throughout the United States, and to a much lesser extent, Canada, we believe the risk of geographic concentration is not significant. Our restaurants could also be adversely affected by changing consumer preferences resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses.

(3) Merger with Wendy’s/Arby’s Group, Inc.

The merger on September 29, 2008 was an all-stock transaction in which Wendy’s shareholders received a fixed ratio of 4.25 shares of Wendy’s/Arby’s Class A Common Stock for each share of the Wendy’s common stock owned.

The Wendy’s Merger is being accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. In accordance with this standard, Wendy’s/Arby’s concluded that it is the acquirer for financial accounting purposes.

In accordance with the purchase method of accounting, the total Merger consideration has been allocated to Wendy’s and further attributed to its net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess recognized as goodwill. The excess, $850,908, was recognized as goodwill of Wendy’s franchise operations reporting units, of which $42,282 is deductible for income tax purposes. The franchise agreements intangible has a weighted average amortization period of approximately 21 years and the acquired trademark has an indefinite life so there is no related amortization. The favorable and unfavorable leases have a weighted average amortization period of approximately 19 and 16 years, respectively. The fair value of these assets and liabilities included in the table below is preliminary, and is subject to change. A change in the merger consideration allocated to depreciable or amortizable assets may result in increased future depreciation and/or amortization expense.

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

The preliminary computation of the total estimated merger consideration, the allocation of the consideration to the assets acquired and liabilities assumed, the excess of the merger consideration over the book values of the assets acquired and liabilities assumed, and the resulting adjustment to goodwill are as follows:

Value of shares of Wendy’s/Arby’s common stock issued in exchange for Wendy’s common shares	$2,476,197
Value of Wendy’s stock options that have been converted into Wendy’s/Arby’s options	18,495
Estimated Wendy’s Merger costs	20,703

Total estimated merger consideration	2,515,395

Net book value of the Wendy’s assets acquired and liabilities assumed	796,588
Less: Wendy’s historical goodwill acquired	(83,794)

Net book value of Wendy’s assets acquired and liabilities assumed	712,794

Excess of merger consideration over book value of Wendy’s assets acquired and liabilities assumed	1,802,601

Change in fair values of assets and liabilities allocated to:
(Increase)/decrease in:
Current assets
Accounts and notes receivable	(694)
Prepaid expenses and other current assets	985
Investments	(64,169)
Properties	(44,918)
Other intangible assets
Trademarks	(900,109)
Franchise agreements	(353,000)
Favorable leases	(117,268)
Computer software	9,566
Deferred costs and other assets	(377)
Increase/(decrease) in:
Accrued expenses and other current liabilities	5,541
Long-term debt, including current portion of $228	(56,337)
Other liabilities	(46,574)
Unfavorable leases	64,053
Deferred income tax liability	551,608

Total adjustments	(951,693)

Total goodwill	$850,908

In the Wendy’s Merger, 376,776 shares of Wendy’s/Arby’s common stock were issued to Wendy’s shareholders. The equity consideration is based on the 4.25 conversion factor of Wendy’s outstanding shares at a value of $6.57 per share which represents the average closing market price of Wendy’s/Arby’s Class A Common Stock two days before and after the merger announcement date of April 24, 2008.

Wendy’s stock options were converted upon completion of the Wendy’s Merger into stock options with respect to Wendy’s/Arby’s common stock, based on the 4.25:1 exchange ratio. The value of Wendy’s stock options that have been converted into Wendy’s/Arby’s stock options of $18,495 was calculated using the Black-Scholes option pricing model as of April 24, 2008.

The following unaudited supplemental pro forma combined summary operating data (the “As Adjusted”) for 2008 and 2007 has been prepared by adjusting the historical data as set forth in the accompanying Combined Statements of Operations for the years ended December 28, 2008 and

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

December 30, 2007 to give effect to the Wendy’s Merger as if it had been consummated as of the beginning of 2007:

	2008		2007
	As Reported	As Adjusted	As Reported	As Adjusted
Revenues:
Sales	$1,662,291	$3,279,504	$1,113,436	$3,273,461
Franchise revenues	160,470	383,136	86,981	374,604

Total revenues	$1,822,761	$3,662,640	$1,200,417	$3,648,065
Operating (loss) profit	$(364,516)	$(343,719)	$108,672	$256,793
Net (loss) income	$(365,086)	$(377,371)	$32,694	$104,602

(4) Business acquisitions

Arby’s had the following business acquisition during the three years ended December 28, 2008.

2008

The acquisitions of the operating assets, net of liabilities assumed, of 45 Arby’s franchised restaurants, including 41 restaurants in the California market, in two separate transactions during fiscal 2008. The total consideration, before post-closing adjustments, for the acquisitions was $15,891 consisting of (1) $8,934 of cash (before consideration of $45 of cash acquired), (2) the assumption of $6,239 of debt and (3) $718 of related expenses. The aggregate purchase price of $16,378 also included $693 of losses from the settlement of unfavorable franchise rights and a $1,180 gain on the termination of subleases both included in “Other operating expense, net” in the accompanying Combined Statement of Operations. Further, we paid an additional $15 during 2008 for a finalized post-closing purchase price adjustment related to other restaurant acquisitions in 2007 and reduced the amount of goodwill recognized related to the acquisition of RTM Restaurant Group (“RTM”) in 2005 (the “RTM Acquisition”) by $385 primarily due to a change in the allocation of certain assets and the tax basis of the assets acquired.

2007

The acquisitions of the operating assets, net of liabilities assumed, of 12 Arby’s franchised restaurants in seven separate transactions during the year ended December 30, 2007. The total estimated consideration for the acquisitions was $4,142 consisting of (1) $3,000 of cash (before consideration of $12 of cash acquired), (2) the assumption of $700 of debt and (3) $442 of related estimated expenses. The total consideration for the acquisitions represents $316 for the aggregate settlement loss from unfavorable franchise rights on the termination of a sublease and $3,826 for the aggregate purchase prices. The Company paid an additional $10 in 2007 related to the other restaurant acquisitions in 2006 principally related to finalizing a post-closing purchase price adjustment. Additionally, Arby’s recorded purchase adjustments related to its acquisition of RTM, including a payment of $1,600 related to a post- closing purchase price adjustment and a reduction of goodwill recognized of $2,064 due to an increase in deferred income taxes from a change in the estimate of tax basis of the net assets acquired.

2006

The acquisitions of the operating assets, net of liabilities assumed, of 13 Arby’s franchised restaurants in five separate transactions during the year ended December 31, 2006. The total consideration for the acquisitions was $5,407 consisting of (1) $3,471 of cash (including $10 paid in 2007 and before consideration of $11 of cash acquired), (2) the assumption of $1,808 of debt and (3) $128 of related expenses. The total consideration for the acquisitions represents the aggregate $887

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

for the settlement loss from unfavorable franchise rights and $4,520 for the aggregate purchase prices. Additional adjustments included a $5,426 increase to goodwill related to its acquisition of RTM, primarily as a result of adjustments to the estimated acquisition costs, and revisions to preliminary estimated fair values of both assets acquired and liabilities assumed, and $195 in payments to finalize post-closing purchase price adjustments related to other restaurant acquisitions in 2005.

Due to the relative insignificance of these restaurant acquisitions, disclosures of pro forma operating data and purchase price allocations have not been presented.

(5) Balance sheet detail

Cash and cash equivalents

	Year End
	2008	2007
Cash	$53,609	$13,734
Cash equivalents	9,471	30,322

	$63,080	$44,056

Accounts and notes receivable

	Year End
	2008	2007
Accounts receivable:
Franchisee	$68,895	$13,403
Other	19,891	4,405

	88,786	17,808

Notes receivable:
Franchisee	3,448	478

	92,234	18,286
Allowance for doubtful accounts	(887)	(166)

	$91,347	$18,120

Prepaid expenses and other current assets

	Year End
	2008	2007
Prepaid rent	$6,036	$7,282
Prepaid insurance	3,386	2,196
Prepaid maintenance	1,591	1,165
Prepaid state income taxes	1,257	11,020
Prepaid advertising	1,246	1,140
Other	10,134	3,488

	$23,650	$26,291

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Properties

	Year End
	2008	2007
Owned:
Land	$460,588	$72,439
Buildings and improvements	682,018	56,638
Office, restaurant and transportation equipment	364,194	167,150
Leasehold improvements	166,113	99,798
Leased (principally building and improvements):
Capitalized leases	127,728	74,928
Sale-leaseback assets	146,385	129,024

	1,947,026	599,977
Accumulated depreciation and amortization	(192,106)	(125,916)

	$1,754,920	$474,061

Deferred costs and other assets

	Year End
	2008	2007
Deferred financing costs (a)	$13,945	$17,276
Non-current finance sublease receivable, net of interest of $11,528	10,574	—
Non-current prepaid expenses	7,536	4,720
Straight-line rent receivable	1,210	1,111
Non-current notes receivable	9,841	565
Other	7,052	1,819

	50,158	25,491
Accumulated amortization	(8,612)	(4,859)
Allowance for doubtful accounts for non-current notes receivable	(577)	(354)

	$40,969	$20,278

(a)	Includes $4,060 of deferred costs related to potential future financings as of December 30, 2007 which was written off in 2008.

The following is an analysis of the allowance for doubtful accounts, which is included in the above captions Accounts and notes receivable and Deferred costs and other assets:

	2008	2007	2006
Balance at beginning of year:
Current	$166	$224	$169
Non-current	354	—	—

	520	224	169

Provision for doubtful accounts:
Franchisees	783	277	172
Other	(113)	354	—
Uncollectible accounts written off, net of recoveries	274	(335)	(117)

	944	296	55

Balance at end of year	$1,464	$520	$224

Balance at end of year classified as follows:
Current	$887	$166	$224
Non-current	577	354	—

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Pledged assets

The following is a summary of assets pledged as collateral for certain debt:

	Year End
	2008	2007
Cash and cash equivalents	$19,853	$44,050
Accounts and notes receivable, net	17,482	18,051
Inventories	11,096	11,017
Properties, net	333,792	277,926
Other intangible assets	22,299	23,617
Deferred costs and other assets	2,571	2,281

	$407,093	$376,942

Accounts payable

	Year End
	2008	2007
Trade	$122,917	$39,610
Other	12,328	2,195

	$135,245	$41,805

Accrued expenses and other current liabilities

	Year End
	2008	2007
Casualty insurance reserves	$66,771	$8,689
Accrued compensation and related benefits	64,447	35,076
Accrued taxes	49,138	24,753
Liability for former Wendy’s executives	19,710	—
Other	30,697	26,405

	$230,763	$94,923

Other liabilities

	Year End
	2008	2007
Unfavorable operating lease liabilities	$96,407	$37,604
Straight-line rent accrual	21,830	14,512
Accrued federal and state income tax contingencies	15,701	6,948
Supplemental retirement plan liability for former Wendy’s executives	7,016	—
Other	14,472	6,005

	$155,426	$65,069

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(6) Investments

Non-Current Investments

The following is a summary of the carrying value of investments:

Year End
2008
Equity (a):
TimWen	$89,771
Other	212
Cost	6,540

$96,523

(a)

The Company’s equity in the earnings (losses) of investees accounted for under the Equity Method includes: (1) TimWen with our equity in its net earnings included as a component of “Other operating expense (income), net” and (2) other investment’s equity in net earnings (losses) which is included as a component of “Other (expense) income, net” (see Note 16).

Investment in TimWen

The Company’s equity in its investment in TimWen at December 28, 2008 of $89,771 exceeds its historical underlying net assets by $64,799. Such amount is being accounted for as if TimWen were a consolidated subsidiary. As such, the excess has been allocated to amortizable assets with an average life of 21 years.

Presented below is a summary of components related to our portion of TimWen included in our Combined Balance Sheet and Combined Statement of Operations as of December 28, 2008 and for the quarter then ended.

Period From September 29, 2008- December 28, 2008
Historical cost basis at September 29, 2008	$41,649
Purchase price adjustments (Note 3)	65,455

Total	107,104

Equity in earnings	2,630
Amortization of purchase price adjustments	(656)

Total	1,974
Distribution	(2,864)
Currency translation adjustment included in “Comprehensive Income (loss)”	(16,443)

Balance at December 28, 2008	$89,771

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Presented below is a summary of financial information of TimWen as of and for the quarter ended December 28, 2008. The financial statements have been prepared in Canadian dollars. The summary financial information is taken from balance sheets which do not distinguish between current and long-term assets and liabilities and is as follows:

December 28, 2008 (Canadian)
Balance sheet information:
Properties	C$87,292
Cash and cash equivalents	5,063
Accounts receivable	3,339
Other	3,142

C$98,836

Accounts payable and accrued liabilities	C$ 2,521
Other liabilities	10,893
Partners’ equity	85,422

C$98,836

Quarter ended December 28, 2008 (Canadian)
(Unaudited)
Income statement information:
Revenues	C$9,462
Income before income taxes and net income	6,325

(7) Goodwill and other intangible assets

The following is a summary of the components of goodwill:

	2008			2007
	Arby’s	Wendy’s	Total	Arby’s
Balance at beginning of year	$468,778	$—	$468,778	$466,944
Changes in goodwill:
Restaurant acquisitions (Note 4)	9,299	—	9,299	2,751
Impairment	(460,075)	—	(460,075)	—
Wendy’s Merger (Note 3)	—	850,908	850,908
Adjustment relating to the RTM Acquisition (Note 4)	(385)	—	(385)	(464)
Currency translation adjustment	—	(9,473)	(9,473)
Other	—	—	—	(453)

Balance at end of year	$17,617	$841,435	$859,052	$468,778

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

We performed our annual goodwill impairment test during the fourth quarter of 2008. As a result of the acceleration of the general economic and market downturn as well as continued decreases in Arby’s same-store sales, we concluded that the carrying amount of the Arby’s company-owned restaurant reporting unit exceeded its fair value. Accordingly, we completed “step two” of our impairment testing as prescribed in SFAS 142 and recorded an impairment charge of $460,075 (with a $68,340 tax benefit related to the portion of tax deductible goodwill) representing all of the goodwill recorded for the Arby’s company-owned restaurant reporting unit. We also concluded at that time that there was no impairment of goodwill for the Arby’s franchise reporting unit.

The fair value of the reporting units was determined by management with the assistance of an independent third-party valuation firm.

The following is a summary of the components of other intangible assets:

	Year-End 2008			Year-End 2007
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Non-amortizable
Wendy’s trademarks	$900,389	$—	$900,389	$—	$—	$—
Amortizable
Favorable leases	147,882	9,650	138,232	27,231	5,530	21,701
Franchise agreements	19,009	3,142	15,867
Reacquired rights under franchise agreements	350,033	4,152	345,881	18,574	2,238	16,336
Computer software	18,202	7,151	11,051	11,531	4,279	7,252
Other	—	—	—	109	80	29

	$1,435,515	$24,095	$1,411,420	$57,445	$12,127	$45,318

Total
Aggregate amortization expense:
Actual for fiscal year (a):
2006	$6,645
2007	6,342
2008	13,466
Estimate for fiscal year:
2009	31,333
2010	28,914
2011	27,320
2012	26,364
2013	25,624
Thereafter	371,476

(a)

Includes $1,096, $906 and $1,596 of impairment charges related to other intangible assets in 2008, 2007 and 2006, respectively (see Note 15) which have been recorded as a reduction in the cost basis of the related intangible asset.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(8) Long-term debt

Long-term debt consisted of the following:

	Year-End
	2008	2007
Senior secured term loan, weighted average effective interest of 5.73% as of December 28, 2008	$385,030	$555,050
6.20% senior notes, due in 2014	199,111	—
6.25% senior notes, due in 2011	188,933	—
Sale-leaseback obligations due through 2028	123,829	105,897
Capitalized lease obligations due through 2036	106,841	72,355
7% Debentures, due in 2025	78,974	—
Notes payable, weighted average interest of 7.27% due through 2014	5,298	—
Other	1,671	1,780

	1,089,687	735,082
Less amounts payable within one year	(29,537)	(25,650)

	$1,060,150	$709,432

Aggregate annual maturities of long-term debt as of December 28, 2008 were as follows:

Fiscal Year	Amount
2009	$29,537
2010	15,905
2011	397,411
2012	194,732
2013	10,676
Thereafter	441,426

$1,089,687

Senior secured term loan:

As of December 28, 2008, the Company maintained a credit agreement (the “Arby’s Credit Agreement”) for its Arby’s restaurants which included a senior secured term Arby’s loan facility in the original principal amount of $620,000 (the “Arby’s Term Loan”), of which $385,030 was outstanding as of December 28, 2008, and a senior secured revolving credit facility of $100,000 which would have expired in July 2011, under which there were no borrowings as of December 28, 2008. However, the availability under the revolving credit facility as of December 28, 2008 was $92,201 which is net of a reduction of $7,799 for outstanding letters of credit. During 2008, we made $143,213 of voluntary net principal prepayments on the Arby’s Term Loan to assure compliance with certain covenants in the Arby’s Credit Agreement. The Arby’s Term Loan also required prepayments of principal amounts resulting from certain events and, on an annual basis, from excess cash flow of the Arby’s restaurant business as determined under the Arby’s Credit Agreement (the “Excess Cash Flow Payment”). The Excess Cash Flow Payment for fiscal 2007 of $10,407 was paid in the second quarter of 2008. There will be no Excess Cash Flow Payment necessary for fiscal 2008. Additionally in 2008, the Company reacquired Arby’s Term Loans with an outstanding principal amount of $10,893 for approximately $7,237 (see Note 9). The Arby’s Term Loan bore interest at the Company’s option at either (1) LIBOR plus 2.25% based on the current leverage ratio or (2) the higher of a base rate determined by the administrative agent for the Credit Agreement or the Federal funds rate plus 0.50%, in either case plus 1.25% based on the current leverage ratio.

The obligations under the Arby’s Credit Agreement were secured by substantially all of the assets, other than real property, of ARG which had an aggregate net book value of approximately

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

$180,507 as of December 28, 2008 and were also guaranteed by substantially all of the entities comprising ARG. In addition, the Arby’s Credit Agreement contained various covenants, as amended during 2007, relating to ARG, the most restrictive of which (1) require periodic financial reporting, (2) require meeting certain leverage and interest coverage ratio tests and (3) restrict, among other matters, (a) the incurrence of indebtedness, (b) certain asset dispositions, (c) certain affiliate transactions, (d) certain investments, (e) certain capital expenditures and (f) the payment of dividends indirectly to Wendy’s/Arby’s. The Company was in compliance with all of the covenants as of December 28, 2008. During 2007, ARG paid $37,000 of dividends indirectly to Wendy’s/Arby’s as permitted under the covenants of the Credit Agreement. None were paid in 2008, and under the terms of the Arby’s Credit Agreement, there was no availability as of December 28, 2008 for the payment of dividends to Wendy’s/Arby’s.

The Arby’s Credit Agreement was amended and restated as of March 11, 2009 and the Company, Wendy’s, and certain of its affiliates in addition to ARG and certain of our affiliates became parties. The Company, Wendy’s, and ARG are the co-borrowers (the “Co-Borrowers”) under the amended and restated Credit Agreement. Under the amended and restated Credit Agreement, substantially all of the assets of the Co-Borrowers (other than real property, except for mortgages on certain Wendy’s real properties), the stock of the Company, Wendy’s, and ARG and their domestic subsidiaries and 65% of the stock of Wendy’s and ARG and their foreign subsidiaries (all subject to certain exclusions) are pledged as collateral security, and the Co-Borrowers’ obligations are also guaranteed by substantially all of the domestic entities comprising Wendy’s and Arby’s (subject to certain limitations). The amended and restated Credit Agreement also contains financial covenants that, among other things, require the Borrowers to maintain certain maximum leverage and minimum interest coverage ratios and restrict their ability to incur debt, pay dividends or make other distributions to Wendy’s/Arby’s, make certain capital expenditures, enter into certain fundamental transactions (including sales of assets and certain mergers and consolidations) and create or permit liens.

The amended and restated Credit Agreement includes a senior secured term loan (the “Amended Arby’s Term Loan”), which had $384,034 outstanding as of March 17, 2009, and a senior secured revolving credit facility of $170,000. The revolving credit facility includes a sub-facility for the issuance of letters of credit of up to $50,000. As of March 17, 2009, there were no borrowings under the revolving credit facility. The availability under the facility was $134,883, which is net of a reduction of $35,117 for outstanding letters of credit for Wendy’s and Arby’s, of which $7,799 relates to Arby’s. The Amended Arby’s Term Loan and amounts borrowed under the revolving credit facility bear interest at the borrowers’ option at either (1) LIBOR of not less than 2.75% plus 4.00% or (2) the higher of a base rate determined by the administrative agent for the Credit Agreement or the Federal funds rate plus 0.50% (but not less than 3.75%), in either case plus 3.00%. The borrowers are also charged a facility fee based on the unused portion of the total credit facility of 0.50% per annum. The Amended Arby’s Term Loan is due not later than July 2012 and the revolving credit facility expires in July 2011.

Senior notes:

Wendy’s senior notes (the “Senior Notes”) were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on outstanding principal of $225,000 and $200,000 and effective interest rates of 7.0% and 6.6% for the 6.20% senior notes and 6.25% senior notes, respectively. (See Note 3). These notes are unsecured and are redeemable prior to maturity at our option. These Senior Notes contain covenants that restrict the incurrence of indebtedness secured by liens and sale-leaseback transactions. The Company was in compliance with these covenants as of December 28, 2008.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Sale-leaseback obligations:

The sale-leaseback obligations (the “Sale-Leaseback Obligations”), which extend through 2028, relate to capitalized restaurant leased assets with an aggregate net book value of $120,377 as of December 28, 2008 (see Note 19).

Capitalized lease obligations:

The capitalized lease obligations (the “Capitalized Lease Obligations”), which extend through 2036, relate to Arby’s capitalized restaurant leased assets and software with aggregate net book values of $66,690 and $6,390 respectively, as of December 28, 2008 and Wendy’s capitalized leased buildings and land with aggregate net book values of $28,223 and $8,840 respectively (see Note 19).

A significant number of the underlying leases in the Sale-Leaseback Obligations and the Capitalized Lease Obligations, as well as operating leases, require or required periodic financial reporting of certain subsidiary entities within Arby’s or of individual restaurants, which in many cases has not been prepared or reported. The Company has negotiated waivers and alternative covenants with its most significant lessors which substitute consolidated financial reporting of Arby’s for that of individual subsidiary entities and which modify restaurant level reporting requirements for more than half of the affected leases. Nevertheless, as of December 28, 2008, the Company was not in compliance, and remains not in compliance, with the reporting requirements under those leases for which waivers and alternative financial reporting covenants have not been negotiated. However, none of the lessors has asserted that the Company is in default of any of those lease agreements. The Company does not believe that such non-compliance will have a material adverse effect on its combined financial position or results of operations.

Debentures:

Wendy’s 7% Debentures (the “Debentures”) are unsecured and were adjusted to fair value at the date of and in connection with the Wendy’s Merger based on their outstanding principal of $100,000 and an effective interest rate of 8.6% (see Note 3). These Debentures contain covenants that restrict the incurrence of indebtedness secured by liens and sale-leaseback transactions. The Company was in compliance with these covenants as of December 28, 2008.

Other debt:

The notes payable were assumed as part of the California Restaurant Acquisition (see Note 4).

AFA Service Corporation (“AFA”), an independently controlled advertising cooperative in which we have voting interests of less than 50%, has a $3,500 line of credit. The availability under the AFA line of credit as of December 28, 2008 was $2,989.

Wendy’s U.S. advertising fund has a revolving line of credit of $25,000 with a fee of 0.35% on the unused portion. Neither the Company, nor Wendy’s, is the guarantor of the debt. The advertising fund facility was established to fund the advertising fund operations (see Note 23). There are no amounts outstanding under this facility as of December 28, 2008.

At December 28, 2008, one of Wendy’s Canadian subsidiaries had a revolving credit facility of $6,000 Canadian dollars. No amounts were outstanding under this facility as of December 28, 2008 which bears interest at the Bank of Montreal Prime Rate.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(9) Gain (loss) on early extinguishments of debt

The components of the gain and losses on early extinguishments of debt in 2008 and 2006, respectively, are as follows:

	2008	2006
Discount on amounts voluntarily prepaid on the Arby’s Senior Secured Term Loan (Note 8)	$3,656	$—
Write-off of previously unamortized deferred financing	—	(1,018)

	$3,656	$(1,018)

(10) Derivative instruments

Arby’s invested in derivative instruments that were subject to the guidance in SFAS 133. Prior to their expiration through October 2008, we had three interest rate swap agreements (the “Swap Agreements”) related to our Term Loan (see Note 8).

The Swap Agreements hedged a portion of the related Term Loan interest rate risk exposure. As discussed in Note 8, interest payments the Company’s Term Loan are based on LIBOR plus a spread. These hedges of interest rate risk relating to our Term Loan had been designated as effective cash flow hedges at inception and on an ongoing quarterly basis through their expiration dates. There was no ineffectiveness from these hedges through their expiration in 2008.

The following is a summary of the components of the net change in unrealized gains and losses on cash flow hedges included in comprehensive income (loss):

	2008	2007	2006
Unrealized holding (losses) gains arising during the year	$(1,529)	$(826)	$2,084
Reclassifications of prior year unrealized holding gains into net income or loss	1,780	(1,951)	(1,488)

	251	(2,777)	596
Income tax (provision) benefit	(98)	1,081	(233)

	$153	$(1,696)	$363

Recognized net (losses) gains on the Company’s cash flow hedges of $(1,780), $1,951 and $1,488 were classified as “Interest Expense” in the accompanying Combined Statements of Operations for 2008, 2007 and 2006, respectively.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(11) Fair value of financial instruments

The carrying amounts and estimated fair values of the Company’s financial instruments for which the disclosure of fair values is required were as follows:

	Year-End
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (a)	$63,080	$63,080	$44,056	$44,056
Restricted cash equivalents (a):
Current	20,792	20,792	—	—
Non-current	6,462	6,462	—	—
Non-current cost investments for which it is practicable to estimate fair value (f)	6,540	6,540	—	—
Swap agreements (Note 10) (b)	—	—	109	109
Financial liabilities:
Swap agreements (Note 10) (b)	—	—	360	360
Long-term debt, including current portion (Note 8):
Senior secured term loan (c)	385,030	238,718	555,050	555,050
6.20% senior notes, due in 2014 (c)	199,111	168,974	—	—
6.25% senior notes, due in 2011 (c)	188,933	176,000	—	—
Sale-leaseback obligations (d)	123,829	136,707	105,897	112,851
Capitalized lease obligations due through 2036 (d)	106,841	111,788	72,355	76,582
7% Debentures, due in 2025 (c)	78,974	61,320	—	—
Notes payable (d)	5,298	5,553	—	—
Other (d)	1,671	1,776	1,780	1,878

Total long-term debt, including current portion	$1,089,687	$900,836	$735,082	$746,361

Guarantees of lease obligations for Arby’s restaurants not operated by the Company (e) (Note 20)	$460	$460	$540	$540
Guarantees of franchisee loans obligations (g)	706	706	—	—

(a)	The carrying amounts approximated fair value due to the short-term maturities of the cash equivalents.

(b)	The fair values were based on quotes provided by the bank counterparties.

(c)	The fair values are based on quoted market prices.

(d)

The fair values were determined by discounting the future scheduled principal payments using an interest rate assuming the same original issuance spread over a current Treasury bond yield for securities with similar durations.

(e)	The fair value was assumed to reasonably approximate the carrying amount since the carrying amount represents the fair value as of the RTM Acquisition date less subsequent amortization.

(f)

This consists of investments in a non-current cost investment. The fair value of this investment was based on a statement of account received from the investment manager or investee which is principally based on quoted market or broker/dealer prices. To the extent that some of the underlying investments do not have available quoted market or broker/dealer prices, the Company relies on valuations performed by the investment managers or investees in valuing those investments.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(g)

The Company provided loan guarantees to various lenders on behalf of franchisees entering into pooled debt facility arrangements for new store development and equipment financing. In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, the Company has accrued a liability for the fair value of these guarantees, the calculation for which was based upon a weighed average risk percentage established at the inception of each program (a Level III fair value measurement under SFAS No. 157, as amended, “Fair Value Measurements,” (“SFAS 157”) as described below).

The carrying amounts of current accounts and notes receivable, non-current notes receivable, advertising fund restricted assets and liabilities, accounts payable and accrued expenses, other than the swap agreements detailed in the table above, approximated fair value due to the related allowance for doubtful accounts and notes receivable and the short-term maturities of accounts and notes receivable, accounts payable and accrued expenses and, accordingly, they are not presented in the table above.

In September 2006, FASB issued SFAS No. 157, as amended, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 addresses issues relating to the definition of fair value, the methods used to measure fair value and expanded disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. The definition of fair value in SFAS 157 focuses on the price that would be received to sell an asset or paid to transfer a liability, not the price that would be paid to acquire an asset or received to assume a liability. The methods used to measure fair value should be based on the assumptions that market participants would use in pricing an asset or a liability (“Market Value Approach”). SFAS 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to adoption. FASB Staff Position (“FSP”) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP FAS 157-1”), states that SFAS 157 does not apply under SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under SFAS 13. In addition, FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), defers the application of SFAS 157 to nonfinancial assets and nonfinancial liabilities until our 2009 fiscal year, except for items recognized or disclosed on a recurring basis at least annually. FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market that is Not Active,” (“FSP FAS 157- 3”) clarifies the application of SFAS 157 when the market for a financial asset is inactive. This new guidance illustrates the fact that approaches other than the Market Value Approach to determining fair value may be appropriate for instruments such as those for which the market is no longer active. In utilizing these other approaches, however, the guidance reiterates certain of the measurement principles described in SFAS 157. SFAS 157 was, with some limited exceptions, applied prospectively and was effective commencing in 2008, with the exception of the areas mentioned above under which exemptions to or deferrals of the application of certain aspects of SFAS 157 apply. Our adoption of SFAS 157 and the related staff positions in 2008 did not result in any change in the methods we use to measure the fair value of our financial assets and liabilities.

(12) Income taxes

Income Tax Balances with Affiliates

As disclosed in Note 1, the Company is included in the consolidated Federal and certain state income tax returns of Wendy’s/Arby’s, but provides for Federal and state income taxes on the same basis as if the Company and its subsidiaries filed consolidated returns separate from Wendy’s/Arby’s.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

During 2008, the Company made cash payments of $17,000 to Wendy’s/Arby’s for Federal and certain state income taxes for the year ended December 31, 2006 and an estimate for the year ended December 30, 2007 under a tax sharing agreement dated as of December 10, 2007 and effective for any time period after July 25, 2005. The Company made no cash payments to Wendy’s/Arby’s for Federal or state income taxes during 2006 and 2007.

The net amount due to Wendy’s/Arby’s from the Company’s portion of Wendy’s/Arby’s 2008 consolidated Federal income taxes and taxes of certain states and the final payment for the year ended December 30, 2007 is approximately $12,000 at December 28, 2008.

Income Taxes

The (loss) income from continuing operations before income taxes consisted of the following components:

	2008	2007	2006
Domestic	$(430,634)	$52,864	$43,791
Foreign	2,427	(36)	111

	$(428,207)	$52,828	$43,902

The benefit from (provision for) income taxes from continuing operations consisted of the following components:

	2008	2007	2006
U.S. Federal	$5,427	$(25,071)	$(4,251)
State	(3,064)	(3,208)	(5,395)
Foreign	(1,965)	(387)	(373)

Current tax benefit (provision)	398	(28,666)	(10,019)

U.S. Federal	54,299	6,815	(10,535)
State	8,221	1,866	2,015
Foreign	203	—	—

Deferred income tax benefit (provision)	62,723	8,681	(8,520)

Income tax benefit (provision)	$63,121	$(19,985)	$(18,539)

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

The deferred income tax assets and the deferred income tax (liabilities) resulted from the following components:

	Year-End
	2008	2007
Deferred tax assets:
Net operating, capital and tax credit carryforwards	$92,418	$5,629
Accrued compensation and related benefits	33,162	11,871
Unfavorable leases	36,830	14,666
Accrued worker’s compensation & casualty insurance	17,026	4,691
Other	38,625	15,970
Valuation allowances	(83,537)	—

Total deferred tax assets	$134,524	$52,827

Deferred tax liabilities:
Intangible assets	(464,945)	(18,970)
Owned and leased fixed assets and related obligations	(116,895)	(20,661)
Other	(51,005)	(420)

Total deferred tax liabilities	(632,845)	(40,051)

	$(498,321)	$12,776

At December 28, 2008, the Company’s net deferred tax liabilities totaled $498,321. At December 30, 2007, the Company’s net deferred tax benefits totaled $12,776. The increase in net deferred tax liabilities is principally the result of deferred tax liabilities of the Wendy’s merger which related to differences between the assigned values in the purchase price allocation (see Note 3) and the tax basis of the net assets acquired.

U.S. income taxes and foreign withholding taxes are provided on undistributed earnings of Canadian subsidiaries that are not essentially permanent in duration. There were no undistributed earnings at December 28, 2008.

The Wendy’s Merger qualified as a reorganization under Section 368(a) of the Code. Based on the merger exchange ratio, the former shareholders of Wendy’s own approximately 80% of the total stock of Wendy’s/Arby’s outstanding immediately after the Wendy’s Merger. Therefore, the Wendy’s Merger was treated as a reverse acquisition for U.S. Federal income tax purposes. As a result of the reverse acquisition, Wendy’s/Arby’s and its subsidiaries, including the Company, became part of the Wendy’s consolidated group with Wendy’s/Arby’s as its new parent. In addition, the Company had a short taxable year in 2008 ending on the date of the Wendy’s Merger.

As of December 28, 2008, the Company has tax carryforwards principally consisting of:

(1)	A $209,860 capital loss resulting from Wendy’s sale of Baja Fresh in 2006. U.S. federal capital losses may be carried forward for five years.

(2)	$6,232 of foreign tax credits generated in 2008 that may be carried forward for 10 years.

(3)	$7,425 of general business tax credits generated in 2008 and 2007 that may be carried forward for 20 years.

(4)	$11,600 of Arby’s separate state net operating losses that expire beginning in 2022. The utilization of these losses is subject to annual limitations which vary depending on the specific state.

The Company has provided deferred tax valuation allowances after reviewing available evidence in accordance with FAS 109 including tax planning strategies that are prudent and feasible. As of December 28, 2008, the Company had valuation allowances of $83,537 resulting from uncertainties regarding the future realization of the capital loss carryforward and deferred tax assets expected to generate future capital losses.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

A reconciliation of the difference between the reported (provision for) benefit from income taxes and the respective (tax) or benefit that would result from applying the 35% Federal statutory rate to the income (loss) from continuing operations before income taxes is as follows:

	2008	2007	2006
Income tax (provision) benefit computed at Federal statutory rate	$149,872	$(18,490)	$(15,366)
State income taxes, net of federal benefit	3,352	(872)	(2,197)
Tax benefit of foreign tax credits, net of tax on foreign earnings	9,241	—	—
Goodwill impairment	(99,696)	—	—
Other, net (a)	352	(623)	(976)

	$63,121	$(19,985)	$(18,539)

(a)

Includes one-time charge in 2007 connected with the Company’s initiative to simplify its corporate structure in addition to tax effects of prior year tax matters. There were no individually significant items in 2008 or 2006.

The Internal Revenue Service (“IRS”) is currently conducting an examination of the Wendy’s/Arby’s U.S. Federal income tax return for the tax period ended December 28, 2008 as part of the Compliance Assurance Program (“CAP”). The Wendy’s/Arby’s consolidated U.S. Federal income tax return for the period ended December 28, 2008 includes the Company for the period September 30, 2008 to December 28, 2008. As part of the CAP program, tax returns are audited on a contemporaneous basis so that all or most issues are resolved prior to the filing of the tax return. Wendy’s/Arby’s consolidated U.S. Federal income tax returns, which include the Company, for periods ending January 1, 2006 to September 29, 2008 are not currently under examination.

Certain of the Company’s state income tax returns from its 2000 fiscal year and forward remain subject to examination. Various state income tax returns are currently under examination.

FIN 48

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the adoption of FIN 48, the Company increased its liability for unrecognized tax benefits to $6,827, or an increase of $4,722. Additionally, the Company recognized an increase in its liability for interest of $209 and no penalties related to uncertain income tax positions, both partially offset by an increase in its deferred income tax benefit of $2,394, with the net effect of $2,537 accounted for as an increase to the January 1, 2007 accumulated deficit. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
Beginning balance	$5,846	$6,827
Additions:
Wendy’s unrecognized tax benefits at the Wendy’s Merger date	16,816
Tax positions related to the current year	996	387
Tax positions of prior years	2,357	18
Reductions:
Tax positions of prior years	(1,466)	(976)
Settlements	(372)	(72)
Lapse of statute of limitations	(560)	(338)

Ending balance	$23,617	$5,846

Included in the balance of unrecognized tax benefits at December 28, 2008 and December 30, 2007 respectively, are $16,289 and $3,800 (net of U.S. Federal benefit on state issues) of tax benefits that, if resolved favorably would reduce the Company’s tax expense. During 2009, the Company

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

believes it is reasonably possible it will reduce unrecognized tax benefits by up to $6,500, primarily as a result of the completion of certain state tax audits. Any increases in unrecognized tax benefits will result primarily from state tax positions expected to be taken on tax returns for 2009. As a result of our participation in the CAP program described above, the Company has no unrecognized tax benefits related to its U.S. Federal income tax for the period ended December 28, 2008.

The Company recognizes interest accrued related to unrecognized tax benefits in “Interest expense” and penalties in “General and administrative”. As a result of the implementation of FIN 48, the Company recognized a $209 increase in the liability for interest and no increase in the liability for penalties which was an increase to the January 1, 2007 accumulated deficit. During 2008 and 2007 the Company recognized $792 and $479 of interest expense and $954 and $0 of penalties, both respectively related to uncertain tax positions. The Company has approximately $4,702 and $1,102 accrued for interest and $1,315 and $0 accrued for penalties as of December 28, 2008 and December 30, 2007, respectively.

(13) Share-based compensation

Wendy’s/Arby’s has granted stock options to certain key employees of the Company under several equity plans of Wendy’s/Arby’s. As of the date of the Wendy’s Merger, Wendy’s/Arby’s converted to a single class of common stock (the “Conversion”). Prior to the date of the Conversion, Wendy’s/Arby’s outstanding stock options were exercisable for either (1) a package (the “Package Options”) of one share of Class A Common Stock and two shares of Class B Common Stock, (2) one share of Class A Common Stock (the “Class A Options”) or (3) one share of Class B Common Stock (the “Class B Options”). As a result of the Conversion, all stock options outstanding as of December 28, 2008 are now exercisable for one share of Wendy’s/Arby’s Class A Common Stock (three shares of Class A Common Stock for Package Options). All stock options granted were issued at exercise prices equal to the fair market values of the Wendy’s/Arby’s common stock at the date of grant, resulting in no compensation cost being recognized by the Company upon the grants under the intrinsic value method of measuring employee share-based compensation utilized by Wendy’s/Arby’s prior to the adoption of SFAS 123(R) effective January 2, 2006 (see Note 1). All currently outstanding stock options granted to the Company’s employees under the Wendy’s/Arby’s equity plans have maximum terms of ten years and vest ratably over three years.

Effective with the Merger, Wendy’s/Arby’s assumed the existing Wendy’s equity plans which collectively provided for the grant of stock options, restricted shares, stock appreciation rights or restricted stock units for certain employees and non-employee directors to acquire common shares of Wendy’s/Arby’s. Pursuant to the merger agreement, each outstanding Wendy’s option as of the merger date was converted into 4.25 options for one share of Wendy’s/Arby’s Class A Common Stock.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Summary information regarding Wendy’s/Arby’s outstanding stock options granted to the Company’s employees (including Wendy’s former directors) is as follows:

	Package Options			Class A Options			Class B Options
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 30, 2007	43	24.14	$91	—		$—	3,310	13.64	$1,579

Conversion of Class B Options to Class A Options				3,858	12.48		(3,858)	12.48
Options assumed with the Wendy’s Merger	—			16,251	6.67		—
Granted during 2008	—			5,419	5.07		661	6.76
Exercised during 2008	—			(5)	3.35	$4	—		$—

Forfeited during 2008	—	—		(814)	5.91		(113)	12.92

Outstanding at December 28, 2008	43	24.14	$—	24,709	7.26	$2,557	—

Vested or expected to vest at December 28, 2008 (a)	43	24.14	$—	22,884	7.31	2,501	—

Exercisable:
December 28, 2008	43	24.14	$—	11,302	7.93	$2,229	—	—	N/A

(a)	The weighted average remaining contractual terms for the Package Options and Class A Options that are vested or are expected to vest at December 28, 2008 are 3.1 years and 8.6 years, respectively.

The weighted average fair value per share as of the grant date as calculated under the Black-Scholes Model of Wendy’s/Arby’s stock options granted during 2008, 2007 and 2006, which were granted at exercise prices equal to the market price of the Company’s common stock on the grant date were as follows:

	Class A Options	Class B Options
2008	2.13	2.20
2007	—	4.51
2006	—	4.79

The fair value of Wendy’s/Arby’s stock options on the date of grant and as of the merger date for options assumed was calculated under the Black-Scholes Model with the weighted average assumptions set forth as follows:

	2008		2007		2006
	Class A Options	Class B Options	Class A Options	Class B Options	Class A Options	Class B Options
Risk-free interest rate	2.11%	3.85%	—	4.68%	—	4.90%
Expected option life in years	6.2	7.4	—	7.4	—	6.9
Expected volatility	47.3%	35.6%	—	26.5%	—	27.4%
Expected dividend yield	1.29%	2.65%	—	2.38%	—	2.42%

The risk-free interest rate represents the U.S. Treasury zero-coupon bond yield approximating the expected option life of stock options granted during the respective years. The expected option

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

life represents the period of time that the stock options granted during the period are expected to be outstanding based on Wendy’s/Arby’s historical exercise trends for similar grants. The expected volatility is based on the historical market price volatility of the classes of common stock for the related options granted during the years. The expected dividend yield represents Wendy’s/Arby’s annualized average yield for regular quarterly dividends declared prior to the respective stock option grant dates.

The Black-Scholes Model has limitations on its effectiveness including that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected stock price volatility. Wendy’s/Arby’s stock option awards to employees have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimates.

As of December 28, 2008, there was $16,074 of total unrecognized compensation cost related to nonvested share-based compensation grants which would be recognized over a weighted-average period of 2.6 years. Wendy’s/Arby’s currently outstanding stock options have maximum contractual terms of ten years and, with certain exceptions, vest ratably over three years. All of the options under the Wendy’s Plans that were granted prior to 2008 vested immediately as of the date of the Wendy’s Merger. Options granted under the Wendy’s Plans during 2008, regardless of whether they were granted before or after the merger, vest ratably over three years from the date of grant, with certain exceptions.

Wendy’s/Arby’s was obligated to grant 100 restricted shares of Wendy’s/Arby’s Class B Common Stock to its current Chief Executive Officer (the “CEO”) and also then Chief Executive Officer of Arby’s in accordance with the terms of an employment agreement effective April 13, 2006. Such restricted shares (the “2006 Restricted Shares”) have both time vesting targets (67 shares) and performance vesting targets (33 shares). As the performance vesting targets had not been agreed upon by December 31, 2006, pursuant to the CEO’s employment agreement, Wendy’s/Arby’s could have been obligated to grant stock options to the CEO having a fair value equal to the market price of 100 restricted shares of the Company’s Class B Common Stock as of the April 13, 2006 date of commencement of the employment term. The total fair value of such stock options would have aggregated $1,692 and would have been recognized ratably as compensation expense over the three-year vesting period which would have commenced retroactively as of April 13, 2006 had such options been issued instead of the restricted shares resulting in compensation expense of $742 during the year ended December 31, 2006. As such, the Company recognized $742 as its estimate of the minimum related compensation expense during the year ended December 31, 2006 for the 2006 Restricted Shares. The performance targets were agreed upon during 2007 and the Company recognized compensation expense of $66 and $495 during the years ended December 28, 2008 and December 30, 2007, respectively, related to the 2006 Restricted Shares. During 2008 and 2007, respectively, 17 and 33 shares of the time vesting shares vested on the anniversary of the date of commencement. In addition, during 2008, 8 shares of the performance vesting shares vested as a result of meeting 50% of the performance vesting targets set for 2007. The remaining 8 shares related to 2007 performance were forfeited in 2008 due to the fact that the performance targets were not fully met in 2007 and were not anticipated to be met in 2008. In addition, the Company is not recognizing compensation expense on the remaining 17 performance shares available for 2008 due to the fact that the performance targets were not met. These shares have been forfeited in 2009.

On May 23, 2007, Wendy’s/Arby’s granted certain Company officers and key employees, other than our current Chief Executive Officer, 159 restricted shares (the “2007 Restricted Shares”) of Wendy’s/Arby’s Class B Common Stock under one of its Equity Plans. The 2007 Restricted Shares vest ratably over three years, subject to continued employment through each of the anniversary dates. The price of Wendy’s/Arby’s Class B Common Stock on the May 23, 2007 grant date was $15.84 and the resulting grant-date fair value is being recognized as compensation expense ratably

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

over the vesting periods net of an anticipated amount of forfeitures. For 2008 and 2007, the compensation expense recognized relating to the 2007 Restricted Shares was $742 and $763, respectively. In 2008, 19 shares were forfeited and 52 shares vested. No 2007 Restricted Shares were forfeited or vested during 2007.

On June 18, 2008 Wendy’s/Arby’s granted certain Company officers and key employees, other than our current Chief Executive Officer, 48 restricted shares of Wendy’s/Arby’s Class A Common Stock and 218 restricted shares of Wendy’s/Arby’s Class B Common Stock (collectively, the “2008 Restricted Shares”) under one of its Equity Plans. The 2008 Restricted Shares vest ratably over three years, subject to continued employment through each of the anniversary dates. The prices of Wendy’s/Arby’s Class A Common Stock and Class B Common Stock on the June 18, 2008 grant date were $6.77 and $6.76, respectively, and the resulting grant-date fair value is being recognized as compensation expense ratably over the vesting periods net of an anticipated amount of forfeitures. For 2008, the compensation expense recognized relating to the 2008 Restricted Shares was $439. No 2008 Restricted Shares vested during 2008 and 17 Class B Common Stock shares were forfeited.

A summary of changes in Wendy’s/Arby’s nonvested 2008 Restricted Shares and 2007 Restricted Shares granted to Company employees is as follows:

	2008 Grant				2007 Grant
	Class A Common Stock		Class B Common Stock		Class B Common Stock
	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value	Shares	Grant Date Fair Value
Nonvested at December 30, 2007					159	$15.84
Granted during 2008	48	$6.77	218	$6.76	—
Vested during 2008	—		—		(52)	15.84
Forfeited during 2008	—		(17)	6.76	(19)	15.84

Nonvested at December 28, 2008	48	$6.77	201	$6.76	88	$15.84

The total fair value of 2007 Restricted Shares which vested during 2008 was $356 as of the May 23, 2008 vesting date.

Total share-based compensation expense and related income tax benefit recognized in the Company’s Combined Statements of Operations were as follows:

	2008	2007	2006
Compensation expense related to Wendy’s/Arby’s stock options	$7,523	$3,796	$5,222
Compensation expense related to Restricted Shares	1,247	1,258	—
Less: Income tax benefit	(3,231)	(1,971)	(2,031)

Share-based compensation expense, net of related income taxes	$5,539	$3,083	$3,191

(14) Facilities relocation and restructuring

The Company incurred facilities relocation and restructuring charges in conjunction with the Merger in 2008. The charges related primarily to severance costs. We expect to incur additional facilities relocation and restructuring charges with respect to the Merger of $6,436 in 2009 and 2010. The Company also incurred and recognized for 2008, 2007 and 2006 related to the Company combining its existing restaurant operations with those of RTM following the RTM Acquisition in 2005 including relocating the Company’s corporate office from Fort Lauderdale, Florida to new offices in Atlanta, Georgia. RTM and AFA concurrently relocated from their former facilities in Atlanta to the new offices in Atlanta. The charges consisted of severance and employee retention incentives, employer relocation costs, lease termination costs, office relocation expenses, and changes in the estimated carrying costs for real estate we purchased under terms of employee relocation agreements entered into as part of the RTM Acquisition. The project to combine the RTM and

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Arby’s operations is completed; as such, we do not expect to incur additional facilities relocation charges with respect to the RTM Acquisition.

The components of facilities relocation and restructuring charges in 2008, 2007 and 2006 and an analysis of related activity in the facilities relocation and restructuring accrual are as follows:

	2008
	Balance December 30, 2007	Provisions		Payments	Balance December 28, 2008	Total Expected to be Incurred	Total Incurred to Date
Wendy’s
Cash obligations:
Merger Severance	$—	$3,101		$—	$3,101	$9,537	$3,101

Total Wendy’s	$—	$3,101		$—	$3,101	$9,537	$3,101

Arby’s
Cash obligations:
Employee relocation costs	$591	$120		$(639)	$72	$4,651	$4,651
Other	—	—		—	—	7,471	7,471

	591	120	(a)	(639)	72	12,122	12,122
Non-cash charges	—	—		—	—	719	719

Total Arby’s	$591	$120		$(639)	$72	$12,841	$12,841

Total WIH	$591	$3,221		$(639)	$3,173	$22,378	$15,942

	2007
	Balance December 31, 2006	Provisions		Payments	Balance December 30, 2007
Arby’s
Cash obligations:
Severance and retention incentive compensation	$340	$15		$(355)	$—
Employee relocation costs	134	637		(180)	591
Office relocation costs	45	—		(45)	—
Lease termination costs	302	—		(302)	—

Total	$821	$652	(a)	$(882)	$591

	2006
	Balance January 1, 2006	Provisions	Payments	Balance December 31, 2006
Arby’s
Cash obligations:
Severance and retention incentive compensation	$3,812	$640	$(4,112)	$340
Employee relocation costs	1,544	(486)	(924)	134
Office relocation costs	260	(91)	(124)	45
Lease termination costs	774	45	(517)	302

Total	$6,390	$108 (a)	$(5,677)	$821

(a)	Reflects change in estimate of total cost to be incurred.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(15) Impairment of other long-lived assets

The following is a summary of our impairment of other long-lived assets other than goodwill:

	2008	2007	2006
Arby’s
Impairment of company-owned restaurants:
Properties	$6,906	$1,717	$2,433
Favorable leases	521	—	1,034
Franchise agreements	510	84	146
T.J. Cinnamons brand & other	65	822	416

	8,002	2,623	4,029
Wendy’s
Impairment of surplus properties	1,578	—	—

Total impairment of other long-lived assets	$9,580	$2,623	$4,029

The Arby’s company-owned restaurants impairment losses in each year predominantly reflected (1) impairment charges on all restaurant level assets resulting from the deterioration in operating performance of certain restaurants and (2) additional charges for capital improvements in restaurants impaired in a prior year which did not subsequently recover.

The T.J. Cinnamons brand impairment losses resulted from the Company’s assessment of the brand which offers, through franchised and company-owned restaurants, a product line of gourmet cinnamon rolls, coffee rolls, coffees and other related products. These impairment assessments resulted from (1) the corresponding reduction in anticipated T.J. Cinnamons unit growth and (2) lower than expected revenues and an overall decrease in management’s focus on the T.J. Cinnamons brand prior to 2006.

The Wendy’s company-owned restaurants impairment losses reflect write-downs in the carrying value of surplus properties and properties held for sale.

All of these impairment losses represented the excess of the carrying value over the fair value of the affected assets and are included in “Impairment of long-lived assets” in the accompanying Combined Statements of Operations. The fair values of impaired assets discussed above for Arby’s restaurants were estimated to be the present value of the anticipated cash flows associated with each related company-owned unit. The fair values of the impaired assets discussed above for the Wendy’s restaurants segment were estimated to be their expected realizable value, which reflect market declines in the areas where the properties are located.

(16) Other (expense) income, net

	2008	2007	2006
Interest income	$1,197	$2,642	$3,119
Other than temporary losses on investments	(1,815)	—	—
Amortization of fair value of debt guarantees (Note 20)	79	618	192
Other	117	120	3,208

	$(422)	$3,380	$6,519

(17) Discontinued operations

During 2006, we closed Arby’s restaurants that have been accounted for as discontinued operations. Restaurants closed during 2008 and 2007 were not considered significant for presentation as discontinued operations.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

The loss from discontinued operations consisted of the following:

	2007	2006
Sales	$—	$725

Loss from operations before benefit from income taxes	—	(662)
Benefit from income taxes	—	250

	—	(412)

Loss on disposal of businesses before benefit from income taxes	(247)	(1,432)
Benefit from income taxes (see Note 12)	98	573

	(149)	(859)

Loss from discontinued operations	$(149)	$(1,271)

Current liabilities relating to discontinued operations as of December 28, 2008 and December 30, 2007 were $82 and $67, respectively. We expect that the liquidation of the remaining liabilities associated with our discontinued operations as of December 28, 2008 will not have a material adverse impact on our combined financial position or results of operations. To the extent any estimated amounts included in the current liabilities relating to the discontinued operations are determined to be in excess of the requirement to liquidate the associated liability, any such excess will be released at that time as a component of gain or loss on disposal of discontinued operations.

(18) Retirement benefit plans

401(k) Plans

Subject to certain restrictions, the Company has 401(k) defined contribution plans (the “401(k) Plans”) for all of its employees who meet certain minimum requirements and elect to participate. Under the provisions of the 401(k) Plans, employees may contribute various percentages of their compensation ranging up to a maximum of 50% subject to certain limitations. The 401(k) Plans provides for Company matching contributions of employee contributions up to 4% depending on the respective plan. Some of these 401(k) Plans also permit or require profit sharing contributions. In connection with the matching and profit sharing contributions, the Company provided $4,616, $405 and $384 as compensation expense in 2008, 2007 and 2006, respectively.

Wendy’s Terminated Defined Benefit Plans

The Company has two domestic defined benefit plans which were assumed in connection with the Wendy’s Merger. The account balance defined benefit pension plan (the “ABP Plan”) and the Crew defined benefit plan (the “Crew Plan”, together referred to as the “Wendy’s Plans”), covered all eligible employees of Wendy’s.

The benefits under the Wendy’s Plans were frozen prior to the Wendy’s Merger. Wendy’s received approval for the termination of the Wendy’s Plans by the Pension Benefit Guaranty Corporation and the Internal Revenue Service by the fourth quarter of 2008. In accordance with the terms of the Merger, Wendy’s obtained an updated actuarial valuation of the unfunded pension liability as of September 28, 2008. We made lump sum distributions and purchased annuities for the approved termination of the Wendy’s Plans in the fourth quarter of 2008 and paid $304 for certain plan settlements in the first quarter of 2009.

Arby’s Frozen Pension Plan

Arby’s employees who were eligible to participate through 1988 are covered under a defined benefit pension plan sponsored by RCAC, LLC, an indirect wholly-owned subsidiary, which covers

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

employees of the Company and certain other affiliates, the benefits under which were frozen in 1992 and for which the Company has no unrecognized prior service cost. The measurement date used in determining amounts related to this defined benefit plan is the Company’s current fiscal year end based on the rollforward of an actuarial report with a one-year lag. The net periodic pension cost for 2008, 2007 and 2006 was $42, $40 and $37, respectively. The accrued pension cost included in “Other liabilities” as of December 28, 2008 and December 30, 2007 was $362 and $60, respectively. As of December 28, 2008 and December 30, 2007, the actuarial present value of accumulated benefits exceeded plan assets and accrued pension liabilities resulting in an unrecognized pension loss reported in the “Accumulated other comprehensive income” component of “Stockholder’s Equity” (before any income tax benefit) of $508 and $301, respectively. The unrecognized pension loss in 2008 and the recoveries in 2007 and 2006, less related deferred income taxes, have been reported as “Unrecognized pension loss” and “Recovery of unrecognized pension loss,” respectively, as components of comprehensive income (loss) reported in the accompanying consolidated statements of stockholder’s equity (deficit) consisting of the following:

	2008	2007	2006
Unrecognized pension (loss) recovery	$(226)	$45	$209
Deferred income tax benefit (provision)	88	(18)	(81)

	$(138)	$27	$128

The Company expects to contribute $95 to this defined benefit plan in 2009.

(19) Lease commitments

The Company leases real property, leasehold interests, and restaurant, transportation, and office equipment. Some leases provide for contingent rentals based on restaurant sales volume. Certain leases also provide for payments of other costs such as real estate taxes, insurance and common area maintenance which are not included in rental expense or the future minimum rental payments set forth below.

Rental expense under operating leases consists of the following components:

	2008	2007	2006
Minimum rentals	$94,069	$75,963	$72,814
Contingent rentals	4,989	2,711	3,172

	99,058	78,674	75,986
Less sublease income	4,771	9,131	8,957

	$94,287	$69,543	$67,029

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

The Company’s future minimum rental payments and sublease rental receipts, for noncancelable leases having an initial lease term in excess of one year as of December 28, 2008, are as follows:

Fiscal Year	Rental Payments			Sublease Rental Receipts
	Sale- Leaseback Obligations	Capitalized Leases	Operating Leases	Sale- Leaseback Obligations	Capitalized Leases	Operating Leases
2009	$14,250	$29,147	$157,873	$996	$485	$15,027
2010	12,850	15,437	142,985	996	475	13,864
2011	14,207	17,813	133,226	996	475	12,667
2012	16,372	11,728	120,196	996	475	11,220
2013	14,511	11,156	115,002	975	475	9,847
Thereafter	157,863	111,860	1,181,553	4,889	2,700	67,724

Total minimum payments	230,053	197,141	$1,850,835	$9,848	$5,085	$130,349

Less amounts representing interest, with interest rates of generally between 3% and 22%	106,224	90,300

Present value of minimum sale-leaseback and capitalized lease payments	$123,829	$106,841

As of December 28, 2008, the Company had $138,232 of favorable leases, net of accumulated amortization, included in “Other intangible assets” (see Note 7) and $96,407 of unfavorable leases included in “Other liabilities” (see Note 5) or $41,824 of net favorable leases. The future minimum rental payments set forth above reflect the rent expense to be recognized over the lease terms and, accordingly, have been increased by the $41,824 of net favorable leases, and increased by $893 which represents amounts advanced by landlords for improvements of leased facilities and reimbursed through future rent payments, less payments to lessees for the right to assume leases which have below market rent, net of (1) $21,833 of Straight-Line Rent and (2) $3,017 of other related items.

The Company leases properties it owns to third parties. Properties leased to third parties under operating leases as of December 28, 2008 and December 30, 2007 include:

	2008	2007
Land	$25,748	$4,446
Buildings and improvements	55,154	2,816
Office, restaurant and transportation equipment	4,552	177

	85,454	7,439
Accumulated depreciation	(2,471)	(635)

	$82,983	$6,804

The present values of minimum sale-leaseback and capitalized lease payments are included either with “Long-term debt” or “Current portion of long-term debt,” as applicable, in the accompanying Combined Balance Sheets (see Note 8).

(20) Guarantees and other commitments and contingencies

Guarantees and Contingent Liabilities

RTM guarantees the lease obligations of 10 RTM restaurants formerly operated by affiliates of RTM as of December 28, 2008, (“Affiliate Lease Guarantees”). The former RTM selling stockholders have indemnified us with respect to the guarantee of the remaining lease obligations. In addition, RTM remains contingently liable for 15 leases for restaurants sold by RTM prior to our

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

acquisition of RTM in 2005 if the respective purchasers do not make the required lease payments (collectively with the Affiliate Lease Guarantees, the “Lease Guarantees”). The Lease Guarantees, which extend through 2025, including all existing extension or renewal option periods, could aggregate a maximum of approximately $16,400 and $18,000 as of December 28, 2008 and December 30, 2007, respectively, including approximately $13,000 and $14,000, respectively, under the Affiliate Lease Guarantees, assuming all scheduled lease payments have been made by the respective tenants through December 28, 2008 and December 30, 2007, respectively. The estimated fair value of the Lease Guarantees was $1,506 as of the date of the RTM Acquisition based on the net present value of the probability adjusted payments which could have been required to be made by the Company. Such amount was recorded as a liability by the Company in connection with the RTM Acquisition purchase price allocation. The liability is being amortized to “Other (expense) income, net” based on the decline in the net present value of those probability adjusted payments in excess of any actual payments made over time. There remains an unamortized carrying amount of $460 and $540 included in “Other liabilities” as of December 28, 2008, and December 30, 2007, respectively, with respect to the Lease Guarantees.

Wendy’s is contingently liable for certain leases and other obligations primarily related to restaurant locations operated by its franchisees amounting to $107,459 as of December 28, 2008. These leases extend through 2022, including all existing extension or renewal option periods. We have not received any notice of default related to these leases as of December 28, 2008. In the event of default by a franchise owner, Wendy’s generally retains the right to acquire possession of the related restaurant locations. Wendy’s is contingently liable for certain other leases which have been assigned to unrelated third parties, who have indemnified Wendy’s against future liabilities arising under the leases amounting to $12,373 as of December 28, 2008. These leases expire on various dates, which extend through 2022, including all existing extension or renewal option periods.

Wendy’s loan guarantees were made to various lenders on behalf of franchises entering into pooled debt facility arrangements for new store development and equipment financing. In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” Wendy’s has accrued a liability for the fair value of these guarantees, the calculation for which was based upon a weighted average risk percentage established at the inception of each program. Wendy’s potential recourse for the aggregate amount of these loans amounted to $37,999 as of December 28, 2008. Wendy’s did not enter into any new loan guarantees during 2008 (See Note 8).

Wendy’s is self-insured for most domestic workers’ compensation losses and purchases insurance for general liability and automotive liability losses, each subject to per occurrence and aggregate annual liability limitations and determines its liability for claims incurred but not reported for these liabilities on an actuarial basis. Arby’s purchases insurance for most domestic workers’ compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations, and also determines its liability for claims incurred but not reported for these liabilities on an actuarial basis. Wendy’s and Arby’s are self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations, and determines our liability for health care claims incurred but not reported based on historical claims runoff data.

Wendy’s and Arby’s have outstanding letters of credit of $18,573 and $7,799, respectively, with various parties at December 28, 2008; however, management does not expect any material loss to result from these letters of credit because we do not believe performance will be required.

Purchase and Capital Commitments

Beverage Agreements

Wendy’s and Arby’s have entered into beverage agreements with the Coca-Cola Company and PepsiCo, Inc., respectively, to provide fountain beverage products and certain marketing support

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

funding to each restaurant segment and its franchisees. These agreements require minimum purchases of fountain beverage syrup (“Syrup”) by each restaurant segment and its franchisees at certain preferred prices until the total contractual gallon volume usage has been reached. In connection with these contracts, each restaurant segment and its franchise associations (on behalf of each restaurant segment’s franchisees) received certain upfront fees at the inception of the contract which are being amortized based on Syrup usage over the contract term. In addition, these agreements provide various annual fees paid to us, based on the vendor’s expectation of annual Syrup usage, which are amortized over annual usage as a reduction of “Cost of Sales” costs in our Combined Statements of Operations. Any unamortized amounts are included in “Deferred income”, and usage that exceeds estimated amounts are included in “Accounts receivable”, both in the accompanying Combined Balance Sheets.

Future purchases by the Company under the beverage commitments are estimated to be approximately $33,780 per year, over the next five years. Based on current preferred prices and the current ratio of sales at company-owned restaurants to franchised restaurants, the total remaining Company beverage commitment is approximately $266,329 over the remaining life of the contract. As of December 28, 2008, $3,541 is due from beverage vendors and included in “Accounts receivable” for the excess Syrup usage in 2008 over originally estimated annual amounts, and $16,086 included in “Deferred income” relating to the unamortized upfront fees received at the inception of the beverage contract.

Wendy’s Food Purchase Commitments

Wendy’s has entered into various long-term contractual agreements with a number of its food suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company’s demand for the products and fluctuations in market rates. These agreements help the Company secure pricing and product availability. A majority of these contracts provide for termination of the contract upon 90 day notice, and therefore, the Company does not believe that termination of these agreements, which aggregate approximately $139,075 of food purchase commitments at December 28, 2008, would have a significant impact on the Company’s financial positions or results of operations.

Advertising Commitments

Wendy’s and Arby’s have purchase commitments of approximately $113,674 and $20,464, respectively, related to execution of its advertising strategy, including agency fees and media buy obligations for 2009. Because most media purchase commitments can be canceled within 90 days of scheduled broadcast, the Company does not believe that termination of these agreements would have a significant impact on the Company’s operations.

Capital Expenditures Commitments

As of December 28, 2008, the Company has $18,591 of outstanding commitments for capital expenditures, of which $12,841 is expected to be paid in 2009.

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(21) Transactions with related parties

The following is a summary of transactions between the Company and its related parties:

	2008	2007	2006
Advances to Wendy’s/Arby’s (a)	$155,000	$—	$—
Capital contributions from Wendy’s/Arby’s (a)	150,177	—	—
Other transactions with Wendy’s/Arby’s:
Share-based compensation (b)	8,770	5,054	5,222
Payments for Federal income tax (c)	17,000	—	—
Expense (net credit) under management service agreements (d)	(1,504)	4,772	4,654
Charitable contributions to the Dave Thomas Foundation for Adoption (e)	1,000	—	—
Charitable contributions to the Arby’s Foundation, Inc. (f)	500	575	602
Dividends paid (g)	—	37,000	2,172
Transactions with RTM selling shareholders (h)	—	(1,600)	821
Management fee and rental income, net of royalty expense, from RTM affiliates (i)	—	(7)	162
Raw materials and supplies purchases from Triarc (j)	—	—	28,825
Proceeds from sales of restaurants to former employees (k)	—	—	3,400
Acquisition of restaurant operated by franchisee in which Wendy’s/Arby’s former President and Chief Operating Officer held an equity interest (l)	—	—	121
Rent expense for former RTM corporate facilities (m)	—	—	32
Note receivable collected from non-executive officer assumed in the RTM Acquisition (n)	—	—	(519)

(a)

During the fourth quarter of 2008, Wendy’s advanced an aggregate of $155,000 to Wendy’s/Arby’s; Wendy/Arby’s used such advances principally to fund $150,177 of capital contributions to Arby’s. These advances by Wendy’s do not bear interest and Wendy’s/Arby’s does not currently have intent to repay such advances. Accordingly, the $155,000 of advances are reflected as a reduction of “Invested Equity” in the accompanying Combined Balance Sheet.

(b)

The Company provides share based compensation with respect to Wendy’s/Arby’s common stock to certain employees. Such compensation cost is allocated by Wendy’s/Arby’s to the Company and is correspondingly recorded as capital contributions from our parent (see Note 13).

(c)	The Company makes payments to Wendy’s/Arby’s under a tax sharing agreement as discussed in more detail in Note 12 which are settled through our intercompany account with Wendy’s/Arby’s.

(d)

The Company receives certain management services, including legal, accounting, tax, insurance, financial and other management services from Wendy’s/Arby’s. In connection with the RTM Acquisition, ARG entered into a management services agreement with Wendy’s/Arby’s effective July 25, 2005 that provides for an initial annual fixed fee of $4,500 plus annual cost of living adjustments beginning January 1, 2006. As of January 1, 2008, January 1, 2007, and January 1, 2006 the annual fixed fee increased to $4,968, $4,772 and $4,654 respectively. Such fees are included in “General and administrative” in the accompanying Combined Statements of Operations.

For 2008, the Company also provided services to Wendy’s/Arby’s under a service agreement. Costs of the services that were allocated to Wendy’s/Arby’s were based on actual direct costs incurred. The Company believes that these allocations were made on a reasonable basis and that providing these services to Wendy’s/Arby’s creates cost efficiencies. The reimbursement of

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

these costs totaled $6,472 in 2008 and are included as a reduction of “General and administrative” in the accompanying Combined Statements of Operations.

As a result of the 2005 agreement with Wendy’/Arby’s and the 2008 allocation described above, the Company’s results of operations may not be indicative of those that would be achieved if the Company had operated on a stand alone basis.

Amounts incurred under such service agreements, and other incidental amounts, are settled through the Company’s intercompany account with Wendy’s/Arby’s. Amounts due to Wendy’s/Arby’s were $11,785 and $23,522 at December 28, 2008 and December 30, 2007, respectively.

For the first quarter of 2009, Wendy’s/Arby’s charged the restaurant segments for support services. Prior to that date, the restaurant segments had directly incurred such costs. On the first day of the second quarter of 2009, WIH established a shared services center in Atlanta. As a result, support center costs will be directly incurred by WIH and allocated to the restaurant segments.

(e)

In 2008, the Company pledged $1,000 to be donated to the Dave Thomas Foundation for Adoption, a related party, which is expected to be funded in equal annual installments over five years. The full pledge amount was recorded in “General and administrative” in the Combined Statements of Operations for the period from September 29, 2008 to December 28, 2008, with the first installment payment made in December 2008.

(f)

In 2007 and 2006, the Company made charitable contributions of $575 and $100, respectively, to The Arby’s Foundation, Inc. (the “Foundation”), a not-for-profit charitable foundation in which the Company has non-controlling representation on the board of directors. In addition, during 2008 and 2006 the Company paid $500 and $502, respectively, of expenses on behalf of the Foundation primarily utilizing funds reimbursed to it by PepsiCo, Inc. as provided for by the PepsiCo, Inc. contract (see Note 20). All such amounts are included in “General and administrative” in the Combined Statements of Operations.

(g)	The Company pays periodic cash dividends to a subsidiary of Wendy’s/Arby’s which were charged to “Invested Equity” in the accompanying Combined Statements of Invested Equity.

(h)

During 2007 the Company paid $1,600 to settle a post-closing purchase price adjustment provided for in the agreement and plan of merger pursuant to which the Company acquired RTM. The sellers of RTM included certain current officers of a subsidiary of the Company and a then current director of the Company. The Company has reflected such payment as an increase in “Goodwill” included in the accompanying Combined Balance Sheet (see Note 4). As of December 31, 2006, the Company owed the RTM selling stockholders $821 as reimbursement for a tax refund. The 2006 amount owed, along with an additional $126 of tax refunds, net of tax payments and interest in 2007 was distributed to the RTM selling stockholders during 2007.

(i)

Following the RTM Acquisition, the Company provided certain management services to certain affiliates of RTM that the Company did not acquire including information technology, risk management, accounting, tax and other management services through May 7, 2006. The Company charged a monthly fee of $36 plus out-of-pocket expenses for such services which aggregated $17 and $150 during 2007 and 2006, respectively, and was recognized as a reduction of “General and administrative” in the accompanying Combined Statements of Operations. The Company believes that these fees approximated the cost to the Company of providing the management services. On May 7, 2006, these affiliates of RTM were sold to an unrelated third party. In addition, the Company continued to have limited transactions with certain of these affiliates through May 7, 2006 which resulted in the Company recording (1) rental income of $22 for 2006 for a restaurant leased to one of the affiliates and (2) royalty expense of $24 and $10 in 2007 and 2006, respectively, all of which is related to the use of a brand owned by one of these affiliates in four company-owned restaurants.

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(j)

Through June 2006, Arby’s purchased certain food, paper goods, cleaning items and other raw materials and supplies from Triarc at Triarc’s purchase cost from unaffiliated third-party distributors. Such purchases from Triarc are reported in “Cost of sales” in the accompanying Combined Statements of Operations. Management of the Company believes that the purchase costs paid to Triarc approximated the amounts that would have been incurred by Arby’s on a stand-alone basis. Commencing July 2006, the Company began purchasing these raw materials directly from the third-party distributors.

(k)

In March 2006, the Company sold nine of its restaurants to a former officer for $3,400 in cash, which resulted in a pretax gain of $570 recognized as a reduction of “Depreciation and amortization” net of the write-off of, among other assets and liabilities, allocated goodwill of $2,091 (see Note 4). The Company believes that such sale price represented the then fair value of the nine restaurants.

(l)

Wendy’s/Arby’s Vice Chairman and former President and Chief Operating Officer had an equity interest in a franchisee that owned an Arby’s restaurant. That franchisee was a party to a standard Arby’s franchise license agreement that paid the same Arby’s fees and royalty payments as unaffiliated third-party franchisees pay. Under an arrangement that pre-dated the acquisition of Sybra, LLC, Sybra, LLC managed the restaurant for the franchisee and did not receive any compensation for its services during 2006. In November 2006, the Company acquired the assets of the franchisee for $121 in cash which was entirely used to satisfy outstanding liabilities of the franchisee. Wendy’s/Arby’s former President and Chief Operating Officer did not receive any portion of the proceeds from this sale.

(m)

The Company had a lease arrangement from July 2005 through April 2006 for RTM’s previous corporate office facilities with entities owned by certain selling stockholders of RTM, including a selling stockholder who became a member of Triarc’s Board of Directors subsequent to the RTM Acquisition. The monthly rent for 2006 including real estate taxes and operating costs aggregated $32 which has been included in “General and administrative” in the accompanying Combined Statements of Operations. The Company believes the rental payments under the leases approximated fair market value.

(n)

The Company had a note receivable of $519 from a selling stockholder of RTM who became a non-executive officer of a subsidiary of the Company as a result of the RTM Acquisition. The principal amount of the note was reported as the “Note receivable from non-executive officer” component of “Invested’ Equity” in the Company’s Combined Statement of Invested Equity as of January 1, 2006. The note bore interest at a bank base rate plus 2%. The note together with $41 of accrued interest was repaid by the officer in June 2006. The Company recorded $21 of interest income on this note during 2006.

Executive Officers

On September 29, 2008, J. David Karam, a minority shareholder, director and former president of Cedar Enterprises, Inc., which directly or through affiliates is a franchisee operator of 133 Wendy’s restaurants, became President of the Company. In connection with Mr. Karam’s employment, Mr. Karam resigned as a director and president of Cedar Enterprises, Inc. but retained his minority ownership. Cedar Enterprises, Inc. and its affiliates received $125 in remodeling incentives in the period from December 31, 2007 to September 28, 2008 from the Company pursuant to a program generally available to the Company’s franchisees. Mr. Karam was also a minority investor in two other franchisee operators, Emerald Food, Inc. and Diamond Foods, L.L.C., which are operators of 44 and 16 Wendy’s restaurants, respectively. Mr. Karam disposed of his interests in these companies effective November 5, 2008.

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Key executive agreements

In accordance with the merger agreement, amounts due under the key executive agreements, deferred compensation plan and supplemental executive retirement plans (SERPs) were funded into a restricted account and are included in “Restricted cash equivalents” in the Combined Balance Sheets. The corresponding liabilities are included in “Accrued expenses and other current liabilities” and “Other liabilities.”

(22) Legal matters

On April 25, 2008, a putative class action complaint was filed by Ethel Guiseppone, on behalf of herself and others similarly situated, against the Company, its directors, the Wendy’s/Arby’s and Trian Partners (a company founded and run by Wendy’s/Arby’s Chairman and Vice Chairman), in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 19, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in Amendment No. 3 to the Form S-4 under the Securities Act of 1933 (the “Form S-4”). The proposed amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against disenfranchising the purported class and consummating the merger; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deems proper and just.

Also on April 25, 2008, a putative class action and derivative complaint was filed by Cindy Henzel, on behalf of herself and others similarly situated, and derivatively on behalf of the Company, against the Company and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 16, 2008. The proposed amended complaint alleges breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint seeks certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deems proper and just.

On May 22, 2008, a putative class action complaint was filed by Ronald Donald Smith, on behalf of himself and others similarly situated, against the Company and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 30, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deems proper and just.

On June 13, 2008, a putative class action complaint was filed by Peter D. Ravanis and Dorothea Ravanis, on behalf of themselves and others similarly situated, against the Company, its directors, and Triarc in the Supreme Court of the State of New York, New York County. An amended complaint was filed on June 20, 2008. The amended complaint alleges breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The amended complaint seeks certification of the proceeding as a class

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NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

action; preliminary and permanent injunctions against consummating the merger; other equitable relief; attorneys’ fees; and any other relief the court deems proper and just. All parties to this case have jointly requested that the court stay the action pending resolution of the Ohio cases.

On July 9, 2008, the parties to the three Ohio actions described above filed a stipulation and proposed order that would consolidate the cases, provide for the proposed amended complaint in the Henzel case to be the operative complaint in each of the cases, designate one law firm as lead plaintiffs’ counsel, and establish an answer date for the defendants in the consolidated case. The court entered the order as proposed in all three cases on July 9, 2008.

On August 13, 2008, counsel for the parties to the Guiseppone, Henzel, Smith and Ravanis cases described above entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including the Company, its directors, Wendy’s/Arby’s and Trian. In connection with the settlement, the Company agreed to make certain additional disclosures to its shareholders, which were contained in the Form S-4 and to pay plaintiffs’ legal fees.

On January 30, 2009, the parties entered into a Class and Derivative Action Stipulation of Settlement. The settlement is subject to approval by the Common Pleas Court of Franklin County, Ohio. On January 30, 2009, the plaintiffs submitted an application for an order preliminarily approving the settlement, certifying a class for settlement purposes only, providing for notice to the class and setting a final settlement hearing. The court has not yet ruled on that application. Although we expect the court to approve the settlement, there can be no assurance that the court will do so. If the court withholds approval, the proposed settlement may be terminated.

The defendants believe that the Guiseppone, Henzel, Smith and Ravanis cases described above are without merit and intend to vigorously defend them in the event that court approval is not obtained. While we do not believe that these actions will have a material adverse effect on our financial condition or results of operations, unfavorable rulings could occur. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on our results of operations for the period in which the ruling occurs or for future periods.

In November 2002, a class action was brought in the United States District Court for the Southern District of Florida against RTM Operating Company (“the Operating Company”), which became a subsidiary of ours following the RTM Acquisition. The complaint alleged that the Arby’s restaurants owned by the Operating Company and its affiliates failed to comply with Title III of the Americans with Disabilities Act (the “ADA”). Without admitting liability, the Operating Company entered into a settlement agreement with the plaintiffs on a class-wide basis, which was approved by the court on August 10, 2006, that called for the restaurants owned by the Operating Company and certain of its affiliates to be brought into ADA compliance over an eight year period at a rate of approximately 100 restaurants per year. The settlement agreement also applies to restaurants subsequently acquired by the Operating Company and such affiliates. ARG estimates that it will spend approximately $1,150 per year of capital expenditures over a seven-year period commencing in 2008 to bring the restaurants into compliance under the settlement agreement, in addition to paying certain legal fees and expenses.

In addition to the matters described above, the Company is involved in litigation and claims incidental to its current and prior business. The Company has reserves for all of its legal matters aggregating $6,820 as of December 28, 2008. Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves, the Company does not believe that the outcome of such legal matters will have a material adverse effect on its combined financial position or results of operations.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(23) Advertising costs and funds

The Company participates in three national advertising funds (the “Advertising Funds”) established to collect and administer funds contributed for use in advertising and promotional programs. Contributions to the Advertising Funds are required from both company-owned and franchise restaurants and are based on a percentage of restaurant sales. In addition to the contributions to the various Advertising Funds, company-owned and franchise restaurants make additional contributions for local and regional advertising programs. These include AFA Service Corporation (“AFA”), an independently controlled advertising cooperative for Arby’s Company-owned and franchised stores, as well as separate Wendy’s U.S. and Canadian Advertising Funds (since the Wendy’s Merger).

In accordance with SFAS No. 45, “Accounting for Franchisee Fee Revenue”, the revenue, expenses and cash flows of the Advertising Funds are not included in our Combined Statements of Operations or Combined Statements of Cash Flows because the contributions to these Advertising Funds are designated for specific purposes, and the Company acts as an, in substance, agent with regard to these contributions. The assets held by these Advertising Funds are considered restricted. The restricted assets and related restricted liabilities are identified on our Combined Balance Sheets.

Restricted assets and related liabilities of the Advertising Funds at December 28, 2008 and December 30, 2007 are as follows:

	2008	2007
Cash and cash equivalents	$29,270	$1,300
Accounts and notes receivable	39,976	1,108
Prepaid expenses and other current assets	11,893	7,907

Total assets	$81,139	$10,315

Accounts payable, accrued expenses and other current liabilities	$82,946	$8,743
Deferred income	3,731	4,179
Member’s deficit	(5,538)	(2,607)

Total liabilities and deficit	$81,139	$10,315

Wendy’s U.S. advertising fund has a revolving line of credit of $25,000. The Company is not the guarantor of the debt. The advertising fund facility was established to fund the advertising fund operations. There are no borrowings outstanding as of December 28, 2008.

AFA has a $3,500 line of credit. The availability under the AFA line of credit as of December 28, 2008 was $3,000. The Company is not the guarantor of the debt.

The Company’s advertising expenses in 2008, 2007 and 2006 totaled $108,095, $79,270 and $78,619, respectively.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(24) Business Segments

We manage and internally report our operations in two segments: (1) the operation and franchising of Wendy’s restaurants and (2) the operation and franchising of Arby’s restaurants. We evaluate segment performance and allocate resources based on each segment’s operating profit (loss). Prior to the Wendy’s Merger, we managed and internally reported our operations as one business segment.

The following is a summary of the Company’s segment information:

2008	Wendy’s restaurants	Arby’s restaurants	Total
Revenues:
Sales	$530,843	$1,131,448	$1,662,291
Franchise revenues	74,588	85,882	160,470

	$605,431	$1,217,330	$1,822,761

Depreciation and amortization	$23,852	$61,206	$85,058

Operating (loss) profit	$30,788	$(395,304)	$(364,516)

Interest expense			(66,925)
Gain on early extinguishments of debt			3,656
Other expense, net			(422)

Loss from continuing operations before income taxes			(428,207)
Benefit from income taxes			63,121

Net loss			$(365,086)

2008	Wendy’s restaurants	Arby’s restaurants	Corporate	Total
Total assets	$4,000,550	$645,003	$—	$4,645,553

Total liabilities	1,514,963	720,815		2,235,778
Total invested equity	2,485,587	(75,812)	—	2,409,775

Total liabilities and invested equity	$4,000,550	$645,003	$—	$4,645,553

Investments, long-term	$96,523	$—		$96,523

Cash capital expenditures	$33,650	$72,274		$105,924

For the 2007 and 2006 fiscal years, we only operated in the Arby’s restaurant segment.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Revenues and long-lived asset information by geographic area are as follows:

	U.S	Canada	Other International	Total
2008
Revenues:
Wendy’s restaurants	$548,792	$53,201	$3,438	$605,431
Arby’s restaurants	1,213,774	3,419	137	1,217,330

Combined	$1,762,566	$56,620	$3,575	$1,822,761

Long-lived assets:
Wendy’s restaurants	$1,216,736	$42,378	$53	$1,259,167
Arby’s restaurants	495,743	10	—	495,753

Combined	$1,712,479	$42,388	$53	$1,754,920

2007
Revenues:
Arby’s restaurants	$1,196,706	$3,574	$137	$1,200,417

Long-lived assets:
Arby’s restaurants	$474,047	$14	$—	$474,061

2006
Revenues:
Arby’s restaurants	$1,151,786	$3,371	$115	$1,155,272

(25) Quarterly Financial Information (Unaudited)

The table below sets forth summary unaudited combined quarterly financial information for 2008 and 2007. The Company reports on a fiscal year typically consisting of 52 weeks ending on the Sunday closest to December 31. All of the Company’s fiscal quarters in 2008 and 2007 contained 13 weeks. Wendy’s has been included in this unaudited combined quarterly financial information beginning with the date of the Wendy’s Merger on September 29, 2008.

	2008 Quarter Ended
	March 30	June 29	September 28	December 28 (a)
Revenues	$302,854	$313,014	$310,371	$896,522
Cost of sales	233,445	244,992	239,880	697,214
Operating profit (loss)	17,349	17,264	23,731	(422,860)
Net income (loss)	2,199	2,111	6,369	(375,765)

	2007 Quarter Ended
	April 1	July 1	September 30	December 30
Revenues	$286,168	$299,980	$307,273	$306,996
Cost of sales	212,701	225,545	231,869	224,335
Operating (loss) profit	22,767	24,061	29,846	31,998
(Loss) income from continuing operations	5,417	6,296	10,778	10,352
(Loss) income from discontinued operations	(149)	—	—	—
Net (loss) income	5,268	6,296	10,778	10,352

(a)

The operating (loss) profit was materially affected by Goodwill impairment of $460,075 for the fourth quarter of 2008 (see Note 7). The effect on net (loss) income for the fourth quarter of the goodwill impairment was $391,735, after a tax benefit of $68,340.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(26) Guarantor/Non-Guarantor

Wendy’s/Arby’s Restaurants and certain of its domestic subsidiaries have guaranteed amounts outstanding under $565,000 principal amount of Senior Notes which were issued in June 2009. Each of the guaranteeing subsidiaries is a direct or indirect 100% wholly-owned subsidiary of the Company and each has fully and unconditionally guaranteed the Senior Notes on a joint and several basis.

The following are included in the presentation of our consolidating: (1) Condensed Combined Balance Sheets as of December 28, 2008 and December 30, 2007, (2) Condensed Combined Statements of Operations for the years ended December 28, 2008, December 30, 2007, and December 31, 2006 and (3) Condensed Combined Statements of Cash Flows for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 to reflect:

(a)	Wendy’s/Arby’s Restaurants (the “Parent”);

(b)	the guarantor subsidiaries as a group;

(c)	the non-guarantor subsidiaries as a group;

(d)	elimination entries necessary to combine the Parent with the guarantor and non-guarantor subsidiaries; and

(e)	Wendy’s/Arby’s Restaurants on a consolidated basis.

All of our domestic restricted subsidiaries that guarantee our senior secured credit facilities are required to be guarantors of the Senior Notes, except as set forth below:

•

Scioto Insurance Company, a Vermont captive insurance company (“Scioto”), and Oldemark LLC (“Oldemark”), Scioto’s wholly owned subsidiary, are subject to regulatory restrictions under Vermont insurance law that require governmental approval before they can incur guarantees. Each of these subsidiaries guarantee our senior secured credit facilities on a limited basis (limited to the lesser of (i) $200 million, or (ii) 90% of the excess of their total assets over their total liabilities (as determined in accordance with the terms of the guarantee)), but do not guarantee the Senior Notes. Oldemark owns substantially all of the U.S. trademarks and other intellectual property associated with the Wendy’s brand.

•	In addition, certain of our subsidiaries, including our foreign subsidiaries, do not guarantee our credit facilities and do not guarantee the Senior Notes.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

For purposes of presentation of such consolidating information, the principal elimination entries are necessary to eliminate intercompany balances and transactions. In addition, investments in subsidiaries are accounted for by the Parent on the equity method, as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented.

CONDENSED COMBINING BALANCE SHEET
December 28, 2008

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$53,982	$9,098	$—	$63,080
Restricted cash equivalents	—	20,792	—	—	20,792
Accounts and notes receivable	—	88,436	2,911	—	91,347
Inventories	—	23,632	1,015	—	24,647
Prepaid expenses and other current assets	—	22,842	808	—	23,650
Deferred income tax benefit	—	28,337	—	—	28,337
Advertising funds restricted assets	—	—	81,139	—	81,139

Total current assets	—	238,021	94,971	—	332,992
Due from affiliates	—	—	1,290,504	(1,290,504)	—
Restricted cash equivalents	—	6,462	—	—	6,462
Investments	—	6,751	89,772	—	96,523
Properties	—	1,705,204	49,716	—	1,754,920
Goodwill	—	150,052	709,000	—	859,052
Other intangible assets	—	208,247	1,203,173	—	1,411,420
Net investment in subsidiaries	2,254,775	2,856,422	—	(5,111,197)	—
Deferred costs and other assets	—	35,512	5,457	—	40,969

Total assets	$2,254,775	$5,206,671	$3,442,593	$(6,401,701)	$4,502,338

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$—	$29,349	$188	$—	$29,537
Accounts payable	—	128,394	6,851	—	135,245
Accrued expenses and other current liabilities	—	175,636	55,127	—	230,763
Advertising funds restricted liabilities	—	—	81,139	—	81,139

Total current liabilities	—	333,379	143,305	—	476,684
Long-term debt	—	1,058,120	2,030	—	1,060,150
Due to affiliates	—	1,302,289	—	(1,290,504)	11,785
Deferred income	—	16,128	732	—	16,860
Deferred income taxes	—	91,292	435,366	—	526,658
Other liabilities	—	150,688	4,738	—	155,426
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, none issued and outstanding	—	—	—	—	—
Other capital	2,958,921	2,958,921	2,850,981	(5,809,902)	2,958,921
(Accumulated deficit) retained earnings	(506,511)	(506,511)	47,792	458,719	(506,511)
Advances to parent	(155,000)	(155,000)	—	155,000	(155,000)
Accumulated other comprehensive loss	(42,635)	(42,635)	(42,351)	84,986	(42,635)

Total invested equity	2,254,775	2,254,775	2,856,422	(5,111,197)	2,254,775

Total liabilities and invested equity	$2,254,775	$5,206,671	$3,442,593	$(6,401,701)	$4,502,338

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING BALANCE SHEET
December 30, 2007

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$41,810	$2,246	$—	$44,056
Accounts and notes receivable	—	17,710	410	—	18,120
Inventories	—	11,067	—	—	11,067
Prepaid expenses and other current assets	—	26,289	2	—	26,291
Deferred income tax benefit	—	21,388	—	—	21,388
Advertising funds restricted assets	—	—	10,315	—	10,315

Total current assets	—	118,264	12,973	—	131,237
Due from affiliates	—	—	11,431	(11,431)	—
Properties	—	473,842	219	—	474,061
Goodwill	—	468,778	—	—	468,778
Other intangible assets	—	45,318	—	—	45,318
Net investment in subsidiaries	153,662	12,294	—	(165,956)	—
Deferred costs and other assets	—	20,040	238	—	20,278

Total assets	$153,662	$1,138,536	$24,861	$(177,387)	$1,139,672

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$—	$25,650	$—	$—	$25,650
Accounts payable	—	41,664	141	—	41,805
Accrued expenses and other current liabilities	—	92,865	2,058	—	94,923
Advertising funds restricted liabilities	—	—	10,315	—	10,315

Total current liabilities	—	160,179	12,514	—	172,693
Long-term debt	—-	709,432	—	—	709,432
Due to affiliates	—	34,953	—	(11,431)	23,522
Deferred income	—	6,629	53	—	6,682
Deferred income taxes	—	8,612	—	—	8,612
Other liabilities	—	65,069	—	—	65,069
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, none issued and outstanding	—	—	—	—	—
Other capital	294,735	294,735	—	(294,735)	294,735
(Accumulated deficit) retained earnings	(141,425)	(141,425)	11,738	129,687	(141,425)
Accumulated other comprehensive income	352	352	556	(908)	352

Total invested equity	153,662	153,662	12,294	(165,956)	153,662

Total liabilities and invested equity	$153,662	$1,138,536	$24,861	$(177,387)	$1,139,672

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the year ended December 28, 2008

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Revenues:
Sales	$—	$1,612,915	$49,376	$—	$1,662,291
Franchise revenues	—	153,143	67,433	(60,106)	160,470

	—	1,766,058	116,809	(60,106)	1,822,761
Costs and expenses:
Cost of sales	—	1,369,927	45,603	—	1,415,530
General and administrative	—	251,199	22,068	(60,106)	213,161
Depreciation and amortization	—	79,084	5,974	—	85,058
Goodwill impairment	—	460,075	—	—	460,075
Impairment of other long-lived assets	—	9,580	—	—	9,580
Facilities relocation and restructuring	—	3,221	—	—	3,221
Other operating expense (income), net	—	2,455	(1,803)	—	652

	—	2,175,541	71,842	(60,106)	2,187,277

Operating profit	—	(409,483)	44,967	—	(364,516)
Interest expense	—	(66,847)	(78)	—	(66,925)
Gain on early extinguishments of debt	—	3,656	—	—	3,656
Other income (expense), net	—	(8,202)	7,780	—	(422)
Equity in (loss) income of subsidiaries	(365,086)	34,090	—	330,996	—

(Loss) income before income taxes	(365,086)	(446,786)	52,669	330,996	(428,207)
Benefit from (provision for) income taxes	—	81,700	(18,579)	—	63,121

Net (loss) income	$(365,086)	$(365,086)	$34,090	$330,996	$(365,086)

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the year ended December 30, 2007

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Revenues:
Sales	$—	$1,113,436	$—	$—	$1,113,436
Franchise revenues	—	83,407	3,574	—	86,981

	—	1,196,843	3,574	—	1,200,417
Costs and expenses:
Cost of sales	—	892,821	1,629	—	894,450
General and administrative	—	135,743	1,105	—	136,848
Depreciation and amortization	—	56,904	5	—	56,909
Impairment of other long-lived assets	—	2,623	—	—	2,623
Facilities relocation and restructuring	—	652	—	—	652
Other operating expense (income), net	—	263	—	—	263

	—	1,089,006	2,739	—	1,091,745

Operating profit	—	107,837	835	—	108,672
Interest expense	—	(59,223)	(1)	—	(59,224)
Other income, net	—	3,317	63	—	3,380
Equity in income (loss) of subsidiaries	32,694	(87)	—	(32,607)	—

Income before income taxes	32,694	51,844	897	(32,607)	52,828
Provision for income taxes	—	(19,001)	(984)	—	(19,985)

Income from continuing operations	32,694	32,843	(87)	(32,607)	32,843
Loss from discontinued operations, net of income taxes	—	(149)	—	—	(149)

Net income (loss)	$32,694	$32,694	$(87)	$(32,607)	$32,694

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the year ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Total
Revenues:
Sales	$—	$1,073,271	$—	$—	$1,073,271
Franchise revenues	—	78,630	3,371	—	82,001

		1,151,901	3,371	—	1,155,272
Costs and expenses:
Cost of sales	—	855,917	1,294	—	857,211
General and administrative	—	146,004	1,149	—	147,153
Depreciation and amortization	—	50,538	1	—	50,539
Impairment of other long-lived assets	—	4,029	—	—	4,029
Facilities relocation and restructuring	—	97	11	—	108
Other operating expense (income), net	—	887	—	—	887

	—	1,057,472	2,455	—	1,059,927

Operating profit	—	94,429	916	—	95,345
Interest expense	—	(56,944)	—	—	(56,944)
Loss on early extinguishments of debt	—	(1,018)	—	—	(1,018)
Other income, net	—	6,519	—	—	6,519
Equity in income of subsidiaries	24,092	577	—	(24,669)	—

Income before income taxes	24,092	43,563	916	(24,669)	43,902
Provision for income taxes	—	(18,200)	(339)	—	(18,539)

Income from continuing operations	24,092	25,363	577	(24,669)	25,363
Loss from discontinued operations, net of income taxes	—	(1,271)	—	—	(1,271)

Net income	$24,092	$24,092	$577	$(24,669)	$24,092

See accompanying notes to combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the year ended December 28, 2008

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net (loss) income	$(365,086)	$(365,086)	$34,090	$330,996	$(365,086)
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Equity in loss (income) from continuing operations of intercompany subsidiaries	365,086	(34,090)	—	(330,996)	—
Goodwill impairment	—	460,075	—	—	460,075
Depreciation and amortization	—	79,084	5,974	—	85,058
Impairment of other long-lived assets	—	9,580	—	—	9,580
Other than temporary losses on investments	—	1,815	—	—	1,815
Share-based compensation provision	—	8,770	—	—	8,770
Write-off and amortization of deferred financing costs	—	3,753	—	—	3,753
Other operating transactions with affiliates	—	296	(12,033)	—	(11,737)
Deferred income tax provision, net	—	(62,723)	—	—	(62,723)
Net receipt of deferred vendor incentive	—	(6,459)	—	—	(6,459)
Other, net	—	19,071	(9,419)	—	9,652
Changes in operating assets and liabilities:
Accounts and notes receivable	—	(2,786)	1,419	—	(1,367)
Inventories	—	(70)	(70)	—	(140)
Prepaid expenses and other current assets	—	14,005	5,795	—	19,800
Accounts payable, accrued expenses and other current liabilities	—	(41,006)	(9,020)	—	(50,026)

Net cash provided by continuing operating activities	—	84,229	16,736	—	100,965

Cash flows from continuing investing activities:
Capital expenditures	—	(102,904)	(3,020)	—	(105,924)
Cost of acquisitions, less cash acquired	—	(9,622)	—	—	(9,622)
Increase in cash from the Wendy’s merger	—	170,726	29,059	—	199,785
Proceeds from dispositions	—	1,322	—	—	1,322
Other, net	—	(129)	—	—	(129)

Net cash provided by continuing investing activities	—	59,393	26,039	—	85,432

Cash flows from continuing financing activities:
Proceeds from long-term debt	—	17,753	—	—	17,753
Repayments of notes payable and long-term debt	—	(175,521)	—	—	(175,521)
Other financing transactions with affiliates	—	31,800	(31,800)	—	—
Capital contribution from Wendy’s/Arby’s Group	—	150,177	—	—	150,177
Advances to Wendy’s/Arby’s Group	—	(155,000)	—	—	(155,000)
Other, net	—	(659)	—	—	(659)

Net cash used in continuing financing activities	—	(131,450)	(31,800)	—	(163,250)

Net cash provided by continuing operations before effect of exchange rate changes on cash	—	12,172	10,975	—	23,147
Effect of exchange rate changes on cash	—	—	(4,123)	—	(4,123)

Net increase in cash and cash equivalents	—	12,172	6,852	—	19,024
Cash and cash equivalents at beginning of year	—	41,810	2,246	—	44,056

Cash and cash equivalents at end of year	$—	$53,982	$9,098	$—	$63,080

See accompanying notes to combined financial statements

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the year ended December 30, 2007

	Parent		Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net income (loss)		$32,694	$32,694	$(87)	$(32,607)	$32,694
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Equity in (income) loss from continuing operations of intercompany subsidiaries		(32,694)	87	—	32,607	—
Depreciation and amortization		—	56,904	5	—	56,909
Impairment of other long-lived assets		—	2,623	—	—	2,623
Share-based compensation provision		—	5,054	—	—	5,054
Amortization of deferred financing costs		—	1,999	—	—	1,999
Other operating transactions with affiliates		—	26,252	(1,295)		24,957
Deferred income tax provision, net		—	(8,681)	—	—	(8,681)
Net receipt of deferred vendor incentive		—	(990)	—	—	(990)
Other, net		—	(3,003)	566	—	(2,437)
Changes in operating assets and liabilities:
Accounts and notes receivable		—	(242)	(114)	—	(356)
Inventories		—	(987)	—	—	(987)
Prepaid expenses and other current assets		—	(14,471)		—	(14,471)
Accounts payable, accrued expenses and other current liabilities		—	11,144	1,474	—	12,618

Net cash provided by continuing operating activities		—	108,383	549	—	108,932

Cash flows from continuing investing activities:
Capital expenditures		—	(72,702)	(181)	—	(72,883)
Cost of acquisitions, less cash acquired		—	(4,094)	—	—	(4,094)
Proceeds from dispositions		—	878	—	—	878
Other, net		—	48	—	—	48

Net cash used in continuing investing activities		—	(75,870)	(181)	—	(76,051)

Cash flows from continuing financing activities:
Proceeds from long-term debt		—	23,060	—	—	23,060
Repayments of notes payable and long-term debt		—	(14,292)	—	—	(14,292)
Dividends to affiliates		—	(37,000)	—	—	(37,000)
Deferred financing costs		—	(4,517)	—	—	(4,517)

Net cash used in continuing financing activities		—	(32,749)	—	—	(32,749)

Net cash (used in) provided by continuing operations		—	(236)	368	—	132
Net cash used in discontinued operations		—	(285)	—	—	(285)

Net (decrease) increase in cash and cash equivalents		—	(521)	368	—	(153)
Cash and cash equivalents at beginning of year		—	42,331	1,878	—	44,209

Cash and cash equivalents at end of year	$		$41,810	$2,246	$—	$44,056

See accompanying notes to combined financial statements

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the year ended December 31, 2006

	Parent		Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net (loss) income		$24,092	$24,092	$577	$(24,669)	$24,092
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Equity in income from continuing operations of intercompany subsidiaries		(24,092)	(577)	—	24,669	—
Depreciation and amortization		—	50,538	1	—	50,539
Impairment of other long-lived assets		—	4,029	—	—	4,029
Share-based compensation provision		—	5,222	—	—	5,222
Other operating transactions with affiliates		—	3,814	(349)	—	3,465
Deferred income tax benefit, net		—	8,520	—	—	8,520
Net receipt of deferred vendor incentive		—	5,828	—	—	5,828
Amortization of deferred financing costs		—	1,959	—	—	1,959
Other, net		—	5,137	(54)	—	5,083
Changes in operating assets and liabilities:
Accounts and notes receivable		—	4,248	(29)	—	4,219
Inventories		—	1,072	—	—	1,072
Prepaid expenses and other current assets		—	(4,196)	6	—	(4,190)
Accounts payable, accrued expenses and other current liabilities		—	(8,805)	805	—	(8,000)

Net cash provided by continuing operating activities		—	100,881	957	—	101,838

Cash flows from continuing investing activities:
Capital expenditures		—	(71,910)	—	—	(71,910)
Cost of acquisitions, less cash acquired		—	(2,886)	—	—	(2,886)
Proceeds from dispositions		—	8,081	—	—	8,081
Other, net		—	(2,517)	—	—	(2,517)

Net cash used in continuing investing activities		—	(69,232)	—	—	(69,232)

Cash flows from continuing financing activities:
Proceeds from long-term debt		—	21,876	—	—	21,876
Repayments of notes payable and long-term debt		—	(61,108)	—	—	(61,108)
Dividends to affiliates		—	(2,172)	—	—	(2,172)

Net cash used in continuing financing activities		—	(41,404)	—	—	(41,404)

Net cash (used in) provided by continuing operations		—	(9,755)	957	—	(8,798)
Net cash used in discontinued operations		—	(15)	—	—	(15)

Net (decrease) increase in cash and cash equivalents		—	(9,770)	957	—	(8,813)
Cash and cash equivalents at beginning of year		—	52,101	921	—	53,022

Cash and cash equivalents at end of year	$		$42,331	$1,878	$—	$44,209

See accompanying notes to combined financial statements

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED BALANCE SHEETS
(In Thousands)

	June 28, 2009	December 28, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$582,461	$63,080
Restricted cash equivalents	2,481	20,792
Accounts and notes receivable	86,286	91,347
Inventories	24,386	24,647
Prepaid expenses and other current assets	36,635	23,650
Deferred income tax benefit	47,996	28,337
Advertising funds restricted assets	84,686	81,139

Total current assets	864,931	332,992
Restricted cash equivalents	6,469	6,462
Investments	96,397	96,523
Properties	1,689,120	1,754,920
Goodwill	875,138	859,052
Other intangible assets	1,402,464	1,411,420
Deferred costs and other assets	60,114	40,969

Total assets	$4,994,633	$4,502,338

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$28,148	$29,537
Accounts payable	92,733	135,245
Accrued expenses and other current liabilities	252,810	230,763
Advertising funds restricted liabilities	84,686	81,139

Total current liabilities	458,377	476,684
Long-term debt	1,482,012	1,060,150
Due to Wendy’s/Arby’s	3,479	11,785
Deferred income	35,719	16,860
Deferred income taxes	551,729	526,658
Other liabilities	165,484	155,426
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Other capital	2,964,354	2,958,921
Accumulated deficit	(488,336)	(506,511)
Advances to Wendy’s/Arby’s	(155,000)	(155,000)
Accumulated other comprehensive loss	(23,185)	(42,635)

Total invested equity	2,297,833	2,254,775

Total liabilities and invested equity	$4,994,633	$4,502,338

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In Thousands)

	Six Months Ended
	June 28, 2009	June 29, 2008
	(Unaudited)
Revenues:
Sales	$1,589,438	$572,919
Franchise revenues	187,233	42,949

	1,776,671	615,868

Costs and expenses:
Cost of sales	1,362,404	478,437
General and administrative	213,063	71,658
Depreciation and amortization	95,059	30,103
Impairment of long-lived assets	13,404	1,417
Facilities relocation and restructuring	4,166	127
Other operating expense (income), net	1,732	(487)

	1,689,828	581,255

Operating profit	86,843	34,613
Interest expense	(52,363)	(27,816)
Other income (expense), net	(4,721)	457

Income before income taxes	29,759	7,254
Provision for income taxes	(11,584)	(2,944)

Net income	$18,175	$4,310

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(In Thousands)

	Six Months Ended
	June 28, 2009	June 29, 2008
	(Unaudited)
Cash flows from continuing operating activities:
Net income	$18,175	$4,310
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	95,059	30,103
Net receipt of deferred vendor incentive	19,532	7,295
Impairment of long-lived assets	13,404	1,417
Write-off and amortization of deferred financing costs	11,815	1,199
Non-cash rent expense	6,915	28
Share-based compensation provision	6,728	2,542
Equity in earnings in joint venture	(3,643)	—
Distributions received from joint venture	7,106	—
Other operating transactions with Wendy’s/Arby’s	(8,306)	(15,000)
Deferred income tax benefit, net	(2,416)	3,276
Other, net	15,831	(1,275)
Changes in operating assets and liabilities:
Accounts and notes receivable	178	(1,836)
Inventories	324	787
Prepaid expenses and other current assets	(11,105)	21,031
Accounts payable, accrued expenses and other current liabilities	(7,235)	(22,271)

Net cash provided by continuing operating activities	162,362	31,606

Cash flows from continuing investing activities:
Capital expenditures	(40,015)	(40,443)
Proceeds from dispositions	7,680	80
Cost of acquisitions, less cash acquired	—	(9,537)
Other, net	811	(169)

Net cash used in continuing investing activities	(31,524)	(50,069)

Cash flows from continuing financing activities:
Proceeds from long-term debt	553,776	19,622
Repayments of long-term debt	(137,963)	(27,781)
Deferred financing costs	(29,613)	—
Other, net	1,640	—

Net cash provided by (used in) continuing financing activities	387,840	(8,159)

Net cash provided by (used in) continuing operations before effect of exchange rate changes on cash	518,678	(26,622)
Effect of exchange rate changes on cash	703	—

Net cash provided by (used in) continuing operations	519,381	(26,622)
Net cash provided by discontinued operations	—	3

Net increase (decrease) in cash and cash equivalents	519,381	(26,619)
Cash and cash equivalents at beginning of period	63,080	44,056

Cash and cash equivalents at end of period	$582,461	$17,437

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(In Thousands)

	Six Months Ended
	June 28, 2009	June 29, 2008
	(Unaudited)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$43,957	$25,553

Income taxes, net of refunds, to non-affiliates	$3,447	$1,395

Supplemental schedule of noncash investing and financing activities:
Total capital expenditures	$44,196	$46,483
Capital expenditures paid in cash	(40,015)	(40,443)

Amounts representing capitalized lease and certain sales-leaseback obligations	$4,181	$6,040

Non-cash additions to long-term debt from acquisitions	$—	$9,574

See accompanying notes to unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(In thousands, except share amounts)

(1) Basis of Presentation

The accompanying condensed combined financial statements (the “Financial Statements”) of Wendy’s/Arby’s Restaurants, LLC (“Wendy’s/Arby’s Restaurants” and, together with its subsidiaries, the “Company”, “we”, “us” or “our”) (which was formerly named Wendy’s International Holdings, LLC ), a direct wholly owned subsidiary of Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s”), have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In our opinion, however, the Financial Statements contain all normal recurring adjustments necessary to present fairly our financial position as of June 28, 2009, results of our operations, and our cash flows for the six months ended June 28, 2009 and June 29, 2008. The results of operations for the six months ended June 28, 2009 are not necessarily indicative of the results to be expected for the full 2009 fiscal year. The results of operations for the six months ended June 29, 2008 do not include the results of operations of Wendy’s International, Inc. (“Wendy’s”) as such periods occurred prior to the merger with Wendy’s. These Financial Statements should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus for the fiscal year ended December 28, 2008. In addition, in preparing the Financial Statements, we have reviewed and considered all significant events occurring subsequent to June 28, 2009 and up until August 12, 2009, the date of the initial issuance of the Financial Statements, and August 28, 2009, the date of the reissuance of the Financial Statements.

Wendy’s/Arby’s Restaurants was formed by Wendy’s/Arby’s (formerly Triarc Companies, Inc. or “Triarc”) as a wholly-owned subsidiary holding company in October 2008. Wendy’s/Arby’s Restaurants’ sole asset at formation consisted of the contribution by Wendy’s/Arby’s of its investment in Wendy’s. All of the outstanding common stock of Wendy’s was acquired by Triarc on September 29, 2008 and at that same time Triarc changed its name to Wendy’s/Arby’s. In March 2009, Wendy’s/Arby’s contributed its longstanding investment in Arby’s Restaurant Group, Inc. and subsidiaries (“ARG” or “Arby’s”) to Wendy’s/Arby’s Restaurants. Wendy’s/Arby’s Restaurants has no assets or operations other than those of Wendy’s and Arby’s.

The combined Financial Statements present the historical results of Arby’s and Wendy’s as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented. The combined Financial Statements have been derived from the consolidated Financial Statements and historical accounting records of Wendy’s/Arby’s. Accordingly, the combined Financial Statements include the results of Arby’s and Wendy’s beginning from their time of ownership by Wendy’s/Arby’s. As a result, financial results for periods prior to September 29, 2008 include solely the financial results of Arby’s.

We report on a fiscal year consisting of 52 or 53 weeks ending on the Sunday closest to December 31. All six-month periods presented contain 26 weeks. Because our 2009 fiscal year, ending on January 3, 2010, will contain 53 weeks, our fourth quarter will contain 14 weeks. All references to years and quarters relate to fiscal periods rather than calendar periods.

(2) Acquisitions and Dispositions

Merger with Wendy’s International, Inc.

On September 29, 2008, Wendy’s/Arby’s completed the merger with Wendy’s (“Wendy’s Merger”) as described in the financial statements for the year ended December 28, 2008 contained elsewhere in this document. The results of operations and cash flows of Wendy’s have been included in the accompanying unaudited Condensed Combined Statements of Operations and Cash Flows for the six months ended June 28, 2009, but have not been included in such Financial Statements for the six months ended June 29, 2008.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

The preliminary allocation of the Wendy’s Merger consideration to the assets acquired and liabilities assumed, which remains subject to finalization, is as follows:

Value of shares of Wendy’s/Arby’s common stock issued in exchange for Wendy’s common shares	$2,476,197
Value of Wendy’s stock options that have been converted into Wendy’s/Arby’s options	18,296
Estimated Wendy’s Merger costs	21,028

Total estimated merger consideration	2,515,521
Net book value of Wendy’s assets acquired and liabilities assumed	796,588
Less: Wendy’s historical goodwill acquired	(83,794)

Net book value of Wendy’s assets acquired and liabilities assumed	712,794

Excess of merger consideration over book value of Wendy’s assets acquired and liabilities assumed	1,802,727

Change in fair values of assets and liabilities allocated to:
(Increase)/decrease in:
Current assets
Accounts and notes receivable	(694)
Prepaid expenses and other current assets	985
Investments	(64,169)
Properties	(47,622)
Other intangible assets
Trademark	(900,109)
Franchise agreements	(353,000)
Favorable leases	(122,438)
Computer software	9,572
Deferred costs and other assets	(377)
Increase/(decrease) in:
Accrued expenses and other current liabilities	2,035
Long-term debt, including current portion of $228	(56,337)
Other liabilities	(36,960)
Unfavorable leases	70,762
Deferred income tax liability	557,220

Total adjustments	(941,132)

Goodwill	$861,595

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Summarized below is the change in goodwill during the six months ended June 28, 2009 resulting from changes in the estimated merger consideration and in the preliminary allocation of the revised merger consideration to the estimated fair vales of assets acquired and liabilities assumed:

Goodwill as reported at December 28, 2008	$850,908
Change in total estimated merger consideration:
Decrease in the value of Wendy’s stock options that have been converted into Wendy’s/Arby’s options	(199)
Increase in Wendy’s Merger costs	325
Changes to fair values of assets and liabilities:
Increase in properties	(2,704)
Increase in favorable leases	(5,170)
Increase in computer software	6
Decrease in accrued expenses and other current liabilities	(3,506)
Increase in other liabilities	9,614
Increase in unfavorable leases	6,709
Increase in deferred income tax liability	5,612

Goodwill as reported at June 28, 2009	$861,595

The following unaudited supplemental pro forma condensed combined summary operating data (the “As Adjusted” data) of the Company for the six months ended June 29, 2008 has been prepared by adjusting the historical data as set forth in the accompanying unaudited Condensed Combined Statements of Operations to give effect to the Wendy’s Merger as if it had been consummated as of December 31, 2007:

	Six months ended June 29, 2008
	As Reported	As Adjusted
Revenues:
Sales	$572,919	$1,642,021
Franchise revenues	42,949	189,007

Total revenues	615,868	1,831,028

Operating profit	34,613	83,099
Net income	4,310	26,022

This As Adjusted data is presented for comparative purposes only and does not purport to be indicative of the Company’s actual results of operations had the Wendy’s Merger actually been consummated as of December 31, 2007 or of the Company’s future results of operations.

Other acquisitions

We completed the acquisitions of the operating assets, and assumed liabilities, of 45 Arby’s® franchised restaurants during the six months ended June 29, 2008. The total then estimated consideration for the acquisitions was $15,807 consisting of (1) $8,890 of cash (before consideration of $45 of cash acquired), (2) the assumption of $6,239 of debt and (3) $678 of related estimated expenses. The aggregate purchase price of $16,294 also included $693 of losses from the settlement of unfavorable franchise rights and a $1,180 gain on the termination of subleases both included in “Other operating expense (income), net”.

Dispositions

During the first half of 2009, the Company received proceeds from dispositions of $7,680 consisting of $3,384 from the sale of ten Wendy’s units to a franchisee and $4,296 related to other dispositions. These sales resulted in a net gain of $304 which is included in “Depreciation and amortization”.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

(3) Debt

Senior Notes

On June 23, 2009, Wendy’s/Arby’s Restaurants issued $565,000 principal amount of Senior Notes (the “Senior Notes”). The Senior Notes will mature on July 15, 2016 and accrue interest at 10.00% per annum, payable semi-annually on January 15 and July 15, with the first payment on January 15, 2010. The Senior Notes were issued at 97.533% of the principal amount, representing a yield to maturity of 10.50% and resulting in net proceeds paid to us of $551,061. The $13,939 discount will be accreted and the related charge included in “Interest expense” until the Senior Notes mature. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by certain direct and indirect domestic subsidiaries of Wendy’s/Arby’s Restaurants (collectively, the “Guarantors”).

Wendy’s/Arby’s Restaurants incurred approximately $20,440 in costs related to the issuance of the Senior Notes which will be amortized to “Interest expense” over the Senior Notes’ term utilizing the effective interest method.

An Indenture dated as of June 23, 2009 among Wendy’s/Arby’s Restaurants, the Guarantors and U.S. Bank National Association, as trustee, includes certain customary covenants that, subject to a number of important exceptions and qualifications, limit the ability of Wendy’s/Arby’s Restaurants and its restricted subsidiaries to, among other things, incur debt or issue preferred or disqualified stock, pay dividends on equity interests, redeem or repurchase equity interests or prepay or repurchase subordinated debt, make some types of investments and sell assets, incur certain liens, engage in transactions with affiliates (except on an arms-length basis), and consolidate, merge or sell all or substantially all of their assets.

Senior Secured Term Loan

On June 10, 2009, Wendy’s/Arby’s Restaurants entered into an Amendment No. 1 to the amended and restated Arby’s Credit Agreement (the “Credit Agreement”) which, among other things (1) permitted the issuance by Wendy’s/Arby’s Restaurants of the Senior Notes described above and the incurrence of debt thereunder, and permitted Wendy’s/Arby’s Restaurants to dividend to Wendy’s/Arby’s the net cash proceeds of the Senior Notes issuance less amounts used to prepay the term loan under the Credit Agreement and pay accrued interest thereon and certain other payments, (2) modified certain total leverage financial covenants, added certain financial covenants based on senior secured leverage ratios and modified the minimum interest coverage ratio, (3) permitted the prepayment at any time prior to maturity of certain senior notes of Wendy’s and eliminated certain incremental debt baskets in the covenant prohibiting the incurrence of additional indebtedness and (4) modified the interest margins to provide that the margins will fluctuate based on Wendy’s/Arby’s Restaurants’ corporate credit rating. Wendy’s/Arby’s Restaurants incurred approximately $3,107 in costs related to such Amendment No 1.

As amended, the term loan under the Credit Agreement and amounts borrowed under the revolving credit facility under the Credit Agreement bear interest at our option at either (i) the Eurodollar Base Rate (as defined in the Credit Agreement), as adjusted pursuant to applicable regulations (but not less than 2.75%), plus an interest rate margin of 4.00%, 4.50%, 5.00% or 6.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating, or (ii) the Base Rate (as defined in the Credit Agreement), which is the higher of the interest rate announced by the administrative agent for the Credit Agreement as its base rate and the Federal funds rate plus 0.50% (but not less that 3.75%), in either case plus an interest rate margin of 3.00%, 3.50%, 4.00% or 5.00% per annum, depending on Wendy’s/Arby’s Restaurants’ corporate credit rating. Based on Wendy’s/Arby’s Restaurants’ corporate credit rating at the effective date of the Amendment No. 1 and as of June 28, 2009, the applicable interest rate margins available to us were 4.50% for Eurodollar Base Rate borrowings and 3.50% for Base Rate borrowings.

Concurrently with the closing of the issuance of the Senior Notes, we prepaid the term loan under the Credit Agreement in an aggregate principal amount of $132,500 and accrued interest thereon.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Interest rate swap agreements

Since June 28, 2009, we have entered into $186.0 million and $175.0 million of interest rate swap agreements on the 6.20% senior notes and 6.25% senior notes, respectively, in order to hedge a portion of our fixed rate debt.

(4) Fair Value Measurement of Financial Assets and Liabilities

The carrying amounts and estimated fair values of the Company’s financial instruments as of June 28, 2009 were as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents (a)	$582,461	$582,461
Restricted cash equivalents (a):
Current	2,481	2,481
Non-current	6,469	6,469
Financial liabilities:
Long-term debt, including current portion:
10.00% Senior Notes (b)	551,084	550,875
Senior secured term loan, weighted average effective interest of 7.25% (b)	253,463	247,760
6.20% senior notes (b)	201,353	200,813
6.25% senior notes (b)	190,813	200,000
Sale-leaseback obligations (c)	124,574	117,773
Capitalized lease obligations (c)	103,121	99,716
7% Debentures (b)	79,526	72,500
Notes payable, weighted average interest of 7.27% (c)	4,676	4,611
Other	1,550	1,507

Total long-term debt, including current portion	$1,510,160	$1,495,555

Guarantees of:
Lease obligations for Arby’s restaurants not operated by the Company (d)	$413	$413
Wendy’s franchisee loans obligations (e)	$643	$643

(a)	The carrying amounts approximated fair value due to the short-term maturities of the cash equivalents or restricted cash equivalents.

(b)	The fair values are based on quoted market prices.

(c)

The fair values were determined by discounting the future scheduled principal payments using an interest rate assuming the same original issuance spread over a current Treasury bond yield for securities with similar durations.

(d)	The fair value was assumed to reasonably approximate the carrying amount since the carrying amount represents the fair value as of the acquisition of RTM Restaurant Group less subsequent amortization.

(e)

Wendy’s provided loan guarantees to various lenders on behalf of franchisees entering into pooled debt facility arrangements for new store development and equipment financing. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, Wendy’s has accrued a liability for the fair value of these guarantees, the calculation for which was based upon a weighed average risk percentage established at the inception of each program.

The carrying amounts of current accounts and notes receivable, non-current notes receivable, advertising fund restricted assets and liabilities, accounts payable and accrued expenses approximated fair value due to related

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

allowance for doubtful accounts and notes receivable and the short-term maturities of accounts and notes receivable, accounts payable and accrued expenses.

(5) Impairment of Long-lived Assets

	Six Months Ended
	June 28, 2009	June 29, 2008
Arby’s restaurant segment:
Impairment of Company-owned restaurants:
Properties	$11,796	$1,154
Intangible assets	938	263

	12,734	1,417

Wendy’s restaurant segment:
Impairment of surplus properties	670	—

Total impairment of long-lived assets	$13,404	$1,417

The Arby’s restaurant segment impairment losses reflect (1) the deterioration in operating performance of certain restaurants and (2) additional charges for restaurants impaired in a prior year which did not subsequently recover. The Wendy’s restaurant segment impairment losses reflect write-downs in the carrying value of surplus properties and properties held for sale.

Impairment losses represented the excess of the carrying value over the fair value of the affected assets and are included in “Impairment of long-lived assets.” The fair values (Level 3 Inputs as described in Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”)) of impaired assets discussed above for the Arby’s restaurants segment were estimated based upon the present values of the anticipated cash flows associated with each related Company-owned asset. The fair values (Level 2 Inputs as described in SFAS 157) of the impaired assets discussed above for the Wendy’s restaurants segment were estimated based upon their expected realizable value, which reflect market declines in the areas where the properties are located.

(6) Facilities Relocation and Restructuring

The facilities relocation and restructuring charges for the six months ended June 28, 2009 of $4,166 are primarily related to severance costs in connection with the Wendy’s Merger. We expect to incur additional facilities relocation and restructuring charges with respect to additional severance costs in connection with the Wendy’s Merger of $1,696 in the remainder of 2009.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

An analysis of activity in the facilities relocation and restructuring accrual during the six months ended June 28, 2009 is as follows:

	Balance December 28 2008	Provision	Payments	Adjustment (1)	Balance June 28, 2009	Total Expected to be Incurred	Total Incurred to Date
Wendy’s restaurant segment:
Cash obligations:
Severance costs	$1,469	$4,238	$(1,857)	$2,935	$6,785	$12,043	$10,347

Total Wendy’s restaurant segment	1,469	4,238	(1,857)	2,935	6,785	12,043	10,347

Arby’s restaurant segment:
Cash obligations:
Employee relocation costs	72	(72)	—	—	—	4,579	4,579
Other	—	—	—	—	—	7,471	7,471

	72	(72)	—	—	—	12,050	12,050
Non-cash charges	—	—	—	—	—	719	719

Total Arby’s restaurant segment	72	(72)	—	—	—	12,769	12,769

	$1,541	$4,166	$(1,857)	$2,935	$6,785	$24,812	$23,116

(1)	This amount represents the remaining liability for severance costs initially recorded at Wendy’s/Arby’s and transferred to Wendy’s/Arby’s Restaurants during the second quarter of 2009.

(7) Investment in joint venture with Tim Hortons Inc.

Investments in which we have significant influence over the investees (“Equity Investments”) are accounted for in accordance with the “Equity Method” of accounting under which our results of operations include our share of the income or loss of the investees. Wendy’s is a partner in a Canadian restaurant real estate joint venture with Tim Hortons Inc. (“TimWen”). Wendy’s 50% share of the joint venture is accounted for using the Equity Method. Our equity in earnings from this joint venture is included in “Other operating expense (income), net”.

Presented below is a summary of components (unaudited) related to our portion of TimWen included in our Condensed Combined Balance Sheets and Condensed Combined Statements of Operations as of and for the six months ended June 28, 2009 (since the Wendy’s Merger).

Balance at December 28, 2008	$89,771
Equity in earnings for the six months ended June 28, 2009	4,958
Amortization of purchase price adjustments	(1,315)

	3,643	(a)

Distributions	(7,106)

Currency translation adjustment included in “Comprehensive Income (loss)”	5,255

Balance at June 28, 2009	$91,563	(b)

(a)	Equity in earnings for the six months ended June 28, 2009 is included in “Other operating expense (income), net”.

(b)	Included in “Investments”.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Presented below is a summary of unaudited financial information of TimWen as of and for the six months ended June 28, 2009 in Canadian dollars. The summary balance sheet financial information does not distinguish between current and long-term assets and liabilities:

June 28, 2009 (Canadian)
Balance sheet information:
Properties	C$ 85,232
Cash and cash equivalents	701
Accounts receivable	4,784
Other	2,310

C$ 93,027

Accounts payable and accrued liabilities	C$ 1,774
Other liabilities	10,896
Partners’ equity	80,357

C$ 93,027

Six months ended June 28, 2009 (Canadian)

Income statement information:
Revenues	C$ 18,762
Income before income taxes and net income	11,935

(8) Other Than Temporary Losses on Investments

We analyze our unrealized losses on a quarterly basis and, due to current market conditions and other factors, we recorded other than temporary losses on investments of $1,957 for the first half of 2009 attributable to the decline in fair value of a cost investment. Any other than temporary losses on our investments are dependent upon the underlying economics and/or volatility in their value and may or may not recur in future periods.

(9) Income Taxes

The Company is included in the consolidated Federal and certain state income tax returns of Wendy’s/Arby’s, but provides for Federal and state income taxes on the same basis as if the Company and its subsidiaries filed consolidated returns separate from Wendy’s/Arby’s.

Amounts payable for Federal and certain state income taxes are paid in cash by the Company to Wendy’s/Arby’s under a tax sharing agreement. During the six months ended June 28, 2009, the Company made cash payments of $10,417 to Wendy’s/Arby’s for certain 2008 and estimated 2009 Federal and state income taxes.

The effective tax rates for the six months ended June 28, 2009 and June 29, 2008 were 38.9% and 40.6%, respectively. These rates vary from the U.S. federal statutory rate of 35% due to the 2009 and 2008 effects of (1) state income taxes, net of federal income tax benefit, (2) non-deductible expenses, (3) adjustments to our uncertain tax positions, and (4) tax credits.

In the first half of 2009 we increased our unrecognized tax benefits for prior periods by $1,184 and the related interest by $607. There were no other significant changes to unrecognized tax benefits in the first half of 2009 and 2008.

The Internal Revenue Service (the “IRS”) is currently conducting an examination of our U.S. Federal income tax return for the 2009 tax year and for the tax period ended December 28, 2008 as part of the Compliance Assurance Program (“CAP”). Our December 28, 2008 U.S. Federal income tax return includes Wendy’s for all of 2008 and Wendy’s/Arby’s for the period September 30, 2008 to December 28, 2008. Prior to the Wendy’s Merger, Wendy’s was a participant in the CAP since the beginning of the 2006 tax year. CAP is a voluntary, real-time

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

audit arrangement whereby taxpayers and the IRS address issues throughout the year as they emerge. Any matters relating to Wendy’s U.S. Federal income tax returns for 2007 and prior years have been settled.

Wendy’s/Arby’s U.S. Federal income tax returns for periods ended January 1, 2006 (fiscal 2005) to September 29, 2008 are not currently under examination by the IRS. Our foreign income tax returns and Wendy’s foreign income tax returns for periods prior to the Wendy’s Merger are open to examination primarily for periods ending on or after January 2, 2005. Certain of these foreign income tax returns are currently under examination. Some of our state income tax returns and some of the Wendy’s state income tax returns for periods prior to the Wendy’s Merger are currently under examination. Certain of these states have issued notices of proposed tax assessments aggregating $4,499. We dispute these notices and believe their ultimate resolution will not have a material adverse impact on our combined financial position or results of operations.

(10) Invested Equity

The following is a summary of the changes in invested equity:

	Six Months Ended
	June 28, 2009	June 28, 2008
Balance, beginning of year	$2,254,775	$153,662
Comprehensive income (1)	37,625	3,770
Share-based compensation expense	6,728	2,542
Other	(1,295)	3

Balance, end of period	$2,297,833	$159,977

(1) The following is a summary of the components of comprehensive income, net of income taxes:

	Six Months Ended
	June 28, 2009	June 29, 2008
Net income	$18,175	$4,310

Net change in currency translation adjustment	19,438	(106)
Net unrecognized pension loss	12	—
Net unrealized gains (losses) on cash flow hedges (a)	—	(434)

Other comprehensive income	19,450	(540)

Comprehensive income	$37,625	$3,770

(a) Net unrealized gains (losses) on cash flow hedges:

Six Months Ended June 29, 2008
Unrealized holding losses arising during the period	$(1,517)
Reclassifications of prior period unrealized holding losses into net income or loss	809

(708)
Income tax benefit	274

$(434)

(11) Business Segments

We manage and internally report our operations in two brand segments: (1) the operation and franchising of Wendy’s restaurants and (2) the operation and franchising of Arby’s restaurants. We evaluate segment performance and allocate resources based on each segment’s operating profit (loss) and other financial and non-financial factors. Prior to the Wendy’s Merger, we managed and internally reported our operations as one business segment.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

In the first quarter of 2009, Wendy’s/Arby’s began charging the restaurant segments for support services based upon budgeted segment revenues. Prior to that date, the restaurant segments had directly incurred such costs. Commencing with the second quarter of 2009, Wendy’s/Arby’s Restaurants established a shared service center in Atlanta and allocated its operating costs, excluding depreciation and amortization and certain facilities relocation expenses, to the restaurant segments based on budgeted segment revenues.

The following is a summary of our segment information for the six months ended June 28, 2009:

	Wendy’s Restaurants	Arby’s Restaurants	Corporate	Total
Revenues:
Sales	$1,046,126	$543,312	$—	$1,589,438
Franchise revenues	147,293	39,940		187,233

	$1,193,419	$583,252	$—	$1,776,671

Depreciation and amortization	$65,295	$28,138	$1,626	$95,059

Operating profit (loss)	$85,524	$4,912	$(3,593)	$86,843

Interest expense				(52,363)
Other expense, net				(4,721)

Income before income tax provision				29,759
Provision for income taxes				(11,584)

Net income				$18,175

	Wendy’s Restaurants	Arby’s Restaurants	Corporate (a)	Total

Cash capital expenditures	$16,585	$15,861	$7,569	$40,015

(a)	The corporate capital expenditures are primarily related to our shared services project.

(12) Transactions with Related Parties

The following is a summary of transactions between the Company and its related parties:

	Six months ended
	June 28, 2009	June 29, 2008
Wendy’s/Arby’s cost allocation to restaurant segments (a)	$34,085	$—
Other transactions with Wendy’s/Arby’s:
Share-based compensation (b)	6,728	2,542
Payments for Federal and state income tax (c)	10,417	15,000
Expense (net credit) under management service agreements (d)	2,509	2,484
Charitable contributions to the Arby’s Foundation, Inc. (e)	500	500
Dividends paid (f)	7,583	—
Senior Notes fees (g)	5,368	—

(a)

For the first quarter of 2009, Wendy’s/Arby’s charged the restaurant segments for support services. Prior to that date, the restaurant segments had directly incurred such costs. For the six months ended June 28, 2009, Wendy’s/Arby’s allocated these costs, which totaled approximately $34,085, to the restaurant segments based upon budgeted segment revenues. In the opinion of management, such allocation is reasonable. These costs are included in “General and administrative.” During the six months ended June 28, 2009, we settled $19,255 of such support center costs in cash through our intercompany account with Wendy’s/Arbys.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

On the first day of the second quarter of 2009, we established a shared service center in Atlanta. As a result, support center costs from that date have been directly incurred by Wendy’s/Arby’s Restaurants and were allocated to the restaurant segments based on budgeted revenues.

(b)

The Company provides share based compensation with respect to Wendy’s/Arby’s common stock to certain employees. Such compensation cost is allocated by Wendy’s/Arby’s to the Company and is correspondingly recorded as capital contributions from Wendy’s/Arby’s.

(c)	The Company makes payments to Wendy’s/Arby’s under a tax sharing agreement, as discussed in more detail in Note 9, which are settled in cash through our intercompany account with Wendy’s/Arby’s.

(d)

The Company receives certain management services, including legal, accounting, tax, insurance, financial and other management services from Wendy’s/Arby’s. In connection with the RTM Acquisition, ARG entered into a management services agreement with Wendy’s/Arby’s effective July 25, 2005 that provides for an initial annual fixed fee of $4,500 plus annual cost of living adjustments beginning January 1, 2006. Such fees are included in “General and administrative.” Amounts incurred under such service arrangements, and other incidental amounts, are settled through the Company’s intercompany account with Wendy’s/Arby’s. Amounts due to Wendy’s/Arby’s were $3,479 and $11,785 at June 28, 2009 and December 28, 2008, respectively.

As a result of the 2005 agreement with Wendy’s/Arby’s described above, the Company’s results of operations may not be indicative of those that would be achieved if the Company had operated on a stand alone basis.

(e)

During 2009 and 2008 the Company paid $500 in each year for expenses on behalf of The Arby’s Foundation, Inc., a not-for-profit charitable foundation in which the Company has non-controlling representation on the board of directors, primarily utilizing funds reimbursed to it by PepsiCo, Inc. as provided for by the PepsiCo, Inc. contract. All such amounts are included in “General and administrative.”

(f)	The Company pays periodic cash dividends to a subsidiary of Wendy’s/Arby’s which were charged to “Invested Equity”.

(g)

Approximately $5,368 in fees for corporate finance advisory services were paid to a management company which was formed by directors of Wendy’s/Arby’s including its Chairman of the Board of Directors, who is its former Chief Executive Officer, its Vice Chairman of the Board of Directors, who is its former President and Chief Operating Officer, and another director, who is also its former Vice Chairman of the Board of Directors, in connection with the issuance of the Senior Notes.

In addition, during the fourth quarter of 2008, Wendy’s advanced an aggregate of $155,000 to Wendy’s/Arby’s; Wendy’s/Arby’s used such advances principally to fund $150,177 of capital contributions to Arby’s. These advances by Wendy’s do not bear interest and Wendy’s/Arby’s does not currently intend to repay such advances. Accordingly, the $155,000 of advances are reflected as a reduction of “Invested Equity.”

(13) Legal Matters

In the financial statements for the fiscal year ended December 28, 2008 contained elsewhere within this document, we disclosed putative class action complaints that had been filed against Wendy’s, its directors, and in two cases also Wendy’s/Arby’s, between April 25 and June 13, 2008, alleging breach of fiduciary duties arising out of the Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement with Triarc on April 23, 2008, and failure to disclose material information related to the merger in Amendment No. 3 to the Form S-4 under the Securities Act of 1933. These cases were described in the financial statements for the fiscal year ended December 28, 2008 as the Guiseppone, Henzel, Smith and Ravanis cases.

On April 1, 2009, the Common Pleas Court of Franklin County, Ohio entered an order preliminarily approving settlement of all claims and certifying a class for settlement purposes only, which provided for notice of settlement to the class and set a final settlement hearing date of July 1, 2009. On May 1, 2009, Wendy’s mailed a notice of pendency of the class actions, the proposed settlement and the final hearing date.

On July 1, 2009, the Common Pleas Court of Franklin County, Ohio entered a final order approving settlement of all claims in the Guiseppone, Henzel and Smith cases and certifying a class for settlement purposes only. On July 9, 2009, the Supreme Court of the State of New York, New York County, entered a dismissal of the

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

Ravanis case, with prejudice. The disposition of these cases was not material to the results of operations or financial condition of the Company.

In addition to the matters described above, the Company is involved in litigation and claims incidental to its current and prior business. The Company has reserves for all of its legal matters aggregating $2,222 as of June 28, 2009. Although the outcome of such matters cannot be predicted with certainty and some of these matters may be disposed of unfavorably to the Company, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves, the Company does not believe that the outcome of such legal matters will have a material adverse effect on its combined financial position or results of operations.

(14) Accounting Standards

Accounting Standards Adopted during 2009

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). These statements change the way companies account for business combinations and noncontrolling interests by, among other things, requiring (1) more assets and liabilities to be measured at fair value as of the acquisition date, including a valuation of the entire company being acquired where less than 100% of the company is acquired, (2) an acquirer in preacquisition periods to expense all acquisition-related costs, (3) changes in acquisition related deferred tax balances after the completion of the purchase price allocation be recognized in the statement of operations as opposed to through goodwill and (4) noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of “Invested equity”.

In addition, in April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). In determining the useful life of acquired intangible assets, FSP FAS 142-3 removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives.

In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 requires acquirers to recognize an asset acquired or liability assumed in a business combination that arises from a contingency at fair value if the acquisition-date fair value of that asset or liability can be determined during the measurement period.

SFAS 141(R), which became effective in our fiscal 2009 first quarter, will not impact our recording of the Wendy’s Merger except for any potential adjustments to deferred taxes included in the allocation of the purchase price after such allocation has been finalized. The adoption of SFAS 160 had no effect on the Company as it does not have any non-controlling interests. SFAS 141 (R), FSP FAS 142-3, FSP FAS 141(R)-1 and SFAS 160 will impact future acquisitions, if any, the effect of which will depend upon the nature and terms of such agreements. The application of FSP FAS 142-3 did not have a material effect on our unaudited condensed combined financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and how these items affect a company’s financial position, results of operations and cash flows. SFAS 161 affects only these disclosures and does not change the accounting for derivatives. SFAS 161 has been applied prospectively beginning with the first quarter of our 2009 fiscal year. The application of SFAS 161 did not have any effect on disclosures in our unaudited condensed combined financial statements.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”). FSP FAS 107-1 requires expanded fair value disclosures for all financial instruments within the scope of FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments.” These disclosures are required for interim periods for publicly traded entities. In addition, entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim basis. We have applied this Staff Position effective with our 2009 second quarter.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 defines the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim and annual periods ending after June 15, 2009, and we have applied SFAS 165 effective with our 2009 second quarter.

Accounting Standards Not Yet Adopted

In June 2009, the FASB issued SFAS No. 167, “Consolidation of Variable Interest Entities” (“SFAS 167”). SFAS 167 alters how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity’s purpose and design and the parent company’s ability to direct the entity’s actions. SFAS 167 is effective commencing with our 2010 fiscal year. We are currently evaluating the effects, if any, that adoption of this standard will have on our combined financial statements.

Also in June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 authorized the Codification as the sole source for authoritative U.S. GAAP and any accounting literature that is not in the Codification will be considered nonauthoritative. SFAS 168 will be effective commencing with our 2009 third quarter and is not anticipated to have a material effect on our combined financial statements.

(15) Guarantor/Non-Guarantor

Wendy’s/Arby’s Restaurants is the issuer of and certain of its domestic subsidiaries have guaranteed amounts outstanding under our Senior Notes. Each of the guaranteeing subsidiaries is a direct or indirect 100% owned subsidiary of the Company and each has fully and unconditionally guaranteed the Senior Notes on a joint and several basis.

The following are included in the presentation of our consolidating (1) Condensed Combining Balance Sheet as of June 28, 2009 and December 28, 2008, (2) Condensed Combining Statement of Operations for the six months ended June 28, 2009 and June 29, 2008 and (3) Condensed Combining Statement of Cash Flows for the six months ended June 28, 2009 and June 29, 2008 to reflect:

(a)	Wendy’s/Arby’s Restaurants (the “Parent”);

(b)	the guarantor subsidiaries as a group;

(c)	the non-guarantor subsidiaries as a group;

(d)	elimination entries necessary to combine the Parent with the guarantor and non-guarantor subsidiaries; and

(e)	Wendy’s/Arby’s Restaurants on a consolidated basis.

All of our domestic restricted subsidiaries that guarantee our senior secured credit facilities are guarantors of the Senior Notes, except as set forth below:

•

Scioto Insurance Company, a Vermont captive insurance company (“Scioto”), and Oldemark LLC (“Oldemark”), Scioto’s wholly owned subsidiary, are subject to regulatory restrictions under Vermont insurance law that require governmental approval before they can incur guarantees. Each of these subsidiaries guarantee our senior secured credit facilities on a limited basis (limited to the lesser of (i) $200

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

million, or (ii) 90% of the excess of their total assets over their total liabilities (as determined in accordance with the terms of the guarantee)), but do not guarantee the Senior Notes. Oldemark owns substantially all of the U.S. trademarks and other intellectual property associated with the Wendy’s brand.

•	In addition, certain of our subsidiaries, including our foreign subsidiaries, do not guarantee our credit facilities and do not guarantee the Senior Notes.

For purposes of presentation of such consolidating information, investments in subsidiaries are accounted for by the Parent on the equity method, as if Wendy’s/Arby’s Restaurants had existed as a separate legal entity by the beginning of the earliest period presented. The elimination entries are principally necessary to eliminate intercompany balances and transactions.

Certain reclassifications have been made to the consolidating Condensed Combining Balance Sheets and Statements of Cash Flows which were previously included in a Current Report on Form 8-K for Wendy’s/Arby’s dated August 12, 2009 to conform to the current presentation herein.

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING BALANCE SHEET
June 28, 2009

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$16,392	$549,969	$16,100	$—	$582,461
Restricted cash equivalents	—	2,481	—	—	2,481
Accounts and notes receivable	30	83,282	2,974	—	86,286
Inventories	—	23,275	1,111	—	24,386
Prepaid expenses and other current assets	4,743	30,574	1,318	—	36,635
Deferred income tax benefit	—	47,996	—	—	47,996
Advertising funds restricted assets	—	—	84,686	—	84,686

Total current assets	21,165	737,577	106,189	—	864,931
Due from affiliate	497,443	—	1,347,054	(1,844,497)	—
Restricted cash equivalents	—	6,469	—	—	6,469
Investments	—	4,834	91,563	—	96,397
Properties	12,526	1,617,902	58,692	—	1,689,120
Goodwill	—	167,469	707,669	—	875,138
Other intangible assets	5,855	249,128	1,147,481	—	1,402,464
Net investment in subsidiaries	2,302,076	2,890,328	—	(5,192,404)	—
Deferred costs and other assets	20,117	34,982	5,015	—	60,114

Total assets	$2,859,182	$5,708,689	$3,463,663	$(7,036,901)	$4,994,633

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$—	$27,945	$203	$—	$28,148
Accounts payable	810	85,775	6,148	—	92,733
Accrued expenses and other current liabilities	8,223	200,032	44,555	—	252,810
Advertising funds restricted liabilities	—	—	84,686	—	84,686

Total current liabilities	9,033	313,752	135,592	—	458,377
Long-term debt	551,084	928,883	2,045	—	1,482,012
Due to affiliates	—	1,847,976	—	(1,844,497)	3,479
Deferred income	—	34,988	731	—	35,719
Deferred income taxes	1,230	125,530	424,969	—	551,729
Other liabilities	2	155,484	9,998	—	165,484
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—	—	—	—
Other capital	2,964,354	2,964,267	2,806,550	(5,770,817)	2,964,354
(Accumulated deficit) retained earnings	(488,336)	(484,006)	106,657	377,349	(488,336)
Advances to Wendy’s/Arby’s	(155,000)	(155,000)	—	155,000	(155,000)
Accumulated other comprehensive loss	(23,185)	(23,185)	(22,879)	46,064	(23,185)

Total invested equity	2,297,833	2,302,076	2,890,328	(5,192,404)	2,297,833

Total liabilities and invested equity	$2,859,182	$5,708,689	$3,463,663	$(7,036,901)	$4,994,633

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING BALANCE SHEET
December 28, 2008

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$53,982	$9,098	$—	$63,080
Restricted cash equivalents	—	20,792	—	—	20,792
Accounts and notes receivable	—	88,436	2,911	—	91,347
Inventories	—	23,632	1,015	—	24,647
Prepaid expenses and other current assets	—	22,842	808	—	23,650
Deferred income tax benefit	—	28,337	—	—	28,337
Advertising funds restricted assets	—	—	81,139	—	81,139

Total current assets	—	238,021	94,971	—	332,992
Due from affiliates	—	—	1,290,504	(1,290,504)	—
Restricted cash equivalents	—	6,462	—	—	6,462
Investments	—	6,751	89,772	—	96,523
Properties	—	1,705,204	49,716	—	1,754,920
Goodwill	—	150,052	709,000	—	859,052
Other intangible assets	—	208,247	1,203,173	—	1,411,420
Net investment in subsidiaries	2,254,775	2,856,422	—	(5,111,197)	—
Deferred costs and other assets	—	35,512	5,457	—	40,969

Total assets	$2,254,775	$5,206,671	$3,442,593	$(6,401,701)	$4,502,338

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Current portion of long-term debt	$—	$29,349	$188	$—	$29,537
Accounts payable	—	128,394	6,851	—	135,245
Accrued expenses and other current liabilities	—	175,636	55,127	—	230,763
Advertising funds restricted liabilities	—	—	81,139	—	81,139

Total current liabilities	—	333,379	143,305	—	476,684
Long-term debt	—	1,058,120	2,030	—	1,060,150
Due to affiliates	—	1,302,289	—	(1,290,504)	11,785
Deferred income	—	16,128	732	—	16,860
Deferred income taxes	—	91,292	435,366	—	526,658
Other liabilities	—	150,688	4,738	—	155,426
Invested equity:
Member interest, $0.01 par value; 1,000 shares authorized, none issued and outstanding	—	—	—	—	—
Other capital	2,958,921	2,958,921	2,850,981	(5,809,902)	2,958,921
(Accumulated deficit) retained earnings	(506,511)	(506,511)	47,792	458,719	(506,511)
Advances to parent	(155,000)	(155,000)	—	155,000	(155,000)
Accumulated other comprehensive loss	(42,635)	(42,635)	(42,351)	84,986	(42,635)

Total invested equity	2,254,775	2,254,775	2,856,422	(5,111,197)	2,254,775

Total liabilities and invested equity	$2,254,775	$5,206,671	$3,442,593	$(6,401,701)	$4,502,338

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the six months ended June 28, 2009

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Revenues:
Sales	$—	$1,491,965	$97,473	$—	$1,589,438
Franchise revenues	—	178,162	127,738	(118,667)	187,233

	—	1,670,127	225,211	(118,667)	1,776,671

Costs and expenses:
Cost of sales	—	1,275,902	86,502	—	1,362,404
General and administrative	(5)	292,008	39,727	(118,667)	213,063
Depreciation and amortization	1,626	80,890	12,543	—	95,059
Impairment of long-lived assets	—	13,404	—	—	13,404
Facilities relocation and restructuring	1,972	2,152	42	—	4,166
Other operating expense (income), net	—	5,038	(3,306)	—	1,732

	3,593	1,669,394	135,508	(118,667)	1,689,828

Operating (loss) profit	(3,593)	733	89,703	—	86,843
Interest expense	(1,016)	(51,233)	(114)	—	(52,363)
Other income (expense), net	(99)	(4,354)	(268)	—	(4,721)
Equity in income of subsidiaries	22,513	58,865	—	(81,378)	—

Income before income taxes	17,805	4,011	89,321	(81,378)	29,759
Benefit from (provision for) income taxes	370	18,502	(30,456)	—	(11,584)

Net income (loss)	$18,175	$22,513	$58,865	$(81,378)	$18,175

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF OPERATIONS
For the six months ended June 29, 2008

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Revenues:
Sales	$—	$572,919	$—	$—	$572,919
Franchise revenues	—	40,528	2,421	—	42,949

	—	613,447	2,421		615,868

Costs and expenses:
Cost of sales	—	479,932	(1,495)	—	478,437
General and administrative	—	72,426	(768)	—	71,658
Depreciation and amortization	—	30,092	11	—	30,103
Impairment of long-lived assets	—	1,417	—	—	1,417
Facilities relocation and restructuring	—	127	—	—	127
Other operating expense (income), net	—	(487)	—	—	(487)

	—	583,507	(2,252)	—	581,255

Operating profit	—	29,940	4,673	—	34,613
Interest expense	—	(27,816)	—	—	(27,816)
Other income, net	—	452	5	—	457
Equity in income of subsidiaries	4,310	3,470	—	(7,780)	—

Income before income taxes	4,310	6,046	4,678	(7,780)	7,254
Provision for income taxes	—	(1,736)	(1,208)	—	(2,944)

Net income	$4,310	$4,310	$3,470	$(7,780)	$4,310

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the six months ended June 28, 2009

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net income	$18,175	$22,513	$58,865	$(81,378)	$18,175
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Equity in income from continuing operations of intercompany subsidiaries	(22,513)	(58,865)	—	81,378	—
Depreciation and amortization	1,626	80,890	12,543	—	95,059
Net receipt of deferred vendor incentive	—	19,567	(35)	—	19,532
Impairment of long-lived assets	—	13,404	—	—	13,404
Write-off and amortization of deferred financing costs	48	11,767	—	—	11,815
Non-cash rent expense	—	6,875	40	—	6,915
Share-based compensation provision	1,108	5,620	—	—	6,728
Equity in earnings in joint venture	—	—	(3,643)	—	(3,643)
Distributions received from joint venture	—	—	7,106	—	7,106
Other operating transactions with affiliates	7,140	(60,356)	44,910	—	(8,306)
Deferred income tax benefit (provision), net	1,230	(6,126)	2,480	—	(2,416)
Other, net	4,725	13,542	(2,436)	—	15,831
Changes in operating assets and liabilities:
Accounts and notes receivable	(30)	124	84	—	178
Inventories	—	358	(34)	—	324
Prepaid expenses and other current assets	(4,743)	(5,927)	(435)	—	(11,105)
Accounts payable, accrued expenses and other current liabilities	1,250	2,143	(10,628)	—	(7,235)

Net cash provided by continuing operating activities	8,016	45,529	108,817	—	162,362

Cash flows from continuing investing activities:
Capital expenditures	(7,569)	(31,231)	(1,215)	—	(40,015)
Proceeds from dispositions	—	7,425	255	—	7,680
Other, net	(1,645)	2,456	—	—	811

Net cash used in continuing investing activities	(9,214)	(21,350)	(960)	—	(31,524)

Cash flows from continuing financing activities:
Proceeds from long-term debt	551,061	2,715	—	—	553,776
Repayments of long-term debt	—	(137,865)	(98)	—	(137,963)
Other financing transactions with affiliates	(522,492)	623,952	(101,460)	—	—
Deferred financing costs	(12,619)	(16,994)	—	—	(29,613)
Other, net	1,640	—	—	—	1,640

Net cash provided by (used in) continuing financing activities	17,590	471,808	(101,558)	—	387,840

Net cash provided by continuing operations before effect of exchange rate changes on cash	16,392	495,987	6,299	—	518,678
Effect of exchange rate changes on cash	—	—	703	—	703

Net cash provided by continuing operations	16,392	495,987	7,002	—	519,381
Net cash provided by discontinued operations	—	—	—	—	—

Net increase in cash and cash equivalents	16,392	495,987	7,002	—	519,381
Cash and cash equivalents at beginning of period	—	53,982	9,098	—	63,080

Cash and cash equivalents at end of period	$16,392	$549,969	$16,100	$—	$582,461

WENDY’S/ARBY’S RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS—Continued

CONDENSED COMBINING STATEMENT OF CASH FLOWS
For the six months ended June 29, 2008

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Total
Cash flows from continuing operating activities:
Net income	$4,310	$4,310	$3,470	$(7,780)	$4,310
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Equity in income from continuing operations of intercompany subsidiaries	(4,310)	(3,470)	—	7,780	—
Depreciation and amortization	—	30,092	11	—	30,103
Net receipt of deferred vendor incentive	—	7,295	—	—	7,295
Impairment of long-lived assets	—	1,417	—	—	1,417
Write-off and amortization of deferred financing costs	—	1,199	—	—	1,199
Non-cash rent expense	—	28	—	—	28
Share-based compensation provision	—	2,542	—	—	2,542
Other operating transactions with affiliates	—	(11,777)	(3,223)	—	(15,000)
Deferred income tax benefit, net	—	2,792	484	—	3,276
Other, net	—	(1,356)	81	—	(1,275)
Changes in operating assets and liabilities:
Accounts and notes receivable	—	(2,002)	166	—	(1,836)
Inventories	—	787		—	787
Prepaid expenses and other current assets	—	18,277	2,754	—	21,031
Accounts payable, accrued expenses and other current liabilities	—	(18,228)	(4,043)	—	(22,271)

Net cash provided by (used in) continuing operating activities	—	31,906	(300)	—	31,606

Cash flows from continuing investing activities:
Capital expenditures	—	(40,443)	—	—	(40,443)
Proceeds from dispositions	—	80	—	—	80
Cost of acquisitions, less cash acquired	—	(9,537)	—	—	(9,537)
Other, net	—	(169)	—	—	(169)

Net cash used in continuing investing activities	—	(50,069)	—	—	(50,069)

Cash flows from continuing financing activities:
Proceeds from long-term debt	—	19,622	—	—	19,622
Repayments of long-term debt	—	(27,781)	—	—	(27,781)

Net cash used in continuing financing activities	—	(8,159)	—	—	(8,159)

Net cash used in continuing operations	—	(26,322)	(300)	—	(26,622)
Net cash provided by discontinued operations	—	3	—	—	3

Net decrease in cash and cash equivalents	—	(26,319)	(300)	—	(26,619)
Cash and cash equivalents at beginning of period	—	40,510	3,546	—	44,056

Cash and cash equivalents at end of period	$—	$14,191	$3,246	$—	$17,437

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Wendy’s International, Inc.:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of income, cash flows, shareholders’ equity and comprehensive income present fairly, in all material respects, the financial position of Wendy’s International, Inc. and its subsidiaries at December 30, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 2, 2006 the Company changed the manner in which it accounts for share-based compensation. As discussed in Note 13, the Company changed the manner in which it records the funded status of its defined benefit pension plans in 2006. As discussed in Note 5 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in 2007.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
February 27, 2008

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 30, 2007 and December 31, 2006
	2007	2006
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$211,200	$457,614
Accounts receivable, net	72,069	84,841
Deferred income taxes	7,304	29,651
Inventories and other	29,590	30,252
Advertising fund restricted assets	42,665	36,207
Assets held for disposition	3,338	15,455
Current assets of discontinued operations	0	2,712

Total current assets	366,166	656,732

Property and equipment, net	1,246,885	1,226,328
Goodwill	84,001	85,353
Deferred income taxes	4,899	4,316
Intangible assets, net	2,704	3,855
Other assets	84,742	82,738
Non current assets of discontinued operations	0	1,025

Total assets	$1,789,397	$2,060,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,662	$93,465
Accrued expenses:
Salaries and wages	39,157	47,329
Taxes	31,033	46,138
Insurance	57,190	57,353
Other	45,612	32,199
Advertising fund restricted liabilities	35,760	28,568
Current portion of long-term obligations	26,591	87,396
Current liabilities of discontinued operations	0	2,218

Total current liabilities	321,005	394,666

Long-term obligations:
Term debt	521,343	537,139
Capital leases	21,680	18,963

Total long-term obligations	543,023	556,102

Deferred income taxes	45,351	30,220
Other long-term liabilities	75,887	66,163
Non current liabilities of discontinued operations	0	1,519
Commitments and contingencies:
Shareholders’ equity:
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 130,241,000 and 129,548,000 shares, respectively	13,024	12,955
Capital in excess of stated value	1,110,363	1,089,825
Retained earnings	1,287,963	1,241,489
Accumulated other comprehensive income (expense):
Cumulative translation adjustments	28,949	9,100
Pension liability	(18,990)	(22,546)

	2,421,309	2,330,823
Treasury stock, at cost: 42,844,000 and 33,844,000 shares, respectively	(1,617,178)	(1,319,146)

Total shareholders’ equity	804,131	1,011,677

Total liabilities and shareholders’ equity	$1,789,397	$2,060,347

See accompanying Notes to the Consolidated Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 30, 2007, December 31, 2006 and January 1, 2006
	2007	2006	2005
	(In thousands, except per share data)
Revenues:
Sales	$2,160,025	$2,154,607	$2,138,365
Franchise revenues	290,219	284,670	317,053

Total revenues	2,450,244	2,439,277	2,455,418

Costs and expenses:
Cost of sales	1,322,264	1,352,312	1,362,631
Company restaurant operating costs	597,285	602,298	581,869
Operating costs	22,725	46,674	20,419
Depreciation of property and equipment	113,127	122,636	127,998
General and administrative expenses	212,425	237,575	220,891
Restructuring and Special Committee related charges	34,427	38,914	0
Other (income) expense, net	(9,006)	(1,446)	(34,263)

Total costs and expenses	2,293,247	2,398,963	2,279,545

Operating income	156,997	40,314	175,873

Interest expense	(45,010)	(35,711)	(43,076)
Interest income	13,769	37,876	3,987

Income from continuing operations before income taxes	125,756	42,479	136,784
Income taxes	39,131	5,433	51,689

Income from continuing operations	86,625	37,046	85,095
Income from discontinued operations	1,271	57,266	138,972

Net income	$87,896	$94,312	$224,067

Basic earnings per common share from continuing operations	$0.97	$0.33	$0.74

Diluted earnings per common share from continuing operations	$0.96	$0.32	$0.73
Basic earnings per common share from discontinued operations	$0.02	$0.50	$1.21

Diluted earnings per common share from discontinued operations	$0.01	$0.50	$1.19

Basic earnings per common share	$0.99	$0.83	$1.95

Diluted earnings per common share	$0.97	$0.82	$1.92
Dividends declared and paid per common share	$0.46	$0.60	$0.58

Basic shares	89,143	114,244	114,945

Diluted shares	90,190	115,325	116,819

See accompanying Notes to the Consolidated Financial Statements.

WENDY’S INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 30, 2007, December 31, 2006 and January 1, 2006
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$87,896	$94,312	$224,067
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(1,271)	(57,266)	(138,972)
Depreciation and amortization	115,339	123,700	129,000
Deferred income taxes	37,647	(31,781)	(12,475)
(Gain) loss from property dispositions, net	2,880	14,800	(48,060)
Equity based compensation expense	12,342	11,413	16,194
Tax benefit on the exercise of stock options	5,006	29,189	37,872
Excess stock-based compensation tax benefits	(5,006)	(29,189)	0
Net reserves for receivables and other contingencies	758	635	(81)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions of restaurants:
Accounts and notes receivable	13,356	(23,386)	(1,984)
Inventories and other	613	(2,000)	(4,607)
Accounts payable and accrued expenses	(18,149)	(3,710)	(15,956)
Other, net	3,834	17,189	5,819

Net cash provided by operating activities from continuing operations	255,245	143,906	190,817
Net cash (used in) provided by operating activities from discontinued operations	(1,710)	127,473	286,460

Net cash provided by operating activities	253,535	271,379	477,277

Cash flows from investing activities:
Proceeds from property dispositions	31,771	62,885	196,036
Capital expenditures	(130,102)	(109,533)	(181,302)
Acquisition of franchises	(9,586)	(13,263)	(13,251)
Proceeds from insurance settlements	8,389	0	0
Principal payments on notes receivable	608	514	9,838
Investments in joint ventures and other investments	(911)	(1,701)	(2,420)
Other investing activities	0	(1,540)	(5,216)

Net cash provided by (used in) investing activities from continuing operations	(99,831)	(62,638)	3,685
Net cash used in investing activities from discontinued operations	(174)	(88,279)	(190,898)

Net cash used in investing activities	(100,005)	(150,917)	(187,213)

Cash flows from financing activities:
Proceeds from issuance of debt	0	127,973	0
Proceeds from employee stock options exercised	6,621	119,846	215,938
Excess stock-based compensation tax benefits	5,006	29,189	0
Repurchase of common stock	(298,032)	(1,024,963)	(99,545)
Principal payments on debt	(78,304)	(37,306)	(127,675)
Dividends paid on common shares	(40,885)	(69,667)	(66,137)

Net cash used in financing activities from continuing operations	(405,594)	(854,928)	(77,419)
Net cash provided by (used in) financing activities from discontinued operations	0	796,946	(94)

Net cash used in financing activities	(405,594)	(57,982)	(77,513)

Effect of exchange rate changes on cash—continuing operations	3,377	(246)	265

WENDY’S INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

	Years Ended December 30, 2007, December 31, 2006 and January 1, 2006
	2007	2006	2005
	(In thousands)
Effect of exchange rate changes on cash—discontinued operations	0	4,412	3,676

Net increase in cash and cash equivalents	(248,687)	66,646	216,492

Cash and cash equivalents at beginning of period	457,614	230,560	64,679

Add: Cash and cash equivalents of discontinued operations at beginning of period	2,273	162,681	112,070

Net increase (decrease) in cash and cash equivalents	(248,687)	66,646	216,492

Less: Cash and cash equivalents of discontinued operations at end of period	0	(2,273)	(162,681)

Cash and cash equivalents at end of period	$211,200	$457,614	$230,560

Supplemental disclosures of cash flow information:
Interest paid from continuing operations	$41,881	$35,369	$43,167

Interest paid from discontinued operations	0	16,783	6,675

Income taxes (refunded) paid	(9,738)	110,453	88,845

Dividend of THI net assets in conjunction with THI spin-off, including cash of $166.0 million	0	638,858	0

Non-cash investing and financing activities:
Capital lease obligations incurred from continuing operations	$2,046	$1,432	$3,852
Capital lease obligations incurred from discontinued operations	0	3,854	3,871

See accompanying Notes to the Consolidated Financial Statements.

WENDY’S INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Years Ended December 30, 2007, December 31, 2006 and January 1, 2006
	2007	2006	2005
	(In thousands)
Common stock at stated value:
Balance at beginning of period	$12,955	$12,549	$11,809
Exercise of options and restricted stock vesting	69	406	740

Balance at end of period	13,024	12,955	12,549

Capital in excess of stated value:
Balance at beginning of period	1,089,825	405,588	111,286
Exercise of options, including tax benefits of $2,707, $25,440, and $37,816	9,282	145,049	257,589
Initial Public Offering of THI	0	716,680	0
THI Minority Interest	0	(140,288)	0
Unearned compensation—restricted stock	0	(37,778)	0
Restricted stock awards and other equity-based compensation	11,256	8,282	36,713
Tax adjustments related to the THI spin-off	0	(7,708)	0

Balance at end of period	1,110,363	1,089,825	405,588

Retained earnings:
Balance at beginning of period	1,241,489	1,858,743	1,700,813
Net income	87,896	94,312	224,067
Dividends	(41,422)	(72,708)	(66,137)
Spin-off of THI	0	(638,858)	0

Balance at end of period	1,287,963	1,241,489	1,858,743

Accumulated other comprehensive income	9,959	(13,446)	114,156

Treasury stock, at cost:
Balance at beginning of period	(1,319,146)	(294,669)	(195,124)
Purchase of common stock	(298,032)	(1,024,477)	(99,545)

Balance at end of period	(1,617,178)	(1,319,146)	(294,669)

Unearned compensation—restricted stock	0	0	(37,778)

Shareholders’ equity	$804,131	$1,011,677	$2,058,589

Common shares:
Balance issued at beginning of period	129,548	125,490	118,090
Exercise of options and restricted stock vesting	693	4,058	7,400

Balance issued at end of period	130,241	129,548	125,490

Treasury shares:
Balance at beginning of period	(33,844)	(7,681)	(5,681)
Purchase of common stock	(9,000)	(26,163)	(2,000)

Balance at end of period	(42,844)	(33,844)	(7,681)

Common shares outstanding	87,397	95,704	117,809

See accompanying Notes to the Consolidated Financial Statements.

WENDY’S INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 30, 2007, December 31, 2006 and January 1, 2006
	2007	2006	2005
	(In thousands)
Net income	$87,896	$94,312	$224,067
Other comprehensive income (expense):
Translation adjustments, net of tax of $3,071 for the year ended December 31, 2006	19,849	5,402	10,820
Cash flow hedges:
Net change in fair value of derivatives, net of tax	0	(7,705)	(3,289)
Amounts realized in earnings during the period, net of tax	0	7,758	4,771

Total cash flow hedges	0	53	1,482
Pension liability (net of tax benefit of $2,161 for the year ended December 30, 2007 and tax expense of $13,033 and $100 for the years ended December 31, 2006 and January 1, 2006, respectively)	3,556	(21,450)	(183)

Total other comprehensive income (expense)(1)	23,405	(15,995)	12,119

Comprehensive income	$111,301	$78,317	$236,186

(1)	In addition to the amounts presented for 2006 above, accumulated other comprehensive income on the Consolidated Balance Sheets reflects the distribution of $112.2 million of accumulated translation adjustments as part of the spin-off of THI (see Note 6 to the Consolidated Financial Statements).

See accompanying Notes to the Consolidated Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Summary of significant accounting policies

Description of business

The principal business of Wendy’s International, Inc. and Subsidiaries (the “Company”) is the operation, development and franchising of quick-service restaurants serving high-quality food. At year-end 2007, the Company and its franchise owners operated 6,645 restaurants under the name “Wendy’s” in 50 states and in 19 other countries and territories. As of December 30, 2007, total systemwide restaurants included 1,414 company operated restaurants and 5,231 franchise restaurants.

On March 29, 2006, the Company completed its initial public offering (“IPO”) of Tim Hortons Inc. (“THI”). A total of 33.4 million shares of THI were offered at an initial per share price of $23.162 ($27.00 Canadian). The shares sold in the IPO represented 17.25% of total THI shares issued and outstanding and the Company retained the remaining 82.75%. On September 29, 2006, the Company completed the spin-off of its remaining 82.75% ownership in THI, the parent company of the business previously reported as the Hortons segment. Accordingly, the results of operations of THI are reflected as discontinued operations for all periods presented. On November 28, 2006 and July 29, 2007, the Company completed the sales of Baja Fresh and Cafe Express, respectively, and accordingly, the results of operations of Baja Fresh and Cafe Express are reflected as discontinued operations for all periods presented. The assets and liabilities of Cafe Express were held for sale at December 31, 2006 and are presented as current and non-current assets and liabilities from discontinued operations as of that date (see Note 10 to the Consolidated Financial Statements). Baja Fresh and Cafe Express historically comprised the Developing Brands segment.

Fiscal year

The Company’s fiscal year ends on the Sunday nearest to December 31. The 2007, 2006 and 2005 fiscal years each consisted of 52 weeks.

Basis of presentation

The Consolidated Financial Statements include the results and balances of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation (see also Note 14 to the Consolidated Financial Statements for consolidation of the Company’s advertising funds).

Investments in unconsolidated affiliates over which the Company exercises significant influence but is not the primary beneficiary and does not have control are accounted for using the equity method. The Company’s share of the net income or loss of these unconsolidated affiliates is included in Other (income) expense, net. The Company is a partner in a 50/50 Canadian restaurant real estate joint venture with THI. After the spin-off of THI on September 29, 2006, this joint venture is no longer consolidated in the Company’s financial statements and Wendy’s 50% share of the joint venture is accounted for using the equity method. The income from this joint venture is included in Other (income) expense, net on the Consolidated Statements of Income as it is directly related to the operations of the Company.

In 2007, the Company added the Restructuring and Special Committee related charges line to the Consolidated Statements of Income, which required the reclassification of $38.9 million of restructuring costs out of Other (income) expense, net in 2006 for purposes of comparability. There were no restructuring charges in 2005.

Cash and cash equivalents

The Company considers short-term investments with original maturities of three months or less as cash equivalents. Cash overdrafts, which occur on bank accounts that do not have a right of offset and that are not funded until issued checks are presented for payment, are recorded within Accounts

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

payable and totaled $16.0 million and $14.0 million at December 30, 2007 and December 31, 2006, respectively.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions and estimates. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates and judgments are inherent in the calculations of royalty and other franchise-related revenue collections, legal obligations, pension and other postretirement benefits, income taxes, insurance liabilities, various other commitments and contingencies, valuations used when assessing potential impairment of goodwill, other intangibles and fixed assets and the estimation of the useful lives of fixed assets and other long-lived assets. While management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

In the normal course of business, the Company must make continuing estimates of potential future legal obligations and liabilities, which requires the use of management’s judgment on the outcome of various issues. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates, and adjustments to income could be required.

Inventories

Inventories, amounting to $12.6 million and $17.2 million at December 30, 2007 and December 31, 2006, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, kids’ meal toys, and parts and paper supplies.

Property and equipment

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings and leasehold improvements and property under capital leases, the lesser of the useful life of the asset (up to 40 years) or the lease term as that term is defined in Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases”, as amended; restaurant equipment, up to 15 years; computer hardware, up to 5 years; computer software, up to 10 years; vehicles, up to 7 years; and other equipment, up to 10 years. Interest associated with the construction of new restaurants is capitalized. Rent during the construction of a restaurant is expensed as incurred. Major improvements are capitalized, while maintenance and repairs are expensed when incurred. Long-lived assets are grouped into operating markets and tested for impairment whenever an event occurs that indicates an impairment may exist. The Company tests for impairment using the cash flows of the operating markets. A significant deterioration in the cash flows of an operating market or other circumstances may trigger impairment testing (see also Note 8 to the Consolidated Financial Statements). Gains and losses on the disposition of fixed assets not sold to franchisees are classified in Other (income) expense, net. Gains and losses on the disposition of fixed assets sold to franchisees are classified in Franchise revenues.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Property and equipment, at cost, at each year-end consisted of the following:

	2007	2006
	(In thousands)
Land	$263,658	$259,303
Buildings and leasehold improvements	1,043,609	994,874
Restaurant equipment	592,449	564,371
Capital leases	22,668	22,746
Computer hardware and software	115,145	114,842
Vehicles	23,452	23,190
Other	19,644	20,074
Construction in progress	38,515	25,315

	2,119,140	2,024,715
Accumulated depreciation and amortization	(872,255)	(798,387)

	$1,246,885	$1,226,328

In accordance with American Institute of Certified Public Accountants’ Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, the Company capitalizes certain internally developed software costs which are amortized over a period of up to 10 years. At December 30, 2007 and December 31, 2006, capitalized software development costs amounted to $66.4 million and $66.8 million, respectively, which amounts are included in “Computer hardware and software” above.

Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight line basis over the lease term as that term is defined in SFAS No. 13, as amended, including any option periods considered in the lease term and any periods during which the Company has use of the property but is not charged rent by a landlord (“rent holiday”). Contingent rentals are generally based on either a percentage of restaurant sales or as a percentage of restaurant sales in excess of stipulated amounts, and thus are not included in minimum lease payments but are included in rent expense when incurred. Rent is expensed during the construction of a restaurant. Leasehold improvement incentives paid to the Company by a landlord are recorded as a liability and amortized as a reduction of rent expense over the lease term. No individual lease is material to the Company.

When determining the lease term for purposes of recording depreciation and rent or for evaluating whether a lease is capital or operating, the Company includes option periods for which failure to renew the lease imposes an economic penalty on the Company of such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. For example, such an economic penalty would generally exist if the Company were to choose not to exercise an option on leased land upon which the Company had constructed a restaurant and, as a result, the Company would lose the ability to use the restaurant if the lease was not renewed.

Goodwill and other intangibles

Goodwill is the excess of the cost of an acquired entity over the fair value of acquired net assets. For purposes of testing goodwill for impairment, the Company has determined that its reporting units are Wendy’s U.S. and Wendy’s Canada. Each constitutes a business and has discrete financial information available which is regularly reviewed by management. The Company tests goodwill for impairment at least annually by comparing the fair value of each reporting unit, using discounted cash flows or market multiples based on earnings, to the carrying value to determine if

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

there is an indication that a potential impairment may exist (see also Note 2 to the Consolidated Financial Statements).

Definite-lived intangibles separate from goodwill are amortized on a straight-line basis over periods of generally up to 15 years. Lives are generally related to legal or contractual lives, but in some cases must be estimated by management based on specific circumstances. The Company tests intangible assets for impairment whenever events or circumstances indicate that an impairment may exist.

Accounts and notes receivable, net

Notes receivable arise primarily from agreements by the Company, under certain circumstances, to a structured repayment plan for past due franchisee obligations. The need for a reserve for uncollectible amounts is reviewed on a specific franchisee basis using information available to the Company, including past due balances and the financial strength of the franchisee. Notes receivable, net were $8.5 million and $8.9 million at December 30, 2007 and December 31, 2006, respectively, of which $0.4 million and $0.5 million, respectively, are classified in Inventories and other on the Consolidated Balance Sheets. The reserve for uncollectible notes receivable was $5.4 million and $5.2 million at December 30, 2007 and December 31, 2006, respectively. The remaining long-term portion of the notes is classified in Other assets on the Consolidated Balance Sheets. The need for a reserve for uncollectible accounts receivable is reviewed on a specific franchisee basis using information available to the Company, including past due balances and the financial strength of the franchisee. The reserve for uncollectible accounts receivable was $5.4 million and $4.8 million at December 30, 2007 and December 31, 2006, respectively.

Revenue and incentive recognition

The Company has a significant number of company operated restaurants at which revenue is recognized as customers pay for products at the time of sale. Franchise revenues consist of royalties, rents, gains from the sales of properties to franchisees, and various franchise fees. Royalty revenues are normally collected within two months after a period ends. The timing of revenue recognition for both retail sales and franchise revenues does not involve significant contingencies and judgments other than providing adequate reserves against collections of franchise-related revenues. Also, see discussion of “Franchise operations” below for further information regarding franchise revenues.

The Company receives incentives from its vendors. These incentives are recognized as earned and in accordance with Emerging Issues Task Force Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” have been classified as a reduction of Cost of sales in the Consolidated Statements of Income.

Franchise operations

The Company grants franchises to independent operators who in turn pay a technical assistance fee, royalties, and in some cases, rents for each restaurant opened (see Note 4 to the Consolidated Financial Statements for the amount of rent revenue included in franchise revenue for each of the last three years). A technical assistance fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see Note 12 to the Consolidated Financial Statements).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following are changes in the Company’s franchised locations for each of the fiscal years 2007 through 2005:

Franchise restaurant progression	2007	2006	2005
Franchise restaurants in operation—beginning of year	5,208	5,244	5,184
Franchises opened	76	96	155
Franchises closed	(98)	(162)	(89)
Net transfers within the system	45	30	(6)

Franchise restaurants in operation—end of year	5,231	5,208	5,244
Company-owned restaurants—end of year	1,414	1,465	1,502

Total system-wide restaurants—end of year	6,645	6,673	6,746

Advertising costs

The Company expenses advertising costs as incurred with the exception of media development costs that are expensed beginning in the month that the advertisement is first communicated (see Note 14 to the Consolidated Financial Statements).

Foreign operations

At December 30, 2007, the Company and its franchise owners operated 376 Wendy’s restaurants in Canada. Additionally, there are 333 Wendy’s restaurants in other foreign countries and territories, operated solely by franchisees. The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders’ equity and in other comprehensive income (expense). Total translation adjustments included in Accumulated other comprehensive income (expense) at December 30, 2007 and December 31, 2006 were $28.9 million and $9.1 million, respectively. Total transaction gains and losses included in other (income) expense, net are not material.

Derivative instruments

The Company’s exposure to foreign exchange risk is primarily related to fluctuations between the Canadian dollar and the U.S. dollar. The Company seeks to manage significant cash flow and income statement exposures arising from these fluctuations and may use derivative products to reduce the risk of a significant impact on its cash flows or income. Foreign exchange risks have included imports paid for by Canadian operations in U.S. dollars and certain Canadian dollar intercompany payments ultimately transferred to U.S. entities as part of the Company’s centralized approach to cash management. Historically, forward currency contracts have been entered into as cash flow hedges primarily for the benefit of THI relative to foreign currency risks related to the THI Canadian operations prior to the spin-off of THI in 2006. The Company has investments in foreign subsidiaries. The net assets of these subsidiaries are exposed to volatility in currency exchange rates. The Company may use derivative financial instruments to hedge this exposure. The Company does not hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flows. The Company has a policy forbidding trading or speculating in foreign currency. Derivative fair values used by the Company are based on quoted market prices. Since the spin-off of THI in 2006, the Company has not entered into any foreign currency hedges.

The Company may also seek to manage its exposure to interest rate risk and to lower its net borrowing costs by managing the mix of fixed and floating rate instruments. The Company entered into an interest rate swap in 2003 for the notional amount of $100.0 million, which matured in December 2005 and met specific conditions of SFAS No. 133, “Accounting for Derivative

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Instruments and Hedging Activities”, to be considered a highly effective fair value hedge of a portion of the Company’s long-term debt. Accordingly, gains and losses arising from the swap were completely offset against gains or losses of the underlying debt obligation until the interest rate swap matured. The Company has not entered into an interest rate hedge since the spin-off of THI (see Note 10 to the Consolidated Financial Statements).

Other (income) expense, net

The following represents the components of Other (income) expense, net as presented on the Consolidated Statements of Income for each of the periods presented:

	2007	2006	2005
	(In thousands)
Store closing costs	$7,266	$16,737	$24,696
Rent revenue	0	(14,021)	(16,359)
Gains from property dispositions	(4,956)	(6,833)	(46,855)
Equity investment (income) loss	(9,424)	(2,962)	2,046
Impairment of equity investment	5,000	0	0
Gain from insurance recoveries	(9,018)	0	0
THI tax sharing adjustment	(5,698)	0	0
Other, net	7,824	5,633	2,209

Other (income) expense, net	$(9,006)	$(1,446)	$(34,263)

Rent revenue shown above represents rent paid by THI to a 50/50 Canadian restaurant real estate joint venture between Wendy’s and THI. Since the spin-off of THI, this joint venture is no longer consolidated in the Company’s financial statements and only the Company’s 50% equity share of the joint venture income is included above in equity investment (income) loss under the equity method of accounting. See Note 8 to the Consolidated Financial Statements for discussion of store closing costs and gains from property dispositions. See Note 7 to the Consolidated Financial Statements for discussion of the impairment of equity investment. In November 2007, the Company executed an amendment to its tax sharing agreement with THI which reduced the Company’s liability to THI by $5.7 million. See Note 5 to the Consolidated Financial Statements for discussion of the THI tax sharing agreement. The gains from insurance recoveries represent reimbursements related to property damage during Hurricane Katrina and are recognized when all significant contingencies are resolved. Other, net in 2007 primarily includes store-level asset write-offs of $5.4 million and severance costs of $1.9 million. Other, net in 2006 primarily includes store-level asset write-offs of $5.5 million and severance costs of $2.4 million, partially offset by favorable legal reserve settlements of $1.5 million.

Net income per share

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations are based on the treasury stock method and include assumed conversions of stock options, restricted stock and restricted stock units, when outstanding and dilutive.

The computation of diluted earnings per common share excludes options to purchase 0.9 million and 0.3 million shares in 2007 and 2005, respectively, because the exercise price of these options was greater than the average market price of the common shares in the respective periods and therefore, they were antidilutive. There were no options excluded from the computation of diluted earnings per common share in 2006 as they were all dilutive.

The computations of basic and diluted earnings per common share for each year are shown in the following table:

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

	2007	2006	2005
	(In thousands except per share amounts)
Income from continuing operations for the computation of basic earnings per common share	$86,625	$37,046	$85,095
Income from discontinued operations for the computation of basic earnings per common share	1,271	57,266	138,972

Net income for the computation of basic earnings per common share	$87,896	$94,312	$224,067
Weighted average shares for computation of basic earnings per common share	89,143	114,244	114,945
Effect of dilutive stock options and restricted stock	1,047	1,081	1,874

Weighted average shares for computation of diluted earnings per common share	90,190	115,325	116,819

Basic earnings per common share from continuing operations	$0.97	$0.33	$0.74
Basic earnings per common share from discontinued operations	$0.02	$0.50	$1.21

Total basic earnings per common share	$0.99	$0.83	$1.95

Diluted earnings per common share from continuing operations	$0.96	$0.32	$0.73
Diluted earnings per common share from discontinued operations	$0.01	$0.50	$1.19

Total diluted earnings per common share	$0.97	$0.82	$1.92

Stock options and other equity-based compensation

The Company has various plans which provide stock options and, beginning in 2004, restricted stock, restricted stock units, performance shares and performance units (together “restricted shares”), for certain employees and non-employee directors to acquire common shares of the Company. Grants of stock options and restricted shares to employees and the periods during which such stock options can be exercised are at the discretion of the Company’s Compensation Committee (the “Committee”). Grants of stock options and restricted shares to non-employee directors and the periods during which such options can be exercised are specified in the plan applicable to directors and did not involve discretionary authority of the Board. All options expire at the end of the exercise period. Options are granted with exercise prices equal to the fair market value of the Company’s common shares on the date of grant.

Prior to January 2, 2006, the Company used the intrinsic value method to account for stock-based employee compensation as defined in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Accordingly, because stock options granted prior to January 2, 2006 had no intrinsic value at date of grant, compensation expense related to stock options was recognized using the Black-Scholes method only when stock option awards were modified after the grant date. During the fourth quarter of 2005, the Company accelerated the vesting of all outstanding options, excluding those held by outside directors of the Company. As a result of modifying the vesting period of the options, the Company recorded $3.5 million pretax in compensation expense in continuing operations in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation”. The expense represents the intrinsic value, on the date vesting was accelerated, for the estimated number of stock options that would have been forfeited according to the original terms of the options that will not be forfeited due to the acceleration of the vesting. The decision to accelerate vesting of stock options was made primarily to reduce non-cash expense in 2006, 2007 and 2008 by approximately $8 million, $3 million and $1 million, respectively. The Committee imposed a holding period that will require all executive officers to refrain from selling net shares acquired upon any exercise of these accelerated options, until the date on which the exercise would have been permitted under the option’s original vesting terms or, if earlier, the executive officer’s death, disability or termination of employment. Prior to January 2, 2006,

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

compensation expense recognized related to restricted shares was measured based on the market value of the Company’s common stock on the date of grant. The Company generally satisfies share-based exercises and vesting through the issuance of authorized but previously unissued shares of Company stock. Restricted shares are generally net-settled with new Company shares withheld, and not issued, to meet the employee’s minimum statutory withholding tax requirements.

On January 2, 2006, the Company adopted SFAS No. 123R “Share-Based Payment”, which requires share-based compensation cost to be recognized based on the grant date estimated fair value of each award, net of estimated cancellations, over the employee’s requisite service period, which is generally the vesting period of the equity grant. The Company elected to adopt SFAS No. 123R using the modified prospective method, which requires compensation expense to be recorded for all unvested share-based awards beginning in the first quarter of adoption. Accordingly, the prior periods presented in these financial statements have not been restated to reflect the fair value method of expensing stock options. Also, because the value used to measure compensation expense for restricted shares is the same for APB Opinion No. 25 and SFAS No. 123R and because substantially all of the Company’s stock option grants were fully vested prior to January 2, 2006, the adoption of SFAS No. 123R did not have a material impact on the Company’s operating income, pretax income or net income. In accordance with SFAS No. 123R, tax benefits received of $5.0 million in 2007 and $29.2 million in continuing operations and $0.4 million in discontinued operations in 2006 related to equity award grants that are in excess of the tax benefits recorded on the Company’s Consolidated Statements of Income are classified as a cash inflow in the financing section of the Company’s Consolidated Statements of Cash Flows. Also in accordance with SFAS No. 123R, the unearned compensation amount previously separately displayed under shareholders’ equity was reclassified during the first quarter of 2006 to Capital in excess of stated value on the Company’s Consolidated Balance Sheets. In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107 regarding the SEC’s interpretation of SFAS No. 123R. The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123R.

The Company recorded stock compensation expense for each year as follows:

	2007	2006	2005
	(In thousands)
Continuing operations:
Before-tax	$12,342	$11,413	$16,194
After-tax	7,959	7,240	10,531
Discontinued operations:
Before-tax	254	10,383	4,072
After-tax	161	6,587	2,648
Total:
Before-tax	12,596	21,796	20,266
After-tax	$8,120	$13,827	$13,179

The increase in stock compensation expense recognized in continuing operations in 2007 from 2006 is primarily attributed to the 2007 stock option, performance share and restricted stock awards granted partially offset by the impact of higher cancellations in 2007. The decrease in stock compensation expense recognized in discontinued operations in 2007 compared to 2006 is due to the absence of expense for THI and Baja Fresh in 2007 due the spin-off of THI and sale of Baja Fresh in 2006 as well as the sale of Cafe Express in July 2007. The decrease in stock compensation expense recognized in continuing operations in 2006 from 2005 is primarily attributed to higher cancellations in 2006 as a result of the reduction in force in the second half (see Note 9 to the Consolidated Financial Statements) and the impact of the stock option acceleration charge in 2005. In the first quarter of 2006, the Company recorded a pretax adjustment of $1.7 million ($1.1 million net of tax) to correct cumulative compensation expense. The adjustment was not material to 2006 or to prior years. The increase in stock compensation expense recognized in discontinued operations in

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

2006 compared to 2005 is primarily attributed to the acceleration of expense due to the THI spin-off, sale of Baja Fresh and additional 2006 grants awarded by THI.

Included in the continuing operations amounts above for 2006 is $2.5 million ($1.6 million after-tax) in additional stock compensation expense recognized in connection with the Company’s voluntary enhanced retirement plan (see Note 9 to the Consolidated Financial Statements). This expense is included in Restructuring and Special Committee related charges line of the Consolidated Statements of Income.

In calculating the fair value of options issued to employees that received grants in 2007, the Company used the following assumptions. There were no option grants in 2006 or 2005.

Assumption	2007
Dividend yield	1.3%
Expected volatility	25%
Risk-free interest rate	4.55%
Expected lives	4.3 years
Per share weighted average fair value of options granted	$9.23

The pro-forma disclosures for 2005 below are provided as if the Company had adopted the cost recognition requirements under SFAS No. 123 “Accounting for Stock-Based Compensation”. Under SFAS No. 123, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model. This model requires the use of subjective assumptions that can materially affect fair value estimates, and therefore, this model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options. Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS No. 123 in 2005, the Company would have recorded net income and earnings per share as follows:

2005
(In thousands, except per share data)
Net income, as reported	$224,067
Add: Stock compensation cost recorded under APB Opinion No. 25, net of tax	13,179
Deduct: Stock compensation cost calculated under SFAS No. 123, net of tax	(47,283)

Pro-forma net income	$189,963

Basic as reported	$1.95

Basic pro-forma	$1.65

Diluted as reported	$1.92

Diluted pro-forma	$1.63

The above stock compensation cost calculated under SFAS No. 123, net of tax, was based on costs generally computed over the vesting period of the awards. Upon adoption, SFAS No. 123R required compensation cost for stock-based compensation awards to be recognized immediately for retirement eligible employees and over the period from the grant date to the date retirement eligibility is achieved, if that period is shorter than the normal vesting period. The table below shows the impact on the Company’s reported diluted earnings per share and the above pro-forma diluted earnings per share as if the SFAS No. 123R guidance on recognition of stock compensation expense for retirement eligible employees was applied to the periods reflected in the financial statements.

	2007	2006	2005
Impact on:
Diluted as reported	$0.97	$0.06	$(0.05)
Diluted pro-forma	N/A	N/A	$0.03

The impact of applying SFAS No. 123R in these pro-forma disclosures is not necessarily indicative of future results.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 2—Goodwill and other intangible assets

The table below presents amortizable intangible assets as of December 30, 2007 and December 31, 2006:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
2007:
Amortizable intangible assets:
Patents and trademarks	$452	$(452)	$0
Other	4,985	(2,281)	2,704

	$5,437	$(2,733)	$2,704

2006:
Amortizable intangible assets:
Patents and trademarks	$452	$(424)	$28
Purchase options	7,500	(6,680)	820
Other	4,956	(1,949)	3,007

	$12,908	$(9,053)	$3,855

Included in other above is $2.6 million and $2.9 million as of December 30, 2007 and December 31, 2006, respectively, net of accumulated amortization of $2.2 million and $1.9 million, primarily related to the use of the name and likeness of Dave Thomas, the late founder of Wendy’s. The change in the gross carrying amount and accumulated amortization related to purchase options primarily reflects the expiration of a $5.0 million option to purchase properties in Utah.

Total intangibles amortization expense was $0.8 million for the year ended December 30, 2007 and $1.1 million for the year ended December 31, 2006. The estimated annual intangibles amortization expense for the years 2008 through 2012 is approximately $0.3 million.

The changes in the carrying amount of goodwill for the year ended December 30, 2007 are as follows:

(In thousands)
Balance as of December 31, 2006	$85,353
Goodwill related to dispositions	(1,899)
Translation adjustments	547

Balance as of December 30, 2007	$84,001

The changes in the carrying amount of goodwill for the year ended December 31, 2006, are as follows:

(In thousands)
Balance as of January 1, 2006	$81,875
Goodwill recorded in connection with acquisitions	3,486
Translation adjustments	(8)

Balance as of December 31, 2006	$85,353

Under SFAS No. 142, “Goodwill and Other Intangibles”, goodwill and other indefinite-lived intangibles must be tested for impairment annually (or in interim periods if events indicate possible impairment). The Company tested goodwill for impairment as of year-end 2007 and 2006 and no impairment was indicated.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 3—Term debt

Term debt at each year-end consisted of the following:

	2007	2006
	(In thousands)
Notes, unsecured, and mortgages payable with a weighted average interest rate of 10%, due in installments through 2009	$74	$883
6.25% Senior Notes, due November 15, 2011	199,641	199,562
6.20% Senior Notes, due June 15, 2014	224,600	224,551
7% Debentures, due December 15, 2025	97,073	96,996
Other, with an effective interest rate of 8.5%, due May 2008	18,781	93,977
Advertising fund debt at an interest rate of 6.1% due September 30, 2008	6,904	7,639

	547,073	623,608
Current portion of term debt	(25,730)	(86,469)

	$521,343	$537,139

The U.S. advertising fund has a revolving line of credit of $25.0 million with a fee of 0.2% on the unused portion. The Company is not the guarantor of the debt. The advertising fund debt was incurred to fund the advertising fund operations (see Note 14 to the Consolidated Financial Statements).

The 6.25% Senior Notes were issued in 2001 in connection with the Company’s share repurchases (see Note 6 to the Consolidated Financial Statements). The 6.20% Senior Notes were issued in 2002 in connection with the Company’s purchase of Baja Fresh. The 6.25% and 6.20% Senior Notes are redeemable prior to maturity at the option of the Company. The 7% Debentures are not redeemable by the Company prior to maturity. All of the Company’s notes and debentures are unsecured.

In the fourth quarter of 2006, the Company entered into an agreement to sell approximately 40% of the Company’s U.S. royalties for a 14-month period to a third party in return for a cash payment in 2006 of $94.0 million. Royalties subject to the agreement relate to royalties payable to a subsidiary of the Company for both company operated and franchised stores. In accordance with EITF 88-18 “Sales of Future Revenues”, the Company classified as debt the $94.0 million of cash received in 2006 and the $18.8 million balance remaining at December 30, 2007. These amounts are reflected as other debt in the table above. The debt is being amortized using the interest method over the life of the agreement, which concludes in May 2008. Changes in estimated cash flows to be paid to the third party are reflected prospectively in Interest expense.

Based on future cash flows and current interest rates for all term debt, the fair value of the Company’s term debt was approximately $546 million and $612 million at December 30, 2007 and December 31, 2006, respectively.

Future maturities for all term debt are as follows:

(In thousands)
2008	$25,730
2009	29
2010	0
2011	199,641
2012	0
Later years	321,673

$547,073

The Company’s debt agreements contain covenants that specify limits on the amount of indebtedness secured by liens and the maximum aggregate value of restaurant property as to which

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

the Company could enter into sale-leaseback transactions. The Company was in compliance with these covenants as of December 30, 2007 and throughout 2007, and will continue to monitor these on a regular basis.

The Company currently has a shelf registration statement which would enable the Company to issue securities up to $500 million. As of December 30, 2007 and December 31, 2006, no securities under this shelf registration statement had been issued.

On March 1, 2006, the Company entered into a new $200 million unsecured revolving credit facility, which expires on March 1, 2008 and which replaced the Company’s previous $200 million revolving credit facility entered into in 2003. The current revolving credit facility contains various covenants which, among other things, require the maintenance of certain ratios, including indebtedness to total capitalization and a fixed charge coverage ratio, and limits on the amount of assets that can be sold and liens that can be placed on the Company’s assets. The Company was in compliance with these covenants as of December 30, 2007 and throughout 2007. The Company is charged interest on advances that varies based on the type of advance utilized by the Company, which is either an alternate base rate (greater of prime or Federal funds plus 0.5%) or a rate based on LIBOR plus a margin that varies based on the Company’s debt rating at the time of the advance. The Company is also charged a facility fee based on the total credit facility. This fee varies from 0.07% to 0.20% based on the Company’s debt rating. The Company did not borrow under its revolving credit facility during the year ended December 30, 2007. The Company is currently negotiating a renewal of its current revolving credit facility.

In the first quarter of 2006, $35.0 million in commercial paper was issued for general corporate purposes and repaid. Due to the Company’s current debt ratings, the Company does not currently have access to a commercial paper program.

At December 30, 2007, the Company’s Canadian subsidiary had a revolving credit facility with approximately $6 million Canadian available at December 30, 2007. This facility bears interest at a rate of 6.0%, has no financial covenants and no amounts under the facility were outstanding at December 30, 2007.

Note 4—Leases

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements, substantially all of which expire on various dates through 2047. Lease terms of land and building leases are generally equal to the initial lease period of 10 to 20 years, while land only lease terms can extend up to 40 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, generally when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year-end, assets leased under capital leases with the Company as the lessee consisted of the following:

	2007	2006
	(In thousands)
Land and Buildings	$22,667	$22,746
Accumulated depreciation	(7,056)	(8,889)

	$15,611	$13,857

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

At December 30, 2007, future minimum lease payments to be made by the Company for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

	Capital Leases	Operating Leases
	(In thousands)
2008	$2,048	$62,289
2009	14,086	63,399
2010	1,908	54,773
2011	1,804	50,720
2012	1,486	42,075
Later years	13,705	723,724

Total minimum lease payments	35,037	$996,980

Amount representing interest	(12,496)

Present value of net minimum lease payments	22,541
Current portion	(861)

	$21,680

Total minimum lease payments have not been reduced by minimum sublease rentals of $5.7 million under capital leases, and $24.4 million under operating leases payable to the Company in the future under non-cancelable subleases.

Rent expense for each year is included in Company restaurant operating costs, Operating costs and General and administrative expenses and amounted to:

	2007	2006	2005
	(In thousands)
Minimum rents	$72,832	$75,663	$76,974
Contingent rents	16,909	9,937	10,277

	$89,741	$85,600	$87,251

In connection with the franchising of certain restaurants, the Company has leased or subleased land, buildings and equipment to the related franchise owners. Most leases to franchisees provide for monthly rentals based on a percentage of sales, while others provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company leases, as lessor, some building and equipment under fixed payment terms that are accounted for as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases. At each year-end, the net investment in direct financing leases, included in other assets, consisted of the following:

	2007	2006
	(In thousands)
Total minimum lease receipts	$22,312	$10,087
Estimated unguaranteed residual value	669	117
Amount representing unearned interest	(16,002)	(5,086)
Current portion, included in accounts receivable	(96)	(142)

	$6,883	$4,976

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

At each year-end, company assets leased under operating leases with the Company as lessor is shown below.

	2007	2006
	(In thousands)
Land	$14,744	$13,015
Buildings and leasehold improvements	62,326	51,619
Equipment	9,787	8,383

	86,857	73,017
Accumulated depreciation	(40,092)	(32,909)

	$46,765	$40,108

At December 30, 2007, future minimum lease receipts were as follows:

	Direct Financing Leases	Operating Leases
	(In thousands)
2008	$1,011	$6,773
2009	1,226	6,924
2010	1,205	6,278
2011	1,223	5,528
2012	1,162	4,685
Later years	16,485	45,736

	$22,312	$75,924

Rental income for each year is included in Franchise revenues and amounted to:

	2007	2006	2005
	(In thousands)
Minimum rents	$4,966	$3,360	$5,023
Contingent rents	12,803	17,581	32,755

	$17,769	$20,941	$37,778

In addition to the rental income in the table above, there is rent revenue included in Other (income) expense, net, which represents rent paid by THI to a 50/50 Canadian restaurant real estate joint venture between Wendy’s and THI. After the spin-off of THI on September 29, 2006, this joint venture is no longer consolidated in the Company’s financial statements.

Note 5—Income taxes

Earnings from continuing operations before taxes were as follows:

	2007	2006	2005
	(In thousands)
Domestic	$115,599	$32,173	$133,996
Foreign	10,157	10,306	2,788

Total	$125,756	$42,479	$136,784

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The provision for income taxes on earnings from continuing operations consisted of the following:

	2007	2006	2005
	(In thousands)
Current:
Federal	$(1,287)	$27,315	$52,316
State and local	(3,608)	2,923	6,649
Foreign	6,379	6,976	5,199

	1,484	37,214	64,164

Deferred:
Federal	33,439	(28,547)	(8,703)
State and local	4,560	(1,698)	(2,602)
Foreign	(352)	(1,536)	(1,170)

	37,647	(31,781)	(12,475)

	$39,131	$5,433	$51,689

The provision for foreign taxes includes withholding taxes.

The temporary differences which give rise to deferred tax assets and liabilities each year-end consisted of the following:

	2007	2006
	(In thousands)
Deferred tax assets:
Lease transactions	$18,971	$14,323
Property and equipment basis differences	3,839	3,426
Intangible assets basis differences	6,460	14,327
Benefit plans transactions	14,469	14,922
Reserves not currently deductible	21,520	21,361
Deferred income	2,056	35,092
Capital loss carryforward	77,881	81,000
Other tax benefits available to carryforward	5,522	0
All other	142	640

	$150,860	$185,091
Valuation allowance	(81,839)	(81,000)

	$69,021	$104,091

	2007	2006
	(In thousands)
Deferred tax liabilities:
Lease transactions	$2,638	$1,934
Property and equipment basis differences	80,996	77,039
Intangible assets basis differences	9,848	10,611
Capitalized expenses deducted for tax	6,527	9,250
All other	2,160	1,510

	$102,169	$100,344

The pension liability expense adjustment appearing in the Shareholders’ equity section of the Consolidated Balance Sheets under Accumulated other comprehensive income is shown net of deferred taxes of $11.5 million and $13.7 million in 2007 and 2006, respectively. Accordingly, these deferred taxes are not reflected in the table above.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

A deferred tax asset has been established for the capital loss carryforward resulting from the sale of Baja Fresh in 2006. Federal capital losses may be carried forward for five years. Additionally, the Company has a deferred tax asset associated with the difference between the book and tax basis of its investment in Pasta Pomodoro. The Company has reviewed various SFAS No. 109 tax planning strategies, including sale and leasebacks, which might be used to realize the benefit of these loss carryforwards. These strategies, as of December 30, 2007, do not meet the “prudent and feasible” criteria of SFAS No. 109 and accordingly the valuation allowance in the amount of $81.8 million has been recorded as a result of management’s determination that it is more likely than not these capital losses or basis differences will not be used. The net increase in the valuation allowance from year-end 2006 to 2007 of $0.8 million is composed of an increase of $3.9 million related to the Pasta Pomodoro basis difference (including the state tax impact) offset by a reduction of $3.1 million due to changes in estimates on the actual capital loss from the sale of Baja Fresh and capital gains resulting from miscellaneous property dispositions.

A reconciliation of the statutory U.S. federal income tax rate of 35% to the Company’s effective tax rate for each year is shown below:

	2007	2006	2005
	(In thousands)
Income taxes at statutory rate	$44,015	$14,868	$47,874
State and local taxes, net of federal benefit	2,788	78	3,434
Tax on foreign earnings, net of foreign tax credits	115	(361)	(430)
Work opportunity and jobs tax credits	(2,746)	(2,223)	(1,709)
Impairment of investment in Pasta Pomodoro	3,665	0	0
Prior year tax adjustments	(6,134)	(6,846)	2,332
Other	(2,572)	(83)	188

Income taxes at effective rate	$39,131	$5,433	$51,689

The prior year tax adjustments line item in the rate reconciliation above includes the effects of federal and state tax exam settlements, statute of limitations lapses, changes in estimates and book-to-return adjustments, used in calculating the income tax provision.

The determination of annual income tax expense takes into consideration amounts including interest and penalties which may be needed to cover exposures for open tax years. The Internal Revenue Service (“IRS”) is currently conducting an examination of the Company’s U.S. federal income tax return for the 2007 year as part of the IRS’s Compliance Assurance Process program. State income tax returns are generally subject to examination for a period of 3-5 years after filing of the respective return. The Company has various state income tax returns in the process of examination or administrative appeals. The Company does not expect any material impact on earnings to result from the resolution of matters related to open tax years; however actual settlements may differ from amounts accrued. Amounts related to IRS examinations of federal income tax returns for 2006 and prior years have been settled and paid. The Company settled the matter concerning transfer pricing on royalties and fees between the U.S. and Canada for the years 1999 through 2001 which was before the U.S. Competent Authority. The Company has a refund claim pending which is accounted for as an unrecognized tax benefit under FIN 48 related to work opportunity tax credits for the years 1998-2004.

U.S. income taxes and foreign withholding taxes are not provided on undistributed earnings of foreign subsidiaries which are considered to be indefinitely reinvested in the operations of such subsidiaries. The amount of these earnings was approximately $0.8 million at December 30, 2007.

The Company is a party to a Tax Sharing Agreement (“TSA”) dated March 29, 2006 with THI, its former subsidiary, which governs the allocation of tax liabilities between the two companies. The income tax provision reflects this agreement. Certain terms of the TSA were adjusted and clarified

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

as part of a Supplemental Tax Agreement which was negotiated with THI and executed as of November 7, 2007.

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes”- an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”). The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company adopted the provisions of FIN 48 on January 1, 2007. There was no material effect on the financial statements or a cumulative effect to retained earnings related to the adoption of FIN 48. However, certain amounts have been reclassified in the Consolidated Balance Sheets in order to comply with the requirements of the Interpretation. The amount of unrecognized tax benefits at January 1, 2007 was approximately $23.1 million, all of which would impact the Company’s effective tax rate, if recognized.

The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the income tax provision. The benefit for interest and penalties reflected in the income tax provision for the year ended December 30, 2007 was approximately $1.3 million (net of related tax impact). As of January 1, 2007 and December 30, 2007, the Company had approximately $7.1 million and $2.6 million, respectively, of accrued interest and penalties liability on its Consolidated Balance Sheets.

The amount of unrecognized tax benefits at December 30, 2007 was approximately $17.0 million, all of which would impact the Company’s effective tax rate, if recognized. The Company expects it is reasonably possible that approximately $10.3 million of its liability for unrecognized tax benefits will be settled or refund claims will be received in the next 12 months.

Below is the tabular reconciliation of the amounts of unrecognized tax benefits at the beginning and end of the 2007 reporting period.

2007
(In thousands)
Unrecognized tax benefits, 1/1/2007	$23,084
Gross increases—tax positions in prior period	728
Gross decreases—tax positions in prior period	(4,819)
Gross increases—current-period tax positions	608
Settlements	(2,445)
Lapse of statute of limitations	(192)

Unrecognized tax benefits, 12/30/2007	$16,964

Note 6—Shareholders’ equity

On September 29, 2006, the Company completed its spin-off of THI, the parent company of the business formerly reported as the Hortons segment. The net assets of THI of $638.9 million (including accumulated translation adjustments of $112.2 million and a hedge fair value loss of $0.6 million in Other comprehensive income) have been reflected as a dividend paid out of Retained earnings in 2006.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

On March 29, 2006, the Company completed its IPO of THI. A total of 33.4 million shares were offered at an initial per share price of $23.162 ($27.00 Canadian). The gross proceeds of $769.2 million were offset by $52.4 million in underwriter and other third party costs. As a result of the IPO, the Company recorded a $716.8 million increase to Capital in excess of stated value. The shares sold in the IPO represented 17.25% of total THI shares issued and outstanding and the Company retained the remaining 82.75% of THI shares until it completed the spin-off described above. The IPO was reflected as an increase to Capital in excess of stated value in accordance with SAB No. 51, “Accounting for Sales of Stock of a Subsidiary”, because the Company expected to spin-off the remaining THI shares it held.

In 2005, the Board of Directors approved an increase in the common share repurchase program of up to an additional $1 billion. On October 9, 2006 the Company’s Board of Directors authorized the repurchase of up to 35.4 million common shares of the Company. The October 9, 2006 authorization replaced all prior authorizations. During 2007, 2006 and 2005, 9.0 million, 26.2 million and 2.0 million common shares were repurchased and cash disbursements related to share repurchases totaled approximately $300 million, $1 billion and $100 million, respectively. At December 30, 2007, approximately 4 million shares remained under the October 9, 2006 share repurchase authorization.

In March 2007, 9.0 million common shares were repurchased under an accelerated share repurchase (“ASR”) transaction for an initial value of $282.5 million. The initial price paid as part of the ASR transaction was $31.33 per share plus certain other costs. The repurchased shares were also subject to a future contingent purchase price adjustment based upon the weighted average price during the period from the repurchase date until settlement, which occurred in May 2007. The price adjustment was $15.5 million and was paid by the Company. The ASR agreement included the option to settle the contract in cash or shares of the Company’s common stock and, accordingly, the contract was treated as an equity transaction. The total purchase price of $298.0 million was reflected in the Treasury stock component of shareholders’ equity.

On October 18, 2006, the Company commenced a modified “Dutch Auction” tender offer to purchase up to approximately 22 million of its outstanding common shares in a price range of $33.00 to $36.00 per share. The shares sought represented approximately 19% of the Company’s shares outstanding as of October 12, 2006. The tender offer expired on November 16, 2006. As a result of the tender offer, the Company purchased 22.4 million common shares at a price of $35.75, for a total purchase price of $804.4 million, which was reflected in the Treasury stock component of shareholders’ equity, including $3.1 million of transaction costs.

In January 2006, 3.75 million common shares of the Company were repurchased under an ASR transaction for an initial value of $207.0 million. The initial price paid per share as part of the ASR transaction was $55.21 (prior to the spin-off of THI). The repurchased shares were also subject to a future contingent purchase price adjustment based upon the weighted average repurchase price during the period through March 23, 2006. The ASR agreement included the option to settle the contract in cash or shares of the Company’s common stock and, accordingly, the contract was treated as an equity transaction. In March 2006, the contingent purchase price adjustment was determined to be $13.1 million and was paid by the Company. The total purchase price of $220.1 million was reflected in the Treasury stock component of shareholders’ equity in the first quarter of 2006.

In 2005, 2.0 million common shares were repurchased under an ASR transaction for an initial value of approximately $98 million. The initial price paid per share as part of the ASR transaction was $49.10. The repurchased shares were also subject to a future contingent purchase price adjustment based upon the weighted average repurchase price during the period from August 16, 2005 through September 16, 2005. The ASR agreement included the option to settle the contract in cash or shares of the Company’s common stock and, accordingly, the contract was classified in equity. In September 2005, the contingent purchase price adjustment was determined to be $0.5

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

million and was paid to the Company. The purchase price adjustment was reflected in the Treasury stock component of shareholders’ equity in the third quarter of 2005.

In accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R”, the Company has recorded the following amounts in Accumulated other comprehensive income of $30.5 million ($19.0 million after tax) and $36.2 million ($22.5 million after tax) as of December 30, 2007 and December 31, 2006, respectively (See also Note 13 to the Consolidated Financial Statements).

On April 26, 2007, the Company’s shareholders approved the 2007 Stock Incentive Plan (the “2007 Plan”), which provides for equity compensation awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights, performance shares, performance units and share awards (collectively, “Awards”) to eligible employees and directors of the Company or its subsidiaries. The 2007 Plan authorizes up to 6 million common shares for grants of Awards. The common shares offered under the 2007 Plan may be authorized but unissued shares, treasury shares or any combination thereof. The Company began issuing Awards under the 2007 Plan in 2007. Based on the current compensation philosophy of the Committee, the Company expects that approximately 50% of the value of Awards made in subsequent years will be comprised of stock options, with the remaining 50% of the value comprised of performance units. This was the philosophy under which the Awards for 2007 were made. However, this is subject to review and possible change by the Committee.

Stock option awards made by the Company in 2007 have a term of seven years from the date of grant and become exercisable in installments of 33 1/3% on each of the first three anniversaries of the grant date. Stock option awards granted in prior years generally have a term of 10 years from the grant date and become exercisable in installments of 25% on each of the first four anniversaries of the grant date. Restricted share grants made by the Company generally vest in increments of 25% on each of the first four anniversaries of the grant date. Restricted share grants to Canadian employees vest over a 30 month period. As discussed in Note 1, during the fourth quarter of 2005 the Company accelerated the vesting of all then outstanding options, excluding those held by non-employee directors. No stock options were granted in 2006 or 2005.

In 2007, the Company granted 0.2 million long-term performance units that cliff vest on May 1, 2010 and settle in common shares of the Company. The number of common shares to be issued on the May 1, 2010 vesting date will depend upon the Company’s results relative to performance objectives for the three-year period ending January 3, 2010, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on average net working assets. The Company granted 0.1 million performance shares in 2006 to certain key employees based on achieving Company earnings targets. The performance shares granted in 2006 settle in restricted shares based on specified performance criteria and the earned restricted shares then generally vest over the following four years in installments of 25% each year.

In accordance with the Company’s 2003 Stock Incentive Plan, with respect to the disposition of a subsidiary, outstanding restricted shares granted to Baja Fresh and U.S. THI employees vested at the time of the sale and spin-off, respectively. The Company’s restricted shares granted to Canadian THI employees were cancelled in May and August 2006 and the Canadian THI employees were granted THI restricted shares. The THI restricted share grants immediately vested and THI common shares were distributed to these THI employees under the THI 2006 Stock Incentive Plan. Restricted shares generally have dividend participation rights under which dividends are reinvested in additional shares.

In accordance with the anti-dilution provisions in the Company’s equity plans, upon the spin-off of THI, all stock options, restricted stock units and performance shares were adjusted in order to retain the equivalent value to employees. The adjustment reflected the impact of the conversion of the number of restricted shares based on the adjusted market price of the Company’s stock after the spin-off of THI. In accordance with SFAS No. 123R, no compensation cost was recorded as a result

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

of this adjustment. This adjustment is reflected in the following schedules. Restricted stock awards received the dividend of THI shares and therefore were not adjusted. The THI shares distributed to participants holding restricted stock awards are being held for the benefit of these participants and will be issued to participants in accordance with the normal vesting period of the underlying restricted stock awards.

The number of remaining shares authorized under all of the Company’s equity plans, including awards granted but not yet vested or exercised, totaled 9.5 million as of December 30, 2007.

As of December 30, 2007, total unrecognized compensation cost related to nonvested share-based compensation was $22.8 million and is expected to be recognized over a weighted-average period of 1.8 years. The Company expects substantially all of its restricted shares and options to vest.

Restricted shares

The following is a summary of unvested restricted share activity for 2007:

	Restricted Shares	Weighted Average Fair Value
	(Shares in thousands)
Balance at December 31, 2006	1,029	$29.02
Granted	429	36.28
Vested	(411)	27.76
Canceled	(81)	28.55

Balance at December 30, 2007	966	$32.38

The total fair value of restricted shares vested in 2007, 2006 and 2005 was $11.4 million, $20.5 million and $4.7 million, respectively. Approximately 0.4 million and 0.9 million restricted shares were granted in 2007 and 2006, respectively, at a weighted-average grant date fair value of $36.28 and $42.97, respectively.

The tax benefit realized for tax deductions on restricted shares vested in 2007 and 2006 was $2.3 million and $3.8 million, respectively. There were no tax benefits realized in 2005.

Stock options

In 2007, the Company granted 0.9 million stock options to key employees at a weighted average price of $37.52. The options granted in 2007 vest 33 1/3% on each of the first three anniversaries of the grant date. No stock options were granted in 2006 or 2005. Approximately 0.9 million stock options were unvested as of December 30, 2007.

The following is a summary of stock option activity for 2007:

	Shares Under Option	Weighted Average Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(Shares and aggregate intrinsic value in thousands)
Balance at December 31, 2006	1,773	$15.23	5.4
Granted	886	37.52
Exercised	(449)	14.75
Canceled	(98)	23.75

Outstanding at December 30, 2007	2,112	$24.29	6.6	$3,640

Exercisable at December 30, 2007	1,262	$15.36	4.7	$13,434

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The total intrinsic value of stock options exercised was $9.5 million, $99.6 million and $129.4 million for 2007, 2006 and 2005, respectively. Proceeds from stock options exercised were $6.6 million, $119.8 million and $215.9 million for 2007, 2006 and 2005, respectively, and the tax benefit realized for tax deductions from stock options exercised totaled $2.7 million, $25.4 million and $37.8 million for 2007, 2006 and 2005, respectively.

The Company has a Shareholder Rights Plan (“Rights Plan”) under which one preferred stock purchase right (“Right”) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15% or more of the Company’s common shares, or 10 days after a tender offer for 15% or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15% or more of the Company’s common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring company’s shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

Note 7—Acquisitions and investments

In 2007, the Company acquired 10 restaurants for $9.6 million and in 2006, the Company acquired 12 restaurants for $13.3 million in various markets from franchisees. In 2005, the Company acquired 15 restaurants for $13.3 million in various markets from franchisees. No goodwill was acquired in connection to the 2007 acquisitions. Goodwill acquired in connection with the Company’s acquisition of restaurants totaled $3.5 million and $5.5 million for 2006 and 2005, respectively.

Based on a decline in Pasta Pomodoro operating results, in the fourth quarter of 2007 the Company recorded a $5.0 million impairment of its equity investment in Pasta Pomodoro to reflect an other than temporary decline in the value of the Company’s investment in Pasta Pomodoro in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” As of December 30, 2007, the Company’s recorded equity investment value in Pasta Pomodoro, including mandatorily redeemable preferred shares, was $5.8 million and is classified as Other assets in the Company’s Consolidated Balance Sheet.

Note 8—Fixed asset dispositions and impairments

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified assets with a net book value of $3.3 million and $15.5 million as Assets held for disposition in the Consolidated Balance Sheets as of December 30, 2007 and December 31, 2006, respectively. Assets classified as held for disposition are no longer depreciated and are classified as held for disposition based on the Company’s intention to sell these assets within 12 months.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following is a progression of assets held for disposition over the past two years.

	Number of Sites	Net Book Value	Gain on Sale
	(In thousands, except number of sites)
Balance at January 1, 2006	110	$65,693
Sold	(70)	(49,785)	$8,247
Transferred to property, plant and equipment	(31)	(23,548)
Transferred from property, plant and equipment	27	31,057
Impairments recorded		(7,962)

Balance at December 31, 2006	36	15,455
Sold	(21)	(10,188)	$3,477
Transferred to property, plant and equipment	(15)	(5,618)
Transferred from property, plant and equipment	7	5,438
Impairments recorded		(1,749)

Balance at December 30, 2007	7	$3,338

Of the 2007 net gain of $3.5 million, $3.2 million is classified as Other (income) expense, net and $0.3 million is classified as Franchise revenue. Of the 2006 net gain of $8.2 million, $5.5 million is classified as Other (income) expense, net and $2.7 million is classified as Franchise revenue.

As shown above, 15 sites in 2007 and 31 sites in 2006 which were previously classified as held for disposition were reclassified from Assets held for disposition to Property and equipment, net because these sites are no longer being actively marketed for sale. The effect on the Consolidated Statements of Income related to the reclassification of these sites from Assets held for disposition was limited to depreciation expense and was not material. At December 30, 2007, the net book value of Assets held for disposition includes $2.7 million of land and $0.6 million of buildings and leasehold improvements.

Also during 2007, the Company sold 40 sites not classified as held for disposition with a net book value of $11.2 million. The Company recognized a gain of $4.8 million from the sale of these sites, of which $1.8 million is classified as Other (income) expense, net and $3.0 million is classified as Franchise revenues on the Consolidated Statements of Income.

In the fourth quarter of 2005, the Company completed the sale of 130 Wendy’s real estate properties to a third party for $119.1 million, resulting in a pretax gain of $46.2 million, which is included in Other (income) expense, net on the Consolidated Statements of Income. The Company also sold 37 real estate properties in 2005 to existing franchisees for $42.0 million, resulting in a pretax gain of $16.4 million, which is included in Franchise revenues on the Consolidated Statements of Income.

In 2007, 2006 and 2005, the Company incurred $7.3 million, $16.7 million and $24.7 million, respectively, of store closing and asset impairment charges, which are included in Other (income) expense, net on the Consolidated Statements of Income. Total store closing costs included asset write-offs and lease termination costs.

Note 9—Restructuring reserves

As part of a cost reduction program, in 2006 the Company offered a voluntary enhanced retirement plan to certain full-time employees who were 55 years of age and had at least 10 years of service. Benefits primarily included severance and healthcare coverage. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, in 2006 the Company recorded $16.5 million in charges related to individuals that accepted the offer. This amount included $2.5 million of additional stock compensation expense for unvested restricted stock units resulting from the acceleration of vesting to

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

the employees’ retirement dates, in accordance with the Company’s 2003 Stock Incentive Plan. In 2007 and 2006, the Company recognized $7.4 million and $3.9 million, respectively, of settlement charges as a result of distributions from the Company’s defined benefit pension plan, primarily related to those individuals who participated in the voluntary enhanced retirement plan (see also Note 13 to the Consolidated Financial Statements).

In 2006, the Company also initiated a reduction in force and in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits”, recognized severance and associated benefit costs of $1.7 million and $13.3 million in 2007 and 2006, respectively. The costs recognized in 2006 included $4.1 million related to certain senior executives who left the Company in 2006 and also included approximately $1.0 million of additional stock compensation expense related to the modification of stock-based equity awards.

In addition to the employee related costs above, the Company incurred professional fees and employee benefit costs of $0.7 million and $5.5 million in 2007 and 2006.

The table below presents a reconciliation of the beginning and ending restructuring liabilities (included in Accrued expenses—Other) at January 1, 2006, December 31, 2006 and December 30, 2007, respectively:

	Enhanced Retirement	Reduction in Force	Professional Fees and Other	Total
	(In thousands)
Balance at January 1, 2006	$0	$0	$0	$0
Expensed during the year	14,179	11,386	5,601	31,166
Paid during the year	(13,925)	(3,035)	(5,460)	(22,420)
Adjustments	(236)	(1,853)	0	(2,089)

Balance at December 31, 2006	18	6,498	141	6,657
Expensed during the year	0	2,721	711	3,432
Paid during the year	0	(8,569)	(811)	(9,380)
Adjustments	(18)	51	(31)	2

Balance at December 30, 2007	$0	$701	$10	$711

The adjustments in the table above for 2007 and 2006 primarily reflect revised estimates related to the expected payout for certain employees included in the reduction in force. The 2007 adjustments also reflect the reclassification of $1.3 million of severance liabilities from long-term to current liabilities. As of December 30, 2007, all amounts related to this cost reduction plan are classified as current liabilities.

The Company expects to pay all remaining restructuring liabilities in 2008. All of the above restructuring costs are included in the Restructuring and Special Committee related charges line on the Consolidated Statements of Income.

The Restructuring and Special Committee related charges line on the Consolidated Statements of Income for 2007 also includes $24.7 million of primarily financial and legal advisory fees related to the activities of the Special Committee formed by the Company’s Board of Directors. The Special Committee was formed to investigate strategic options including, among other things, revisions to the Company’s strategic plan, changes to its capital structure, or a possible sale, merger or other business combination. No Special Committee costs were recorded in 2006.

Note 10—Discontinued operations

THI

On September 29, 2006, the Company completed the distribution of its remaining 82.75% ownership in THI. The distribution took place in the form of a pro rata common stock dividend to

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Wendy’s shareholders whereby each shareholder received 1.3542759 shares of THI common stock for each share of Wendy’s common stock held (see also Note 6 to the Consolidated Financial Statements).

The table below presents the significant components of THI operating results included in Income from discontinued operations for 2006 and 2005. THI represented the Hortons segment prior to the spin-off.

	2006	2005
	(In thousands)
Revenues	$1,040,945	$1,185,264

Income before income taxes	$232,692	$242,405
Income tax expense	48,605	75,060
Minority interest expense	23,603	0

Income from discontinued operations, net of tax	$160,484	$167,345

Impairment Charges

Under SFAS No. 142, goodwill and other indefinite-lived intangibles must be tested for impairment annually (or in interim periods if events indicate possible impairment). In the fourth quarter of 2005, the Company tested goodwill for impairment and recorded an impairment charge of $25.4 million related to the THI U.S. business. The Company determined the amount of the charge based on an estimate of the fair market value of the reporting unit based on historical performance and discounted cash flow projections. Lower than anticipated sales levels and lower store development expectations were the primary considerations in the determination that the recorded goodwill value was impaired. The impairment charges fully eliminated the balance of goodwill related to THI.

In 2005, a pretax asset impairment charge of $18.5 million was recorded related to two THI markets in New England that were acquired in 2004 as part of the Bess Eaton acquisition. These markets were underperforming despite various strategies employed to improve performance. The fair value of this market was determined based on the estimated realizable value of the fixed assets using third party appraisals.

Derivatives

In the third quarter of 2005, THI entered into forward currency contracts that matured in March 2006 to sell Canadian dollars and buy $427.4 million U.S. dollars to hedge the repayment of cross-border intercompany notes being marked-to-market beginning in the third quarter of 2005. Previously, the translation of these intercompany notes was recorded in comprehensive income (expense), rather than in the Consolidated Statements of Income, in accordance with SFAS No. 52, “Foreign Currency Translation”. The fair value unrealized loss on these contracts as of January 1, 2006 was $3.2 million. On the maturity date of March 3, 2006, THI received $427.4 million from the counterparties and disbursed to the counterparties the U.S. dollar equivalent of $500.0 million Canadian, resulting in a net U.S. dollar cash flow of $13.1 million to the counterparties. Per SFAS No. 95, “Statement of Cash Flows”, the net U.S. dollar cash flow is reported in the Net cash provided by operating activities from discontinued operations line of the Consolidated Statements of Cash Flows. These forward currency contracts remained highly effective cash flow hedges and qualified for hedge accounting treatment through their maturity. As a result, changes in the fair value of the effective portion of these foreign currency contracts offset changes in the cross-border intercompany notes and a $0.8 million gain was recognized as the ineffective portion of the foreign currency contracts in Income from discontinued operations in the Consolidated Statements of Income.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

In the fourth quarter of 2005, THI entered into forward currency contracts to sell Canadian dollars and buy $490.5 million U.S. dollars in order to hedge certain net investment positions in Canadian subsidiaries. On the maturity dates in April 2006, THI received $490.5 million U.S. from the counterparties and disbursed to the counterparties the U.S. dollar equivalent of $578.0 million Canadian, resulting in a net U.S. dollar cash flow of $14.9 million to the counterparties. Per SFAS No. 95, the net U.S. dollar cash flow is reported in the Net cash provided by operating activities from discontinued operations line of the Consolidated Statements of Cash Flows. The fair value unrealized loss on these contracts was $5.0 million, net of taxes of $3.0 million, as of January 1, 2006. Changes in the fair value of these foreign currency net investment hedges are included in the translation adjustments line of Other comprehensive income. These forward contracts remained highly effective hedges and qualified for hedge accounting treatment through their maturity. No amounts related to these net investment hedges were reclassified into earnings.

Debt

On February 28, 2006, THI entered into an unsecured five-year senior bank facility with a syndicate of Canadian and U.S. financial institutions that comprises a $300 million Canadian dollar term-loan facility; a $200 million Canadian dollar revolving credit facility (which includes $15 million in overdraft availability); and a $100 million U.S. dollar revolving credit facility (together referred to as the “senior bank facility”). The senior bank facility is an obligation of THI only, and not of the Company. The term loan facility bears interest at a variable rate per annum equal to Canadian prime rate or alternatively, THI may elect to borrow by way of Bankers’ Acceptances (or loans equivalent thereto) plus a margin. On February 28, 2006, THI also entered into an unsecured non-revolving $200 million Canadian dollar bridge loan facility. The bridge loan facility had interest at Bankers’ Acceptances plus a margin. Outstanding borrowings of $200 million Canadian at April 2, 2006 were repaid on May 3, 2006 and the bridge facility was terminated as a result of the voluntary prepayment. In connection with the term-loan facility, THI entered into a $100 million Canadian dollar interest rate swap on March 1, 2006 to help manage its exposure to interest rate volatility. The interest rate swap essentially fixed the interest rate on one third of the $300 million Canadian dollar term loan facility to 5.175% and matures on February 28, 2011.

Income Taxes

The decrease in 2006 tax expense as a percent of pretax income primarily reflects the resolution of certain THI tax audits in the second quarter 2006.

Developing Brands

On November 28, 2006, the Company completed the sale of Baja Fresh, and on July 29, 2007, the Company completed the sale of Cafe Express. Accordingly, the results of operations of Baja Fresh and Cafe Express are reflected as discontinued operations for all periods presented. Both of these businesses historically comprised the Developing Brands segment. The assets and liabilities of Cafe Express were held for sale at December 31, 2006 and were presented as current and non-current assets and liabilities from discontinued operations. On February 28, 2007, in accordance with the terms of the partnership agreement, Wendy’s acquired, at no cost, the remaining 30% of equity of Cafe Express. The Company owned 100% of Cafe Express until it was sold on July 29, 2007. The income statement impact of the sale of Cafe Express was not material. The Company sold Baja Fresh for net cash proceeds of $25.0 million, net of costs associated with the sale, resulting in a $2.1 million loss, which is included in Income from discontinued operations on the Consolidated Statements of Income. According to the terms of the sale agreements, the dispositions of Baja Fresh and Cafe Express were subject to certain working capital and other adjustments, which have not been finalized. The impact of any such adjustments is not expected to have a material impact on the results of operations of the Company.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The table below presents the significant components of Baja Fresh and Cafe Express operating results included in Income from discontinued operations for 2007, 2006 and 2005.

	2007	2006	2005
	(In thousands)
Revenues	$19,687	$180,063	$204,091

Loss before income taxes	$(379)	$(161,112)	$(41,125)
Income tax benefit	(1,650)	(57,894)	(12,752)

Income (loss) from discontinued operations, net of tax	$1,271	$(103,218)	$(28,373)

The assets and liabilities of Cafe Express are reflected as discontinued operations in the Consolidated Balance Sheet as of December 31, 2006 and are comprised of the following:

December 31, 2006
(In thousands)
Cash	$2,273
Accounts receivable, net	124
Inventories and other	315

Total current assets	$2,712

Property and equipment, net	$350
Intangible assets, net	180
Other non current assets	495

Total non current assets	$1,025

Accounts payable	$1,476
Accrued liabilities	742

Total current liabilities	$2,218

Other non current liabilities	$1,519

Total non current liabilities	$1,519

Impairment Charges—Baja Fresh

In the third quarter 2006, the Company recorded pretax intangible and fixed asset impairment charges of $8.9 million ($5.5 million after-tax) using the held for sale model in accordance with SFAS No. 144. The impairment was required in the third quarter 2006 based on new market data received. The impairment charges are included in the Income from discontinued operations line of the Consolidated Statements of Income.

During the second quarter of 2006, as a result of continuing poor sales performance at Baja Fresh and the Company’s consideration of alternatives for the Baja Fresh business, the Company tested goodwill of Baja Fresh for impairment in accordance with SFAS No. 142 and tested other intangibles and fixed assets in accordance with SFAS No. 144 using the held and used model, and recorded a Baja Fresh goodwill pretax impairment charge of $46.9 million ($46.1 million after-tax), a Baja Fresh impairment charge of $25.8 million ($16.0 million after-tax) related to the Baja Fresh trade name and $49.8 million ($30.9 million after-tax) in Baja Fresh fixed asset impairment charges. The amount of the charges was determined using a probability-based approach using discounted cash flows and market data.

Impairment Charges—Cafe Express

Based on available market data related to Cafe Express, in the fourth quarter of 2006 in accordance with SFAS No. 144, the Company tested fixed asset and intangible assets for impairment using the held for sale model, and recorded Cafe Express pretax impairment charges of $4.0 million

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

($2.4 million after-tax). The charges were determined using a probability-based approach using discounted cash flows and market data.

Based on available market data related to Cafe Express, in the third quarter of 2006 in accordance with SFAS No. 144, the Company tested fixed asset and intangible assets for impairment using the held and used model and recorded a pretax impairment charge of $1.8 million ($1.1 million after-tax) related to the Cafe Express trade name and other intangible assets and $3.4 million ($2.1 million after-tax) related to certain Cafe Express fixed assets. The Company used a probability-weighted approach based on available market data and sales performance of the Cafe Express business.

Under SFAS No. 142, goodwill and other indefinite-lived intangibles must be tested for impairment annually (or in interim periods if events indicate possible impairment). In the fourth quarter of 2005, the Company tested goodwill for impairment and recorded an impairment charge of $10.7 million related to Cafe Express. The Company determined the amount of the charge based on an estimate of the fair market value of the reporting unit based on historical performance and discounted cash flow projections. Lower than anticipated sales levels and lower store development expectations were the primary considerations in the determination that the recorded goodwill value for Cafe Express was impaired. The impairment charge fully eliminated the balance of goodwill related to Cafe Express.

In 2005, a pretax asset impairment charge of $4.9 million was recorded related to an underperforming Cafe Express market. The fair value of the market was determined based on the estimated salvage value of the assets.

Taxes

Included in 2006 discontinued operations is a net tax benefit of approximately $11.5 million to recognize the outside book versus tax basis differential on the sale of the stock of Baja Fresh. The $11.5 million represents the tax benefit of capital losses which were carried back. As of December 31, 2006, the capital loss on the sale was approximately $218 million and had a full valuation allowance associated with it (see Note 5 to the Consolidated Financial Statements).

Note 11—Cash flows

In order to maintain comparability between periods, intercompany cash flows have been eliminated from the appropriate cash flow lines in the Company’s Consolidated Statements of Cash Flows. During 2007, intercompany cash flows included net cash payments of $0.4 million from Wendy’s to Cafe Express for intercompany trade payables and taxes. These payments have been eliminated as a cash outflow from continuing operations’ operating activities and as a cash inflow from discontinued operations’ operating activities, respectively.

During 2006, intercompany cash flows were comprised of $985.6 million in net cash payments made by THI to Wendy’s and included $960.0 million for the repayment of an intercompany note. The $960.0 million payment has been eliminated as a cash outflow from discontinued operations’ financing activities and as a cash inflow from continued operations’ financing activities, respectively. Intercompany cash flows also included payments made by THI to Wendy’s totaling $25.6 million in intercompany interest, intercompany trade payables and taxes. These payments have been eliminated as a cash outflow from discontinued operations’ operating activities and as a cash inflow from continuing operations’ operating activities, respectively.

Intercompany cash flows for 2006 also included net cash payments from Wendy’s to Baja Fresh for $4.2 million and $0.9 million from Wendy’s to Cafe Express for intercompany trade payables and taxes. These payments have been eliminated as a cash outflow from continuing operations’ operating activities and as a cash inflow from discontinued operations’ operating activities, respectively.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

During 2005, intercompany cash flows included $51.3 million in net cash payments made by THI to Wendy’s. These included $17.9 million in cash paid by THI to Wendy’s as loans to Wendy’s, $64.7 million in cash paid by THI to Wendy’s for the repayment of borrowings from Wendy’s and $31.3 million in net cash paid by Wendy’s to THI comprised of intercompany interest, intercompany trade payables and taxes. As described above for the 2006 cash flows, each of these amounts was eliminated and is not reflected in the cash flow activity for continuing operations or discontinued operations in the investing, financing or operating sections of the Company’s Consolidated Statement of Cash Flows for 2005.

Similarly, during 2005, Baja Fresh made net payments of $2.0 million to Wendy’s and Wendy’s made net payments of $4.7 million to Cafe Express for intercompany trade payables and taxes that were eliminated and are not reflected in the cash flow activity for continuing operations or discontinued operations in cash flows from operating activities in the Consolidated Statement of Cash Flows for 2005.

Note 12—Commitments and contingencies

At December 30, 2007 and December 31, 2006, the Company’s reserves established for doubtful royalty receivables were $2.5 million and $3.1 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $9.0 million and $7.4 million at December 30, 2007 and December 31, 2006, respectively. These reserves are included in Accounts receivable, net, Inventories and other and Accrued expenses—Other.

The Company has guaranteed certain leases and debt payments, primarily related to franchisees, amounting to $169.0 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is contingently liable for certain other leases amounting to an additional $19.4 million. These leases have been assigned to unrelated third parties, who have agreed to indemnify the Company against future liabilities arising under the leases. These leases expire on various dates through 2022. The Company is also the guarantor on $6.5 million in letters of credit with various parties, however, management does not expect any material loss to result from these instruments because it does not believe performance will be required. The length of the lease, loan and other arrangements guaranteed by the Company or for which the Company is contingently liable varies, but generally does not exceed 20 years.

The Company is self-insured for most domestic workers’ compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company determines its liability for claims incurred but not reported for these liabilities on an actuarial basis. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for health care claims incurred but not reported based on historical claim runoff data.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company’s demand for the products and fluctuations in market rates. These agreements help the Company secure pricing and product availability. The Company does not believe these agreements expose the Company to material risk.

In addition to the guarantees described above, the Company is party to many agreements executed in the ordinary course of business that provide for indemnification of third parties, under specified circumstances, such as lessors of real property leased by the Company, distributors, service providers for various types of services (including commercial banking, investment banking, tax, actuarial and other services), software licensors, marketing and advertising firms, securities underwriters, advisors to the Special Committee and others. Generally, these agreements obligate the Company to indemnify the third parties only if certain events occur or claims are made, as these

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

contingent events or claims are defined in each of these agreements. The Company believes that the resolution of any claims that might arise in the future, either individually or in the aggregate, would not materially affect the earnings or financial condition of the Company. Effective January 1, 2003, the Company adopted FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In accordance with FIN 45 and based on available information, the Company has accrued for certain guarantees and indemnities as of December 30, 2007 and December 31, 2006 which, in total, are not material.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company’s self-insurance or other insurance programs. Reserves related to the resolution of legal proceedings are included in Accrued expenses—Other. It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company’s financial condition or earnings.

Note 13—Retirement plans

The Company has two domestic defined benefit plans, the account balance defined benefit pension plan (the “ABP Plan”) and the Crew defined benefit plan (the “Crew Plan”), together referred to as the “Plans”, covering all eligible employees of the Company.

The Crew Plan discontinued employee participation and accruing additional employee benefits in 2001. In February 2006, the Company announced that it would freeze the ABP Plan as of December 31, 2006. Beginning January 1, 2007, no new participants entered the ABP Plan, although account balances for existing participants continue to receive interest credits of approximately 6%. All other benefits previously credited to ABP Plan participant accounts, which were historically made based on a percentage of participant salary and years of service have been discontinued. Freezing of the ABP Plan was accounted for as a curtailment in the first quarter of 2006 under SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and during the first quarter 2006, the Company recorded a $0.1 million curtailment charge related to service cost unrecognized prior to freezing the ABP Plan. Because the Plans are frozen, the accumulated benefit obligation is the same as the projected benefit obligation at both December 30, 2007 and December 31, 2006. In the fourth quarter of 2006, the Company decided to terminate the Plans. The Company has requested termination determination letters on the Plans from the IRS. The Company has received approval of the terminations by the Pension Benefit Guaranty Corporation. Once approved by the IRS, the Company intends to make lump sum payments or purchase annuities to settle the liabilities. The Company makes contributions to the Plans in amounts sufficient, on an actuarial basis, to fund at a minimum, the Plans’ normal cost on a current basis, and to fund the actuarial liability for past service costs in accordance with Department of Treasury regulations.

The Company had previously disclosed it expected to recognize settlement charges of $50 to $60 million when the Plans are terminated. Of this, $7.7 million in non-cash pension settlement charges has been recognized in 2007 (of which, $7.4 million was reflected in restructuring charges), which reflected approximately $21 million of cash distributions made to participants from the Plans during 2007. These distributions reduced both Plan assets and the accumulated benefit obligation. Based upon updated information as described in the Cash flows section below, the Company currently expects to recognize future pretax settlement charges up to approximately $40 million, including up to $20 million in cash contributions to fund the Plans’ obligations when the Plans are terminated.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The change in projected benefit obligations for the Plans for 2007 and 2006 consisted of the following:

	2007	2006
	(In thousands)
Balance at beginning of year	$100,315	$108,179
Service cost	0	6,034
Interest cost	4,740	5,767
Actuarial loss—related to freezing the ABP Plan	3,725	11,669
Curtailments—related to freezing the ABP Plan	0	(10,419)
Settlements	(20,844)	(11,376)
Benefits and expenses paid	0	(9,539)

	$87,936	$100,315

The change in fair value of plan assets for each year consisted of the following:

	2007	2006
	(In thousands)
Balance at beginning of year	$98,111	$108,080
Actual return on plan assets	3,388	8,707
Company contributions	0	2,239
Settlements	(20,844)	(11,376)
Benefits and expenses paid	0	(9,539)

	$80,655	$98,111

The Plans were underfunded at December 30, 2007 and December 31, 2006 by $7.3 million and $2.2 million, respectively, and the liability is classified in Other long-term liabilities on the Consolidated Balance Sheets.

The pretax amounts recognized in Accumulated other comprehensive income at December 30, 2007 and December 31, 2006 were $30.5 million and $36.2 million and consisted of unrecognized actuarial losses.

In accordance with the transition disclosure requirements of SFAS No. 158, the Company has determined that the incremental effect of applying SFAS No. 158 at December 31, 2006 was to reduce both the prepaid pension asset and the long-term pension liability by $34.0 million. The prepaid pension asset was included in Other assets and the long-term pension liability is classified in Other long-term liabilities on the Consolidated Balance Sheet.

The amount recognized in Accumulated other comprehensive income consists of:

	2007	2006
	(In thousands)
Unfunded liability, net of tax of $2,752 and $833, respectively	$(4,529)	$(1,370)
Prepaid benefit cost, net of tax of $8,785 and $12,865, respectively	(14,461)	(21,176)

Accumulated other comprehensive income (expense), net of tax	$(18,990)	$(22,546)

Other comprehensive income for each of the last three years included the following income (expense), net of tax:

	2007	2006	2005
	(In thousands)
Pension liability	$3,556	$(21,450)	$(183)

The pretax amount recognized in Other comprehensive income for the year ended December 30, 2007 consisted of the following:

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

2007
(In thousands)
Losses arising during the year	$3,148
Amortization of losses	2,569

$5,717

Net periodic pension cost for each of the last three years consisted of the following:

	2007	2006	2005
	(In thousands)
Service cost	$0	$6,034	$5,570
Interest cost	4,740	5,767	5,639
Expected return on plan assets	(4,196)	(8,004)	(7,755)
Amortization of prior service cost	0	(438)	(1,067)
Amortization of net loss	2,569	3,598	3,119
Settlements	7,681	4,111	0
Curtailments	0	115	0

Net periodic pension cost	$10,794	$11,183	$5,506

In 2008, assuming the Plans are not terminated (see below), the Company expects to recognize amortization of unrecognized actuarial losses of approximately $2.5 million.

Assumptions

Weighted-average assumptions used to determine benefit obligations at each of the last three years:

	2007	2006	2005
Discount rate	4.60%	5.30%	5.50%
Rate of compensation increase	N/A(1)	N/A(1)	age-graded scale

(1)	This assumption is no longer applicable based upon the Company’s decision to freeze the Plans.

Weighted-average assumptions used to determine net periodic benefit cost at each of the last three years:

	2007	2006	2005
Discount rate	5.30%	5.50%	6.00%
Expected long-term return on plan assets	5.10%	7.75%	7.75%
Rate of compensation increase	N/A(1)	age-graded scale	age-graded scale

The Plans’ measurement date was December 30, 2007 and December 31, 2006.

The discount rates used above are determined using various market indicators and reflect the available cost in the marketplace of settling all pension obligations. The 4.6% discount rate was selected based upon annuity purchase rates. Based upon the decision to freeze and subsequently terminate the Plans, the Company determined that long-term bond rates previously used were no longer commensurate with the expected cash flows of the Plans. Annuity purchase rates are more indicative of the expected return through the duration of the Plans. (See Cash flows section below).

Historically, the return on plan assets was determined using the Company’s investment mix between debt and equity securities, which had remained relatively constant year over year, and anticipated capital market returns.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Plans’ assets

The Plans’ assets are comprised primarily of money market funds, which are considered a cash equivalent. According to the Plans’ investment policy, the Plans may only invest in debt and equity securities and cash and cash equivalents. In the fourth quarter of 2006, the Company moved all of the Plans’ assets from debt and equity securities to money market funds in order to reduce investment risk and preserve the value of the assets in anticipation of the liquidation of the Plans.

Other retirement plans

The Company has a domestic profit sharing and savings plan. This plan covers certain qualified employees as defined in the applicable plan document. Effective January 1, 2001, the profit sharing and savings plan includes employee participation in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan allows participants to make pretax contributions and the Company matches between 1% and 4% of employee contributions depending on the employee’s contribution percentage. The profit sharing portion of the plan is discretionary and non-contributory. All amounts contributed to the plan are deposited into a trust fund administered by an independent trustee. The Company’s matching and discretionary profit sharing contributions totaled $9.2 million for 2007, $9.2 million for 2006 and $8.6 million for 2005.

The Company also provided for other profit sharing and supplemental retirement benefits under other defined contribution plans in the amounts of approximately $2 million, $3 million and $5 million for 2007, 2006 and 2005, respectively.

Cash flows

The Company makes contributions to the Plans in amounts sufficient, on an actuarial basis, to fund at a minimum, the Plans’ normal cost on a current basis, and to fund the actuarial liability for past service costs in accordance with Department of Treasury Regulations. The Company may make contributions of up to $7.5 million to its pension plans in 2008 unless approval to terminate the Plans is received. The assumptions used to calculate the benefit obligation at December 30, 2007 included a lump sum conversion rate (based on 30-year Treasury securities) of 4.9%, the rate for the fourth quarter of 2007. When participant accounts are ultimately settled, amounts will be determined using the lump sum rate in effect at that time. A 0.4% decline in Treasury security rates would increase Company cash contributions to the Plans by approximately $8 million in order to settle the Plan liabilities.

Estimates of reasonably likely future pension contributions are heavily dependent on expectations about future events outside of the pension plans, including future interest rates. Depending on the lump sum rate in effect, the Company currently estimates it may be required to make additional cash contributions to the Plans of up to $20 million in order to make required distributions to settle plan participant account balances.

If the IRS termination determination letters are received in 2008 as anticipated, then the Company expects to fully settle plan participant benefits within 120 days of the receipt of such letters.

Note 14—Advertising costs and funds

The Company participates in two advertising funds established to collect and administer funds contributed for use in advertising and promotional programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Separate advertising funds are administered for Wendy’s U.S. and Wendy’s of Canada. In accordance with SFAS No. 45, “Accounting for Franchisee Fee Revenue”, the revenue, expenses and cash flows of the advertising funds are not included in the Company’s Consolidated Statements of Income or Consolidated Statements of Cash

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Flows because the contributions to these advertising funds are designated for specific purposes, and the Company acts as an, in substance, agent with regard to these contributions. The assets held by these advertising funds are considered restricted. The current restricted assets and related restricted liabilities are identified on the Company’s Consolidated Balance Sheets. In addition, the Wendy’s U.S. advertising fund has debt which is classified in current liabilities on the December 30, 2007 and December 31, 2006 Consolidated Balance Sheet (see also Note 3 to the Consolidated Financial Statements).

Contributions to the advertising funds are required to be made from both company operated and franchise restaurants and are based on a percent of restaurant retail sales. In addition to the contributions to the various advertising funds, company and franchise restaurants make additional contributions for local and regional advertising programs.

The following table summarizes the contribution rates, as a percent of restaurant retail sales, to the advertising funds for franchise and company operated units as of the end of the fiscal years 2007, 2006 and 2005:

	2007 Contribution Rate	2006 Contribution Rate	2005 Contribution Rate
Wendy’s U.S.	3.00%	3.00%	3.00%
Wendy’s Canada(1)	3.00%	2.75%	2.75%

(1)	Excluding Quebec, where all advertising is done locally.

Company contributions to the two advertising funds totaled $61.5 million, $85.8 million and $60.5 million in 2007, 2006 and 2005, respectively. The 2006 contributions included a $25.0 million contribution to the Wendy’s U.S. advertising fund made by the Company. The total amount spent by the two advertising funds in 2007, 2006 and 2005 amounted to $263.0 million, $281.3 million and $278.0 million, respectively.

Total advertising expense of the Company, net of reimbursements for incremental costs incurred by the Company on behalf of the advertising funds, and including amounts contributed to all of the advertising funds, local advertising costs and other marketing and advertising expenses, amounted to $111.8 million, $134.1 million and $99.5 million in 2007, 2006 and 2005, respectively.

Note 15—Segment, geographical and revenue reporting

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company’s methods of internal reporting and management structure. In 2006, as a result of the spin-off of THI, sale of Baja Fresh and, in 2007 the sale of Cafe Express, the results of the previously disclosed Hortons and Developing Brands segments are included in discontinued operations (see Note 10 to the Consolidated Financial Statements) and are therefore no longer included as reportable segments of the Company. The Company has determined that the Wendy’s brand is the Company’s only remaining reportable segment.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Revenues and long-lived asset information by geographic area follows:

	U.S.	Canada	Other International	Total
	(In thousands)
2007:
Revenues	$2,195,803	$237,597	$16,844	$2,450,244
Long-lived assets	1,187,430	59,395	60	1,246,885

2006:
Revenues	$2,196,949	$226,502	$15,826	$2,439,277
Long-lived assets	1,170,609	54,329	1,390	1,226,328

2005:
Revenues	$2,223,030	$218,091	$14,297	$2,455,418
Long-lived assets	1,199,957	147,080	1,437	1,348,474

Revenues consisted of the following:

	2007	2006	2005
	(In thousands)
Sales:
Sales from company operated restaurants	$2,065,358	$2,058,454	$2,046,592
Product sales to franchisees	94,667	96,153	91,773

	$2,160,025	$2,154,607	$2,138,365

Franchise revenues:
Rents and royalties	284,471	281,072	291,179
Franchise fees	2,403	1,208	4,449
Net gains on sales of properties to franchisees	3,345	2,390	21,425

	290,219	284,670	317,053

Total revenues	$2,450,244	$2,439,277	$2,455,418

Note 16—Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 creates consistency and comparability in fair value measurements among the many accounting pronouncements that require fair value measurements but does not require any new fair value measurements. This statement is effective for fiscal years beginning after November 15, 2007 except for nonfinancial assets and nonfinancial liabilities, for which the effective date is fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157 is not expected to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of SFAS No. 115”. This statement allows entities to measure certain assets and liabilities at fair value, with changes in the fair value recognized in earnings. The statement’s objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently, without applying complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. This Statement changes the accounting for acquisition-related costs and restructuring costs,

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

now requiring those costs to be recognized separately from the acquisition. This Statement also makes various other amendments to the authoritative literature intended to provide additional guidance or to conform the guidance in that literature to that provided in this Statement. SFAS No. 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and early adoption is prohibited. The Company is currently evaluating the impact of the adoption of SFAS No. 141(R).

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interest) and for the deconsolidation of a subsidiary. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. The Company is currently evaluating the impact of the adoption of SFAS No. 160.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 17—Quarterly financial data (unaudited)

	Quarter
	First		Second		Third		Fourth
	2007	2006	2007	2006	2007	2006	2007	2006
	(In thousands, except per share data)(1)
Revenues	$590,164	$578,678	$632,912	$634,113	$631,147	$630,108	$596,021	$596,378
Gross profit(2)	81,728	48,117	109,729	94,759	113,329	89,268	90,057	83,213
Income (loss) from continuing operations(3)(4)	14,481	(5,897)	29,282	9,302	28,796	23,692	14,066	9,949
Income (loss) from discontinued operations(5)	206	57,129	(49)	(38,417)	1,114	45,476	0	(6,922)
Net income (loss)	14,687	51,232	29,233	(29,115)	29,910	69,168	14,066	3,027
Basic earnings (loss) per common share:
Basic earnings (loss) per common share from continuing operations(3)(4)	$0.15	$(0.05)	$0.34	$0.08	$0.33	$0.20	$0.16	$0.09
Basic earnings (loss) per common share from discontinued operations(5)	0.00	0.50	0.00	(0.33)	0.01	0.39	0.00	(0.06)
Basic earnings (loss) per common share	$0.15	$0.45	$0.34	$(0.25)	$0.34	$0.59	$0.16	$0.03
Diluted earnings (loss) per common share:
Diluted earnings (loss) per common share from continuing operations(3)(4)(6)	$0.15	$(0.05)	$0.33	$0.08	$0.33	$0.20	$0.15	$0.09
Diluted earnings (loss) per common share from discontinued operations(5)	0.00	0.50	0.00	(0.33)	0.01	0.38	0.00	(0.06)
Diluted earnings (loss) per common share	$0.15	$0.45	$0.33	$(0.25)	$0.34	$0.58	$0.15	$0.03

(1)	Results of operations of THI, Baja Fresh and Cafe Express are reflected as discontinued operations for all periods presented (See Notes 1 and 10 to the Consolidated Financial Statements).

(2)	Gross profit is computed as total revenues less cost of sales, company restaurant operating costs, operating costs and depreciation of property and equipment.

(3)

The second quarter 2007 included non-cash pretax pension settlement charges of $4.0 million ($2.5 million after tax) that related to first quarter 2007. These charges were not material to the first or second quarter.

(4)

The fourth quarter of 2007 included a pretax gain of $5.7 million ($5.7 million after tax) related to an amendment of the THI tax sharing agreement, a non-cash pretax impairment charge of $5.0 million ($6.7 million after tax) related to one of the Company’s equity investments and a pretax charges of $6.5 million ($4.1 million after tax) related to the Company’s Special Committee. The fourth quarter of 2006 includes pretax store closing costs of $7.9 million ($4.9 million after tax) and pretax restructuring charges of $7.9 million ($4.9 million after tax). The

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

fourth quarter 2007 included non-cash pretax charges of $1.7 million ($1.1 million after tax) as a cumulative correction of the accounting for a capital lease with a purchase option and $1.1 million ($0.7 million after tax) to expense goodwill for the sale of stores in the first three quarters of 2007. These adjustments were not material to any quarter, including the fourth quarter of 2007 or prior years.

(5)	The fourth quarter of 2006 includes pretax fixed asset and intangible assets impairment charges of $4.0 million ($2.4 million after tax) related to Cafe Express.

(6)	Due to the loss from continuing operations in the first quarter of 2006, basic shares are used for earnings per share calculations.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	September 28, 2008	December 30, 2007(A)
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$199,785	$211,200
Accounts receivable, net	74,241	72,503
Deferred income taxes	6,000	7,304
Inventories	13,200	12,550
Advertising fund restricted assets	66,113	42,665
Prepaid expenses and other current assets	16,924	19,944
Restricted cash equivalents	28,265	—

Total current assets	404,528	366,166

Restricted cash equivalents	8,955	—
Investments	51,593	60,384
Property and equipment, net	1,207,093	1,222,595
Goodwill	83,794	84,001
Deferred income taxes, benefit	5,237	4,899
Other intangible assets, net	25,650	26,994
Other assets	24,375	24,358

Total assets	$1,811,225	$1,789,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,028	$85,662
Accrued expenses	201,876	170,456
Advertising fund restricted liabilities	66,113	35,760
Current portion of long-term obligations	2,193	26,591

Total current liabilities	344,210	318,469

Long-term debt	545,006	543,023
Deferred income taxes	39,456	45,351
Deferred income	16,157	9,462
Other long-term liabilities	69,808	68,961
Commitments and contingencies:
Shareholders’ equity:
Preferred stock, Authorized: 250 shares
Common stock, $.10 stated value per share, Authorized: 200,000 shares, Issued: 131,020 and 130,241 shares, respectively	13,102	13,024
Capital in excess of stated value	1,150,334	1,110,363
Retained earnings	1,249,060	1,287,963
Accumulated other comprehensive income (loss):
Cumulative translation adjustments	22,768	28,949
Pension liability	(21,498)	(18,990)

	2,413,766	2,421,309
Treasury stock at cost: 42,844 shares	(1,617,178)	(1,617,178)

Total shareholders’ equity	796,588	804,131

Total liabilities and shareholders’ equity	$1,811,225	$1,789,397

(A)	Derived from the audited consolidated financial statements at December 30, 2007.

The accompanying Notes are an integral part of the
Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 28, 2008	September 30, 2007
	(In thousands, except per share data)
	(Unaudited)
Revenues:
Sales	$1,617,213	$1,636,064
Franchise revenues	222,740	216,169

	1,839,953	1,852,233

Costs and expenses:
Cost of sales	1,351,451	1,335,672
Advertising	80,116	81,599
Depreciation of property and equipment	96,369	88,459
General and administrative expenses	201,270	192,371
Facilities relocation and corporate restructuring	2,523	9,353
Special Committee and other merger related charges	84,231	18,145
Joint venture income	(9,186)	(8,198)

Total costs and expenses	1,806,774	1,717,401

Operating income	33,179	134,832
Interest expense, net	(21,789)	(23,366)
Other (expense) income, net	(3,822)	518

Income from continuing operations before income taxes	7,568	111,984
Provision for income taxes	(13,359)	(39,425)

(Loss) income from continuing operations	(5,791)	72,559
Income from discontinued operations, net of income taxes	—	1,271

Net (loss) income	$(5,791)	$73,830

Basic (loss) income per share:
Continuing operations	$(0.07)	$0.81
Discontinued operations	—	0.01

Net (loss) income	$(0.07)	$0.82

Diluted (loss) income per share:
Continuing operations	$(0.07)	$0.80
Discontinued operations	—	0.01

Net (loss) income	$(0.07)	$0.81

Dividends declared and paid per common share	$—	$0.335

The accompanying Notes are an integral part of the
unaudited Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 28, 2008	September 30, 2007
	(In thousands)
	(Unaudited)
Net cash provided by operating activities from continuing operations	$146,048	$212,317
Net cash used in operating activities from discontinued operations	—	(1,710)

Net cash provided by operating activities	146,048	210,607

Cash flows from investing activities:
Proceeds from property dispositions	8,625	20,254
Proceeds from insurance settlements	2,995	8,389
Capital expenditures	(87,731)	(88,749)
Funding of merger-related liabilities into restricted cash equivalents	(37,220)	-
Acquisitions of franchisees	(2,553)	(2,506)
Other	308	(297)

Net cash used in investing activities from continuing operations	(115,576)	(62,909)
Net cash used in investing activities from discontinued operations	—	(174)

Net cash used in investing activities	(115,576)	(63,083)

Cash flows from financing activities:
Excess stock-based compensation tax benefits	4,057	5,062
Proceeds from employee stock options exercised	7,551	6,418
Repurchase of common stock	—	(298,032)
Principal payments on debt obligations	(19,425)	(54,701)
Dividends paid on common shares	(32,892)	(29,962)

Net cash used in financing activities	(40,709)	(371,215)

Effect of exchange rate changes on cash from continuing operations	(1,178)	3,979

Net decrease in cash and cash equivalents	(11,415)	(219,712)

Cash and cash equivalents at beginning of period	211,200	457,614
Add: Cash and cash equivalents of discontinued operations at beginning of period	—	2,273
Less: Cash and cash equivalents of discontinued operations at end of period	—	—

Cash and cash equivalents at end of period	$199,785	$240,175

Supplemental disclosures:
Interest paid in continuing operations	$18,060	$21,713
Income taxes paid (refunded), net	4,069	(4,157)
Capitalized lease obligations incurred in continuing operations	5,321	543

The accompanying Notes are an integral part of the
Consolidated Condensed Financial Statements.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)
(In thousands except per share data)

The following review of the results of operations of Wendy’s International, Inc. and its Subsidiaries is presented for informational purposes only. You should read the following discussion in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this informational disclosure.

Note 1—Basis of presentation

On September 29, 2008, Triarc Companies Inc. (“Triarc”) and Wendy’s International, Inc. (the “Company”) completed their merger transaction (see Note 18). In conjunction with the merger, Triarc changed its corporate name to Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s”). The accompanying financial statements are presented using the Company’s historical basis of accounting as described below and these statements do not include any adjustments which will result from Wendy’s/Arby’s application of purchase accounting.

The accompanying Consolidated Condensed Financial Statements have been prepared in accordance with the rules of the U.S. Securities and Exchange Commission applicable to interim financial statements. Such statements contain all adjustments (all of which are normal and recurring in nature) necessary for a fair statement of the consolidated condensed financial position of Wendy’s International, Inc. and subsidiaries as of September 28, 2008 and December 30, 2007, and the consolidated condensed results of operations and comprehensive income (see Note 7) for the nine month periods ended September 28, 2008 and September 30, 2007 and consolidated condensed cash flows for the nine month periods ended September 28, 2008 and September 30, 2007.

The accompanying Company’s financial statements have been reclassified to conform to Wendy’s/Arby’s presentation and generally include items which facilitate the comparison of statement of operations data, such as restaurant margins between Wendy’s and Wendy’s/Arby’s. Specifically, the Company restaurant operating costs and operating cost captions in Wendy’s historical financial statement of operations have been reclassified to cost of sales, advertising and general administrative expenses in the accompanying unaudited consolidated condensed statement of operations. Cost of sales and advertising as reclassified represents “four wall” costs of the Company-owned restaurants which is considered an important measure of its Company-owned operations. There are other not material reclassifications between financial statement captions to conform to the Wendy’s/Arby’s presentation. All of these financial statements are unaudited.

On July 29, 2007, the Company completed the sale of Cafe Express and, accordingly, its results of operations are reflected as discontinued operations for the nine month period ended September 30, 2007 (see Note 6).

Note 2—Net income (loss) per share

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations are based on the treasury stock method and include assumed conversions of stock options and restricted stock and restricted stock units, when outstanding and dilutive. Diluted loss per share from continuing operations for the three and nine month periods ended September 30, 2008 is the same as basic loss per share since the effect of all potentially dilutive securities on the loss from continuing operations would have been antidilutive.

The computation of diluted earnings per common share excludes options to purchase 2,422 and 285 shares for the nine month periods ended September 28, 2008 and September 30, 2007, respectively, because the exercise price of these options was greater than the average market price of the common shares, and therefore, they were antidilutive.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

The computations of basic and diluted earnings per common share are shown below:

	Year-to-Date Ended
	September 28, 2008	September 30, 2007
	(In thousands, except per share data)
(Loss) income from continuing operations for computation of basic and diluted earnings per common share	$(5,791)	$72,559
Income from discontinued operations for computation of basic and diluted earnings per common share	—	1,271

Net (loss) income for computation of basic earnings per common share	$(5,791)	$73,830

Weighted average shares for computation of diluted earnings per common share	87,769	89,728
Effect of dilutive stock options and restricted shares	—	1,081

Weighted average shares for computation of diluted earnings per common share	87,769	90,809

Basic (loss) income per share:
Continuing operations	$(0.07)	$0.81
Discontinued operations	—	0.01

Net (loss) income	$(0.07)	$0.82

Diluted (loss) income per share:
Continuing operations	$(0.07)	$0.80
Discontinued operations	—	0.01

Net (loss) income	$(0.07)	$0.81

Note 3—Stock-based compensation

The Company recognized stock compensation expense included in continuing operations of $10,574 for the nine month period ended September 28, 2008 and $8,712 for the nine month period ended September 30, 2007. Stock compensation expense included in discontinued operations was $254 for the nine month period ended September 30, 2007 (none for any of the 2008 periods).

In May 2008, the Company granted 2,433 stock options to key employees at a price of $28.71. In August 2008, the Company granted 59 stock options to key employees at a price of $23.37. Except for accelerated vesting related to a portion of each of these option grants as described below, one-third of the options vest on each of the first three anniversaries of the grant date.

In calculating the fair value of options issued to employees that received grants in May and August 2008, the Company used the following assumptions:

Assumption	May 2008	August 2008
Dividend yield	1.7%	2.1%
Expected volatility	26%	26%
Risk-free interest rate	2.6%	3.2%
Expected lives	4.3 years	4.3 years
Per share weighted average fair value of options granted	$6.05	$4.88

Upon the completion of the merger with Triarc on September 29, 2008 (see Note 18) and in accordance with the terms of the Company’s incentive plans, the following occurred:

•	All previously unvested restricted stock became fully vested. The Company recorded compensation expense of $7,900 during the three month period ended September 28, 2008 for

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

such accelerated vesting which has been included in Special Committee and other merger related charges in the accompanying consolidated condensed statement of operations.

•

All previously unvested performance units vested at the highest level of performance (150%). The performance units were settled for $6,150 in cash during October 2008 based on the fair market value of Wendy’s common shares at the time of the merger. The Company recorded compensation expense (included in the Special Committee and other merger related charges) of $11,408 during the three month period ended September 28, 2008 for such performance units. The related settlement liability as of September 28, 2008 is included in Accrued expenses on the Consolidated Condensed Balance Sheet.

•

A substantial portion of outstanding options to purchase Wendy’s common stock which had been granted to employees and non-employee directors also vested. The Company recognized $7,592 in additional compensation expense during the three month period ended September 28, 2008 for such accelerated vesting which has been included in Special Committee and other merger related charges in the accompanying consolidated condensed statement of operations.

The following table presents the stock option activity, including the effect of the merger with Triarc, during fiscal 2008:

Options to purchase common stock of Wendy’s:
Outstanding at December 30, 2007	2,112
Option grants during 2008	2,509
Options exercised or cancelled during 2008	(776)

Options outstanding as of September 28, 2008	3,845

Options exchanged for Wendy’s/Arby’s options:
Fully vested (Note 18)	2,290
Not fully vested	1,555

3,845

Note 4—Joint venture income

Joint venture income included in the unaudited Consolidated Condensed Statements of Operations represents the Company’s share of a 50/50 Canadian restaurant real estate joint venture between Wendy’s and Tim Hortons. Summarized financial information for the joint venture is shown below, of which the Company’s share is 50%.

	Nine Months Ended
	September 28, 2008	September 30, 2007
	(In thousands)
Sales	$27,613	$24,623
Gross profit	18,760	16,398
Net income	18,372	16,396

Note 5—Income taxes

The Company had a tax provision of $13,359 on the income for nine months ended September 28, 2008. The effective tax rate provision on the income from continuing operations before income taxes for the nine months ended September 30, 2007 was 35%. The 2008 taxes vary from taxes computed at the U.S. federal statutory rate of 35% primarily due to the determination in the third quarter of 2008 that fees paid to certain advisors to the Special Committee of the Board of Directors that are directly associated with the completed merger transaction with Triarc will not be deductible for income tax purposes. Prior to approval of the merger by shareholders, such fees were assumed to be deductible. The Company has incurred approximately $27,200 in non-deductible fees

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

through September 28, 2008, resulting in approximately $10,300 of additional income tax expense in the nine month period ended September 28, 2008.

The Company adopted the provisions of FASB Interpretation No. 48 “Accounting for Uncertainties in Income Taxes” (“FIN 48”) on January 1, 2007. At December 30, 2007, the amount of unrecognized tax benefits was $16,964. The Company recognizes interest related to unrecognized tax benefits in Interest expense, net and penalties in General and administrative expenses. At December 30, 2007, the amount of accrued interest and penalties was $2,336 and $247, respectively. There were no significant changes to unrecognized tax benefits, interest or penalties during the nine month period ended September 28, 2008. The Company does not anticipate a significant change in unrecognized tax positions during the next year.

Note 6—Discontinued operations

On July 29, 2007, the Company completed the sale of Cafe Express. Accordingly, the results of operations of Cafe Express are reflected as discontinued operations for the nine month period ended September 30, 2007. According to the terms of the sale agreement, the disposition of Cafe Express was subject to certain working capital and other adjustments which have not been finalized. The impact of the finalization of the adjustments is not expected to have a material impact on the results of operations of the Company.

The following table presents the significant components of Cafe Express operating results included in Income from discontinued operations for the nine month period ended September 30, 2007 (in thousands).

Revenues	$19,687

Loss before income taxes	(379)
Income tax benefit	1,650

Income from discontinued operations, net of tax	$1,271

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

Note 7—Consolidated condensed statements of comprehensive (loss) income

The components of other comprehensive (loss) income and total comprehensive (loss) income are shown below:

	Nine Months Ended
	September 28, 2008	September 30, 2007
Net (loss) income	$(5,791)	$73,830

Other comprehensive income:
Translation adjustments	(6,181)	18,472
Pension liability (net of tax (benefit) expense of ($2,670) and $697 for the quarters ended September 28, 2008 and September 30, 2007, respectively, and ($1,578) and $3,367 for the nine month periods ended September 28, 2008 and September 30, 2007, respectively)	(2,508)	5,449

Total other comprehensive (loss) income	(8,689)	23,921

Total comprehensive (loss) income	$(14,480)	$97,751

Other comprehensive (loss) income is comprised of translation adjustments related to fluctuations in the Canadian dollar and changes in the Company’s pension liability. There was a weakening in the Canadian dollar during the nine month period of 2008, versus a strengthening in the Canadian dollar during the nine month period of 2007. At September 28, 2008, the exchange rate of the Canadian dollar for one U.S. dollar was $1.03 versus $0.98 at December 30, 2007. At September 30, 2007, the exchange rate of the Canadian dollar to one U.S. dollar was $0.99 versus $1.17 at December 31, 2006.

Note 8—Debt

On February 29, 2008, the Company negotiated a renewal of a $200,000 revolving credit facility that expired on September 1, 2008. There were no borrowings under this revolver during 2008. The Company is currently negotiating the terms of a new $200,000 secured revolving credit facility. The Company currently anticipates finalizing this revolving credit facility in the fourth quarter of 2008. However, there can be no assurance that we will finalize this new revolving credit facility.

In the fourth quarter of 2006, the Company entered into an agreement to sell approximately 40% of the Company’s U.S. royalty stream for a 14-month period to a third party in return for cash proceeds in 2006 of $94,000. The proceeds received in 2006 were classified as debt and were fully repaid by the second quarter of 2008.

The Company’s Senior Notes and the debentures contain various covenants which limit the total of the amount of liens that can be placed on the Company’s assets plus the amount of sale and leaseback transactions. The Company was in compliance with these covenants as of September 28, 2008.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

Note 9—Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the nine month period ended September 28, 2008 are as follows:

Total
(In thousands)
Balance at December 30, 2007	$84,001
Goodwill recorded in connection with an acquisition (see Note 10)	825
Goodwill related to dispositions and write-offs	(384)
Translation adjustments and other	(648)

Balance at September 28, 2008	$83,794

The table below presents amortizable intangible assets as of September 28, 2008 and December 30, 2007:

	September 28, 2008			December 30, 2007
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
	(In thousands)
Amortizable intangible assets:
Patents and trademarks	$452	$(452)	$—	$452	$(452)	$—
Other	5,450	(2,559)	2,891	4,985	(2,281)	2,704
Computer Software	76,761	(54,002)	22,759	72,668	(48,378)	24,290

	$82,663	$(57,013)	$25,650	$78,105	$(51,111)	$26,994

Included in the net carrying amount in Other above is approximately $2,323 and $2,644 as of September 28, 2008 and December 30, 2007, respectively, net of accumulated amortization of approximately $2,483 and $2,162, respectively, related to the use of the name and likeness of Dave Thomas, the late founder of Wendy’s.

Total intangibles amortization expense was approximately $280 for the nine month period ended September 28, 2008, respectively, and approximately $704 for the nine month period ended September 30, 2007. The estimated annual intangibles amortization expense for each of the years 2009 through 2013 is approximately $400.

Note 10—Acquisitions

During the nine months ended September 28, 2008, the Company acquired three restaurants from a franchisee for approximately $2,553, including approximately $825 of goodwill. During the nine months ended September 30, 2007, the Company acquired two restaurants from a franchisee for approximately $1,438. No goodwill was acquired in connection with the 2007 acquisitions.

Note 11—Asset held for disposition and impairments

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified assets with a net book value $2,385 and $3,338 as Assets held for disposition in the Consolidated Condensed Balance Sheets as of September 28, 2008 and December 30, 2007, respectively. Assets classified as held for disposition are no longer depreciated and are classified as held for disposition based on the Company’s intention to sell these assets within 12 months.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

The following is a rollforward of assets held for disposition:

	Number of Sites	Net Book Value	Gain on Sale
	(In thousands, except number of sites)
Balance at December 30, 2007	7	$3,338
Sold	(5)	(3,642)	$754
Transferred to property and equipment	(3)	(1,619)
Transferred from property and equipment	8	4,532
Impairments recorded		(224)

Balance at September 28, 2008	7	$2,385

At September 28, 2008, the net book value of Assets held for disposition included $1,023 of land, $1,059 of buildings and leasehold improvements and $303 of equipment.

The 2008 net gain above of $754 is included in depreciation and amortization in the unaudited Consolidated Condensed Statements of Operations. During the nine months ended September 30, 2007, the Company sold 19 sites which were classified as held for disposition at December 31, 2006, with a net book value of $7,741, for a net gain of $2,796 which is included in depreciation and amortization.

Three sites which were previously classified as held for disposition were reclassified to Property and equipment, net, in 2008 because the sites are no longer being actively marketed for sale. The effect on the Consolidated Statements of Operations related to the reclassification of these sites from Assets held for disposition was limited to depreciation expense and was not material.

During the nine months ended September 28, 2008, the Company sold 19 sites not classified as held for disposition with a net book value of approximately $3,296 for a net gain of $965 which is included in depreciation and amortization in the unaudited Consolidated Condensed Statements of Operations. During the nine months ended September 30, 2007, the Company sold 26 sites not classified as held for disposition with a net book value of approximately $5,453 for a net gain of $4,204 which is included in depreciation and amortization.

During the nine month period ended September 28, 2008 the Company recorded approximately $4,229 of asset impairments and write-offs in depreciation and amortization, respectively, related to store closures, compared to store closure charges of $5,723 for the nine month period ended September 30, 2007, respectively. Store closure costs are included in depreciation and amortization in the unaudited Consolidated Condensed Statements of Operations.

Note 12—Facilities relocation and corporate restructuring

The table below presents a reconciliation of the beginning and ending restructuring liabilities which are included in Accrued expenses at December 30, 2007 and September 28, 2008, respectively, in the Consolidated Condensed Balance Sheets related to the Company’s cost reduction plan initiated in 2006.

	Reductions in Force	Professional Fees	Total
Balance at December 30, 2007	$701	$10	$711
Expensed during the period	212	—	212
Paid during the period	(917)	—	(917)
Adjustments	4	(10)	(6)

Balance at September 28, 2008	$—	$—	$—

In the nine month periods ended September 28, 2008 and September 30, 2007, respectively, the Company recognized severance and related benefit costs. As of December 30, 2007, all amounts associated with the cost reduction plan were classified as current liabilities. The Company paid all remaining restructuring liabilities in the first half of 2008.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

In addition to the restructuring costs, the Company recognized pretax pension settlement charges of approximately $2,316 and $6,399, for the nine month periods ended September 28, 2008 and September 30, 2007, respectively, related to the cost reduction plan. In the nine month period ended September 30, 2007, the Company also accrued severance and related benefits costs of approximately $2,509 and for the first nine months of 2007 accrued professional fees of approximately $573, primarily related to relocation costs and outplacement services related to the cost reduction plan.

Note 13—Special committee and other merger related charges

During the first nine months of 2008, the Company recognized $82,888 of Special Committee and other merger related charges, compared to $18,145 for the nine month period of 2007, respectively. These costs include financial, legal advisory and due diligence fees related to the activities of the Special Committee formed by the Company’s Board of Directors, as well as amounts related to the merger with Triarc, such as key executive payments and equity compensation (see Notes 3 and 18), as follows:

	Nine Months Ended
	September 28, 2008	September 30, 2007
Key executive payments	$26,361	$—
Stock compensation (Note 3)	26,900	—
Financial advisory fees	16,647	13,250
Legal fees	6,841	2,549
Retention bonuses	3,729	27
Other	3,753	2,319

	$84,231	$18,145

In accordance with the merger agreement, amounts due under the key executive agreements, deferred compensation plan and supplemental executive retirement plans (the “SERPs”) were funded into a rabbi trust and are included in the Restricted cash equivalents caption in the Unaudited Consolidated Condensed Balance Sheets. It is expected that the key executive payments and deferred compensation plan distributions of approximately $28,265 will be completed within the next three quarters while aggregate payments of approximately $8,955 under the SERPs generally will be paid within five years after participants terminate employment with the Company.

As of September 28, 2008 and December 30, 2007, there are unpaid expenses related to Special Committee activities of approximately $55,920 and $15,559, respectively, which are included in Accrued expenses in the Consolidated Condensed Balance Sheets. The Special Committee was formed in April 2007 to investigate strategic options including, among other things, revisions to the Company’s strategic plan, changes to its capital structure, or a possible sale, merger or other business combination. Its operations ceased as a result of the completed of the merger with Triarc.

Note 14—Guarantees and indemnifications

The Company has guaranteed certain lease and debt payments, primarily related to franchisees, amounting to approximately $157,655 at September 28, 2008. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. The Company is contingently liable for certain leases amounting to approximately $16,192 at September 28, 2008. These leases expire on various dates through 2022. The Company is also the guarantor on approximately $2,550 in letters of credit at September 28, 2008 with various parties; however, management does not expect any material loss to result from these instruments because it does not believe performance will be required. The length of the lease, loan and other arrangements

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

guaranteed by the Company or for which the Company is contingently liable varies, but generally does not exceed 20 years.

In addition to the guarantees described above, the Company is party to many agreements executed in the ordinary course of business that provide for indemnification of third parties under specified circumstances, such as lessors of real property leased by the Company, distributors, service providers for various types of services (including commercial banking, investment banking, tax, actuarial and other services), software licensors, marketing and advertising firms, securities underwriters and others. Generally, these agreements obligate the Company to indemnify the third parties only if certain events occur or claims are made, as these contingent events or claims are defined in each of these agreements. The Company believes that the resolution of any claims that might arise in the future, either individually or in the aggregate, would not materially affect the earnings or financial condition of the Company.

Note 15—Retirement plans

The Company has two domestic defined benefit plans, the account balance defined benefit pension plan (the “ABP Plan”) and the Crew defined benefit plan (the “Crew Plan”), together referred to as the “Plans”, covering all eligible employees of the Company.

The Crew Plan discontinued employee participation and accruing additional employee benefits in 2001. In February 2006, the Company announced that it would freeze the ABP Plan as of December 31, 2006. Beginning January 1, 2007, no new participants entered the ABP Plan, although participant account balances continue to receive interest credits of approximately 6% on existing account balances. Beginning January 1, 2007, Company benefits credited to ABP Plan participant accounts which were historically made based on a percentage of participant salary and years of service are no longer made. In the fourth quarter of 2006, the Company decided to terminate the Plans. The Company has received approval of the termination of the Plans by the Pension Benefit Guaranty Corporation and the IRS by the third quarter of 2008. In accordance with SFAS No. 158, the Company obtained an updated actuarial valuation of the unfunded pension liability at September 28, 2008. In addition, in accordance with the terms of the merger with Triarc (see Note 19), the Company contributed $9,000 to the ABP Plan in the third quarter of 2008. The Company’s remaining unfunded pension liability at September 28, 2008 is estimated to be approximately $6,700 which has been accrued is included in accrued expenses in the accompanying condensed consolidated balance sheet. The Company intends to distribute lump sum payments or purchase annuities to settle all plan benefits in the fourth quarter of 2008.

During the first nine months of 2008, the Company recognized approximately $2,398 of pretax non-cash pension settlement charges ($2,316 of which was reflected in restructuring charges), which were related to cash distributions made to participants from the Plans, of approximately $7,375. During the first nine months of 2007, the Company recognized approximately $6,558 in pretax non-cash pension settlement charges (of which $6,400 was reflected in restructuring charges), which were related to cash distributions made to participants from the Plans, of approximately $17,398.

Net periodic pension cost for the Plans for the nine month period ended September 28, 2008 and September 30, 2007 consisted of the following:

	Nine Months Ended
	September 28, 2008	September 30, 2007
	(In thousands)
Interest cost	$2,867	$3,603
Expected return on plan assets	(2,732)	(3,335)
Amortization of net loss	1,799	1,990

Net periodic pension cost	$1,934	$2,258

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

Note 16—Revenues

Revenues consisted of the following:

	Nine Months Ended
	September 28, 2008	September 30, 2007
	(In thousands)
Sales:
Sales from company operated restaurants	$1,543,283	$1,563,842
Product sales to franchises	73,930	72,222

	1,617,213	1,636,064
Franchise revenues:
Rents and royalties	220,406	214,144
Franchise fees	2,334	2,025

	222,740	216,169

Total revenues	$1,839,953	$1,852,233

Note 17—Fair value

At September 28, 2008 and December 30, 2007, cash and cash equivalents included approximately $141,238 and $156,480, respectively, of institutional money market fund investments. These investments are measured at fair value using quoted market prices for identical assets (the highest Level 1 fair value measure identified by Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”).

Note 18—Merger

In April 2007, the Company announced that its Board of Directors, acting unanimously, had formed a Special Committee of independent directors to investigate strategic options for the Company. On April 23, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Triarc Companies, Inc. The Merger was approved by the board of directors of both companies in April 2008 and shareholders and stockholders of Wendy’s and Triarc, respectively, in September 2008. The Merger was completed on September 29, 2008.

Pursuant to the terms of the Merger Agreement, each common share of the Company was converted into the right to receive 4.25 (the “Exchange Ratio”) shares of Class A Common Stock, par value $0.10 per share, of Wendy’s/Arby’s Group, Inc. (the “Wendy’s/Arby’s Group Class A Common Stock”). The Company’s employee stock options and other equity awards generally converted upon consummation of the Merger and without any action on the part of the holder into stock options and equity awards with respect to the Wendy’s/Arby’s Group Class A Common Stock, after giving effect to the Exchange Ratio. Cash will be paid to the Company’s shareholders in lieu of fractional shares of Wendy’s/Arby’s Group’s Class A Common Stock.

In connection with the Merger Agreement, the Company amended its Amended and Restated Rights Agreement (as amended, the “Rights Agreement”). The amendment made the Rights Agreement inapplicable to the Merger, the Merger Agreement and the associated voting agreements and provided for the expiration of the Rights (as defined in the Rights Agreement) immediately prior to the effective time of the Merger if the Rights have not otherwise expired. As a result of the completion of the Merger, the Rights expired on September 29, 2008. Also, the Merger Agreement provided that the Company would deliver or cause to be delivered, such officers certificates, opinions of counsel and supplemental indentures, if any, required by the indentures governing the Company’s 6.25% Senior Notes due 2011, 6.20% Senior Notes due 2014 and 7.00% Debentures due 2025, necessary to effect the Merger without any default or event of default arising as a result of the

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

Merger. The required certificates, opinions and supplemental indentures were delivered on September 29, 2008.

On April 25, 2008, a putative class action complaint was filed by Ethel Guiseppone, on behalf of herself and others similarly situated, against Wendy’s, its directors, Triarc and Trian Partners (a company founded and run by Wendy’s/Arby’s Chairman and Vice Chairman), in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 19, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Company’s board of directors’ search for a merger partner and out of its approval of the merger agreement with the Company on April 23, 2008, and failure to disclose material information related to the merger in Amendment No. 3 to the Form S-4 under the Securities Act of 1933 (the “Form S-4”). The proposed amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against disenfranchising the purported class and consummating the merger; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

Also on April 25, 2008, a putative class action and derivative complaint was filed by Cindy Henzel, on behalf of herself and others similarly situated, and derivatively on behalf of Wendy’s, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 16, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of the Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On May 22, 2008, a putative class action complaint was filed by Ronald Donald Smith, on behalf of himself and others similarly situated, against Wendy’s and its directors in the Franklin County, Ohio Court of Common Pleas. A motion for leave to file an amended complaint was filed on June 30, 2008. The proposed amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The proposed amended complaint sought certification of the proceeding as a derivative and class action; an injunction against consummating the merger and requiring the defendants to promptly hold an annual meeting and to seek another merger partner; rescission of any part of the merger agreement already implemented; a declaration that the defendants breached their fiduciary duties; costs and attorneys fees; and any other relief the court deemed proper and just.

On June 13, 2008, a putative class action complaint was filed by Peter D. Ravanis and Dorothea Ravanis, on behalf of themselves and others similarly situated, against Wendy’s, its directors, and Triarc in the Supreme Court of the State of New York, New York County. An amended complaint was filed on June 20, 2008. The amended complaint alleged breach of fiduciary duties arising out of Wendy’s board of directors’ search for a merger partner and out of its approval of the merger agreement on April 23, 2008, and failure to disclose material information related to the merger in the Form S-4. The amended complaint sought certification of the proceeding as a class action; preliminary and permanent injunctions against consummating the merger; other equitable relief; attorneys’ fees; and any other relief the court deemed proper and just. All parties to this case have jointly requested that the court stay the action pending resolution of the Ohio cases.

On July 9, 2008, the parties to the three Ohio actions described above filed a stipulation and proposed order that would consolidate the cases, provide for the proposed amended complaint in the

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS—Continued

Henzel case to be the operative complaint in each of the cases, designate one law firm as lead plaintiffs’ counsel, and establish an answer date for the defendants in the consolidated case. The court entered the order as proposed in all three cases on July 9, 2008.

On August 13, 2008, counsel for the parties to the Guiseppone, Henzel, Smith and Ravanis cases described above entered into a memorandum of understanding in which they agreed upon the terms of a settlement of all such lawsuits, which would include the dismissal with prejudice, and release, of all claims against all the defendants, including Wendy’s, its directors, Triarc and Trian. In connection with the settlement, Wendy’s agreed to make certain additional disclosures to its shareholders, which were contained in the Form S-4 and to pay plaintiffs’ legal fees.

On January 30, 2009, the parties entered into a Class and Derivative Action Stipulation of Settlement. The settlement was subject to approval by the Common Pleas Court of Franklin County, Ohio. On January 30, 2009, the plaintiffs submitted an application for an order preliminarily approving the settlement, certifying a class for settlement purposes only, providing for notice to the class and setting a final settlement hearing.

On April 1, 2009, the Common Pleas Court of Franklin County, Ohio entered an order preliminarily approving settlement of all claims and certifying a class for settlement purposes only, which provided for notice of settlement to the class and set a final settlement hearing date of July 1, 2009. On May 1, 2009, Wendy’s mailed a notice of pendency of the class actions, the proposed settlement and the final hearing date.

On July 1, 2009, the Common Pleas Court of Franklin County, Ohio entered a final order approving settlement of all claims in the Guiseppone, Henzel and Smith cases and certifying a class for settlement purposes only. On July 9, 2009, the Supreme Court of the State of New York, New York County, entered a dismissal of the Ravanis case, with prejudice. The disposition of these cases was not material to the results of operations or financial condition of the Company.

Wendy’s/Arby’s Restaurants, LLC

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Wendy’s/Arby’s Restaurants, LLC since the date of this prospectus.

Until  , 20  , broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “LLCA”) grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 18 of Wendy’s/Arby’s Restaurants, LLC’s (“Wendy’s/Arby’s Restaurants”) third amended and restated limited liability company operating agreement (the “Operating Agreement”) provides that a member shall not have any liability for the obligations or liabilities of Wendy’s/Arby’s Restaurants, except to the extent provided in the LLCA.

Section 19 of the Operating Agreement provides that a “Covered Person” (defined as (i) the member or any manager of Wendy’s/Arby’s Restaurants, or any of their respective affiliates, (ii) any officer of Wendy’s/Arby’s Restaurants or (iii) any director, officer, shareholder or employee of the member or manager) shall not be liable to Wendy’s/Arby’s Restaurants or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed by such Covered Person in good faith on behalf of Wendy’s/Arby’s Restaurants in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by the Operating Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

The Operating Agreement also provides that, to the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from Wendy’s/Arby’s Restaurants for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Wendy’s/Arby’s Restaurants and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by the Operating Agreement, except that no Covered Person shall be entitled to be indemnified with respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under Section 19 of the Operating Agreement shall be provided out of and to the extent of Wendy’s/Arby’s Restaurants’ assets only, and no Covered Person shall have any personal liability on account thereof.

The Operating Agreement further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Wendy’s/Arby’s Restaurants prior to the disposition of such claim, demand, action, suit or proceeding upon receipt by Wendy’s/Arby’s Restaurants of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified under Section 19 of the Operating Agreement.

The laws of Alabama, California, Colorado, Delaware, Florida, Georgia, Indiana, Michigan, Minnesota, Ohio, Oregon, South Carolina and Washington governing the guarantors listed as registrants under this registration statement contain provisions similar to the LLCA regarding the indemnification of directors, managers, trustees and officers, as applicable, and the limitation of their personal liability.

The organizational documents of the guarantors listed as registrants under this registration statement contain provisions similar to those in the Operating Agreement of Wendy’s/Arby’s Restaurants regarding the indemnification of directors, managers, trustees and officers, as applicable, and the limitation of their personal liability.

Wendy’s/Arby’s Group, Arby’s Restaurant Group, Inc. and/or Wendy’s International, Inc. have entered into indemnification agreements with directors, officers and certain other employees of Wendy’s/Arby’s Restaurants and its subsidiaries indemnifying them against liability they may incur in their capacities as such and advancement of defense expenses (including legal fees).

Pursuant to Section 5 of the Registration Rights Agreement, dated June 23, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors and the initial purchasers named therein, each holder of the notes and each participating broker-dealer has agreed to indemnify Wendy’s/Arby’s Restaurants, the guarantors and each person, if any, who controls Wendy’s/Arby’s Restaurants or the guarantors within the meaning of the Securities Act or the Exchange Act from and against certain losses, claims, damages or liabilities that may be incurred in connection with the registration of the initial notes, to the extent that such losses, claims, damages or liabilities arise from an omission or untrue statement contained in written information furnished to Wendy’s/Arby’s Restaurants by such holder of the notes or participating broker-dealer.

The Purchase Agreement, dated June 18, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors and the initial purchasers named therein, contains provisions by which the initial purchasers agree to indemnify Wendy’s/Arby’s Restaurants, the guarantors, their respective directors and officers and each person, if any, who controls Wendy’s/Arby’s Restaurants or the guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against certain losses, claims, damages or liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Wendy’s/Arby’s Restaurants maintains liability insurance for its managers and officers, as permitted by its Operating Agreement.

The guarantors listed as registrants under this registration statement also maintain liability insurance for their respective managers, trustees, directors and officers, as applicable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of April 23, 2008, by and among Triarc Companies, Inc., Green Merger Sub Inc. and Wendy’s International, Inc., incorporated herein by reference to Exhibit 2.1 to Triarc’s Current Report on Form 8-K dated April 29, 2008 (SEC file no. 001-02207).

2.2

Side Letter Agreement, dated August 14, 2008, by and among Triarc Companies, Inc., Green Merger Sub, Inc. and Wendy’s International, Inc., incorporated herein by reference to Exhibit 2.3 to Triarc’s Registration Statement on Form S-4, Amendment No.3, filed on August 15, 2008 (Reg. no. 333-151336).

3.1*	Certificate of Formation of Wendy’s/Arby’s Restaurants, LLC (f/k/a Wendy’s International Holdings, LLC), as amended to date.
3.2*	Third Amended and Restated Limited Liability Company Operating Agreement of Wendy’s/Arby’s Restaurants, LLC.
3.3

Articles of Incorporation of Wendy’s International, Inc., incorporated herein by reference to Exhibit 3(a) to the Wendy’s International, Inc. Form 10-K for the year ended January 3, 1999 (SEC file no. 001-08116).

3.4

Amendment to Articles of Incorporation of Wendy’s International, Inc., incorporated herein by reference to Exhibit 3.1 to Wendy’s International, Inc.’s Current Report on Form 8-K dated September 29, 2008 (SEC file no. 001-08116).

3.5

Amended and Restated Code of Regulations of Wendy’s International, Inc., incorporated herein by reference to Exhibit 3.2 to Wendy’s International, Inc.’s Current Report on Form 8-K dated September 29, 2008 (SEC file no. 001-08116).

3.6*	Articles of Incorporation of The New Bakery Co. of Ohio, Inc.
3.7*	Regulations of The New Bakery Co. of Ohio, Inc.
3.8*	Amended and Restated Articles of Incorporation of Wendy’s of Denver, Inc.
3.9*	Amended and Restated By-laws of Wendy’s of Denver, Inc.
3.10*	Articles of Incorporation of Wendy’s of N.E. Florida, Inc.
3.11*	By-laws of Wendy’s of N.E. Florida, Inc.
3.12*	Articles of Incorporation of Wendy’s Old Fashioned Hamburgers of New York, Inc. (f/k/a The Food Group, Inc.).
3.13*	Code of Regulations of Wendy’s Old Fashioned Hamburgers of New York, Inc. (f/k/a The Food Group, Inc.).
3.14*	Articles of Organization of BDJ 71112, LLC.
3.15*	Operating Agreement and Declaration of BDJ 71112, LLC.
3.16*	Certificate of Formation of Arby’s Restaurant Holdings, LLC.
3.17*	Amended and Restated Limited Liability Company Operating Agreement of Arby’s Restaurant Holdings, LLC.
3.18*	Certificate of Formation of Triarc Restaurant Holdings, LLC.
3.19*	Limited Liability Company Operating Agreement of Triarc Restaurant Holdings, LLC.
3.20*	Certificate of Incorporation of Arby’s Restaurant Group, Inc.
3.21*	By-laws of Arby’s Restaurant Group, Inc.
3.22*	Certificate of Formation of Arby’s Restaurant, LLC.
3.23*	Limited Liability Company Operating Agreement of Arby’s Restaurant, LLC.
3.24*	Certificate of Formation of Arby’s, LLC.

Exhibit Number	Description
3.25*	Limited Liability Company Operating Agreement of Arby’s, LLC.
3.26*	Certificate of Formation of Wendy’s/Arby’s Support Center, LLC (f/k/a RTMMC Acquisition, LLC), as amended to date.
3.27*	Limited Liability Company Operating Agreement of Wendy’s/Arby’s Support Center, LLC (f/k/a RTMMC Acquisition, LLC).
3.28*	Articles of Incorporation of ARG Services, Inc.
3.29*	By-laws of ARG Services, Inc.
3.30*	Articles of Organization of Sybra, LLC.
3.31*	Limited Liability Company Operating Agreement of Sybra, LLC.
3.32*	Certificate of Trust of Arby’s IP Holder Trust, as amended to date.
3.33*	Second Amended and Restated Trust Agreement of Arby’s IP Holder Trust.
3.34*	Articles of Organization of RTM Acquisition Company, L.L.C.
3.35*	Operating Agreement of RTM Acquisition Company, L.L.C., as amended to date.
3.36*	Articles of Organization of RTM, LLC.
3.37*	Limited Liability Company Operating Agreement of RTM, LLC.
3.38*	Articles of Organization of RTM Partners, LLC.
3.39*	Limited Liability Company Operating Agreement of RTM Partners, LLC.
3.40*	Certificate of Formation of RTM Operating Company, LLC.
3.41*	Limited Liability Company Operating Agreement of RTM Operating Company, LLC.
3.42*	Certificate of Formation of RTM Development Company, LLC.
3.43*	Limited Liability Company Operating Agreement of RTM Development Company, LLC.
3.44*	Articles of Organization of RTMSC, LLC.
3.45*	Limited Liability Company Operating Agreement of RTMSC, LLC.
3.46*	Articles of Organization of RTM Georgia, LLC.
3.47*	Limited Liability Company Operating Agreement of RTM Georgia, LLC.
3.48*	Articles of Organization of RTM Alabama, LLC.
3.49*	Limited Liability Operating Agreement of RTM Alabama, LLC.
3.50*	Articles of Organization of RTM West, LLC.
3.51*	Limited Liability Company Operating Agreement of RTM West, LLC.
3.52*	Certificate of Formation of RTM Sea-Tac, LLC.
3.53*	Limited Liability Company Operating Agreement of RTM Sea-Tac, LLC.
3.54*	Articles of Organization of RTM Indianapolis, LLC.
3.55*	Limited Liability Company Operating Agreement of RTM Indianapolis, LLC.
3.56*	Articles of Organization of Franchise Associates, LLC.
3.57*	Limited Liability Company Operating Agreement of Franchise Associates, LLC.
3.58*	Articles of Organization of RTM Savannah, LLC.
3.59*	Limited Liability Company Operating Agreement of RTM Savannah, LLC.
3.60*	Articles of Organization of RTM Gulf Coast, LLC.
3.61*	Limited Liability Company Operating Agreement of RTM Gulf Coast, LLC.
3.62*	Articles of Conversion of RTM Portland, LLC.

Exhibit Number	Description
3.63*	Limited Liability Company Operating Agreement of RTM Portland, LLC.
3.64*	Articles of Conversion of RTM Mid-America, LLC.
3.65*	Limited Liability Company Operating Agreement of RTM Mid-America, LLC.
3.66*	Articles of Organization of ARG Resources, LLC.
3.67*	Limited Liability Company Operating Agreement of ARG Resources, LLC.
3.68*	Certificate of Incorporation of Wendy’s/Arby’s International, Inc.
3.69*	By-laws of Wendy’s/Arby’s International, Inc.
3.70*	Certificate of Incorporation of Wendy’s/Arby’s International Services, Inc.
3.71*	By-laws of Wendy’s/Arby’s International Services, Inc.
4.1

Indenture, dated as of June 23, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors named therein and U.S. Bank National Association, as Trustee, incorporated herein by reference to Exhibit 4.1 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

4.2

Registration Rights Agreement, dated as of June 23, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors named therein and the initial purchasers named therein, incorporated herein by reference to Exhibit 4.2 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

4.3

Supplemental Indenture, dated as of July 8, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors named therein and U.S. Bank National Association, as Trustee, incorporated herein by reference to Exhibit 4.3 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

4.4	Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement).
4.5

Indenture between Wendy’s International, Inc. and Bank One, National Association, pertaining to 6.25% Senior Notes due November 15, 2011 and 6.20% Senior Notes due June 15, 2014, incorporated herein by reference to Exhibit 4(i) to the Wendy’s International, Inc. Form 10-K for the year ended December 30, 2001 (SEC file no. 001-08116).

5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.
5.2**	Opinion of Vorys, Sater, Seymour and Pease LLP as to validity of the securities being registered.
5.3**	Opinion of Holland & Hart LLP as to validity of the securities being registered.
5.4**	Opinion of Hunton & Williams LLP as to validity of the securities being registered.
5.5**	Opinion of Butzel Long, P.C. as to validity of the securities being registered.
5.6**	Opinion of Barnes & Thornburg LLP as to validity of the securities being registered.
5.7*	Opinion of Richards, Layton and Finger, P.A. as to validity of the securities being registered.
5.8**	Opinion of Burr & Forman LLP as to validity of the securities being registered.
5.9**	Opinion of Burr & Forman LLP as to validity of the securities being registered.
5.10**	Opinion of Maslon Edelman Borman & Brand, LLP as to validity of the securities being registered.
5.11**	Opinion of Alston & Bird LLP as to the validity of the securities being registered.

Exhibit Number	Description
5.12**	Opinion of Davis Wright Tremaine LLP as to the validity of the securities being registered.
5.13**	Opinion of Wyche, Burgess, Freeman & Parham, P.A. as to the validity of the securities being registered.
8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
10.1

Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan, incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated May 19, 2005 (SEC file no. 001-02207).

10.2

Form of Non-Incentive Stock Option Agreement under the Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan, incorporated herein by reference to Exhibit 10.6 to Triarc’s Current Report on Form 8-K dated March 16, 1998 (SEC file no. 001-02207).

10.3

Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan, incorporated herein by reference to Exhibit 10.3 to Triarc’s Current Report on Form 8-K dated May 19, 2005 (SEC file no. 001-02207).

10.4

Form of Non-Incentive Stock Option Agreement under the Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan, incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated May 13, 1998 (SEC file no. 001-02207).

10.5

Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, as amended, incorporated herein by reference to Exhibit 10.5 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.6

Form of Non-Incentive Stock Option Agreement under the Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, as amended, incorporated herein by reference to Exhibit 99.6 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated December 22, 2008 (SEC file no. 001-02207).

10.7

Form of Restricted Stock Agreement under the Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, as amended, incorporated herein by reference to Exhibit 10.7 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001- 02207).

10.8	1999 Executive Bonus Plan, incorporated herein by reference to Exhibit A to Triarc’s 1999 Proxy Statement (SEC file no. 001-02207).
10.9

Amendment to the Triarc Companies, Inc. 1999 Executive Bonus Plan, dated as of June 22, 2004, incorporated herein by reference to Exhibit 10.1 to Triarc’s Current Report on Form 8-K dated June 1, 2005 (SEC file no. 001-02207).

10.10

Amendment to the Triarc Companies, Inc. 1999 Executive Bonus Plan effective as of March 26, 2007, incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated June 6, 2007 (SEC file no. 001-02207).

10.11

Wendy’s International, Inc. 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10(f) to the Wendy’s International, Inc. Form 10-Q for the quarter ended April 2, 2006 (SEC file no. 001-08116).

10.12

Amendments to the Wendy’s International, Inc. 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.12 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

Exhibit Number	Description
10.13

Wendy’s International, Inc. 2007 Stock Incentive Plan, incorporated herein by reference to Annex C to the Wendy’s International, Inc. Definitive 2007 Proxy Statement, dated March 12, 2007 (SEC file no. 001-08116).

10.14

Amendments to the Wendy’s International, Inc. 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.15 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.15

Wendy’s International, Inc. Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 10(f) to the Wendy’s International, Inc. Form 10-K for the year ended December 29, 2002 (SEC file no. 001-08116).

10.16

First Amendment to the Wendy’s International, Inc. Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 10(f) to the Wendy’s International, Inc. Form 10-K for the year ended December 31, 2006 (SEC file no. 001-08116).

10.17

Amended and Restated Wendy’s International, Inc. Supplemental Executive Retirement Plan No. 2, incorporated herein by reference to Exhibit 10(b) to the Wendy’s International, Inc. Form 10-Q for the quarter ended September 30, 2007 (SEC file no 001-08116).

10.18

Amended and Restated Credit Agreement, dated as of July 25, 2005, amended and restated as of March 11, 2009, among Wendy’s International, Inc., Wendy’s International Holdings, LLC, Arby’s Restaurant Group, Inc., Arby’s Restaurant Holdings, LLC, Triarc Restaurant Holdings, LLC, the Lenders and Issuers party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, Bank of America, N.A. and Credit Suisse, Cayman Islands Branch, as co-syndication agents, Wachovia Bank, National Association, SunTrust Bank and GE Capital Franchise Finance Corporation, as co-documentation agents, Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse, Cayman Islands Branch, as joint lead arrangers and joint book-running managers, incorporated herein by reference to Exhibit 10.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on March 12, 2009 (SEC file no. 001-02207).

10.19

Amended and Restated Pledge and Security Agreement dated March 11, 2009, by and between Wendy’s International Inc., Wendy’s International Holdings, LLC, Arby’s Restaurant Group, Inc., and Arby’s Restaurant Holdings, LLC, and Citicorp North America, Inc., as collateral agent, incorporated herein by reference to Exhibit 10.2 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended March 29, 2009 (SEC file no. 001-02207).

10.20

Form of Increase Joinder dated as of March 17, 2009 among Arby’s Restaurant Group, Inc., Wendy’s International Holdings, Inc., Arby’s Restaurant Holdings, LLC, Wendy’s International, Inc., Citicorp North America, Inc., The Huntington National Bank, Fifth Third Bank, Wells Fargo Bank, National Association and Bank of America, N.A., incorporated herein by reference to Exhibit 10.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on March 20, 2009 (SEC file no. 001-02207).

10.21

Amendment No. 1 to Amended and Restated Credit Agreement and Amended and Restated Pledge and Security Agreement, dated as of June 10, 2009, incorporated herein by reference to Exhibit 10.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on June 10, 2009 (SEC file no. 001-02207).

10.22

Assignment of Rights Agreement between Wendy’s International, Inc. and Mr. R. David Thomas, incorporated herein by reference to Exhibit 10(c) to the Wendy’s International, Inc. Form 10-K for the year ended December 31, 2000 (SEC file no. 001-08116).

10.23

Separation Agreement, dated as of April 30, 2007, between Triarc Companies, Inc. and Nelson Peltz, incorporated herein by reference to Exhibit 10.3 to Triarc’s Current Report on Form 8-K dated April 30, 2007 (SEC file no. 001-02207).

Exhibit Number	Description
10.24

Letter Agreement dated as of December 28, 2007, between Triarc Companies, Inc. and Nelson Peltz., incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated January 4, 2008 (SEC file No. 001-02207).

10.25

Separation Agreement, dated as of April 30, 2007, between Triarc Companies, Inc. and Peter W. May, incorporated herein by reference to Exhibit 10.4 to Triarc’s Current Report on Form 8-K dated April 30, 2007 (SEC file no. 001-02207).

10.26

Letter Agreement dated as of December 28, 2007, between Triarc Companies, Inc. and Peter W. May, incorporated herein by reference to Exhibit 10.3 to Triarc’s Current Report on Form 8-K dated January 4, 2008 (SEC file No. 001-02207).

10.27

Consulting and Employment Agreement dated July 25, 2008 between Triarc Companies, Inc. and J. David Karam, incorporated herein by reference to Exhibit 99.1 to Triarc’s Current Report on Form 8-K dated July 25, 2008 (SEC file no. 001-02207).

10.28

Amended and Restated Letter Agreement dated as of December 18, 2008 between Thomas A. Garrett and Arby’s Restaurant Group, Inc., incorporated herein by reference to Exhibit 99.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001- 02207).

10.29

Amended and Restated Letter Agreement dated as of December 18, 2008 between Sharron Barton and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.2 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.30

Amended and Restated Letter Agreement dated as of December 18, 2008 between Nils H. Okeson and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.3 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.31

Amended and Restated Letter Agreement dated as of December 18, 2008 between Stephen E. Hare and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.4 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.32

Amended and Restated Letter Agreement dated as of December 18, 2008 between Roland C. Smith and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.5 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.33

Form of Indemnification Agreement, between Wendy’s/Arby’s Group, Inc. and certain officers, directors, and employees thereof, incorporated herein by reference to Exhibit 47 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.34

Form of Indemnification Agreement between Arby’s Restaurant Group, Inc. and certain directors, officers and employees thereof, incorporated herein by reference to Exhibit 10.40 to the Triarc Form 10-K for the fiscal year ended December 30, 2007 (SEC file no. 001-02207).

10.35

Form of Indemnification Agreement for officers and employees of Wendy’s International, Inc. and its subsidiaries, incorporated herein by reference to Exhibit 10 to Wendy’s International, Inc.’s Current Report on Form 8-K filed on July 12, 2005 (SEC file no. 001-08116).

10.36

Form of First Amendment to Indemnification Agreement between Wendy’s International, Inc. and its directors and certain officers and employees, incorporated herein by reference to Exhibit 10(b) to the Wendy’s International, Inc. Form 10-Q for the quarter ended June 29, 2008 (SEC file no. 001-08116).

Exhibit Number	Description
10.37

Wendy’s/Arby’s Group, Inc. 2009 Directors’ Deferred Compensation Plan, effective as of May 28, 2009, incorporated herein by reference to Exhibit 10.6 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

10.38

Form of Non-Employee Director Restricted Stock Award Agreement under the Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, incorporated herein by reference to Exhibit 10.7 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

10.39

Purchase Agreement, dated as of June 18, 2009, among Wendy’s/Arby’s Restaurants, LLC, the Guarantors party thereto and the initial purchasers named therein, incorporated herein by reference to Exhibit 10.8 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

10.40*	Tax Sharing Agreement, dated as of May 26, 2009, among Wendy’s/Arby’s Group, Inc. and certain of its subsidiaries party thereto.
12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.
21.1*	List of Subsidiaries.
23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.3**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
23.4**	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.2 to this Registration Statement).
23.5**	Consent of Holland & Hart LLP (included in Exhibit 5.3 to this Registration Statement).
23.6**	Consent of Hunton & Williams LLP (included in Exhibit 5.4 to this Registration Statement).
23.7**	Consent of Butzel Long, P.C. (included in Exhibit 5.5 to this Registration Statement).
23.8**	Consent of Barnes & Thornburg LLP (included in Exhibit 5.6 to this Registration Statement).
23.9*	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5.7 to this Registration Statement).
23.10**	Consent of Burr & Forman LLP (included in Exhibit 5.8 to this Registration Statement).
23.11**	Consent of Burr & Forman LLP (included in Exhibit 5.9 to this Registration Statement).
23.12**	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.10 to this Registration Statement).
23.13**	Consent of Alston & Bird LLP (included in Exhibit 5.11 to this Registration Statement).
23.14**	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.12 to this Registration Statement).
23.15**	Consent of Wyche, Burgess, Freeman & Parham, P.A. (included in Exhibit 5.13 to this Registration Statement).
24.1*	Powers of Attorney.
25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.

Exhibit Number	Description
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
* Previously filed.
** Filed herewith.

In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, instruments defining the rights of holders of certain issues of long-term debt of Wendy’s/Arby’s Restaurants, LLC and its consolidated subsidiaries have not been filed as exhibits to this Form S-4 because the authorized principal amount of any one of such issues does not exceed 10% of the total assets of Wendy’s/Arby’s Restaurants, LLC and its subsidiaries on a consolidated basis. Wendy’s/Arby’s Restaurants, LLC agrees to furnish a copy of each of such instruments to the SEC upon request.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S/ARBY’S RESTAURANTS, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		President, Chief Executive Officer and Manager (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Nils H. Okeson		Senior Vice President, General Counsel, Secretary and Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S INTERNATIONAL, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)
* Steven B. Graham		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
* J. David Karam		Director
* Nils H. Okeson		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

THE NEW BAKERY CO. OF OHIO, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer (Principal Financial Officer)
* Greg S. Haggis		Senior Vice President—Finance, and Brand Chief Financial Officer (Principal Accounting Officer)
* J. David Karam		Director
* Dana Klein		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S OF DENVER, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer (Principal Financial Officer)
* Greg S. Haggis		Senior Vice President—Finance, and Brand Chief Financial Officer (Principal Accounting Officer)
* J. David Karam		Director
* Dana Klein		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S OF N.E. FLORIDA, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer (Principal Financial Officer)
* Greg S. Haggis		Senior Vice President—Finance, and Brand Chief Financial Officer (Principal Accounting Officer)
* J. David Karam		Director
* Daniel T. Collins		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S OLD FASHIONED HAMBURGERS
 OF NEW YORK, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer (Principal Financial Officer)
* Greg S. Haggis		Senior Vice President—Finance, and Brand Chief Financial Officer (Principal Accounting Officer)
* J. David Karam		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

BDJ 71112, LLC

By:	/S/ J. DAVID KARAM Name: J. David Karam Title: President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

/s/ J. DAVID KARAM J. David Karam		President (Principal Executive Officer)
* Daniel T. Collins		Senior Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)
* Wendy’s International, Inc. By: Nils H. Okeson Title: Senior Vice President, General Counsel and Assistant Secretary		Member
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARBY’S RESTAURANT HOLDINGS, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

TRIARC RESTAURANT HOLDINGS, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		Chief Executive Officer and Manager (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARBY’S RESTAURANT GROUP, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Director (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Director
* Nils H. Okeson		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARBY’S RESTAURANT, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARBY’S, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S/ARBY’S SUPPORT CENTER, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARG SERVICES, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Director (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Director
* Nils H. Okeson		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

SYBRA, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARBY’S IP HOLDER TRUST

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Arby’s Restaurant Group, Inc. By: Nils H. Okeson Title: Senior Vice President, General Counsel and Assistant Secretary		Trust Certificate Holder
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM ACQUISITION COMPANY, L.L.C.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM PARTNERS, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM OPERATING COMPANY, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM DEVELOPMENT COMPANY, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTMSC, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM GEORGIA, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM ALABAMA, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM WEST, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM SEA-TAC, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM INDIANAPOLIS, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

FRANCHISE ASSOCIATES, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM SAVANNAH, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM GULF COAST, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM PORTLAND, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

RTM MID-AMERICA, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

ARG RESOURCES, LLC

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Thomas A. Garrett		President and Chief Executive Officer (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Chief Financial Officer and Manager (Principal Financial Officer)
* Steven B. Graham		Senior Vice President—Chief Accounting Officer (Principal Accounting Officer)
* Roland C. Smith		Manager
* Nils H. Okeson		Manager
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S/ARBY’S INTERNATIONAL, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)
* Steven B. Graham		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Nils H. Okeson		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 2009.

WENDY’S/ARBY’S INTERNATIONAL
 SERVICES, INC.

By:	/S/ STEPHEN E. HARE Name: Stephen E. Hare Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 6th day of October, 2009.

Signature		Title

* Roland C. Smith		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ STEPHEN E. HARE Stephen E. Hare		Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)
* Steven B. Graham		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Nils H. Okeson		Director
*By:	/s/ STEPHEN E. HARE Stephen E. Hare Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of April 23, 2008, by and among Triarc Companies, Inc., Green Merger Sub Inc. and Wendy’s International, Inc., incorporated herein by reference to Exhibit 2.1 to Triarc’s Current Report on Form 8-K dated April 29, 2008 (SEC file no. 001-02207).

2.2

Side Letter Agreement, dated August 14, 2008, by and among Triarc Companies, Inc., Green Merger Sub, Inc. and Wendy’s International, Inc., incorporated herein by reference to Exhibit 2.3 to Triarc’s Registration Statement on Form S-4, Amendment No.3, filed on August 15, 2008 (Reg. no. 333-151336).

3.1*	Certificate of Formation of Wendy’s/Arby’s Restaurants, LLC (f/k/a Wendy’s International Holdings, LLC), as amended to date.
3.2*	Third Amended and Restated Limited Liability Company Operating Agreement of Wendy’s/Arby’s Restaurants, LLC.
3.3

Articles of Incorporation of Wendy’s International, Inc., incorporated herein by reference to Exhibit 3(a) to the Wendy’s International, Inc. Form 10-K for the year ended January 3, 1999 (SEC file no. 001-08116).

3.4

Amendment to Articles of Incorporation of Wendy’s International, Inc., incorporated herein by reference to Exhibit 3.1 to Wendy’s International, Inc.’s Current Report on Form 8-K dated September 29, 2008 (SEC file no. 001-08116).

3.5

Amended and Restated Code of Regulations of Wendy’s International, Inc., incorporated herein by reference to Exhibit 3.2 to Wendy’s International, Inc.’s Current Report on Form 8-K dated September 29, 2008 (SEC file no. 001-08116).

3.6*	Articles of Incorporation of The New Bakery Co. of Ohio, Inc.
3.7*	Regulations of The New Bakery Co. of Ohio, Inc.
3.8*	Amended and Restated Articles of Incorporation of Wendy’s of Denver, Inc.
3.9*	Amended and Restated By-laws of Wendy’s of Denver, Inc.
3.10*	Articles of Incorporation of Wendy’s of N.E. Florida, Inc.
3.11*	By-laws of Wendy’s of N.E. Florida, Inc.
3.12*	Articles of Incorporation of Wendy’s Old Fashioned Hamburgers of New York, Inc. (f/k/a The Food Group, Inc.).
3.13*	Code of Regulations of Wendy’s Old Fashioned Hamburgers of New York, Inc. (f/k/a The Food Group, Inc.).
3.14*	Articles of Organization of BDJ 71112, LLC.
3.15*	Operating Agreement and Declaration of BDJ 71112, LLC.
3.16*	Certificate of Formation of Arby’s Restaurant Holdings, LLC.
3.17*	Amended and Restated Limited Liability Company Operating Agreement of Arby’s Restaurant Holdings, LLC.
3.18*	Certificate of Formation of Triarc Restaurant Holdings, LLC.
3.19*	Limited Liability Company Operating Agreement of Triarc Restaurant Holdings, LLC.
3.20*	Certificate of Incorporation of Arby’s Restaurant Group, Inc.
3.21*	By-laws of Arby’s Restaurant Group, Inc.
3.22*	Certificate of Formation of Arby’s Restaurant, LLC.
3.23*	Limited Liability Company Operating Agreement of Arby’s Restaurant, LLC.
3.24*	Certificate of Formation of Arby’s, LLC.
3.25*	Limited Liability Company Operating Agreement of Arby’s, LLC.

Exhibit Number	Description
3.26*	Certificate of Formation of Wendy’s/Arby’s Support Center, LLC (f/k/a RTMMC Acquisition, LLC), as amended to date.
3.27*	Limited Liability Company Operating Agreement of Wendy’s/Arby’s Support Center, LLC (f/k/a RTMMC Acquisition, LLC).
3.28*	Articles of Incorporation of ARG Services, Inc.
3.29*	By-laws of ARG Services, Inc.
3.30*	Articles of Organization of Sybra, LLC.
3.31*	Limited Liability Company Operating Agreement of Sybra, LLC.
3.32*	Certificate of Trust of Arby’s IP Holder Trust, as amended to date.
3.33*	Second Amended and Restated Trust Agreement of Arby’s IP Holder Trust.
3.34*	Articles of Organization of RTM Acquisition Company, L.L.C.
3.35*	Operating Agreement of RTM Acquisition Company, L.L.C., as amended to date.
3.36*	Articles of Organization of RTM, LLC.
3.37*	Limited Liability Company Operating Agreement of RTM, LLC.
3.38*	Articles of Organization of RTM Partners, LLC.
3.39*	Limited Liability Company Operating Agreement of RTM Partners, LLC.
3.40*	Certificate of Formation of RTM Operating Company, LLC.
3.41*	Limited Liability Company Operating Agreement of RTM Operating Company, LLC.
3.42*	Certificate of Formation of RTM Development Company, LLC.
3.43*	Limited Liability Company Operating Agreement of RTM Development Company, LLC.
3.44*	Articles of Organization of RTMSC, LLC.
3.45*	Limited Liability Company Operating Agreement of RTMSC, LLC.
3.46*	Articles of Organization of RTM Georgia, LLC.
3.47*	Limited Liability Company Operating Agreement of RTM Georgia, LLC.
3.48*	Articles of Organization of RTM Alabama, LLC.
3.49*	Limited Liability Operating Agreement of RTM Alabama, LLC.
3.50*	Articles of Organization of RTM West, LLC.
3.51*	Limited Liability Company Operating Agreement of RTM West, LLC.
3.52*	Certificate of Formation of RTM Sea-Tac, LLC.
3.53*	Limited Liability Company Operating Agreement of RTM Sea-Tac, LLC.
3.54*	Articles of Organization of RTM Indianapolis, LLC.
3.55*	Limited Liability Company Operating Agreement of RTM Indianapolis, LLC.
3.56*	Articles of Organization of Franchise Associates, LLC.
3.57*	Limited Liability Company Operating Agreement of Franchise Associates, LLC.
3.58*	Articles of Organization of RTM Savannah, LLC.
3.59*	Limited Liability Company Operating Agreement of RTM Savannah, LLC.
3.60*	Articles of Organization of RTM Gulf Coast, LLC.
3.61*	Limited Liability Company Operating Agreement of RTM Gulf Coast, LLC.
3.62*	Articles of Conversion of RTM Portland, LLC.
3.63*	Limited Liability Company Operating Agreement of RTM Portland, LLC.
3.64*	Articles of Conversion of RTM Mid-America, LLC.
3.65*	Limited Liability Company Operating Agreement of RTM Mid-America, LLC.

Exhibit Number	Description
3.66*	Articles of Organization of ARG Resources, LLC.
3.67*	Limited Liability Company Operating Agreement of ARG Resources, LLC.
3.68*	Certificate of Incorporation of Wendy’s/Arby’s International, Inc.
3.69*	By-laws of Wendy’s/Arby’s International, Inc.
3.70*	Certificate of Incorporation of Wendy’s/Arby’s International Services, Inc.
3.71*	By-laws of Wendy’s/Arby’s International Services, Inc.
4.1

Indenture, dated as of June 23, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors named therein and U.S. Bank National Association, as Trustee, incorporated herein by reference to Exhibit 4.1 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

4.2

Registration Rights Agreement, dated as of June 23, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors named therein and the initial purchasers named therein, incorporated herein by reference to Exhibit 4.2 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

4.3

Supplemental Indenture, dated as of July 8, 2009, among Wendy’s/Arby’s Restaurants, LLC, the guarantors named therein and U.S. Bank National Association, as Trustee, incorporated herein by reference to Exhibit 4.3 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

4.4	Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement).
4.5

Indenture between Wendy’s International, Inc. and Bank One, National Association, pertaining to 6.25% Senior Notes due November 15, 2011 and 6.20% Senior Notes due June 15, 2014, incorporated herein by reference to Exhibit 4(i) to the Wendy’s International, Inc. Form 10-K for the year ended December 30, 2001 (SEC file no. 001-08116).

5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.
5.2**	Opinion of Vorys, Sater, Seymour and Pease LLP as to validity of the securities being registered.
5.3**	Opinion of Holland & Hart LLP as to validity of the securities being registered.
5.4**	Opinion of Hunton & Williams LLP as to validity of the securities being registered.
5.5**	Opinion of Butzel Long, P.C. as to validity of the securities being registered.
5.6**	Opinion of Barnes & Thornburg LLP as to validity of the securities being registered.
5.7*	Opinion of Richards, Layton and Finger, P.A. as to validity of the securities being registered.
5.8**	Opinion of Burr & Forman LLP as to validity of the securities being registered.
5.9**	Opinion of Burr & Forman LLP as to validity of the securities being registered.
5.10**	Opinion of Maslon Edelman Borman & Brand, LLP as to validity of the securities being registered.
5.11**	Opinion of Alston & Bird LLP as to the validity of the securities being registered.
5.12**	Opinion of Davis Wright Tremaine LLP as to the validity of the securities being registered.
5.13**	Opinion of Wyche, Burgess, Freeman & Parham, P.A. as to the validity of the securities being registered.
8.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.

Exhibit Number	Description
10.1

Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan, incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated May 19, 2005 (SEC file no. 001-02207).

10.2

Form of Non-Incentive Stock Option Agreement under the Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan, incorporated herein by reference to Exhibit 10.6 to Triarc’s Current Report on Form 8-K dated March 16, 1998 (SEC file no. 001-02207).

10.3

Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan, incorporated herein by reference to Exhibit 10.3 to Triarc’s Current Report on Form 8-K dated May 19, 2005 (SEC file no. 001-02207).

10.4

Form of Non-Incentive Stock Option Agreement under the Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan, incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated May 13, 1998 (SEC file no. 001-02207).

10.5

Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, as amended, incorporated herein by reference to Exhibit 10.5 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.6

Form of Non-Incentive Stock Option Agreement under the Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, as amended, incorporated herein by reference to Exhibit 99.6 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated December 22, 2008 (SEC file no. 001-02207).

10.7

Form of Restricted Stock Agreement under the Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, as amended, incorporated herein by reference to Exhibit 10.7 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001- 02207).

10.8	1999 Executive Bonus Plan, incorporated herein by reference to Exhibit A to Triarc’s 1999 Proxy Statement (SEC file no. 001-02207).
10.9

Amendment to the Triarc Companies, Inc. 1999 Executive Bonus Plan, dated as of June 22, 2004, incorporated herein by reference to Exhibit 10.1 to Triarc’s Current Report on Form 8-K dated June 1, 2005 (SEC file no. 001-02207).

10.10

Amendment to the Triarc Companies, Inc. 1999 Executive Bonus Plan effective as of March 26, 2007, incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated June 6, 2007 (SEC file no. 001-02207).

10.11

Wendy’s International, Inc. 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10(f) to the Wendy’s International, Inc. Form 10-Q for the quarter ended April 2, 2006 (SEC file no. 001-08116).

10.12

Amendments to the Wendy’s International, Inc. 2003 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.12 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.13

Wendy’s International, Inc. 2007 Stock Incentive Plan, incorporated herein by reference to Annex C to the Wendy’s International, Inc. Definitive 2007 Proxy Statement, dated March 12, 2007 (SEC file no. 001-08116).

10.14

Amendments to the Wendy’s International, Inc. 2007 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.15 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.15

Wendy’s International, Inc. Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 10(f) to the Wendy’s International, Inc. Form 10-K for the year ended December 29, 2002 (SEC file no. 001-08116).

Exhibit Number	Description
10.16

First Amendment to the Wendy’s International, Inc. Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 10(f) to the Wendy’s International, Inc. Form 10-K for the year ended December 31, 2006 (SEC file no. 001-08116).

10.17

Amended and Restated Wendy’s International, Inc. Supplemental Executive Retirement Plan No. 2, incorporated herein by reference to Exhibit 10(b) to the Wendy’s International, Inc. Form 10-Q for the quarter ended September 30, 2007 (SEC file no 001-08116).

10.18

Amended and Restated Credit Agreement, dated as of July 25, 2005, amended and restated as of March 11, 2009, among Wendy’s International, Inc., Wendy’s International Holdings, LLC, Arby’s Restaurant Group, Inc., Arby’s Restaurant Holdings, LLC, Triarc Restaurant Holdings, LLC, the Lenders and Issuers party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, Bank of America, N.A. and Credit Suisse, Cayman Islands Branch, as co-syndication agents, Wachovia Bank, National Association, SunTrust Bank and GE Capital Franchise Finance Corporation, as co-documentation agents, Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse, Cayman Islands Branch, as joint lead arrangers and joint book-running managers, incorporated herein by reference to Exhibit 10.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on March 12, 2009 (SEC file no. 001-02207).

10.19

Amended and Restated Pledge and Security Agreement dated March 11, 2009, by and between Wendy’s International Inc., Wendy’s International Holdings, LLC, Arby’s Restaurant Group, Inc., and Arby’s Restaurant Holdings, LLC, and Citicorp North America, Inc., as collateral agent, incorporated herein by reference to Exhibit 10.2 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended March 29, 2009 (SEC file no. 001-02207).

10.20

Form of Increase Joinder dated as of March 17, 2009 among Arby’s Restaurant Group, Inc., Wendy’s International Holdings, Inc., Arby’s Restaurant Holdings, LLC, Wendy’s International, Inc., Citicorp North America, Inc., The Huntington National Bank, Fifth Third Bank, Wells Fargo Bank, National Association and Bank of America, N.A., incorporated herein by reference to Exhibit 10.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on March 20, 2009 (SEC file no. 001-02207).

10.21

Amendment No. 1 to Amended and Restated Credit Agreement and Amended and Restated Pledge and Security Agreement, dated as of June 10, 2009, incorporated herein by reference to Exhibit 10.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on June 10, 2009 (SEC file no. 001-02207).

10.22

Assignment of Rights Agreement between Wendy’s International, Inc. and Mr. R. David Thomas, incorporated herein by reference to Exhibit 10(c) to the Wendy’s International, Inc. Form 10-K for the year ended December 31, 2000 (SEC file no. 001-08116).

10.23

Separation Agreement, dated as of April 30, 2007, between Triarc Companies, Inc. and Nelson Peltz, incorporated herein by reference to Exhibit 10.3 to Triarc’s Current Report on Form 8-K dated April 30, 2007 (SEC file no. 001-02207).

10.24

Letter Agreement dated as of December 28, 2007, between Triarc Companies, Inc. and Nelson Peltz., incorporated herein by reference to Exhibit 10.2 to Triarc’s Current Report on Form 8-K dated January 4, 2008 (SEC file No. 001-02207).

10.25

Separation Agreement, dated as of April 30, 2007, between Triarc Companies, Inc. and Peter W. May, incorporated herein by reference to Exhibit 10.4 to Triarc’s Current Report on Form 8-K dated April 30, 2007 (SEC file no. 001-02207).

10.26

Letter Agreement dated as of December 28, 2007, between Triarc Companies, Inc. and Peter W. May, incorporated herein by reference to Exhibit 10.3 to Triarc’s Current Report on Form 8-K dated January 4, 2008 (SEC file No. 001-02207).

Exhibit Number	Description
10.27

Consulting and Employment Agreement dated July 25, 2008 between Triarc Companies, Inc. and J. David Karam, incorporated herein by reference to Exhibit 99.1 to Triarc’s Current Report on Form 8-K dated July 25, 2008 (SEC file no. 001-02207).

10.28

Amended and Restated Letter Agreement dated as of December 18, 2008 between Thomas A. Garrett and Arby’s Restaurant Group, Inc., incorporated herein by reference to Exhibit 99.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001- 02207).

10.29

Amended and Restated Letter Agreement dated as of December 18, 2008 between Sharron Barton and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.2 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.30

Amended and Restated Letter Agreement dated as of December 18, 2008 between Nils H. Okeson and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.3 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.31

Amended and Restated Letter Agreement dated as of December 18, 2008 between Stephen E. Hare and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.4 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.32

Amended and Restated Letter Agreement dated as of December 18, 2008 between Roland C. Smith and Wendy’s/Arby’s Group, Inc., incorporated herein by reference to Exhibit 99.5 to Wendy’s/Arby’s Group’s Current Report on Form 8-K filed on December 22, 2008 (SEC file no. 001-02207).

10.33

Form of Indemnification Agreement, between Wendy’s/Arby’s Group, Inc. and certain officers, directors, and employees thereof, incorporated herein by reference to Exhibit 47 to the Wendy’s/Arby’s Group Form 10-K for the year ended December 28, 2008 (SEC file no. 001-02207).

10.34

Form of Indemnification Agreement between Arby’s Restaurant Group, Inc. and certain directors, officers and employees thereof, incorporated herein by reference to Exhibit 10.40 to the Triarc Form 10-K for the fiscal year ended December 30, 2007 (SEC file no. 001-02207).

10.35

Form of Indemnification Agreement for officers and employees of Wendy’s International, Inc. and its subsidiaries, incorporated herein by reference to Exhibit 10 to Wendy’s International, Inc.’s Current Report on Form 8-K filed on July 12, 2005 (SEC file no. 001-08116).

10.36

Form of First Amendment to Indemnification Agreement between Wendy’s International, Inc. and its directors and certain officers and employees, incorporated herein by reference to Exhibit 10(b) to the Wendy’s International, Inc. Form 10-Q for the quarter ended June 29, 2008 (SEC file no. 001-08116).

10.37

Wendy’s/Arby’s Group, Inc. 2009 Directors’ Deferred Compensation Plan, effective as of May 28, 2009, incorporated herein by reference to Exhibit 10.6 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

10.38

Form of Non-Employee Director Restricted Stock Award Agreement under the Wendy’s/Arby’s Group, Inc. Amended and Restated 2002 Equity Participation Plan, incorporated herein by reference to Exhibit 10.7 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

10.39

Purchase Agreement, dated as of June 18, 2009, among Wendy’s/Arby’s Restaurants, LLC, the Guarantors party thereto and the initial purchasers named therein, incorporated herein by reference to Exhibit 10.8 to the Wendy’s/Arby’s Group Form 10-Q for the quarter ended June 28, 2009 (SEC file no. 001-02207).

Exhibit Number	Description
10.40*	Tax Sharing Agreement, dated as of May 26, 2009, among Wendy’s/Arby’s Group, Inc. and certain of its subsidiaries party thereto.
12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.
21.1*	List of Subsidiaries.
23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.3**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
23.4**	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.2 to this Registration Statement).
23.5**	Consent of Holland & Hart LLP (included in Exhibit 5.3 to this Registration Statement).
23.6**	Consent of Hunton & Williams LLP (included in Exhibit 5.4 to this Registration Statement).
23.7**	Consent of Butzel Long, P.C. (included in Exhibit 5.5 to this Registration Statement).
23.8**	Consent of Barnes & Thornburg LLP (included in Exhibit 5.6 to this Registration Statement).
23.9*	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5.7 to this Registration Statement).
23.10**	Consent of Burr & Forman LLP (included in Exhibit 5.8 to this Registration Statement).
23.11**	Consent of Burr & Forman LLP (included in Exhibit 5.9 to this Registration Statement).
23.12**	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.10 to this Registration Statement).
23.13**	Consent of Alston & Bird LLP (included in Exhibit 5.11 to this Registration Statement).
23.14**	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.12 to this Registration Statement).
23.15**	Consent of Wyche, Burgess, Freeman & Parham, P.A. (included in Exhibit 5.13 to this Registration Statement).
24.1*	Powers of Attorney.
25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
* Previously filed.
** Filed herewith.

In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, instruments defining the rights of holders of certain issues of long-term debt of Wendy’s/Arby’s Restaurants, LLC and its consolidated subsidiaries have not been filed as exhibits to this Form S-4 because the authorized principal amount of any one of such issues does not exceed 10% of the total assets of Wendy’s/Arby’s Restaurants, LLC and its subsidiaries on a consolidated basis. Wendy’s/Arby’s Restaurants, LLC agrees to furnish a copy of each of such instruments to the SEC upon request.